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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-131608

JOINT PROXY STATEMENT/PROSPECTUS

Dear Shareholders:

        We are pleased to report that the boards of directors of Boston Scientific Corporation and Guidant Corporation have approved a merger of Guidant with Boston Scientific. Before the merger can be completed, Boston Scientific must obtain the approval of its stockholders to amend the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement, and Guidant must obtain the approval of its shareholders of the Agreement and Plan of Merger, dated as of January 25, 2006, among Boston Scientific, Galaxy Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, and Guidant. Boston Scientific and Guidant are sending you this joint proxy statement/prospectus to ask you to vote in favor of these matters.

        In the merger, Galaxy Merger Sub will merge with and into Guidant and Guidant will become a wholly owned subsidiary of Boston Scientific. As a result of the merger, Guidant shareholders will be entitled to receive in exchange for each of their shares of Guidant common stock $42.00 in cash and between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger. In addition, if the merger is not closed by March 31, 2006, Guidant shareholders will receive an additional $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger, which Boston Scientific currently expects to occur during the week of April 3, 2006. The formula for determining the actual number of shares of Boston Scientific common stock to be issued in exchange for each share of Guidant common stock is set forth in detail in the accompanying joint proxy statement/prospectus. Based on the number of shares of Guidant common stock and shares issuable upon exercise of Guidant stock options outstanding as of February 22, 2006, a maximum of 600,866,672, and a minimum of 470,957,288, shares of Boston Scientific common stock will be issued in the merger.

        Boston Scientific common stock is listed on the New York Stock Exchange under the symbol "BSX". On January 24, 2006, the last trading day before the public announcement of the merger agreement, Boston Scientific's closing price was $24.00 per share, and on February 28, 2006, the last trading day before the date of this joint proxy statement/prospectus, Boston Scientific's closing price was $24.42 per share. Guidant common stock is listed on the New York Stock Exchange under the symbol "GDT". On January 24, 2006, the last trading day before the public announcement of the merger agreement, Guidant's closing price was $76.78 per share, and on February 28, 2006, the last trading day before the date of this joint proxy statement/prospectus, Guidant's closing price was $76.76 per share. You should obtain current market quotations for Boston Scientific common stock and Guidant common stock.

        Boston Scientific will hold a special meeting of its stockholders on March 31, 2006 at the time and place indicated in the Boston Scientific notice of special meeting of stockholders to consider and vote on the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement. Guidant will hold a special meeting of its shareholders on March 31, 2006 at the time and place indicated in the Guidant notice of special meeting of shareholders to consider and vote on the merger agreement. The merger is conditioned upon, among other things, the approval of Boston Scientific stockholders and Guidant shareholders.

        YOUR VOTE IS VERY IMPORTANT.    We cannot complete the merger unless (i) Boston Scientific stockholders approve the amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement and (ii) Guidant shareholders approve the merger agreement. Whether or not you plan to attend your special meeting, please take the time to vote by completing, signing, dating and returning the accompanying proxy card in the enclosed self-addressed stamped envelope or submit your proxy by telephone or on the Internet as soon as possible. If you hold your shares in "street name", you should instruct your broker how to vote in accordance with your voting instruction form. If you do not submit your proxy, instruct your broker how to vote your shares, or vote in person at the either special meeting, it will have the same effect as a vote against the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation or against the proposed merger agreement, as applicable. If you hold your shares of Guidant common stock under Guidant's employee stock ownership plan you may instruct the plan trustee as to how to vote your shares. If you do not instruct the plan trustee as to how to vote your shares, the plan trustee may vote those shares at its discretion. If you hold your shares of Boston Scientific common stock under Boston Scientific's employee stock ownership plan you may instruct the plan trustee as to how to vote your shares. If you do not instruct the plan trustee as to how to vote your shares, the plan trustee may vote those shares at its discretion. Returning a proxy does NOT deprive you of your right to attend your special meeting and to vote your shares in person. Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the Guidant special meeting. If you return the request card, Guidant will send you an admittance card.

        This joint proxy statement/prospectus provides detailed information concerning the merger, the proposals to be considered at the special meetings and the special meetings. Additional information regarding Boston Scientific and Guidant has been filed with the Securities and Exchange Commission and is publicly available. We encourage you to read carefully this entire joint proxy statement/prospectus, including all of its annexes, and we especially encourage you to read the section entitled "Risk Factors" beginning on page 25.

        We enthusiastically support the proposed combination of Boston Scientific and Guidant. The Boston Scientific board of directors recommends that you vote FOR the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement, and the Guidant board of directors (with the exception of one director who was absent due to medical reasons) has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" approval of the merger agreement.

Pete M. Nicholas Chairman of the Board Boston Scientific Corporation	James M. Cornelius Chairman and Interim Chief Executive Officer Guidant Corporation
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the Boston Scientific common stock to be issued by Boston Scientific under this document or passed upon the adequacy or accuracy of this document. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated March 1, 2006 and is first being mailed to Boston Scientific stockholders and Guidant shareholders on or about March 3, 2006.

BOSTON SCIENTIFIC CORPORATION
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 31, 2006

Natick, Massachusetts
March 1, 2006

To the stockholders of Boston Scientific Corporation:

        A special meeting of stockholders of Boston Scientific Corporation will be held at the Langham Hotel Boston, 250 Franklin Street, Boston, Massachusetts on March 31, 2006, at 10:00 a.m., local time, for the following purposes:

  •
  to consider and vote upon a proposal to adopt an amendment to the Boston Scientific Second Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Boston Scientific common stock from 1,200,000,000 to 2,000,000,000 shares; and

  •
  to consider and vote upon a proposal to approve the issuance of shares of Boston Scientific common stock to shareholders of Guidant on the terms and conditions set out in the Agreement and Plan of Merger, dated as of January 25, 2006, among Boston Scientific, Galaxy Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, and Guidant, pursuant to which Galaxy Merger Sub will merge with and into Guidant, with Guidant becoming a wholly owned subsidiary of Boston Scientific, and each outstanding share of Guidant common stock will be converted into the right to receive (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger.

        Only stockholders of record at the close of business on February 22, 2006, are entitled to notice of, and to vote at, the Boston Scientific special meeting or any adjournment or postponements of the Boston Scientific special meeting.

        We cannot complete the merger unless the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation is approved by the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock entitled to vote on the amendment and the proposed issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement is approved by the affirmative vote of a majority of the shares of Boston Scientific common stock participating in the voting on the stock issuance. The joint proxy statement/prospectus accompanying this notice explains the merger, the merger agreement and the proposals to be considered at the Boston Scientific special meeting in more detail and provides specific information concerning the Boston Scientific special meeting. Please review this joint proxy statement/prospectus carefully.

        The Boston Scientific board of directors believes that the proposals to amend the Boston Scientific Second Restated Certificate of Incorporation and to issue Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement are in the best interests of Boston Scientific and its stockholders and unanimously approved the two proposals and recommends that stockholders vote "FOR" the approval of the two proposals.

        So that your shares will be represented whether or not you attend the Boston Scientific special meeting, please sign, date and mail the enclosed proxy card in the postage-paid envelope provided at your earliest convenience. Record holders may also vote by telephone or on the Internet by following the instructions printed on your proxy card.

By order of the board of directors,
Paul W. Sandman Executive Vice President, Secretary and General Counsel

GUIDANT CORPORATION
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON MARCH 31, 2006

To the shareholders of Guidant Corporation:

        A special meeting of shareholders of Guidant Corporation will be held on March 31, 2006, at 10:00 a.m., local time, at Guidant's corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129, for the following purpose:

  •
  to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 25, 2006, among Boston Scientific, Galaxy Merger Sub, Inc., a wholly owned subsidiary of Boston Scientific, and Guidant, pursuant to which Galaxy Merger Sub will merge with and into Guidant, with Guidant becoming a wholly owned subsidiary of Boston Scientific, and each outstanding share of Guidant common stock will be converted into the right to receive (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger.

        We will transact no other business at the Guidant special meeting, except such business as may properly be brought before the Guidant special meeting or any adjournment or postponement of it by the Guidant board of directors.

        Only shareholders who owned shares of Guidant common stock at the close of business on February 22, 2006, the record date for the Guidant special meeting, are entitled to notice of, and to vote at, the Guidant special meeting and any adjournment or postponement of it. If you plan to attend the Guidant special meeting, please complete and return the enclosed request for admittance card. Guidant then will mail you an admittance card, directions to the meeting and parking information. A shareholders' list will be available for inspection by any shareholder entitled to vote at the special meeting beginning no later than five business days before the date of the Guidant special meeting and continuing through the Guidant special meeting.

        We cannot complete the merger unless the merger agreement is approved by the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote at the Guidant special meeting. Guidant shareholders have no dissenters' rights under Indiana law in connection with the merger. The joint proxy statement/prospectus accompanying this notice explains the merger and merger agreement and provides specific information concerning the Guidant special meeting. Please review this joint proxy statement/prospectus carefully.

        The Guidant board of directors (with the exception of one director who was absent due to medical reasons) has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" approval of the merger agreement.

        Whether or not you plan to attend the Guidant special meeting, please complete, sign and date the enclosed proxy card and return it promptly in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible. You may revoke the proxy at any time prior to its exercise in the manner described in the joint proxy statement/prospectus. Any shareholder of record present at the Guidant special meeting, including any adjournment or postponement of it, may revoke his or her proxy and vote personally on the merger agreement. Executed proxies without specific voting instructions will be voted "FOR" approval of the merger agreement.

        Please do not send any stock certificates at this time.

By order of the board of directors,
Bernard E. Kury Vice President, General Counsel and Secretary

Indianapolis, Indiana
March 1, 2006

REFERENCES TO ADDITIONAL INFORMATION

        This joint proxy statement/prospectus incorporates by reference important business and financial information about Boston Scientific and Guidant from documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

BOSTON SCIENTIFIC CORPORATION One Boston Scientific Place Natick, MA 01760-1537 Attention: Secretary Telephone: (508) 650-8000	GUIDANT CORPORATION 111 Monument Circle, 29th Floor Indianapolis, IN 46204-5129 Attention: Secretary Telephone: (317) 971-2000

        If you would like to request documents, please do so by March 29, 2006 in order to receive them before the Boston Scientific or Guidant special meeting.

        See "Where You Can Find More Information" on page 162.

Annexes
Annex A—Agreement and Plan of Merger
Annex B—Form of Voting Agreement
Annex C—Opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated
Annex D—Opinion of Bear, Stearns & Co. Inc.
Annex E—Opinion of J.P. Morgan Securities Inc.
Annex F—Opinion of Morgan Stanley & Co. Incorporated

i

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	Why am I receiving this joint proxy statement/prospectus?
A.	Boston Scientific Corporation and Guidant Corporation have entered into the Agreement and Plan of Merger, dated as of January 25, 2006 (the merger agreement), among Boston Scientific, Galaxy Merger Sub, a wholly owned subsidiary of Boston Scientific, and Guidant, that is described in this joint proxy statement/prospectus. Please see the section entitled "The Merger Agreement" beginning on page 106 of this joint proxy statement/prospectus. A copy of the merger agreement is attached to this joint proxy statement/prospectus as Annex A.
Under the terms of the merger agreement, Galaxy Merger Sub will be merged with and into Guidant (the merger), with Guidant surviving the merger as a wholly owned subsidiary of Boston Scientific. In order to complete the merger, Boston Scientific stockholders must approve certain matters relating to the proposed merger, Guidant shareholders must approve the merger agreement and all other conditions to the merger must be satisfied or waived. Boston Scientific will hold a special meeting of its stockholders (the Boston Scientific special meeting) to obtain the required approvals of Boston Scientific stockholders and Guidant will hold a special meeting of its shareholders (the Guidant special meeting) to obtain the required approval of Guidant shareholders.
Q:	What are Boston Scientific stockholders being asked to vote on?
A.	Boston Scientific stockholders are being asked to vote to (i) adopt an amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock and (ii) approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.
Boston Scientific stockholders who collectively held approximately 31% of the shares of Boston Scientific common stock outstanding on February 22, 2006, the record date of the Boston Scientific special meeting (the Boston Scientific record date), have agreed to vote their shares of Boston Scientific common stock in favor of these two proposals.
Q:	What are Guidant shareholders being asked to vote on?
A.	Guidant shareholders are being asked to vote to approve the merger agreement. In accordance with the terms of the merger agreement, Galaxy Merger Sub will be merged with and into Guidant.
This joint proxy statement/prospectus contains important information about the merger agreement, the merger and the proposed stockholders' meetings. You should read it carefully.
Q:	What will happen in the proposed merger? (see page 47)
A.	If the merger is completed, Guidant will become a wholly owned subsidiary of Boston Scientific.
Q:	What will Boston Scientific stockholders receive in the merger?
A.	Boston Scientific stockholders will not receive any merger consideration. Each share of Boston Scientific common stock outstanding immediately prior to the merger will remain outstanding as a share of Boston Scientific common stock immediately following the merger.
Q:	What will Guidant shareholders receive in the merger? (see page 94)
A.	Upon completion of the merger, for each share of Guidant common stock that they own, Guidant shareholders will receive (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, which will have a market value of $38.00 if the average closing price is between $22.62 and $28.86, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. If the average closing price is less than $22.62, the exchange ratio will be fixed at 1.6799 and the market value of the shares of Boston Scientific common stock received in the merger will be less than $38.00. If the average closing price is above $28.86, the exchange ratio will be fixed at 1.3167 and the market value of the shares of Boston Scientific common stock received in the merger will be greater than $38.00.

Based on the closing price of Boston Scientific common stock on January 24, 2006, the last trading day before the public announcement of the merger agreement, and assuming the merger closes on or before March 31, 2006, Guidant shareholders would receive $80.00 in implied aggregate merger consideration per share of Guidant common stock, and based upon the closing price of Boston Scientific common stock on February 28, 2006, the last trading day before the date of this proxy statement/prospectus, and assuming the merger closes on or before March 31, 2006, Guidant shareholders would receive $80.00 in implied aggregate merger consideration per share of Guidant common stock. As Boston Scientific currently expects that the merger will close during the week of April 3, 2006, Guidant shareholders would receive an additional $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger.
On January 24, 2006, the last trading day before the public announcement of the merger agreement, Boston Scientific's closing price was $24.00 per share, and on February 28, 2006, the last trading day before the date of this joint proxy statement/prospectus, Boston Scientific's closing price was $24.42 per share. On January 24, 2006, the last trading day before the public announcement of the merger agreement, Guidant's closing price was $76.78 per share, and on February 28, 2006, the last trading day before the date of this joint proxy statement/prospectus, Guidant's closing price was $76.76 per share. You should obtain current market quotations for Boston Scientific common stock and Guidant common stock.
Q:	What happened to the proposed merger with Johnson & Johnson?
A.	On January 25, 2006, in accordance with the terms of the Amended and Restated Agreement and Plan of Merger, dated as of November 14, 2005 and as further amended as of January 11, 2006 and January 13, 2006, among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant (the Johnson & Johnson merger agreement), the Guidant board of directors terminated the Johnson & Johnson merger agreement in order to proceed with the merger with Boston Scientific described in this joint proxy statement/prospectus. In connection with the termination of the Johnson & Johnson merger agreement, Guidant paid Johnson & Johnson a termination fee of $705 million. Boston Scientific then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson.
Q:	Does the Boston Scientific board of directors support the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of Boston Scientific common stock?
A.	Yes. The Boston Scientific board of directors believes that the merger, the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement are in the best interests of Boston Scientific and its stockholders, and unanimously approved the amendment and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement and recommends that Boston Scientific stockholders vote "FOR" approval of the amendment and the issuance of shares of Boston Scientific common stock to Guidant shareholders.
Q:	Does the Guidant board of directors support the merger?
A.	Yes. The Guidant board of directors (with the exception of one director who was absent due to medical reasons) has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" approval of the merger agreement.
Q:	Are there risks involved in undertaking the merger?
A.	Yes. In evaluating the merger, Boston Scientific and Guidant shareholders should carefully consider the factors discussed in the section of this joint proxy statement/prospectus entitled "Risk Factors" beginning on page 25 and other information about Boston Scientific and Guidant included in the documents incorporated by reference in this joint proxy statement/prospectus.

Q:	How does the merger relate to the proposed sale of Guidant's vascular intervention and endovascular solutions businesses to Abbott Laboratories? (see page 121)
A.	To address certain antitrust concerns that may be raised by the merger and to expedite the review of the merger by the relevant antitrust authorities in the United States and the European Union, Boston Scientific and Abbott Laboratories entered into the Transaction Agreement, dated as of January 8, 2006 as amended by Amendment No. 1 and Amendment No. 2, each dated as of January 16, 2006 and Amendment No. 3 dated as of February 22, 2006 (the Abbott transaction agreement), pursuant to which Abbott agreed to buy the Guidant vascular intervention and endovascular solutions businesses (the Guidant vascular and endovascular businesses) for an initial payment of $4.1 billion in cash (the Abbott transaction), at the closing of the Abbott transaction (the Abbott transaction closing). Abbott also agreed to make certain milestone payments to Boston Scientific totaling $500 million if certain regulatory approvals are obtained within ten years of the Abbott transaction closing, and to assume certain liabilities relating to the Guidant vascular and endovascular businesses. In addition, Abbott agreed to lend Boston Scientific $900 million on a subordinated basis and to purchase shares of Boston Scientific common stock having a market value of $1.4 billion at the Abbott transaction closing. The Abbott transaction closing is subject to, among other things, the satisfaction or waiver of all of the conditions to close the merger. Boston Scientific's obligation to complete the merger is not conditioned on consummation of the Abbott transaction.
Q:	How will Boston Scientific pay for the cash portion of the merger consideration?
A:	Boston Scientific has received a commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated (Merrill Lynch), Bank of America, N.A. and Banc of America Securities LLC in which they committed to provide, in the aggregate, financing of up to $14 billion. In addition, under the terms of the Abbott transaction agreement and at the Abbott transaction closing, Abbott has agreed to (i) pay an initial purchase price of $4.1 billion in cash for the Guidant vascular and endovascular businesses, (ii) make a five year subordinated loan of $900 million to Boston Scientific at a 4.00% annual interest rate and (iii) purchase $1.4 billion in shares of Boston Scientific common stock. For a more detailed description of the terms of the financing and the commitment letter, see "The Merger—Financing of the Merger" beginning on page 94, for a more detailed description of the Abbott transaction agreement, see "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121, and for information about certain risks related to the financing provided pursuant to the Abbott transaction agreement, see "Risk Factors" beginning on page 25.
Q:	Is stockholder approval required in connection with the Abbott transaction?
A.	No. The approval of neither Boston Scientific stockholders nor Guidant shareholders is required in connection with the Abbott transaction. In addition, the Abbott transaction does not require the approval of Abbott shareholders.
Q:	Where and when is the Boston Scientific special meeting?
A.	The Boston Scientific special meeting will be held on March 31, 2006 at 10:00 a.m., local time, at the Langham Hotel Boston, 250 Franklin Street, Boston, Massachusetts. Boston Scientific stockholders may attend the Boston Scientific special meeting and vote their shares in person, in addition to completing, signing, dating and returning the enclosed proxy or submitting a proxy by telephone or on the Internet.

Q:	Where and when is the special meeting of Guidant shareholders?
A.	The Guidant special meeting will be held on March 31, 2006 at 10:00 a.m., local time, at Guidant's corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129. Guidant shareholders may attend the Guidant special meeting and vote their shares in person, in addition to completing, signing, dating and returning the enclosed proxy or submitting a proxy by telephone or on the Internet. However, Guidant shareholders must have an admittance card to attend the Guidant special meeting. To obtain an admittance card, please return the enclosed request for admittance card.
Q:	Who can vote at the Boston Scientific special meeting?
A.	Boston Scientific stockholders can vote at the Boston Scientific special meeting if they owned shares of Boston Scientific common stock at the close of business on February 22, 2006. As of the close of business on that day, 821,567,300 shares of Boston Scientific common stock were outstanding.
Q:	Who can vote at the Guidant special meeting?
A.	Guidant shareholders can vote at the Guidant special meeting if they owned shares of Guidant common stock at the close of business on February 22, 2006, the record date for the Guidant special meeting (the Guidant record date). As of the close of business on that day, 338,981,522 shares of Guidant common stock were outstanding.
Q:	What do Boston Scientific stockholders need to do now?
A.	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or submit your proxy by telephone or on the Internet as soon as possible, so that your shares may be represented at the Boston Scientific special meeting. If you sign and send in your proxy and do not indicate how you want to vote, Boston Scientific will count your proxy as a vote in favor of approval of the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.
Because the required vote of Boston Scientific stockholders to adopt the amendment to the Boston Scientific Second Restated Certificate of Incorporation is based upon the number of outstanding shares of Boston Scientific common stock, rather than upon the number of shares actually voted, the failure by a Boston Scientific stockholder to submit a proxy or to vote in person at the Boston Scientific special meeting, abstentions and "broker non-votes," will have the same effect as a vote against adoption of the amendment to the Boston Scientific Second Restated Certificate of Incorporation.
Because the required vote of Boston Scientific stockholders to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement is based upon the number of shares actually voted, rather than the number of outstanding shares of Boston Scientific common stock, the failure by a Boston Scientific stockholder to submit a proxy or to vote in person at the Boston Scientific special meeting, and broker non-votes, will have no effect on the vote. However, an abstention will have the same effect as a vote against approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.
Q:	What do Guidant shareholders need to do now?
A.	After carefully reading and considering the information contained, or incorporated by reference, in this joint proxy statement/prospectus, please complete, sign and date your proxy and return it in the enclosed postage-paid return envelope or vote your shares by telephone or on the Internet as soon as possible, so that your shares may be represented at the Guidant special meeting. If you sign and send in your proxy and do not indicate how you want to vote, Guidant will count your proxy as a vote in favor of approval of the merger agreement.

Because the required vote of Guidant shareholders is based upon the number of outstanding shares of Guidant common stock, rather than upon the number of shares actually voted, the failure by a Guidant shareholder to submit a proxy or to vote in person at the Guidant special meeting, abstentions and "broker non-votes", will have the same effect as a vote against approval of the merger agreement.
Q:	Can I change my vote after I have mailed my signed proxy?
A.	Yes. You can change your vote at any time before your proxy is voted at the Boston Scientific or Guidant special meeting, as the case may be. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new valid proxy bearing a later date by Internet, telephone or mail. Third, you can attend the Boston Scientific or Guidant special meeting, as the case may be, and vote in person. Attendance at the Boston Scientific or Guidant special meeting will not in and of itself constitute revocation of a proxy.
If you are a Boston Scientific stockholder and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Boston Scientific's transfer agent, Mellon Investor Services LLC, Proxy Processing, P.O. Box 3510, South Hackensack, New Jersey 07606-9210, and it must be received by March 30, 2006.
If you are a Guidant shareholder and you choose to send a written notice or to mail a new proxy, you must submit your notice of revocation or your new proxy to Guidant Corporation at 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, Attention: Secretary, and it must be received by March 30, 2006.
Q:	If my shares are held in "street name" by my broker, will my broker vote my shares for me?
A.	Your broker will vote your shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted, which, if you are a Boston Scientific stockholder, will have the effect of a vote against the approval of the amendment to the Boston Scientific Second Restated Certificate of Incorporation at the Boston Scientific special meeting or, if you are a Guidant shareholder, will have the effect of a vote against the approval of the merger agreement at the Guidant special meeting.
Q:	If my Boston Scientific common stock is in Boston Scientific's 401(k) plan or global employee stock ownership plan (GESOP), how do I vote my shares?
A.	If you participate in the Boston Scientific 401(k) retirement savings plan (the Boston Scientific 401(k) plan) or GESOP, you will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan account(s) are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries of the Boston Scientific 401(k) plan and GESOP how to vote any Boston Scientific shares held in these plans on your behalf. The Boston Scientific 401(k) plan and GESOP trustees and fiduciaries may vote shares at their discretion for which timely instructions are not received.
Q.	If my Guidant shares are held under Guidant's employee stock ownership plan, will the plan trustee vote my shares for me?
A.	If you participate in Guidant's employee stock ownership plan and wish to instruct the plan trustee how to vote your shares, you should follow the instructions provided by the plan trustee. The plan trustee under Guidant's employee stock ownership plan may vote shares at its discretion for which timely instructions are not received.

Q:	If I am a Guidant shareholder, should I send in my stock certificates now?
A.	No. After the merger is completed, you will receive a transmittal form with instructions for the surrender of your Guidant common stock certificates. Please do not send in your stock certificates with your proxy.
Q:	Is the merger expected to be taxable to Guidant shareholders?
A.	Generally, yes. The receipt of the merger consideration for Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, a Guidant shareholder will recognize gain or loss for United States federal income tax purposes measured by the difference, if any, between (i) the fair market value of the Boston Scientific common stock as of the effective time of the merger and the amount of cash received and (ii) the Guidant shareholder's adjusted tax basis in the Guidant common stock exchanged for the merger consideration.
You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 98 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.
Q:	When do you expect the merger to be completed?
A.	Boston Scientific and Guidant are working to complete the merger as quickly as possible. If the Boston Scientific and Guidant shareholders approve the matters submitted to them for their approval on March 31, 2006 and we receive the necessary governmental approvals, Boston Scientific currently expects that the merger will be completed during the week of April 3, 2006. However, it is possible that factors outside our control could require us to complete the merger at a later time or not complete it at all.
For a description of certain matters that could delay or prevent the completion of the merger, please refer to "Risk Factors" beginning on page 25.
Q:	Can I dissent and require appraisal of my shares?
A.	No. Boston Scientific stockholders have no dissenters' rights under Delaware law in connection with the merger. Guidant shareholders have no dissenters' rights under Indiana law in connection with the merger.
Q:	Where can I find more information about the companies?
A:	You can obtain more information about Boston Scientific and Guidant from the various sources described under "Where You Can Find More Information" on page 162.
Q:	Who can help answer my questions?
A:	If you have any questions about the merger or if you need additional copies of this joint proxy statement/prospectus or the relevant proxy card, you should contact:
For Boston Scientific	For Guidant
Innisfree M&A Incorporated 501 Madison Avenue New York, New York 10022 Banks and Brokers Call: (212) 750-5833 All Others Call Toll Free: (877) 750-9497	Georgeson Shareholder Communications, Inc. 17 State Street, 10th Floor New York, New York 10004 Banks and Brokers Call: (212) 440-9800 All Others Call Toll Free: (877) 278-4779

SUMMARY

        This summary highlights selected information from this joint proxy statement/prospectus. This summary may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire joint proxy statement/prospectus and the other documents to which we refer you, including in particular the copies of the merger agreement, the form of voting agreement, the Abbott transaction agreement and the opinions of Merrill Lynch, Bear, Stearns & Co. Inc. (Bear Stearns), J.P. Morgan Securities Inc.(JPMorgan) and Morgan Stanley & Co. Incorporated (Morgan Stanley) that are attached as annexes to this joint proxy statement/prospectus or included as exhibits to or incorporated by reference into the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by Boston Scientific with the Securities and Exchange Commission (the SEC). See also "Where You Can Find More Information" on page 162. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary.

General

The Companies (page 45)

Boston Scientific Corporation
One Boston Scientific Place
Natick, Massachusetts 01760-1537
(508) 650-8000

        Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral interventions, vascular surgery, electrophysiology, neurovascular intervention, oncology, endoscopy, urology, gynecology and neuromodulation. Since Boston Scientific was formed in 1979, Boston Scientific has advanced the practice of less invasive medicine by helping physicians and other medical professionals improve their patients' quality of life by providing alternatives to surgery and other procedures that are typically traumatic to the body.

Guidant Corporation
111 Monument Circle
29th Floor
Indianapolis, Indiana 46204-5129
(317) 971-2000

        Guidant is a multinational company that designs, develops, manufactures and markets innovative, high quality, therapeutic medical devices for use in treating cardiac and vascular disease. Approximately 13,000 employees develop, manufacture and market Guidant's medical devices in nearly 100 countries, with key operations in the United States, Europe and Asia.

The Merger (page 47)

        On January 25, 2006, Boston Scientific, Guidant and Galaxy Merger Sub, a wholly owned subsidiary of Boston Scientific, entered into the merger agreement, which is the legal document governing the proposed merger. Under the terms of the merger agreement, Galaxy Merger Sub will be merged with and into Guidant, with Guidant continuing as the surviving corporation. Upon the completion of the merger, Guidant will be a wholly owned subsidiary of Boston Scientific and Guidant common stock will no longer be publicly traded.

What Guidant Shareholders Will Receive in the Merger (page 94)

        In the merger, holders of Guidant common stock will receive, for each share of Guidant common stock they own, (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. The number of shares of Boston Scientific common stock to be received in exchange for each share of Guidant common stock (the exchange ratio) will be determined by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger (the reference price), so long as the reference price is between $22.62 and $28.86. The market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock may be greater or less than $38.00 because the trading price of Boston Scientific common stock on the closing date of the merger may be different than the reference price used to calculate the exchange ratio. In addition:

  •
  if the reference price is less than $22.62, the exchange ratio will be fixed at 1.6799. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be less than $38.00 to the extent that the trading price of Boston Scientific common stock is less than $22.62; and

  •
  if the reference price is greater than $28.86, the exchange ratio will be fixed at 1.3167. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be greater than $38.00 to the extent that the trading price of Boston Scientific common stock is more than $28.86.

        Based on the number of outstanding shares of Guidant common stock on February 22, 2006, a closing price of $24.00 per share of Boston Scientific common stock on January 24, 2006, and assuming the merger closes on or before March 31, 2006, Guidant shareholders would receive approximately $27 billion in the aggregate, of which approximately $14 billion would be paid in cash and approximately $13 billion would be paid in shares of Boston Scientific common stock. Based on the number of outstanding shares of Guidant common stock on February 22, 2006, a closing price of $24.42 per share of Boston Scientific common stock on February 28, 2006, and assuming the merger closes on or before March 31, 2006, Guidant shareholders would receive approximately $27 billion in the aggregate, of which approximately $14 billion would be paid in cash and approximately $13 billion would be paid in shares of Boston Scientific common stock. Boston Scientific, however, currently expects that the merger will close during the week of April 3, 2006, and therefore to pay an aggregate of approximately $13.41 million to $31.29 million in cash in additional merger consideration.

        Set forth below is a table showing a range of hypothetical reference prices along with the corresponding exchange ratio, the equivalent value of the merger consideration per share of Guidant common stock resulting from the exchange ratio, the aggregate number of shares of Boston Scientific common stock to be issued to Guidant shareholders that would result from the exchange ratio and the percentage of the outstanding shares of Boston Scientific common stock that will be held by former Guidant shareholders after the consummation of the merger. This table is for illustrative purposes only. The actual prices at which shares of Boston Scientific common stock trade during the reference price determination period will determine the actual reference price and the actual exchange ratio. The actual reference price and actual exchange ratio may differ from the examples below because the actual exchange ratio will not be determinable until three trading days prior to the closing date of the merger. This table assumes that the merger occurs on or before March 31, 2006.

Hypothetical Reference Price	Exchange Ratio	Equivalent Price per Share of Guidant Common Stock(1)	Aggregate Number of Shares of Boston Scientific Common Stock to be Issued(2)	Percentage of Outstanding Boston Scientific Common Stock held by Former Guidant Shareholders(3)
$20.00	1.6799	$75.60	600,866,672	40.6%
$21.00	1.6799	$77.28	600,866,672	40.6%
$22.62	1.6799	$80.00	600,866,672	40.6%
$23.00	1.6522	$80.00	590,958,936	40.2%
$24.00	1.5833	$80.00	566,314,782	39.2%
$25.00	1.5200	$80.00	543,673,636	38.3%
$26.00	1.4615	$80.00	522,749,355	37.3%
$27.00	1.4074	$80.00	503,398,866	36.5%
$28.00	1.3571	$80.00	485,407,561	35.6%
$28.86	1.3167	$80.00	470,957,288	34.9%
$30.00	1.3167	$81.50	470,957,288	34.9%
$31.00	1.3167	$82.82	470,957,288	34.9%

(1)
Calculated by adding (a) the cash portion of the merger consideration, or $42.00, and (b) the market value of the stock portion of the merger consideration, which was calculated by multiplying the hypothetical reference price by the exchange ratio.
(2)
The number of shares of Boston Scientific common stock to be issued in the merger is based on the aggregate number of shares of Guidant common stock outstanding as of February 22, 2006 and issuable upon exercise of outstanding options to purchase shares of Guidant common stock as of February 22, 2006, or 357,680,024 shares of Guidant common stock.
(3)
The percentage of outstanding Boston Scientific common stock to be held by former Guidant shareholders is based on 821,567,300 shares of Boston Scientific common stock outstanding as of February 22, 2006 and assumes that 56 million shares of Boston Scientific common stock will be issued by Boston Scientific to Abbott pursuant to the Abbott transaction agreement.

        Holders of Guidant common stock will receive cash for any fractional shares of Boston Scientific common stock they otherwise would have received in the merger. The amount of cash for any fractional shares each holder of Guidant common stock will receive will be calculated by multiplying (i) the fractional share interest to which that Guidant shareholder is entitled by (ii) the closing price for a share of Boston Scientific common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

        The $42.00 in cash, the shares of Boston Scientific common stock to be received in exchange for each share of Guidant common stock and any additional cash to be received by Guidant shareholders in the event the merger is not closed by March 31, 2006 or in lieu of any fractional shares of Boston Scientific common stock, are referred to collectively as the "merger consideration" in this joint proxy statement/prospectus.

Treatment of Guidant Stock Options (page 103)

        Outstanding Guidant stock options at the closing date of the merger will be converted into options to purchase Boston Scientific common stock, with appropriate adjustments made to the number of shares and the exercise price under those options based on the value of the merger consideration. Outstanding options held by Guidant employees transferred to Abbott will, at Boston Scientific's election, either be converted into a number of shares of Boston Scientific common stock with a fair market value as of the Abbott transaction closing date equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes or exchanged for a cash payment equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes. For a more complete description of the treatment of Guidant stock options, see "The Merger—Effect on Awards Outstanding Under Guidant Stock Incentive Plans".

Dissenters' Rights (page 100)

        Under Delaware law, Boston Scientific stockholders will not have dissenters' rights in connection with the merger.

        Under Indiana law, Guidant shareholders will not have dissenters' rights in connection with the merger.

Material United States Federal Income Tax Consequences of the Merger (page 98)

        The receipt of the merger consideration in exchange for Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. Generally, a Guidant shareholder will recognize gain or loss for United States federal income tax purposes measured by the difference, if any, between (i) the fair market value of the Boston Scientific common stock as of the effective time of the merger and the amount of cash received and (ii) the Guidant shareholder's adjusted tax basis in the Guidant common stock exchanged for the merger consideration.

        You should read "The Merger—Material United States Federal Income Tax Consequences of the Merger" beginning on page 98 for a more complete discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. Boston Scientific and Guidant urge you to consult your tax advisor to determine the tax consequences of the merger to you.

Recommendation of the Boston Scientific Board of Directors (page 56)

        The Boston Scientific board of directors believes that the merger, the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement are in the best interests of Boston Scientific and its stockholders and unanimously approved the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement and recommends that Boston Scientific stockholders vote "FOR" the approval of the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

        To review the background of, and Boston Scientific's reasons for, the merger, as well as certain risks related to the merger, see pages 47 through 60 and pages 25 through 37, respectively.

Recommendation of the Guidant Board of Directors (page 60)

        The Guidant board of directors (with the exception of one director who was absent due to medical reasons) has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" the approval of the merger agreement.

        To review the background of, and Guidant's reasons for, the merger, as well as certain risks related to the merger, see pages 47 through 56, pages 60 through 65 and pages 25 through 37, respectively.

Opinions of Boston Scientific's Financial Advisors (page 65)

        In deciding to approve its execution of the merger agreement, the merger, the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement, the Boston Scientific board of directors considered the separate opinions of Merrill Lynch and Bear Stearns, its financial advisors in connection with the merger, that, as of January 15, 2006, the date of the meeting of the Boston Scientific board of directors to approve the submission to Guidant of Boston Scientific's further revised offer to acquire Guidant, and based upon and subject to certain matters described in their respective opinions, the merger consideration to be paid by Boston Scientific was fair, from a financial point of view, to Boston Scientific. The opinions address only the fairness of the merger consideration to Boston Scientific from a financial point of view, do not address the merits of the underlying decision by Boston Scientific to engage in the merger and do not constitute a recommendation to any Boston Scientific stockholder as to how to vote on the proposals to amend the Boston Scientific Second Restated Certificate of Incorporation and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement. The written opinions of Merrill Lynch and Bear Stearns, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with each of the opinions, are attached to this joint proxy statement/prospectus as Annexes C and D, respectively. You are urged to read the opinions carefully and in their entirety.

Opinions of Guidant's Financial Advisors (page 75)

        In deciding to approve the merger agreement, the Guidant board of directors considered the separate opinions of JPMorgan and Morgan Stanley, its financial advisors in connection with the merger, that, as of January 24, 2006, the date of the meeting of the Guidant board of directors to approve the merger agreement, and which opinions were confirmed in writing on January 25, 2006 and based upon and subject to certain matters described in their respective opinions, the merger consideration contemplated by the merger agreement was fair, from a financial point of view, to Guidant shareholders. The opinions address only the fairness of the merger consideration to Guidant shareholders from a financial point of view, do not address the merits of the underlying decision by Guidant to engage in the merger and do not constitute a recommendation to any Guidant shareholder as to how to vote on the proposal to approve the merger agreement. The opinions also do not address the prices at which Boston Scientific common stock will trade following the consummation of the merger. The written opinions of JPMorgan and Morgan Stanley, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with each of the opinions, are attached to this joint proxy statement/prospectus as Annexes E and F, respectively. You are urged to read the opinions carefully and in their entirety.

Interests of Guidant Directors and Executive Officers in the Merger (page 89)

        In considering the recommendation of the Guidant board of directors to vote in favor of the approval of the merger agreement, Guidant shareholders should be aware that the members of the Guidant board of directors and Guidant's executive officers have personal interests in the merger that are different from, or in addition to, the interests of other Guidant shareholders. These interests include the following:

  •
  all outstanding options to purchase Guidant common stock issued prior to December 15, 2004, the date of the original merger agreement among Johnson & Johnson, Shelby Merger Sub, Inc. and Guidant (the original Johnson & Johnson merger agreement), including those held by Guidant executive officers and directors, became fully exercisable upon receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement on April 27, 2005. Based upon options outstanding as of April 27, 2005, options held by Guidant's executive officers and directors relating to 794,175 shares of Guidant common stock vested upon receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement. Since receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement, Guidant has not issued any additional options to purchase Guidant common stock that would become exercisable upon receipt of Guidant shareholder approval of the merger with Boston Scientific;

  •
  all restrictions imposed on restricted stock granted prior to the date of the original Johnson & Johnson merger agreement, including restricted stock held by Guidant executive officers and directors, immediately lapsed upon receipt of shareholder approval of the original Johnson & Johnson merger agreement on April 27, 2005. Based upon grants outstanding as of April 27, 2005, restricted stock grants held by Guidant's executive officers and directors relating to 515,250 shares of Guidant common stock had their restrictions lapse upon receipt of shareholder approval of the original Johnson & Johnson merger agreement;

  •
  all outstanding options to purchase Guidant common stock existing at the time of the completion of the merger, including those held by Guidant executive officers and directors, will be assumed by Boston Scientific and will become options to purchase Boston Scientific common stock, with appropriate adjustments made to the number of shares and the exercise price under those options based on the value of the merger consideration at the time of the completion of the merger;

  •
  all restrictions imposed on restricted stock granted under Guidant's stock incentive plans prior to the date of the merger agreement with Boston Scientific, including restricted stock held by Guidant executive officers and directors, will immediately lapse upon receipt of Guidant shareholder approval of the merger. Based upon grants outstanding as of February 22, 2006, restricted stock grants held by Guidant executive officers and directors relating to 117,175 shares of Guidant common stock will be subject to accelerated vesting if Guidant shareholders approve the merger;

  •
  pursuant to the Abbott transaction agreement, all outstanding options to purchase Guidant common stock held immediately prior to the Abbott transaction closing by any Guidant employee transferred to Abbott will be extinguished and Boston Scientific will provide to the holder of each extinguished option either (i) a payment in cash equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, or (ii) a number of shares of Boston Scientific common stock with a fair market value as of the Abbott transaction closing date equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, determined by appropriately adjusting the number of shares subject to that option and the exercise price of that option based on the value of the merger consideration, as if the option holder had not been transferred to Abbott. The form of payment selected by Boston Scientific must apply to all Guidant employees transferred to Abbott;

  •
  Guidant's entry into the original Johnson & Johnson merger agreement, as well as its entry into the merger agreement with Boston Scientific, each constituted a "change in control" under Guidant's change in control plan, which generally entitles the executive officers of Guidant to certain severance payments and other benefits if any Guidant executive officer's employment is terminated during the period beginning with execution of the respective merger agreement and ending two years later (or two years after any later shareholder approval of the merger agreement or consummation of the merger) if the termination is either by Guidant without "cause" or by the executive officer for "good reason" (as those terms are defined in the plan);

  •
  Guidant shareholder approval of the original Johnson & Johnson merger agreement constituted, and shareholder approval of the merger agreement with Boston Scientific, as well as completion of the merger with Boston Scientific, will each constitute, a "change in control" under Guidant's change in control plan for purposes of establishing a 30-day period beginning on the one year anniversary of the change in control during which a Guidant executive officer may terminate his or her employment for any reason and receive severance payments and benefits; and

  •
  effective November 15, 2005, Ronald W. Dollens retired as Director, President and Chief Executive Officer of Guidant and James M. Cornelius, who previously served as non-executive Chairman of the Guidant board of directors, was appointed Chairman and interim Chief Executive Officer of Guidant. Pursuant to the terms of his appointment, Mr. Cornelius is expected to receive an annual salary of $900,000 and a bonus of $1.5 million payable upon the completion of the merger.

        The Guidant board of directors was aware of these interests and considered them, among other matters, when adopting the merger agreement.

        For a more complete description, see "The Merger—Interests of Guidant Directors and Executive Officers in the Merger".

Arrangements with Abbott (page 96)

        To address certain antitrust concerns that may be raised by the merger and to expedite the review of the merger by the relevant antitrust authorities in the United States and the European Union, Boston Scientific and Abbott entered into the Abbott transaction agreement pursuant to which, among other things, Abbott agreed to purchase the Guidant vascular and endovascular businesses for:

  •
  an initial payment of $4.1 billion in cash at the Abbott transaction closing;

  •
  a milestone payment of $250 million upon receipt of an approval from the United States Food and Drug Administration (the FDA) within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the United States;

  •
  a milestone payment of $250 million upon receipt of an approval from the Ministry of Health, Labor and Welfare of Japan (the Japanese Ministry of Health) within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan; and

  •
  the assumption of certain liabilities relating to the Guidant vascular and endovascular businesses by Abbott.

        The Abbott transaction closing is subject to, among other things, the satisfaction or waiver of all of the conditions to close the merger and is expected to occur prior to the closing of the merger.

        In addition to receiving the initial payment of $4.1 billion at the Abbott transaction closing, Abbott has agreed to lend Boston Scientific $900 million on a subordinated basis. The loan will be payable on the fifth anniversary of the Abbott transaction closing and interest will accrue on the outstanding principal amount at a rate of 4.00% per annum.

        At the Abbott transaction closing, Abbott will purchase $1.4 billion in shares of Boston Scientific common stock based on a per share purchase price of the lower of (i) $25.00 and (ii) the average closing price of Boston Scientific common stock during the five consecutive trading day period ending three trading days prior to the Abbott transaction closing. In addition, 18 months after the Abbott transaction closing, Boston Scientific will issue to Abbott additional shares of Boston Scientific common stock having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing $1.4 billion to purchase the shares of Boston Scientific common stock.

        As of the Abbott transaction closing, Abbott will grant to Boston Scientific or any of its designees an irrevocable proxy and will appoint Boston Scientific or any of its designees as attorney-in-fact for Abbott and each of its affiliates that beneficially owns the shares of Boston Scientific common stock referred to above, for so long as Abbott and/or its affiliates owns those shares, with respect to any matter to be voted on by the Boston Scientific stockholders. These shares will be voted proportionately with the vote cast by all other Boston Scientific stockholders entitled to vote and voting on any such matter.

        Abbott has agreed not to sell any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average price per share of Boston Scientific common stock over any consecutive 20 trading day period exceeds $30.00. In addition, during the 18-month period following the Abbott transaction closing, Abbott will not, in any one month period, sell more than 8.33% of these shares of Boston Scientific common stock. Abbott must apply a portion of the net proceeds from its sale of these shares of Boston Scientific common stock in excess of specified amounts, if any, to reduce the principal amount of the loan from Abbott to Boston Scientific.

        Abbott has agreed to sell, transfer or otherwise dispose of all these shares to an unaffiliated third party no later than 30 months following the Abbott transaction closing.

        As a part of the Abbott transaction, Boston Scientific and Abbott will also enter into supply and license and technology transfer arrangements with respect to the everolimus-based drug-eluting stent system currently in development by Guidant.

        Boston Scientific's obligation to complete the merger is not conditioned on consummation of the Abbott transaction.

        See also "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121.

Comparison of Rights of Common Stockholders of Boston Scientific and Guidant (page 141)

        Guidant shareholders, whose rights are currently governed by the Guidant Amended Articles of Incorporation, the Guidant By-laws and Indiana law, will, upon completion of the merger, become stockholders of Boston Scientific and their rights will be governed by the Boston Scientific Second Restated Certificate of Incorporation (as amended as described in this joint proxy statement/prospectus), the Boston Scientific Restated By-laws and Delaware law.

The Boston Scientific Special Meeting

        The special meeting of Boston Scientific stockholders will be held at the Langham Hotel Boston, 250 Franklin Street, Boston, Massachusetts, at 10:00 a.m., local time, on March 31, 2006. At the Boston Scientific special meeting, Boston Scientific stockholders will be asked to (i) adopt an amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock and (ii) approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

Record Date; Shares Entitled to Vote (page 38)

        Boston Scientific stockholders are entitled to vote at the Boston Scientific special meeting if they owned shares of Boston Scientific common stock as of the close of business on February 22, 2006, the Boston Scientific record date.

        On the Boston Scientific record date, there were 821,567,300 shares of Boston Scientific common stock entitled to vote at the Boston Scientific special meeting. Stockholders will have one vote at the Boston Scientific special meeting for each share of Boston Scientific common stock that they owned on the Boston Scientific record date.

Vote Required (page 38)

        Adoption of the amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock requires the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock entitled to vote on the amendment. The approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement requires the affirmative vote of a majority of the shares of Boston Scientific common stock participating in the voting on the stock issuance.

Shares Owned by Boston Scientific Directors and Executive Officers (page 39)

        On the Boston Scientific record date, directors and executive officers of Boston Scientific (and entities affiliated with them) beneficially owned and were entitled to vote 263,289,119 shares of Boston Scientific common stock, which represented approximately 31.7% of the shares of Boston Scientific common stock outstanding on that date. Of this number, 127,732,269 shares of Boston Scientific common stock, representing approximately 15.5% of the shares of Boston Scientific common stock outstanding on the Boston Scientific record date, were beneficially owned by certain entities related to or affiliated with Pete M. Nicholas (the Nicholas entities), a founder of Boston Scientific and Chairman of the Boston Scientific board of directors, and 126,217,059 shares of Boston Scientific common stock, representing approximately 15.4% of the shares of Boston Scientific common stock outstanding on the Boston Scientific record date, were beneficially owned by certain entities related to or affiliated with John E. Abele (the Abele entities), a founder of Boston Scientific and a member of the Boston Scientific board of directors.

        Each Nicholas entity and Abele entity has entered into a voting agreement with Guidant pursuant to which the entity has agreed to vote the shares of Boston Scientific common stock beneficially owned by it in favor of the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement and against any proposal which would impede, prevent or materially delay the consummation of the merger, the adoption of the amendment to the Boston Scientific Second Restated Certificate of Incorporation or the approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

The Guidant Special Meeting

        The special meeting of Guidant shareholders will be held at Guidant's corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129, at 10:00 a.m., local time, on March 31, 2006. At the Guidant special meeting, Guidant shareholders will be asked to approve the merger agreement.

Record Date; Shares Entitled to Vote (page 42)

        Guidant shareholders are entitled to vote at the Guidant special meeting if they owned shares of Guidant common stock as of the close of business on February 22, 2006, the Guidant record date.

        On the Guidant record date, there were 338,981,522 shares of Guidant common stock entitled to vote at the Guidant special meeting. Shareholders will have one vote at the Guidant special meeting for each share of Guidant common stock that they owned on the Guidant record date.

Vote Required (page 42)

        Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote on the Guidant record date.

Shares Owned by Guidant Directors and Executive Officers (page 43)

        On the Guidant record date, directors and executive officers of Guidant beneficially owned and were entitled to vote 8,417,981 shares of Guidant common stock, which represented approximately 3% of the shares of Guidant common stock outstanding on that date.

The Merger Agreement

        The merger agreement is attached as Annex A to this joint proxy statement/prospectus. Boston Scientific and Guidant encourage you to read the merger agreement because it is the principal document governing the merger.

Conditions to the Completion of the Merger (page 106)

        Boston Scientific and Guidant are obligated to complete the merger only if they satisfy, or in some cases, waive, several conditions, including the following:

  •
  the merger agreement has been approved by the affirmative vote of shareholders of Guidant representing a majority of the shares of Guidant common stock outstanding and entitled to vote at the Guidant special meeting;

  •
  (i) the amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock has been approved by the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock entitled to vote on the amendment and (ii) the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement has been approved by the affirmative vote of a majority of the shares of Boston Scientific common stock participating in the voting on the stock issuance;

  •
  the shares of Boston Scientific common stock to be issued to Guidant shareholders upon completion of the merger have been approved for listing on the New York Stock Exchange;

  •
  the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act), has expired or has been terminated;

  •
  the European Commission has issued, or has been deemed to have issued, a decision under Article 6(1)(b), 8(1) or 8(2) of the European Commission merger regulation declaring the merger compatible with the Common Market;

  •
  no temporary restraining order, preliminary or permanent injunction or other judgment or court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger;

  •
  the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order; and

  •
  other customary conditions set forth in the merger agreement.

        In addition, Boston Scientific is obligated to complete the merger only if there is no pending suit, action or proceeding by any governmental entity:

  •
  seeking to restrain or prohibit the consummation of the merger;

  •
  seeking to impose limitations on the ownership of shares of Guidant common stock by Boston Scientific;

  •
  seeking to prohibit Boston Scientific from effectively controlling in any material respect the business or operations of Guidant;

  •
  seeking any divestiture that is not required to be effected pursuant to the merger agreement; or

  •
  that has had, or would reasonably be expected to have, a material adverse effect on Boston Scientific or Guidant.

        Further, Boston Scientific is obligated to complete the merger only if there is no temporary restraining order, preliminary or permanent injunction or other judgment or court order or statute, law, rule, legal restraint or prohibition that is in effect that would reasonably be expected to result in any of the effects referred to in the list above.

        Boston Scientific and Guidant have agreed that no effects on Guidant's business relating to or arising from any product recalls announced by Guidant prior to the date of the merger agreement or any related pending or future litigation, governmental investigations or other developments will be considered in determining whether a material adverse effect has occurred or is reasonably likely to occur for any purposes of the merger agreement or whether there is or may be any failure of any of the closing conditions to the merger.

        For a more complete description of the conditions to completion of the merger, see "The Merger Agreement—Conditions to the Completion of the Merger".

Termination of the Merger Agreement; Termination Fee (pages 111 through 114)

        The merger agreement contains provisions addressing the circumstances under which Boston Scientific or Guidant may terminate the merger agreement. In addition, the merger agreement provides that, in certain circumstances, Guidant may be required to pay Boston Scientific a termination fee of $800 million and, in other circumstances, Boston Scientific may be required to pay Guidant a termination fee of $800 million. In addition, if the merger agreement is terminated by Boston Scientific due to certain breaches of the merger agreement by Guidant or in circumstances that require Guidant to pay a termination fee to Boston Scientific, then Guidant must repay Boston Scientific for the $705 million Johnson & Johnson termination fee previously reimbursed by Boston Scientific to Guidant.

        For a more complete description, see "The Merger Agreement—Termination of the Merger Agreement" and "—Fees and Expenses".

Additional Terms (pages 117 through 118)

        Subject to the terms and conditions of the merger agreement, Boston Scientific and Guidant have agreed to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

  •
  the taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

  •
  the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger; and

  •
  the obtaining of all necessary consents, approvals or waivers from third parties, including any consents, approvals or waivers required in connection with any divestiture.

        As a result of these requirements, Boston Scientific and Guidant may have to agree to divest certain assets. In that regard, Boston Scientific has agreed not to acquire the Guidant vascular and endovascular businesses, and would agree, if required, not to acquire any rights to Guidant's drug-eluting stent program, as well as to divest all assets of Boston Scientific that relate to cardiac ablation and beating heart surgery products, including Guidant's cardiac ablation and beating heart surgery assets collaterally impacted by the Guidant vascular and endovascular businesses, and all of Boston Scientific's equity interests in Cameron Health, Inc. Pursuant to the Abbott transaction agreement, Abbott has agreed to acquire the Guidant vascular and endovascular businesses and Boston Scientific will share Guidant's existing drug-eluting stent program with Abbott. See "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121.

Regulatory Matters (page 100)

        United States antitrust laws prohibit Boston Scientific and Guidant from completing the merger until they have furnished certain information and materials to the Antitrust Division of the United States Department of Justice (the DOJ) and the Federal Trade Commission (the FTC) and a required waiting period has ended. Boston Scientific and Guidant filed the required notification and report forms with the Antitrust Division of the DOJ and the FTC regarding the merger on February 6, 2006.

        Both Boston Scientific and Guidant conduct business in member states of the European Union. Council Regulation No. 139/2004, as amended, and accompanying regulations require notification to, and approval by, the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Boston Scientific filed all the required documentation with the European Commission regarding the merger on February 23, 2006.

        During the last several weeks, Boston Scientific and Abbott have had significant discussions with the FTC and the European Commission regarding the merger and the Abbott transaction, and Boston Scientific expects that it will receive the necessary clearances and approvals from the relevant antitrust authorities for the merger during the week of April 3, 2006.

Fees and Expenses (page 113)

        Each of Boston Scientific and Guidant will pay its own fees and expenses in connection with the merger, except that they will share equally the expenses incurred in connection with the printing and mailing of the registration statement of which this joint proxy statement/prospectus is a part. In addition, Boston Scientific reimbursed Guidant for the $705 million termination fee paid by Guidant to Johnson & Johnson in connection with the termination of the Johnson & Johnson merger agreement. If the merger agreement with Boston Scientific is terminated by Boston Scientific due to certain breaches of the merger agreement by Guidant or in circumstances that require Guidant to pay a termination fee to Boston Scientific, then Guidant must repay Boston Scientific for the $705 million Johnson & Johnson termination fee previously reimbursed by Boston Scientific to Guidant.

        For a more complete description of Guidant's repayment obligation, see "The Merger Agreement——Fees and Expenses".

Termination of Johnson & Johnson Merger Agreement (page 114)

        On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement in accordance with its terms. In connection with the termination of the Johnson & Johnson merger agreement, Guidant paid Johnson & Johnson a termination fee of $705 million. Pursuant to the terms of the merger agreement, Boston Scientific reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson.

Market Prices and Dividend Information

        Shares of Boston Scientific common stock and Guidant common stock are listed on the New York Stock Exchange. The following table presents the last reported sale prices of Boston Scientific common stock and Guidant common stock, as reported by the New York Stock Exchange Composite Transactions Tape on:

  •
  December 2, 2005, the last full trading day prior to the public announcement of Boston Scientific's proposal to acquire Guidant;

  •
  January 24, 2006, the last full trading day prior to the public announcement of the merger agreement; and

  •
  February 28, 2006, the last full trading day prior to the date of this joint proxy statement/prospectus.

        The table also presents the equivalent value of the merger consideration per share of Guidant common stock on those dates.

	Boston Scientific Common Stock	Guidant Common Stock	Equivalent Price Per Share of Guidant Common Stock(1)
December 2, 2005	$27.33	$61.82	$80.00
January 24, 2006	$24.00	$76.78	$80.00
February 28, 2006	$24.42	$76.76	$80.00

(1)
Calculated by adding (a) the cash portion of the merger consideration, or $42.00, and (b) the market value of the stock portion of the merger consideration, which will equal $38.00, assuming that the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger is between $22.62 and $28.86.

        These prices will fluctuate prior to the closing date of the merger, and Boston Scientific and Guidant shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

        Boston Scientific has not paid a cash dividend during the past two years. Boston Scientific currently does not intend to pay dividends, but rather intends to retain all of its excess cash to repay indebtedness and to invest in the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so. Guidant declares and pays regular quarterly dividends; however, after completion of the merger, Guidant shareholders will not continue to receive dividends. See "Comparative Stock Prices and Dividends".

Comparative Per Share Information

        The following table sets forth for the period presented certain per share data of Boston Scientific and Guidant on a historical basis and on an unaudited pro forma basis after giving effect to the merger under the purchase method of accounting, assuming that approximately 548.5 million shares of Boston Scientific common stock had been issued in exchange for all outstanding shares of Guidant common stock. The historical per share data of Boston Scientific and Guidant has been derived from, and should be read in conjunction with, the historical financial statements of Boston Scientific and Guidant incorporated by reference in this joint proxy statement/prospectus. See "Where You Can Find More Information". The unaudited pro forma per share data has been derived from, and should be read in conjunction with, the unaudited pro forma condensed consolidated financial statements included elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

        The Guidant unaudited pro forma equivalent data was calculated by multiplying the corresponding Boston Scientific unaudited pro forma consolidated data by an assumed exchange ratio of 1.6429 which is estimated using the average Boston Scientific closing price beginning two days before and ending two days after January 25, 2006, the date of the merger agreement. The actual exchange ratio will be based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger. The exchange ratio does not include the $42.00 per share cash portion of the merger consideration and assumes that the merger will be completed on or before March 31, 2006. This data shows how each share of Guidant common stock would have participated in the net income and book value of Boston Scientific if the companies had always been consolidated for accounting and financial reporting purposes for all periods presented. These amounts, however, are not intended to reflect future per share levels of net income and book value of the combined company.

Year Ended December 31, 2005
BOSTON SCIENTIFIC—HISTORICAL
Per common share data:
Net income:
Basic	$0.76
Assuming dilution	0.75
Unaudited book value per share	5.22
GUIDANT—HISTORICAL
Per common share data:
Income from continuing operations:
Basic	$1.36
Assuming dilution	1.33
Dividends declared per common share	0.40
Unaudited book value per share	14.11
BOSTON SCIENTIFIC—UNAUDITED PRO FORMA CONSOLIDATED WITH GUIDANT
Per common share data:
Income from continuing operations:
Basic	$0.18
Assuming dilution	0.18
Unaudited book value per share (basic)	13.54
GUIDANT—UNAUDITED PRO FORMA EQUIVALENTS
Per common share data:
Income from continuing operations:
Basic	$0.30
Assuming dilution	0.30
Unaudited book value per share (basic)	22.24

Selected Historical Consolidated Financial Data of Boston Scientific

        The following selected consolidated financial information of Boston Scientific as of and for each of the three years in the period ended December 31, 2005 has been derived from Boston Scientific's audited historical financial statements incorporated by reference in this joint proxy statement/prospectus. The consolidated financial statements for those periods were audited by Ernst & Young LLP, an independent registered public accounting firm. The following selected consolidated financial information for the years ended December 31, 2001 and December 31, 2002 and as of December 31, 2001, December 31, 2002 and December 31, 2003 has been derived from Boston Scientific's audited historical consolidated financial statements, which are not included or incorporated by reference in this joint proxy statement/prospectus. The following information should be read in conjunction with management's discussion and analysis of financial condition and results of operations of Boston Scientific and the consolidated financial statements and notes thereto of Boston Scientific incorporated by reference into this joint proxy statement/prospectus.

	Year Ended December 31,
	2001	2002	2003	2004	2005
	(in millions, except per share data)
Operating Data:
Net sales	$2,673	$2,919	$3,476	$5,624	$6,283
Gross profit	1,754	2,049	2,515	4,332	4,897
Income before income taxes	44	549	643	1,494	891
Net income (loss)	$(54)	$373	$472	$1,062	$628
Net income (loss) per common share
Basic	$(0.07)	$0.46	$0.57	$1.27	$0.76
Assuming dilution	$(0.07)	$0.45	$0.56	$1.24	$0.75
Balance Sheet Data (as of the period end):
Total assets	$3,974	$4,450	$5,699	$8,170	$8,196
Borrowings (long-term and short-term)	1,204	935	1,725	2,367	2,020
Stockholders' equity	$2,015	$2,467	$2,862	$4,025	$4,282

Selected Historical Consolidated Financial Data of Guidant

        The following selected consolidated financial information of Guidant as of and for each of the three years in the period ended December 31, 2005 has been derived from Guidant's audited historical financial statements incorporated by reference in this joint proxy statement/prospectus. The consolidated financial statements for those periods were audited by Ernst & Young LLP, an independent registered public accounting firm. The following selected consolidated financial information for the years ended December 31, 2001 and December 31, 2002 and as of December 31, 2001, December 31, 2002 and December 31, 2003 has been derived from Guidant's audited historical consolidated financial statements, which are not included or incorporated by reference in this joint proxy statement/prospectus. The following information should be read in conjunction with management's discussion and analysis of financial condition and results of operations of Guidant and the consolidated financial statements and notes thereto of Guidant incorporated by reference into this joint proxy statement/prospectus.

	Year ended December 31,
	2001	2002	2003	2004	2005
	(in millions, except per share data)
Operating Data:
Net sales	$2,636.8	$3,120.9	$3,644.8	$3,765.6	$3,550.6
Gross profit	2,023.9	2,378.9	2,767.4	2,844.0	2,621.1
Income from continuing operations	538.5	669.3	419.3	573.0	443.6
Net income	484.0	611.8	330.3	524.0	413.9
Earnings per share—basic:
Income from continuing operations	$1.79	$2.22	$1.37	$1.84	$1.36
Loss from discontinued operations, net of income taxes	(0.18)	(0.19)	(0.29)	(0.16)	(0.09)

Net income	$1.61	$2.03	$1.08	$1.68	$1.27
Earnings per share—diluted:
Income from continuing operations	$1.76	$2.19	$1.34	$1.78	$1.33
Loss from discontinued operations, net of income taxes	(0.18)	(0.19)	(0.28)	(0.15)	(0.09)

Net income	$1.58	$2.00	$1.06	$1.63	$1.24
Dividends declared per common share			$0.24	$0.40	$0.40
Balance Sheet Data (as of period end):
Total assets	$2,916.8	$3,716.1	$4,640.1	$5,372.2	$6,279.4
Borrowings (long-term and short-term)	760.0	368.5	948.3	659.2	359.0
Shareholders' equity	$1,545.8	$2,321.8	$2,713.3	$3,742.1	$4,711.0

Selected Unaudited Pro Forma Condensed Consolidated Financial Information

        The following selected unaudited pro forma condensed consolidated financial information of Boston Scientific and Guidant combine the consolidated financial information of Boston Scientific for the year ended December 31, 2005 with the consolidated financial information of Guidant for the year ended December 31, 2005, assuming completion of the Abbott transaction. The selected unaudited pro forma condensed consolidated financial information is derived from the unaudited pro forma condensed consolidated financial statements contained elsewhere in this joint proxy statement/prospectus. See "Unaudited Pro Forma Condensed Consolidated Financial Statements".

        Boston Scientific and Guidant present the unaudited pro forma condensed consolidated financial information for informational purposes only. The pro forma information is not necessarily indicative of what the combined company's financial position or results of operations actually would have been had Boston Scientific and Guidant completed the merger on the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company.

        The unaudited pro forma condensed consolidated financial information includes preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott for $4.1 billion. Net sales, expenses, assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses were eliminated.

        Boston Scientific and Guidant prepared the unaudited pro forma condensed consolidated financial information using the purchase method of accounting with Boston Scientific treated as the acquiror. The unaudited pro forma condensed consolidated financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the merger. In addition, Boston Scientific's cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed based upon their estimated fair values as of the date of acquisition. The allocation is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the purchase price allocation, pro forma adjustments and related amortization are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed consolidated financial information in this joint proxy statement/prospectus.

Year Ended December 31, 2005
(in millions, except per share data)
Operating Data:
Net sales	$8,739
Gross profit	6,582
Income before income taxes	186
Net income from continuing operations	255
Net income from continuing operations per common share
Basic	$0.18
Assuming dilution	$0.18
Balance Sheet Data (as of the period end):
Total assets	$36,719
Borrowings (long-term and short-term)	10,329
Stockholders' equity	$19,237

RISK FACTORS

        In addition to the other information included and incorporated by reference in this joint proxy statement/prospectus, Boston Scientific and Guidant shareholders should consider carefully the matters described below in determining whether to approve the merger, the merger agreement and the other related matters.

Risks Related to the Merger

        Because the market price of Boston Scientific common stock may fluctuate, and the closing date of the merger is not yet ascertainable, Guidant shareholders cannot be certain of the precise value of the merger consideration they will receive in the merger.

        Each share of Guidant common stock will be converted into the right to receive (i) $42.00 in cash, (ii) a number of shares of Boston Scientific common stock equal to the exchange ratio, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. The exchange ratio will be determined by dividing $38.00 by the reference price, so long as the reference price is between $22.62 and $28.86. The market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock may be greater or less than $38.00 because the trading price of Boston Scientific common stock at the closing date of the merger may be different than the reference price used to calculate the exchange ratio. In addition:

  •
  if the reference price is less than $22.62, the exchange ratio will be fixed at 1.6799. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be less than $38.00 to the extent that the trading price of Boston Scientific common stock is less than $22.62; and

  •
  if the reference price is greater than $28.86, the exchange ratio will be fixed at 1.3167. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be greater than $38.00 to the extent that the trading price of Boston Scientific common stock is more than $28.86.

        The prices of Boston Scientific common stock and Guidant common stock at the closing date of the merger or when the Boston Scientific common stock is received by Guidant shareholders may vary from their respective prices on the date of this joint proxy statement/prospectus and on the date of the Boston Scientific and Guidant special meetings. These prices may vary as a result of changes in the business, operations or prospects of Boston Scientific or Guidant, market assessments of the likelihood that the merger will be completed, the timing of the completion of the merger, the prospects of post-merger operations, regulatory considerations, general market and economic conditions and other factors.

        In addition, if the merger is not closed by March 31, 2006, Boston Scientific has agreed to pay, as a part of the merger consideration, an additional $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger. Based on the 338,981,522 shares of Guidant common stock outstanding as of the record date, Boston Scientific would have to pay an aggregate of approximately $4.47 million in cash as additional merger consideration for each day beginning on April 1, 2006 through the closing date of the merger. While Boston Scientific currently expects that the merger will close during the week of April 3, 2006, and therefore to pay an aggregate of approximately $13.41 million to $31.29 million in cash as additional merger consideration, no assurances can be made as to when the closing will occur or the aggregate amount of cash that will be payable to Guidant shareholders in connection with the merger.

        The separation of the Guidant vascular and endovascular businesses from Guidant's other businesses and the integration of Boston Scientific and Guidant following the merger may present significant challenges.

        Because Abbott will be acquiring the Guidant vascular and endovascular businesses prior to the consummation of the merger, these businesses will need to be separated from Guidant's other businesses before the closing of the merger. In addition, Boston Scientific and Guidant may face significant challenges in combining their operations and product lines in a timely and efficient manner and retaining key Guidant personnel. This integration will be complex and time-consuming, and the separation of the Guidant businesses required by the Abbott transaction will add complexity to the integration process and require the receipt or provision of transitional services. The failure to successfully integrate Boston Scientific's and Guidant's businesses and to manage the challenges presented by the integration process successfully, including the retention of key Guidant personnel, may result in the combined company and its stockholders not achieving the anticipated potential benefits of the merger.

        Boston Scientific will incur significant indebtedness in order to finance the merger, which will limit the combined company's operating flexibility.

        In order to finance the cash portion of the merger consideration, Boston Scientific expects to incur incremental borrowings of approximately $8 billion. On December 31, 2005, on a pro forma basis after giving effect to the merger and the Abbott transaction, the combined company had $9.8 billion in long-term debt outstanding. This level of indebtedness may:

  •
  require the combined company to dedicate a significant portion of its cash flow from operations to payments on its debt, thereby reducing the availability of cash flow to fund capital expenditures, to pursue other acquisitions or investments in new technologies and for general corporate purposes;

  •
  increase the combined company's vulnerability to general adverse economic conditions, including increases in interest rates; and

  •
  limit the combined company's flexibility in planning for, or reacting to, changes in or challenges relating to its business and industry.

        In addition, the terms of the financing obligations to be incurred by Boston Scientific in order to finance the cash portion of the merger consideration will contain restrictions substantially similar to the restrictions contained in Boston Scientific's current financing obligations, including limitations on Boston Scientific's ability to, among other things:

  •
  increase consolidated leverage (total debt to earnings before interest, taxes, depreciation and amortization (EBITDA))

  •
  incur certain additional interest expense charges (EBITDA to interest expense);

  •
  incur additional indebtedness pursuant to receivables transactions;

  •
  create or incur liens;

  •
  sell all or substantially all of its assets; and

  •
  consolidate or merge with another entity.

        These restrictions will be applicable to the combined company after the merger. In addition, to the extent that the credit ratings of the combined company are below pre-merger levels, borrowing costs may increase, and to the extent that the credit ratings are below investment grade, the restrictions in these financing obligations are expected to be more stringent and could include additional covenants, conditions to borrowing, subsidiary guarantees and stock pledges. A failure to comply with these restrictions could result in a default under these financing obligations or could require the combined company to obtain waivers from its lenders for failure to comply with these restrictions. The occurrence of a default that remains uncured or the inability to secure a necessary consent or waiver could have a material adverse effect on the combined company's business, financial condition or results of operations.

        Boston Scientific expects that, upon consummation of the merger, the credit ratings of the combined company will be downgraded from Boston Scientific's current credit ratings and it is possible that the combined company's credit ratings could fall below investment grade.

        Boston Scientific currently has investment grade credit ratings. During February 2006, Boston Scientific's credit rating was downgraded. The rating agencies have indicated that the combined company's credit rating will be further downgraded if the merger is consummated. Although Boston Scientific expects the combined company's credit ratings to remain at investment grade following the merger, it is also possible that the credit rating agencies could downgrade the credit ratings of the combined company to below investment grade. The credit ratings assigned to the combined company's indebtedness affect both its ability to obtain new financing and the cost of financing and credit. If the combined company's credit ratings were to be further downgraded, its borrowing costs may increase, it may become subject to more stringent covenants and its access to unsecured debt markets could be limited. In addition, the combined company may not be able to refinance its indebtedness on terms acceptable to it, if at all. Further, in December 2005, Boston Scientific announced its intention to supplement the terms of its senior notes issued in November 2005 to provide for a potential interest rate adjustment accruing from November 17, 2005 on each series of these senior notes in the event that the combined company's credit ratings are downgraded as a result of the closing of the merger.

        Boston Scientific and Guidant will incur transaction, integration and restructuring costs in connection with the merger.

        Boston Scientific and Guidant expect to incur significant costs associated with transaction fees, professional services, taxes and other costs related to the merger and the Abbott transaction. Specifically, Boston Scientific and Guidant expect to incur approximately $165 million for transaction costs related to the merger and the Abbott transaction. Furthermore, Guidant incurred a termination fee of $705 million in connection with the termination of the Johnson & Johnson merger agreement, which was reimbursed in full by Boston Scientific. In addition, the combined company will incur integration and restructuring costs following the completion of the merger as the combined company integrates certain businesses of Guidant with those of Boston Scientific. Although Boston Scientific and Guidant expect that the realization of efficiencies related to the integration of the businesses may offset incremental transaction, merger-related and restructuring costs over time, no assurances can be made that this net benefit will be achieved in the near term, or at all.

        Obtaining required approvals and satisfying closing conditions may delay or prevent completion of the merger.

        Completion of the merger is conditioned upon the receipt of all material governmental authorizations, consents, orders and approvals, including the expiration or termination of the applicable waiting period, and any extension of the waiting period, under the HSR Act and approval by the European Commission under European Commission merger regulations. While the merger agreement requires certain divestitures, including the divestiture of the Guidant vascular and endovascular businesses, and the Abbott transaction agreement has been entered into in order to effect that divestiture prior to the merger, these consents, orders and approvals may impose conditions on, or require divestitures relating to, the divisions, operations or assets of Boston Scientific or Guidant in addition to the Abbott transaction and could require modification to the terms of the Abbott transaction agreement in a manner adverse to Boston Scientific or the combined company. These conditions or divestitures may jeopardize or delay completion of the Abbott transaction or the merger or may reduce the anticipated benefits of the Abbott transaction or the merger. Further, no assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of the approvals or that they will satisfy the terms of the merger agreement. Additionally, completion of the merger is conditioned on the absence of certain restraining orders or injunctions by judgment, court order or law that would restrain or prohibit consummation of the merger. Boston Scientific and Guidant have received recent claims related to the merger from plaintiffs seeking an injunction to prohibit consummation of the merger and other relief, including monetary damages. See "The Merger Agreement—Conditions to the Completion of the Merger" for a discussion of other conditions to the completion of the merger and "The Merger—Regulatory Matters" for a description of the regulatory approvals necessary in connection with the merger.

        Boston Scientific's obligation to complete the merger is not conditioned on the consummation of the Abbott transaction.

        Boston Scientific's obligation to complete the merger is not conditioned on the consummation of the Abbott transaction. If the Abbott transaction is not consummated or is delayed for any reason, Boston Scientific and Guidant may be required to seek an alternative transaction or transactions to address concerns raised by the applicable antitrust authorities, which could delay or prevent the consummation of the merger. In addition, if the Abbott transaction is not consummated, Boston Scientific may have to secure alternative debt and equity financing to that contemplated by the Abbott transaction, which, if available, may be on terms less favorable to Boston Scientific than the debt and equity financing to be provided as part of the Abbott transaction. Depending on how quickly Boston Scientific could secure such alternative financing, the operating flexibility and credit ratings of the combined company could be adversely affected.

        Boston Scientific common stock may be affected by factors different from those affecting the price of Guidant common stock.

        Upon completion of the merger, holders of Guidant common stock will become holders of Boston Scientific common stock. Boston Scientific's business is different from that of Guidant, and Boston Scientific's results of operations, as well as the price of Boston Scientific common stock, may be affected by factors different than those affecting Guidant's results of operations and the price of Guidant common stock. For a discussion of Boston Scientific's and Guidant's businesses and certain factors to consider in connection with such businesses, see "—Risks Related to the Combined Company", as well as the respective sections entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations" in each of Boston Scientific's and Guidant's annual reports on Form 10-K for the year ended December 31, 2005 and other documents incorporated by reference herein.

        Boston Scientific stockholders' ownership percentage of Boston Scientific will be diluted and the merger will result in dilution to Boston Scientific's earnings per share.

        In connection with the merger, Boston Scientific will issue to Guidant shareholders shares of Boston Scientific common stock. As a result of the issuance of these shares of Boston Scientific common stock, Boston Scientific stockholders will own a smaller percentage of Boston Scientific after the merger. The merger will also result in significant dilution to Boston Scientific's 2006 earnings per share and would be expected to result in dilution to Boston Scientific's earnings per share in future years. For more information on the dilution to Boston Scientific's earnings per share, see "Unaudited Pro Forma Condensed Consolidated Financial Statements."

Risks Related to the Combined Company

        Since June of 2005, Guidant has issued a number of product advisories to physicians concerning its defibrillator and pacemaker systems due to reported adverse events and malfunctions that have adversely impacted its sales and market share and could have an adverse effect on the business, financial condition or results of operations of the combined company.

        Since June of 2005, Guidant has issued a number of product advisories to physicians concerning its defibrillator and pacemaker systems due to reported adverse events and malfunctions described in more detail in "The Merger—Background to the Merger" and Guidant's quarterly report on Form 10-Q for the period ended June 30, 2005, quarterly report on Form 10-Q for the period ended September 30, 2005 and documents incorporated by reference into this joint proxy statement/prospectus. For the fiscal year ended December 31, 2005, Guidant reported that sales during the second half of 2005 had decreased 14% compared to the same period in 2004, primarily due to the impact of various implantable defibrillator and pacemaker system field actions that occurred in 2005, including certain voluntary product recalls and physician notifications (product recalls). These product recalls included Guidant's decision announced on June 24, 2005 to temporarily stop selling Guidant's leading defibrillator systems, which were returned to the market beginning on August 2, 2005. The impact of the product recalls resulted in Guidant having a lower market share for implantable defibrillator and pacemaker systems for the second half of 2005 compared to the same period in the prior year. While Guidant has made progress in regaining market share and sales of these devices, there can be no assurance that the combined company will be able to regain that market share or sales, if at all. If the combined company is able to regain Guidant's prior market share and sales, there can be no assurance as to when the combined company's market share and sales will return to its pre-product recall levels, due to, among other things, customer perceptions of the product recalls, market acceptance of recently launched products, and regulatory and competitive developments. If the combined company is unable to regain market share and sales for its implantable defibrillator and pacemaker systems or does not regain market share and sales on a timely basis, these failures could have a material adverse effect on the business, financial condition or results of operations of the combined company. There can be no assurance that the combined company will not have product recalls concerning defibrillator and pacemaker systems (or other products) in the future or that any future product recalls would not have a material adverse effect on its business, financial condition or results of operations.

        The FDA, the DOJ, the SEC and various state agencies are conducting, and other governmental entities may commence, investigations of Guidant in connection with Guidant's product recalls which could have an adverse effect on the business, financial condition or results of operations of Guidant and the combined company.

        The FDA, the DOJ, the SEC and various state agencies are conducting, and other governmental entities may commence, investigations of Guidant in connection with Guidant's product recalls as described in more detail in Guidant's annual report on Form 10-K for the fiscal year ended December 31, 2005 and in other documents incorporated by reference into this proxy statement/prospectus. While Guidant is cooperating with officials in connection with these investigations, Guidant cannot predict when these investigations will be resolved, the outcome of these investigations or their impact on Guidant or the combined company. An adverse outcome in any of these investigations could include the commencement of civil and/or criminal proceedings involving substantial fines, penalties and injunctive or administrative remedies, including the exclusion of Guidant and the combined company from government reimbursement programs. Additionally, if these investigations continue over a long period of time, they could divert the attention of management from the day-to-day operations of Guidant's and the combined company's business, impose significant administrative burdens on Guidant and the combined company and result in additional compliance or other costs. These potential consequences, as well as any material adverse outcome from any of these investigations, could have an adverse effect on Guidant's and the combined company's business, financial condition or results of operations.

        The combined company will be subject to extensive domestic and foreign medical device regulation which may impede or hinder the approval process for its products and, in some cases, may not ultimately result in approval or may result in the recall or seizure of previously approved products.

        The products, development activities and manufacturing processes of Boston Scientific and Guidant are, and of the combined company will be, subject to extensive and rigorous regulation by the FDA pursuant to the Federal Food, Drug, and Cosmetic Act (the FDC Act), by comparable agencies in foreign countries, and by other regulatory agencies and governing bodies. Under the FDC Act, medical devices must receive FDA clearance or approval before they can be commercially marketed in the United States. In addition, most major markets for medical devices outside the United States require clearance, approval or compliance with certain standards before a product can be commercially marketed. The process of obtaining marketing approval or clearance from the FDA for new products, or with respect to enhancements or modifications to existing products could:

  •
  take a significant period of time;

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  require the expenditure of substantial resources;

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  involve rigorous pre-clinical and clinical testing;

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  require changes to the products; and

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  result in limitations on the indicated uses of the products.

        Even after products have received marketing approval or clearance, product approvals and clearances by the FDA can be withdrawn due to failure to comply with regulatory standards or the occurrence of unforeseen problems following initial approval. There can be no assurance that Boston Scientific, Guidant or the combined company will receive the required clearances from the FDA for new products or modifications to existing products on a timely basis or that any FDA approval will not be subsequently withdrawn. Later discovery of previously unknown problems with a product or manufacturer could result in fines, delays or suspensions of regulatory clearances, seizures or recalls of products, operating restrictions and/or criminal prosecution. The failure to receive product approval clearance on a timely basis, suspensions of regulatory clearances, seizures or recalls of products or the withdrawal of product approval by the FDA could have a material adverse effect on the business, financial condition or results of operations of the combined company.

        The combined company may not meet regulatory quality standards applicable to its manufacturing and quality processes, which could have an adverse effect on the business, financial condition or results of operations of the combined company.

        As a device manufacturer, the combined company will be required to register with the FDA and will be subject to periodic inspection by the FDA for compliance with the FDA's Quality System Regulation (QSR) requirements, which require manufacturers of medical devices to adhere to certain regulations, including testing, quality control and documentation procedures. In addition, the federal Medical Device Reporting regulations will require the combined company to provide information to the FDA whenever there is evidence that reasonably suggests that a device may have caused or contributed to a death or serious injury or, if a malfunction were to occur, could cause or contribute to a death or serious injury. Compliance with applicable regulatory requirements is subject to continual review and is rigorously monitored through periodic inspections by the FDA. In the European Community, the combined company will be required to maintain certain ISO certifications in order to sell its products and must undergo periodic inspections by notified bodies to obtain and maintain these certifications.

        In that regard, each of Guidant and Boston Scientific is currently taking remedial action in response to certain deficiencies of its quality systems as cited by the FDA in FDA warning letters to them. For example, on December 23, 2005, Guidant received an FDA warning letter citing certain deficiencies with respect to Guidant's manufacturing quality systems and record keeping procedures in its cardiac rhythm management (CRM) facility in St. Paul, Minnesota. This FDA warning letter resulted from an extensive inspection by the FDA of these CRM facilities that was completed on September 1, 2005 and resulted in a notice citing a number of inspectional observations. Guidant received a follow-up letter from the FDA dated January 5, 2006. As stated in this FDA warning letter, until the deficiencies identified in the letter have been corrected, the FDA may not grant requests by Guidant for exportation certificates to foreign governments or approve pre-market submissions for Guidant's class III devices to which the deficiencies described are reasonably related. A further FDA inspection of Guidant's CRM facility was conducted between December 15, 2005 and February 9, 2006 and resulted in one inspectional observation. From a quality system perspective, this observation is similar to an observation made on September 1, 2005, though the new observation references a different failure pattern as an example. Boston Scientific also received several warning letters from the FDA in 2005 with respect to its global quality-control systems and in 2004 with respect to its auditory product line. In addition, on January 26, 2006, Boston Scientific received a corporate warning letter from the FDA notifying Boston Scientific of serious regulatory problems at three facilities and advising Boston Scientific that its corporate wide corrective action plan relating to three warning letters issued to Boston Scientific in 2005 was inadequate. As also stated in this FDA warning letter to Boston Scientific, the FDA will not grant requests by Boston Scientific for exportation certificates to foreign governments or approve pre-market approval applications for Boston Scientific's class III devices to which the quality control or current good manufacturing practices deficiencies described in the letter are reasonably related until the deficiencies described in the letter have been corrected. Also, if Boston Scientific is unable to resolve the issues raised by the FDA in its warning letters to the satisfaction of the FDA on a timely basis, Boston Scientific may not be able to launch its new class III devices as planned, including the proposed launch of its TAXUS® Liberté™ drug-eluting stent system in the United States in the second half of 2006.

        Guidant and Boston Scientific may face enforcement actions in connection with their respective FDA warning letters, including injunctive relief and civil fines. While each of Guidant and Boston Scientific are working with the FDA to resolve these issues, this work has required and will continue to require the dedication of significant incremental internal and external resources. There can be no assurances regarding the length of time it will take to resolve these issues. In addition, if the remedial actions taken by Guidant or Boston Scientific are not satisfactory to the FDA, the FDA may take further regulatory actions against Boston Scientific or Guidant, including but not limited to, seizing product inventory, obtaining a court injunction against further marketing of products or assessing civil monetary penalties. If the combined company or its manufacturers fail to adhere to QSR or ISO requirements, this could delay production of its products and lead to fines, difficulties in obtaining regulatory clearances, recalls or other consequences, which could in turn have a material adverse effect on the combined company's financial condition or results of operations.

        In addition, in June 2003, in connection with the resolution of the ANCURE® matter, Guidant entered into a five-year Corporate Integrity Agreement (CIA) with the Office of the Inspector General of the United States Department of Health and Human Services, as described more fully in Guidant's annual report on Form 10-K for the year ended December 31, 2003. Regulatory enforcement action under the CIA could result in fines, monetary penalties or exclusion from federal health care programs, which could adversely affect the financial condition or results of operations of the combined company.

        Pending and future intellectual property litigation could be costly and disruptive to the combined company.

        Boston Scientific and Guidant operate, and the combined company will operate, in an industry that is susceptible to significant intellectual property litigation and, in recent years, it has been common for companies in the medical device field to aggressively challenge the patent rights of other companies in order to prevent the marketing of new devices. Boston Scientific and Guidant are currently the subject of various patent litigation proceedings, including the proceedings described in more detail in their respective annual reports on Form 10-K for the fiscal year ended December 31, 2005 and other documents incorporated by reference into this joint proxy statement/prospectus. Intellectual property litigation is expensive, complex and lengthy and its outcome is difficult to predict. Any pending or future patent litigation may result in significant royalty or other payments or injunctions that can prevent the sale of products and may significantly divert the attention of the combined company's technical and management personnel. In the event that the combined company's right to market any of its products is successfully challenged, and if it fails to obtain a required license or is unable to design around a patent, the combined company's business, financial condition or results of operations could be materially adversely affected.

        The combined company may not be able to effectively protect its intellectual property rights which could have an adverse effect on the business, financial condition or results of operations of the combined company.

        The interventional medicine market in which Boston Scientific and Guidant primarily participate, and in which the combined company will primarily participate, is in large part technology driven.

Physician customers, particularly in interventional cardiology, move quickly to new products and new technologies. As a result, intellectual property rights, particularly patents and trade secrets, play a significant role in product development and differentiation. However, intellectual property litigation to defend or create market advantage is inherently complex and unpredictable. Furthermore, appellate courts frequently overturn lower court patent decisions.

        In addition, competing parties frequently file multiple suits to leverage patent portfolios across product lines, technologies and geographies and to balance risk and exposure between the parties. In some cases, several competitors are parties in the same proceeding, or in a series of related proceedings, or litigate multiple features of a single class of devices. These forces frequently drive settlement not only of individual cases, but also of a series of pending and potentially related and unrelated cases. In addition, although monetary and injunctive relief is typically sought, remedies and restitution are generally not determined until the conclusion of the proceedings and are frequently modified on appeal. Accordingly, the outcomes of individual cases are difficult to time, predict or quantify and are often dependent upon the outcomes of other cases in other geographies.

        Several third parties have asserted that Boston Scientific's current and former stent systems infringe patents owned or licensed by them. Boston Scientific has similarly asserted that stent systems or other products sold by these companies infringe patents owned or licensed by Boston Scientific. Adverse outcomes in one or more of these proceedings against Boston Scientific could limit its ability to sell certain stent products in certain jurisdictions, or reduce its operating margin on the sale of these products. In addition, damage awards related to historical sales could be material.

        Patents and other proprietary rights are and will be essential to the business of the combined company, and its ability to compete effectively with other companies will be dependent upon the proprietary nature of its technologies. The combined company will rely upon trade secrets, know-how, continuing technological innovations, strategic alliances and licensing opportunities to develop, maintain and strengthen its competitive position. Boston Scientific and Guidant pursue, and the combined company will pursue, a policy of generally obtaining patent protection in both the United States and abroad for patentable subject matter in their proprietary devices and also attempt, and will attempt, to review third-party patents and patent applications to the extent publicly available to develop an effective patent strategy, avoid infringement of third-party patents, identify licensing opportunities and monitor the patent claims of others. Boston Scientific and Guidant currently own numerous United States and foreign patents and have numerous patent applications pending. Boston Scientific and Guidant also are party to various license agreements pursuant to which patent rights have been obtained or granted in consideration for cash, cross-licensing rights or royalty payments. No assurance can be made that any pending or future patent applications will result in issued patents, that any current or future patents issued to, or licensed by, Boston Scientific, Guidant or the combined company will not be challenged, invalidated or circumvented by their competitors, or that Boston Scientific's, Guidant's or the combined company's patents will not be found invalid.

        In addition, the combined company may have to take legal action in the future to protect its patents, trade secrets or know-how or to assert them against claimed infringement by others. Any legal action of that type could be costly and time consuming to the combined company and no assurances can be made that any lawsuit will be successful. Boston Scientific and Guidant are, and the combined company will be, generally involved as both a plaintiff and a defendant in a number of patent infringement and other intellectual property-related actions. Boston Scientific and Guidant are involved in numerous patent related claims with their respective competitors, including Johnson & Johnson.

        As part of the Abbott transaction agreement, Boston Scientific and Abbott agreed that, for a period of eight years from the closing of that transaction, they would not assert their intellectual property rights against any vascular intervention or endovascular products manufactured by the other. While the combined company will receive the benefit of this eight-year covenant not to sue from Abbott, it will forego any rights it might otherwise have had during this period with respect to any

Abbott products that infringe the intellectual property of the combined company, including the right to receive royalty payments with respect to any alleged infringing products.

        The invalidation of key patents or proprietary rights that Boston Scientific, Guidant or the combined company owns, or an unsuccessful outcome in lawsuits to protect their intellectual property, could have a material adverse effect on the combined company's business, financial position or results of operations.

        Pending and future product liability claims and other litigation, including private securities litigation and shareholder derivative suits, may adversely affect the combined company's business, reputation and ability to attract and retain customers.

        The design, manufacture and marketing of medical devices of the types that the combined company will produce entail an inherent risk of product liability claims. Many of the medical devices that the combined company will manufacture and sell are designed to be implanted in the human body for long periods of time or indefinitely. A number of factors could result in an unsafe condition or injury to, or death of, a patient with respect to these or other products that the combined company will manufacture or sell, including component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information. These factors could result in product liability claims, a recall of one or more of the combined company's products or a safety alert relating to one or more of its products. Product liability claims may be brought by individuals or by groups seeking to represent a class.

        Boston Scientific and Guidant are currently the subject of numerous product liability claims and other litigation, including private securities litigation and shareholder derivative suits including, but not limited to, the claims and litigation described in Boston Scientific's and Guidant's annual reports on Form 10-K for the fiscal year ended December 31, 2005 and in other documents incorporated by reference into this joint proxy statement/prospectus. The outcome of litigation, particularly class action lawsuits, is difficult to assess or quantify. Plaintiffs in these types of lawsuits often seek recovery of very large or indeterminate amounts, including not only actual damages, but also punitive damages. The magnitude of the potential loss relating to these lawsuits may remain unknown for substantial periods of time. In addition, the cost to defend against any future litigation may be significant. Further, Boston Scientific and Guidant are, and the combined company will be, largely self-insured for product liability claims and securities litigation. As a result of economic factors currently impacting the insurance industry, meaningful product liability and securities litigation insurance coverage has become unavailable due to its economically prohibitive cost. The absence of third-party insurance coverage increases the potential exposure of the combined company to unanticipated claims and adverse decisions. Product liability claims, product recalls, securities litigation and other litigation in the future, regardless of their ultimate outcome, could have a material adverse effect on the combined company's financial position, results of operations or liquidity.

        The combined company will face intense competition and may not be able to keep pace with the rapid technological changes in the medical devices industry, which could have an adverse effect on the business, financial condition or results of operations of the combined company.

        The medical device market is highly competitive. The combined company will encounter significant competition across its product lines and in each market in which its products are sold from various medical device companies, some of which may have greater financial and marketing resources than the combined company. Boston Scientific's primary competitors have historically included: Guidant (including its subsidiary Advanced Cardiovascular Systems, Inc.), Johnson & Johnson (including its subsidiary, Cordis Corporation) and Medtronic, Inc. (including its subsidiary, Medtronic AVE, Inc.). Upon completion of the merger, Abbott will become a primary competitor of Boston Scientific in the interventional cardiology market. Guidant's primary competitors in the CRM market have historically included: Medtronic, Inc. and St. Jude Medical, Inc. Additionally, St. Jude Medical, Inc. will be a competitor of the combined company in the neuromodulation market. In addition, the combined company will face competition from a wide range of companies that sell a single or a limited number of competitive products or which participate only in a specific market segment, as well as from non-medical device companies, including pharmaceutical companies, which may offer non-surgical alternative therapies for disease states intended to be treated using the combined company's products.

        Additionally, the medical device market is characterized by extensive research and development and rapid technological change. Developments by other companies of new or improved products, processes or technologies, in particular in the drug-eluting stent or CRM markets, may make the combined company's products or proposed products obsolete or less competitive and may negatively impact the combined company's revenues. The combined company will be required to devote continued efforts and financial resources to develop or acquire scientifically advanced technologies and products, apply its technologies cost-effectively across product lines and markets, attract and retain skilled development personnel, obtain patent and other protection for its technologies and products, obtain required regulatory and reimbursement approvals and successfully manufacture and market its products. If the combined company fails to develop new products or enhance existing products, it could have a material adverse effect on its business, financial condition or results of operations.

        The combined company will derive a significant portion of its revenue from the sale of drug-eluting coronary stent systems and a decline in the combined company's market share of drug-eluting stents may adversely affect the combined company's results of operations and financial condition.

        Drug-eluting coronary stent revenues for the combined company on a pro forma basis represent approximately 29% of its consolidated net sales during the fiscal year ended December 31, 2005. Boston Scientific has experienced declines in its United States drug-eluting stent revenues during the second half of 2005 as compared to the same period in the prior year largely as a result of a reduction in market share, as well as pricing pressure. Boston Scientific's TAXUS® drug-eluting stent system and Johnson & Johnson's CYPHER® drug-eluting stent system are currently the only two drug-eluting stents available in the United States market. During the first three quarters of 2005, Boston Scientific experienced sequential declines in its market share. In the fourth quarter of 2005, Boston Scientific's market share stabilized and was relatively consistent with the prior quarter. The combined company's share of the drug-eluting stent market, as well as unit prices, are expected to continue to be adversely affected as additional significant competitors enter the drug-eluting stent market, which began during the third quarter of 2005 internationally and is expected to continue to occur during the second half of 2007 in the United States. Companies have recently obtained regulatory approval to market and sell their drug-eluting stents in the European market. In July 2005, Medtronic, Inc. received approval from European regulators to begin commercial sales of its Endeavor drug-eluting stent system in the European market. Guidant received similar regulatory approval to commence European sales of its XIENCE™ V drug-eluting stent system on January 30, 2006. Following Abbott's acquisition of Guidant's drug-eluting stent portfolio, Abbott will sell XIENCE™ V in competition with Boston Scientific. On February 17, 2006, Conor Medsystems, Inc. received a CE Mark for its CoStar™ paclitaxel-eluting stent system.

        A material decline in the combined company's drug-eluting stent revenue would have a significant adverse impact on the combined company's future operating results. The most significant variables that may impact the size of the drug-eluting stent market and the combined company's position within that market include:

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  entry of additional competitors in the international markets and the United States;

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  declines in the average selling prices of drug-eluting stent systems;

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  variations in clinical results or product performance of the combined company's and its competitors' products;

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  new competitive product launches;

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  delayed or limited regulatory approvals and reimbursement policies;

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  litigation related to intellectual property;

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  continued physician confidence in the combined company's technology;

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  the average number of stents used per procedure;

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  expansion of indications for use;

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  a reduction in the overall number of procedures performed;

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  the international adoption rate of drug-eluting stent technology; and

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  the level of supply of the combined company's drug-eluting stent system and competitive stent systems.

        The manufacture of the TAXUS® stent system involves the integration of multiple technologies, critical components, raw materials and complex processes. Significant favorable or unfavorable changes in forecasted demand, as well as disruptions associated with the TAXUS® stent manufacturing process, may impact the combined company's inventory levels and its ability to provide the TAXUS® stent system in sufficient quantities and mix. Variability in expected demand or the timing of the launch of next-generation products may result in excess or expired inventory positions and future inventory charges, which may adversely impact the combined company's results from operations. In addition, the combined company expects to share with Abbott rights to Guidant's current XIENCE™ V drug-eluting stent program. As a result, delays in receipt of regulatory approvals for the XIENCE™ V drug-eluting stent system, Abbott's inability to supply the combined company with sufficient quantities of the XIENCE™ V drug-eluting stent system or material nonacceptance of these stents in the marketplace could adversely affect the results from operations of the combined company, as well as its ability to effectively differentiate itself from its competitors in the drug-eluting stent market as the leading company with two drug-eluting stent programs. However, there can be no assurance that regulatory authorities will permit the combined company to share with Abbott rights to Guidant's current XIENCE™ V drug-eluting stent program, which could adversely affect the financial condition and results of operations of the combined company.

        The future growth of the combined company is dependent upon the development of new products, which requires significant research and development, clinical trials and regulatory approvals, all of which are very expensive and time-consuming and may not result in a commercially viable product.

        In order to develop new products and improve current product offerings, the combined company will focus its research and development programs largely on the development of next-generation and novel technology offerings across multiple programs and divisions, particularly in its drug-eluting stent program. For example, Boston Scientific expects to launch its TAXUS® Liberté™ stent system in the United States during the second half of 2006, subject to regulatory approval. Also, Guidant expects to launch its next generation implantable cardioverter defibrillator and cardiac resynchronization therapy defibrillator systems devices within the next 12 months, subject to regulatory approval. If the combined company is unable to develop and launch these and other products as anticipated, the ability of the combined company to maintain or expand its market positions in the drug-eluting stent or CRM market may be adversely impacted.

        Further, the combined company anticipates increasing focus and spending on areas outside of drug-eluting stent and CRM technologies, primarily on technologies in which Boston Scientific and Guidant have already made significant investments, including neuromodulation, endoscopic systems, carotid stenting and bifurcation stenting, but may also extend into other medical device opportunities. However, given their early stage of development, there can be no assurance that these and other technologies will achieve technological feasibility, obtain regulatory approval or gain market acceptance. In addition, due to the substantial amount of debt Boston Scientific expects to incur to finance the cash portion of the merger consideration, there can be no assurance that, if the merger is consummated, the combined company will choose to continue to invest in these technologies. A delay in the development or approval of these technologies or the combined company's decision to reduce funding of these projects may adversely impact the contribution of these technologies to the combined company's future growth.

        As a part of the regulatory process of obtaining marketing clearance from the FDA for new products, the combined company will conduct and participate in numerous clinical trials with a variety of study designs, patient populations and trial endpoints. Unfavorable or inconsistent clinical data from existing or future clinical trials conducted by the combined company, by their competitors or by third parties, or the market's perception of this clinical data, may adversely impact the combined company's ability to obtain product approvals from the FDA, its position in, and share of, the markets in which it participates and its business, financial condition, results of operations or future prospects.

        Healthcare cost containment pressures and legislative or administrative reforms resulting in restrictive reimbursement practices of third-party payors or preferences for alternate therapies could decrease the demand for the combined company's products, the prices which customers are willing to pay for those products and the number of procedures performed using the combined company's devices, which could have an adverse effect on the business, financial condition or results of operations of the combined company.

        The combined company's products will be purchased principally by hospitals or physicians, which typically bill various third-party payors, including governmental programs (e.g., Medicare and Medicaid), private insurance plans and managed care plans, for the healthcare services provided to their patients. The ability of customers to obtain appropriate reimbursement for their products and services from private and governmental third-party payors is critical to the success of medical technology companies. The availability of reimbursement affects which products customers purchase and the prices they are willing to pay. Reimbursement varies from country to country and can significantly impact the acceptance of new products and services. After the combined company develops a promising new product, it may find limited demand for the product unless reimbursement approval is obtained from private and governmental third-party payors. Further legislative or administrative reforms to the United States or international reimbursement systems in a manner that significantly reduces reimbursement for procedures using the combined company's medical devices or denies coverage for those procedures could have a material adverse effect on the combined company's business, financial condition or results of operations.

        Major third-party payors for hospital services in the United States and abroad continue to work to contain healthcare costs. The introduction of cost containment incentives, combined with closer scrutiny of healthcare expenditures by both private health insurers and employers, has resulted in increased discounts and contractual adjustments to hospital charges for services performed and has shifted services between inpatient and outpatient settings. Initiatives to limit the increase of healthcare costs, including price regulation, are also underway in several countries in which the combined company will do business. Hospitals or physicians may respond to these cost-containment pressures by substituting lower cost products or other therapies for the combined company's products. Additionally, in light of the Guidant product recalls, third-party payors may seek claims and further recourse against Guidant for the recalled defibrillator and pacemaker systems for which Guidant had previously received reimbursement.

        Consolidation in the healthcare industry could lead to demands for price concessions or to the exclusion of some suppliers from certain of the combined company's significant market segments, which could have an adverse effect on the business, financial condition or results of operations of the combined company.

        The cost of healthcare has risen significantly over the past decade and numerous initiatives and reforms initiated by legislators, regulators and third-party payors to curb these costs have resulted in a consolidation trend in the healthcare industry, including hospitals. This in turn has resulted in greater pricing pressures and the exclusion of certain suppliers from important market segments as group purchasing organizations, independent delivery networks and large single accounts continue to consolidate purchasing decisions for some of Boston Scientific's and Guidant's hospital customers. Boston Scientific and Guidant expect that market demand, government regulation, third-party reimbursement policies and societal pressures will continue to change the worldwide healthcare industry, resulting in further business consolidations and alliances among the combined company's customers, which may reduce competition, exert further downward pressure on the prices of the combined company's products and may adversely impact the combined company's business, financial condition or results of operations.

        The combined company may not be successful in its strategic acquisitions of, investments in or alliances with, other companies and businesses, which have been a significant source of historical growth for both Boston Scientific and Guidant.

        Boston Scientific's and Guidant's strategic acquisitions, investments and alliances have historically been intended to expand further their ability to offer customers effective, quality medical devices that satisfy their interventional needs. Many of these alliances involve equity investments and often give Boston Scientific the option to acquire the other company or assets of the other company in the future and, in Guidant's case, the right to acquire or license future intellectual property developed by the other company. These acquisitions, investments and alliances have historically been significant sources of growth for both Boston Scientific and Guidant. The success of any acquisition, investment or alliance that the combined company may undertake will depend on a number of factors, including:

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  the combined company's ability to identify suitable opportunities for acquisition, investment or alliance, if at all;

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  the combined company's ability to finance any future acquisition, investment or alliance on terms acceptable to the combined company, if at all;

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  whether the combined company is able to establish an acquisition, investment or alliance on terms that are satisfactory to the combined company, if at all;

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  the strength of the other companies' underlying technology and ability to execute;

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  litigation related to these technologies; and

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  the combined company's ability to successfully integrate the acquired company or business with the combined company, including the ability to adequately fund acquired in-process research and development projects.

        If the combined company is unsuccessful in its acquisitions, investments and alliances, it may be unable to continue to grow its business significantly or may record asset impairment charges in the future.

        Because a significant amount of the combined company's revenues are derived from international operations and a significant percentage of the combined company's future growth is expected to come from international operations, changes in international economic or regulatory conditions could have a material impact on the combined company's business, financial condition or results of operations.

        A significant percentage of the combined company's future growth is expected to come from its international operations. As a result, the combined company's profitability from its international operations may be limited by risks and uncertainties related to economic conditions in these regions, foreign currency fluctuations, regulatory and reimbursement approvals, competitive offerings, infrastructure development, rights to intellectual property and the combined company's ability to implement its overall business strategy. Further, international markets are also being affected by economic pressure to contain reimbursement levels and healthcare costs. The trend in countries around the world, including Japan, toward more stringent regulatory requirements for product clearance, changing reimbursement models and more rigorous inspection and enforcement activities has generally caused or may cause medical device manufacturers to experience more uncertainty, delay, risk and expense. In addition, the combined company will be required to renew regulatory approvals in certain international jurisdictions, which may require additional testing and documentation. If sufficient resources are not available to renew these approvals or these approvals are not timely renewed, the combined company's ability to market its full line of existing products within these jurisdictions may be limited. Any significant changes in the competitive, political, legal, regulatory, reimbursement or economic environment where the combined company will conduct international operations may have a material impact on the combined company's business, financial condition or results of operations.

THE BOSTON SCIENTIFIC SPECIAL MEETING

        Boston Scientific is furnishing this joint proxy statement/prospectus to Boston Scientific stockholders as of the Boston Scientific record date as part of the solicitation of proxies by the Boston Scientific board of directors for use at the Boston Scientific special meeting.

Date, Time and Place

        The special meeting of Boston Scientific stockholders will be held on March 31, 2006 at 10:00 a.m., local time, at the Langham Hotel Boston, 250 Franklin Street, Boston, Massachusetts.

Purpose of the Special Meeting

        At the Boston Scientific special meeting, Boston Scientific stockholders will be asked to consider and vote upon proposals to (i) adopt an amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock from 1,200,000,000 to 2,000,000,000, and (ii) approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement. It is currently contemplated that no other matters will be considered at the Boston Scientific special meeting.

        The Boston Scientific board of directors believes that the merger and the proposals to amend the Boston Scientific Second Restated Certificate of Incorporation and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement are in the best interests of Boston Scientific and its stockholders and unanimously approved the two proposals and recommends that Boston Scientific stockholders vote "FOR" the approval of the two proposals.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of Boston Scientific common stock at the close of business on February 22, 2006, the Boston Scientific record date for the Boston Scientific special meeting, are entitled to notice of, and to vote at, the Boston Scientific special meeting and any adjournment or postponement of it. On the Boston Scientific record date, 821,567,300 shares of Boston Scientific common stock were issued and outstanding and held by approximately 8,143 holders of record.

        A quorum is present at the Boston Scientific special meeting if a majority of all the shares of Boston Scientific common stock issued and outstanding on the Boston Scientific record date and entitled to vote at the Boston Scientific special meeting are represented at the Boston Scientific special meeting in person or by a properly executed proxy. Withholds, abstentions and broker non-votes (described below) will be treated as present at the Boston Scientific special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Boston Scientific special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Boston Scientific common stock on the Boston Scientific record date are entitled to one vote per share on each matter submitted to a vote at the Boston Scientific special meeting.

Vote Required

        The adoption of the amendment to the Boston Scientific Second Restated Certificate of Incorporation requires the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock entitled to vote on the amendment and the approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement requires the affirmative vote of a majority of the shares of Boston Scientific common stock participating in the voting on the stock issuance. Boston Scientific does not expect that any matter will be brought before the Boston Scientific special meeting other than the proposals to (i) adopt the amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock from 1,200,000,000 to 2,000,000,000, and (ii) approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement. A properly executed proxy marked "abstain" with respect to any of these matters will not be voted "for" or "against" the proposals, but will be counted for purposes of determining the number of votes cast. Accordingly, an abstention will have the effect of a negative vote with respect to the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement. Any failure by a stockholder to submit a proxy or to vote in person at the Boston Scientific special meeting, including broker non-votes, will have the effect of a negative vote with respect to the amendment to the Boston Scientific Second Restated Certificate of Incorporation, but will have no effect with respect to the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

Shares Owned by Boston Scientific Directors and Executive Officers

        At the close of business on the Boston Scientific record date, directors and executive officers of Boston Scientific (and entities affiliated with them) beneficially owned and were entitled to vote 263,289,119 shares of Boston Scientific common stock, which represented approximately 31.7% of the shares of Boston Scientific common stock outstanding on that date. Of this number, 127,732,269 shares of Boston Scientific common stock, representing approximately 15.5% of the shares of Boston Scientific common stock outstanding on the Boston Scientific record date, were beneficially owned by the Nicholas entities, and 126,217,059 shares of Boston Scientific common stock, representing approximately 15.4% of the shares of Boston Scientific common stock outstanding on the Boston Scientific record date, were beneficially owned by the Abele entities.

        Each Nicholas entity and Abele entity has entered into a voting agreement with Guidant pursuant to which the entity has agreed to vote the shares of Boston Scientific common stock beneficially owned by it in favor of the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement and against any proposal which would impede, prevent or materially delay the consummation of the merger, the adoption of the amendment to the Boston Scientific Second Restated Certificate of Incorporation or the approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

Voting of Proxies

        Stockholders of record may vote their shares by attending the Boston Scientific special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed envelope. No postage is required if your proxy card is mailed in the United States. Stockholders also may submit their proxy/vote by telephone or on the Internet by following the instructions provided in the enclosed proxy card. If a proxy card is signed by a stockholder of record and returned without specific voting instructions, the shares represented by the proxy will be voted "FOR" the proposals presented at the Boston Scientific special meeting.

        Stockholders whose shares are held in "street name" must either instruct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the Boston Scientific special meeting. Please check the voting form used by your bank, broker, nominee, fiduciary or other custodian for information on how to submit your instructions to them. Failure to provide voting instructions to your record holder will result in a "broker non-vote" for those shares held in street name. Shares represented by broker non-votes will not be voted "FOR" or "AGAINST" the proposals, but will be counted in determining whether or not a quorum exists and will have the same effect as a vote "AGAINST" the proposal to amend the Boston Scientific Second Restated Certificate of Incorporation.

        Stockholders whose shares are held under the Boston Scientific 401(k) plan or GESOP will receive a single proxy card that covers both shares credited to your plan account(s) and shares that you own of record that are registered in the same name. If any of your plan accounts are not registered in the same name as your shares of record, you will receive separate proxy cards for your record and plan holdings. Properly completed and signed proxy cards will serve to instruct the trustees and fiduciaries to the Boston Scientific 401(k) plan and GESOP how to vote any Boston Scientific shares held in these plans on your behalf. The Boston Scientific 401(k) plan and GESOP trustees and fiduciaries may vote shares at their discretion for which timely instructions are not received.

        The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the Boston Scientific special meeting, including adjournments to permit further solicitations of proxies. Any adjournment may be made at any time by stockholders representing a majority of the votes present in person or by proxy at the Boston Scientific special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Boston Scientific does not currently intend to seek an adjournment of the Boston Scientific special meeting. No proxy voted against the two proposals will be voted in favor of any adjournment or postponement.

        Boston Scientific does not expect that any matter other than the proposals to (i) adopt the amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the number of authorized shares of Boston Scientific common stock from 1,200,000,000 to 2,000,000,000, and (ii) approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement will be brought before the Boston Scientific special meeting. If, however, other matters are properly brought before the Boston Scientific special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

        Stockholders of record may revoke their proxy at any time prior to the time it is voted at the meeting. Stockholders of record may revoke their proxy by:

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  submitting a written notice revoking their earlier vote or providing a properly completed and signed proxy card with a later date to Boston Scientific's Secretary;

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  submitting to Boston Scientific's transfer agent a properly completed and signed proxy card with a later date;

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  voting again telephonically or through the Internet (available until 11:00 p.m., local time, on March 30, 2006); or

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  voting in person at the Boston Scientific special meeting.

        Any written revocation or subsequent proxy card should be delivered to Boston Scientific's transfer agent, Mellon Investor Services, LLC, Proxy Processing, P.O. Box 3510, South Hackensack, New Jersey 07606-9210, or hand delivered to Boston Scientific's Secretary or his representative before the taking of the vote at the Boston Scientific special meeting.

Solicitation of Proxies

        Boston Scientific is soliciting proxies for the Boston Scientific special meeting and will bear all expenses in connection with solicitation of proxies, except those expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus which will be shared equally by Boston Scientific and Guidant. Upon request, Boston Scientific will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares.

        Boston Scientific has retained Innisfree M&A Incorporated to assist with the solicitation of proxies. Innisfree will receive customary fees as compensation for its services plus reimbursement for its related out-of-pocket expenses.

        Boston Scientific expects to solicit proxies primarily by mail, but directors, officers and other employees of Boston Scientific or Innisfree may also solicit proxies in person or by Internet, telephone or mail. No additional compensation will be paid to directors, officers or other employees of Boston Scientific in connection with this solicitation.

        Boston Scientific stockholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

THE GUIDANT SPECIAL MEETING

        Guidant is furnishing this joint proxy statement/prospectus to Guidant shareholders as of the Guidant record date as part of the solicitation of proxies by the Guidant board of directors for use at the Guidant special meeting.

Date, Time and Place

        The Guidant special meeting will be held on March 31, 2006, at 10:00 a.m., local time, at Guidant's corporate headquarters, 111 Monument Circle, Indianapolis, Indiana 46204-5129. Please complete and return the enclosed request for admittance card as soon as possible if you plan to attend the Guidant special meeting. If you return the request card, Guidant will send you an admittance card.

Purpose of the Special Meeting

        At the Guidant special meeting, Guidant shareholders will be asked to consider and vote upon a proposal to approve the merger agreement pursuant to which Galaxy Merger Sub will merge with and into Guidant, with Guidant becoming a wholly owned subsidiary of Boston Scientific, and each outstanding share of Guidant common stock will be converted into the right to receive (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. It is currently contemplated that no other matters will be considered at the Guidant special meeting.

        The Guidant board of directors (with the exception of one director who was absent due to medical reasons) has unanimously determined that the merger and the other transactions contemplated by the merger agreement are in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" approval of the merger agreement.

Record Date; Shares Entitled to Vote; Quorum

        Only holders of record of Guidant common stock at the close of business on February 22, 2006, the Guidant record date for the Guidant special meeting, are entitled to notice of, and to vote at, the Guidant special meeting and any adjournment or postponement of it. On the Guidant record date, 338,981,522 shares of Guidant common stock were issued and outstanding and held by approximately 4,376 holders of record.

        A quorum is present at the Guidant special meeting if a majority of all the shares of Guidant common stock issued and outstanding on the Guidant record date and entitled to vote at the Guidant special meeting are represented at the Guidant special meeting in person or by a properly executed proxy. Abstentions and broker non-votes (described below) will be treated as present at the Guidant special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business. In the event that a quorum is not present at the Guidant special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Holders of record of Guidant common stock on the Guidant record date are entitled to one vote per share on each matter submitted to a vote at the Guidant special meeting.

Vote Required

        The approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Guidant common stock entitled to vote on the Guidant record date. Because the required vote of Guidant shareholders is based upon the number of outstanding shares of Guidant common stock entitled to vote, rather than upon the shares actually voted, the failure by a shareholder to submit a proxy or to vote in person at the Guidant special meeting, including abstentions and broker non-votes, will have the same effect as a vote against approval of the merger agreement.

Shares Owned by Guidant Directors and Executive Officers

        At the close of business on the Guidant record date, directors and executive officers of Guidant beneficially owned and were entitled to vote 8,417,981 shares of Guidant common stock, which represented approximately 3% of the shares of Guidant common stock outstanding on that date.

Voting of Proxies

        Shareholders of record may vote their shares by attending the Guidant special meeting and voting their shares in person at the meeting, or by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage pre-paid envelope. Shareholders also may submit their proxy by telephone or on the Internet by following the instructions provided in the enclosed proxy card. If a proxy card is signed by a shareholder of record and returned without specific voting instructions, the shares represented by the proxy will be voted "FOR" the proposals presented at the Guidant special meeting.

        Shareholders whose shares are held in "street name" must either instruct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote at the Guidant special meeting. Please check the voting form used by your bank, broker, nominee, fiduciary or other custodian for information on how to submit your instructions to them. Failure to provide voting instructions to your record holder will result in a "broker non-vote" for those shares held in street name. Shares represented by broker non-votes will not be voted "FOR" or "AGAINST" the proposals, but will be counted in determining whether or not a quorum exists.

        Shareholders whose shares are held under Guidant's employee stock ownership plan may instruct the plan trustee as to how to vote their shares. If a shareholder does not instruct the plan trustee as to how to vote his or her shares, the plan trustee may vote those shares at its discretion. Please consult the voting form used by the plan trustee for information on how to submit your instructions to the plan trustee.

        The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Guidant special meeting, including adjournments to permit further solicitations of proxies. Any adjournment may be made at any time by shareholders representing a majority of the votes present in person or by proxy at the Guidant special meeting, whether or not a quorum exists, without further notice other than by an announcement made at the meeting. Guidant does not currently intend to seek an adjournment of the Guidant special meeting. No proxy voted against the proposal to approve the merger agreement will be voted in favor of any adjournment or postponement.

        Guidant does not expect that any matter other than the proposal to approve the merger agreement will be brought before the Guidant special meeting. If, however, other matters are properly brought before the Guidant special meeting, or any adjourned meeting, the persons named as proxies will vote in accordance with their judgment.

Revocability of Proxies

        Shareholders of record may revoke their proxy at any time prior to the time it is voted at the meeting. Shareholders of record may revoke their proxy by:

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  executing a later-dated proxy card relating to the same shares and delivering it to Guidant's Secretary by Internet, telephone or mail before the taking of the vote at the Guidant special meeting;

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  filing with Guidant's Secretary before the taking of the vote at the Guidant special meeting a written notice of revocation bearing a later date than the proxy card; or

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  attending the Guidant special meeting and voting in person (although attendance at the Guidant special meeting will not, in and of itself, revoke a proxy).

        Any written revocation or subsequent proxy card should be delivered to Guidant Corporation, 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, Attention: Secretary, or hand delivered to Guidant's Secretary or his representative before the taking of the vote at the Guidant special meeting.

Solicitation of Proxies

        Guidant is soliciting proxies for the Guidant special meeting and will bear all expenses in connection with solicitation of proxies, except those expenses incurred in connection with the printing and mailing of this joint proxy statement/prospectus which will be shared equally by Boston Scientific and Guidant. Upon request, Guidant will pay banks, brokers, nominees, fiduciaries or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold shares.

        Guidant has retained Georgeson Shareholder Communications, Inc. to assist with the solicitation of proxies. Georgeson will receive customary fees as compensation for its services plus reimbursement for its related out-of-pocket expenses.

        Guidant expects to solicit proxies primarily by mail, but directors, officers and other employees of Guidant or Georgeson may also solicit proxies in person or by Internet, telephone or mail. No additional compensation will be paid to directors, officers or other employees of Guidant in connection with this solicitation.

        Guidant shareholders who receive more than one proxy card or voting instruction form have shares registered in different forms or in more than one account. Please complete, sign, date and return all proxy cards and provide instructions for all voting instruction forms received to ensure that all of your shares are voted.

        Guidant shareholders should not send stock certificates with their proxies. A transmittal form with instructions for the surrender of Guidant common stock certificates will be mailed to Guidant shareholders shortly after completion of the merger.

THE COMPANIES

Boston Scientific

        Boston Scientific is a worldwide developer, manufacturer and marketer of medical devices that are used in a broad range of interventional medical specialties, including interventional cardiology, peripheral interventions, vascular surgery, electrophysiology, neurovascular intervention, oncology, endoscopy, urology, gynecology and neuromodulation. Since Boston Scientific was formed in 1979, Boston Scientific has advanced the practice of less invasive medicine by helping physicians and other medical professionals improve their patients' quality of life by providing alternatives to surgery and other medical procedures that are typically traumatic to the body. Boston Scientific's products are generally inserted into the human body through natural openings or small incisions in the skin and can be guided to most areas of the anatomy to diagnose and treat a wide range of medical problems.

        Boston Scientific's products are offered for sale by three dedicated business groups: Cardiovascular, Endosurgery and Neuromodulation. The Cardiovascular organization focuses on products and technologies for use in interventional cardiology, peripheral interventions, vascular surgery, electrophysiology, and neurovascular procedures. The Endosurgery organization focuses on products and technologies for use in oncology, endoscopy, urology and gynecology procedures. In 2004, Boston Scientific entered into the neuromodulation market following its acquisition of Advanced Bionics Corporation. This organization currently focuses on the treatment of auditory disorders and chronic pain.

        Boston Scientific's mission is to improve the quality of patient care and the productivity of health care delivery through the development and advocacy of less invasive medical devices and procedures. This mission is accomplished through the continuing refinement of existing products and procedures and the investigation and development of new technologies that can reduce risk, trauma, cost, procedure time and the need for aftercare. Boston Scientific's approach to innovation combines internally developed products and technologies with those obtained externally through strategic acquisitions and alliances. Building relationships with development companies and inventors allows Boston Scientific to support its current franchises as well as expand into complementary businesses.

        Boston Scientific was incorporated in Delaware in 1979. Boston Scientific's principal executive offices are located at One Boston Scientific Place, Natick, MA 01760-1537, and the telephone number at that address is (508) 650-8000.

Guidant

        Guidant is a multinational company that designs, develops, manufactures and markets innovative, high quality, therapeutic medical devices for use in treating cardiac and vascular disease. Approximately 13,000 employees develop, manufacture and market Guidant's medical devices in nearly 100 countries, with key operations in the United States, Europe and Asia.

        Guidant products that focus on the treatment of coronary arrhythmias, heart failure and coronary and peripheral disease include:

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  implantable defibrillator systems used to detect and treat abnormally fast heart rhythms (tachycardia) that could result in sudden cardiac death, including implantable cardiac resynchronization therapy defibrillator systems used to treat heart failure;

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  implantable pacemaker systems used to manage slow or irregular heart rhythms (bradycardia), including implantable cardiac resynchronization therapy pacemaker systems used to treat heart failure;

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  coronary stent systems for the treatment of coronary artery disease;

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  angioplasty systems, including dilatation catheters, guidewires and related accessories for the treatment of coronary artery disease;

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  cardiac surgery systems to perform cardiac surgical ablation, endoscopic vessel harvesting and clampless beating-heart bypass surgery; and

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  peripheral systems, including those to treat biliary, peripheral vascular and carotid artery disease.

        Guidant was incorporated in Indiana in September 1994 to be the parent of several of the medical device and diagnostics businesses of Eli Lilly and Company. In December 1994, Guidant consummated an initial public offering of a portion of its outstanding common shares. In September 1995, Eli Lilly and Company, by means of a split-off, disposed of all of its remaining interests in Guidant. The address of Guidant's principal executive offices is 111 Monument Circle, 29th Floor, Indianapolis, Indiana 46204-5129, and the telephone number at that address is (317) 971-2000.

THE MERGER

General

        Pursuant to the merger agreement, Galaxy Merger Sub, a wholly owned subsidiary of Boston Scientific, will merge with and into Guidant. Guidant will be the surviving corporation and will become a wholly owned subsidiary of Boston Scientific. Under the terms of the merger agreement, holders of Guidant common stock will receive in exchange for each of their shares of Guidant common stock (i) $42.00, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger.

Background to the Merger

        On December 15, 2004, Guidant and Johnson & Johnson executed the original Johnson & Johnson merger agreement. Under the terms of the original Johnson & Johnson merger agreement, holders of Guidant common stock were to receive, for each share of Guidant common stock they own, (i) $30.40 in cash and (ii) a number of shares of Johnson & Johnson common stock with a value, based upon the volume weighted average trading price of Johnson & Johnson common stock for the 15 trading days ending three trading days prior to the closing of the merger, of $45.60, so long as the volume weighted average trading price per share of Johnson & Johnson common stock during that period was within the range of $55.45 and $67.09. Outside of this range, each share of Guidant common stock would have been converted into the right to receive (i) $30.40 in cash and (ii) a fixed number of shares of Johnson & Johnson common stock equal to 0.6797, if the volume weighted average trading price was above the range, and 0.8224, if the volume weighted average trading price was below the range.

        Following execution of the original Johnson & Johnson merger agreement, Guidant and Johnson & Johnson worked together to secure the various regulatory approvals required to close the transaction, particularly with respect to antitrust matters.

        On April 27, 2005, Guidant shareholders approved the original Johnson & Johnson merger agreement at a special meeting of Guidant shareholders.

        On May 23, 2005, Guidant issued a communication to physicians regarding a failure of Guidant's Ventak Prizm 2 DR Model 1861 implantable defibrillators that were manufactured before November 2002. On June 17, 2005, Guidant issued a communication to physicians regarding failures occurring in several additional Guidant products. The communication provided additional information relating to the May 2005 communication regarding the Ventak Prizm 2 DR Model 1861, as well as information regarding issues with respect to several of Guidant's other defibrillator products. At that time, the FDA indicated that it would be classifying these actions as recalls.

        From June 2005 through late September 2005, Guidant issued a number of additional physician communications relating to failures occurring in certain Guidant products, including implantable cardioverter defibrillators, cardiac resynchronization therapy defibrillators and pacemakers. The FDA classified a number of these physician communications as recalls under FDA recall classifying standards. In connection with a June 24, 2005 physician notification regarding Guidant's Contak Renewal 3 and 4, AVT and Renewal RF devices, Guidant voluntarily removed these devices from distribution and advised physicians to discontinue implantation. In August 2005, the FDA commenced an investigation of Guidant, inspecting Guidant's CRM facilities in St. Paul, Minnesota, and issued a Form 483, noting several inspectional observations of non-compliance. During the summer and fall of

2005, Guidant was also named in numerous product liability lawsuits and became the subject of various claims and governmental investigations.

        On August 25, 2005, the European Commission issued a decision declaring the original Johnson & Johnson merger compatible with the Common Market. In connection with the European Commission's decision, Johnson & Johnson agreed to divest its Cordis steerable guidewires business in Europe and the Guidant endovascular solutions business in Europe and to pursue a remedy relating to the companies' endoscopic vessel harvesting products.

        On September 29, 2005, James M. Cornelius, then non-executive Chairman of the Board of Guidant, met with Johnson & Johnson's Chairman of the Board and Chief Executive Officer to discuss the developments at Guidant and the impact of those events under the original Johnson & Johnson merger agreement. At this meeting, Johnson & Johnson's Chairman of the Board and Chief Executive Officer stated to Mr. Cornelius that Johnson & Johnson would like to discuss a renegotiation of the terms of the original Johnson & Johnson merger agreement in light of these events, and that any renegotiated price would have to represent a significant reduction from the price reflected in the original Johnson & Johnson merger agreement.

        On November 1, 2005, Mr. Cornelius received an unsolicited call from Pete Nicholas, Chairman of the Boston Scientific board of directors, inquiring as to his availability for a meeting to discuss a possible business combination transaction involving the two companies.

        On November 2, 2005, after consultation with Guidant's legal advisors, Mr. Cornelius informed Mr. Nicholas that in light of the original Johnson & Johnson merger agreement, he could not attend such a meeting. In accordance with the terms of the original Johnson & Johnson merger agreement, Guidant promptly notified Johnson & Johnson of this matter. On November 2, 2005, the FTC notified Johnson & Johnson that it had conditionally approved its acquisition of Guidant, subject to Johnson & Johnson divesting, licensing or terminating certain rights or assets of its businesses in drug-eluting stents, endoscopic vessel harvesting products and anastomotic assist devices.

        Following receipt of FTC approval of the original Johnson & Johnson merger, Johnson & Johnson issued a public statement on November 2, 2005 that it continued to view Guidant's product recalls and the related developments as serious matters and that it believed that those events had resulted in a "material adverse effect" on Guidant under the terms of the original Johnson & Johnson merger agreement such that Johnson & Johnson was not required under the terms of that agreement to close the Johnson & Johnson merger. On the same day, Guidant issued a public statement stating that Guidant had informed Johnson & Johnson that the parties remained legally obligated to complete the Johnson & Johnson merger under the terms of the original Johnson & Johnson merger agreement.

        Following Johnson & Johnson's public statement on November 2, 2005, members of senior management of Boston Scientific retained Merrill Lynch as Boston Scientific's financial advisor and Shearman & Sterling LLP as Boston Scientific's legal advisor in connection with the possibility of making a proposal to acquire Guidant.

        In the morning of November 7, 2005, Guidant filed a civil suit against Johnson & Johnson in the United States District Court for the Southern District of New York. The complaint alleged that Johnson & Johnson was required to complete the acquisition of Guidant under the terms of the original Johnson & Johnson merger agreement and sought specific performance of the original Johnson & Johnson merger agreement.

        Discussions between Guidant and Johnson & Johnson continued after the filing of the complaint into the weekend of November 12 and 13, 2005, and resulted in an agreement to restructure the original Johnson & Johnson merger agreement to provide for adjusted merger consideration to be paid for each share of Guidant common stock of a combination of $33.25 in cash and 0.493 shares of Johnson & Johnson common stock.

        After the close of trading on the New York Stock Exchange on November 14, 2005, final terms were agreed between the parties and an amended and restated Johnson & Johnson merger agreement (the amended Johnson & Johnson merger agreement) was executed. On November 15, 2005, the parties issued a joint press release announcing their agreement.

        Following the public announcement that Johnson & Johnson and Guidant had entered into the amended Johnson & Johnson merger agreement, from November 15 through November 21, 2005, members of senior management of Boston Scientific, along with Boston Scientific's financial and legal advisors, reviewed the possibility of making, and the terms of, a proposal to acquire Guidant. At or about that time, Mr. Nicholas determined that it would be helpful for Boston Scientific to retain Bear Stearns, in addition to Merrill Lynch, to further assist the Boston Scientific board of directors in connection with its consideration of the possible acquisition of Guidant.

        On November 21, 2005, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management, along with Boston Scientific's financial and legal advisors, provided preliminary information to the Boston Scientific board of directors regarding management's interest in possibly making a proposal to acquire Guidant. Following this board meeting and through November 28, 2005, members of senior management of Boston Scientific, along with Boston Scientific's financial and legal advisors, analyzed and formulated the terms of a potential proposal to acquire Guidant and, in connection with this proposal, had discussions with potential financing sources regarding the financing for a transaction.

        On November 29, 2005, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management, along with Boston Scientific's financial and legal advisors, provided the Boston Scientific board of directors with further information regarding a proposed transaction to acquire Guidant. The presentations to the Boston Scientific board of directors included (i) the terms of the proposal that Boston Scientific was considering making to Guidant, (ii) the terms of the financing that Boston Scientific would require if it were to acquire Guidant and the impact on Boston Scientific of that financing, including on its credit rating, (iii) the terms on which Guidant would be acquired, including the expectation that, if Boston Scientific was successful in its efforts to acquire Guidant, it would be required to enter into a merger agreement that was substantially similar to the amended Johnson & Johnson merger agreement (including with respect to the definition of "material adverse effect" contained in the amended Johnson & Johnson merger agreement), (iv) the limitations contained in the amended Johnson & Johnson merger agreement on Guidant's ability to enter into discussions regarding a takeover transaction with any person other than Johnson & Johnson, and the terms on which Guidant could terminate the amended Johnson & Johnson merger agreement, including the provision requiring that Guidant pay Johnson & Johnson a termination fee if the amended Johnson & Johnson merger agreement is terminated in circumstances involving a competing transaction to acquire Guidant, (v) the potential antitrust issues that could be raised by the proposed transaction and possible solutions to these issues, and (vi) the preliminary views of Boston Scientific's financial advisors as to the financial impact on Boston Scientific of the proposed transaction and the proposed price to be paid for Guidant. At that meeting, representatives of each of Bank of America, N.A. and Merrill Lynch expressed the willingness of their respective institutions to commit to provide the necessary financing for the proposed transaction and representatives of Bear Stearns expressed the willingness of Bear Stearns to participate in the financing. After extensive discussion by the members of the Boston Scientific board of directors of the proposed transaction, including in executive session, the Boston Scientific board of directors authorized Boston Scientific's senior management to continue to work on a proposal to acquire Guidant. Following this meeting and over the next several days, members of senior management of Boston Scientific, along with Boston Scientific's financial and legal advisors, finalized the terms of Boston Scientific's proposal to acquire Guidant, including the terms of the commitment letter that Boston Scientific was negotiating with Bank of America, N.A. and Merrill Lynch with respect to the financing necessary for the proposed transaction.

        On December 2, 2005, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management made a further presentation to the Boston Scientific board of directors regarding the terms of the proposal to acquire Guidant. Boston Scientific's General Counsel again reviewed the principal legal terms of the proposal, as well as the relevant provisions of the amended Johnson & Johnson merger agreement. Following discussion, the Boston Scientific board of directors authorized the proposal to acquire Guidant on the terms described at the meeting and authorized the delivery of the proposal to Guidant and the execution by Boston Scientific of the commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Bank of America Securities LLC.

        On December 5, 2005, Boston Scientific delivered a letter to Guidant proposing to acquire Guidant for a combination of $36 in cash and a fixed number of shares of Boston Scientific common stock having a value of $36 on or about the time, should it occur, that a definitive agreement was signed. Boston Scientific issued a public statement to this effect on the same day. Guidant made a public statement on the same day acknowledging receipt of the letter and stating the Guidant board of directors would consider the proposal and, in accordance with the terms of the amended Johnson & Johnson merger agreement, promptly forwarded copies of the materials it had received from Boston Scientific to Johnson & Johnson.

        On December 7, 2005, at a meeting of the Guidant board of directors, Guidant's legal advisors reviewed Guidant's obligations to Johnson & Johnson under the amended Johnson & Johnson merger agreement with respect to Boston Scientific's proposal. Each of Guidant's financial advisors discussed their preliminary financial analyses of the merger consideration contemplated by Boston Scientific's proposal. After discussion, the Guidant board of directors made the requisite determination under the amended Johnson & Johnson merger agreement to provide information to Boston Scientific and enter into discussions with it regarding its proposal. Guidant issued a public statement to this effect on the same day, noting that the Guidant board of directors was not making any recommendation at that time with respect to Boston Scientific's proposal.

        On December 7, 2005, Guidant and Boston Scientific executed a confidentiality agreement.

        Between December 8, 2005 and January 6, 2006, Boston Scientific and Guidant each conducted a due diligence investigation of the other. In accordance with the terms of the amended Johnson & Johnson merger agreement, Guidant provided information about the status and details of the Boston Scientific proposal to Johnson & Johnson during this period, as well as copies of information that were provided by Guidant to Boston Scientific and its representatives during this period that had not previously been provided to Johnson & Johnson or its representatives. During this time, Boston Scientific's legal advisors sent a draft of a proposed merger agreement to Guidant's legal advisors, and the respective legal advisors discussed the terms of the proposed merger agreement.

        During this period, Boston Scientific's legal advisors were engaged in discussions with the FTC and the European regulatory antitrust authorities regarding receipt of the necessary clearances for the proposed transaction, including possible actions that Boston Scientific would be prepared to make in connection with the receipt of these clearances. In that regard, during this period Boston Scientific also held discussions with various parties, including Abbott, regarding the possible purchase by Abbott of the Guidant vascular and endovascular businesses. The discussions between Boston Scientific and Abbott progressed to detailed negotiations between the parties of the financial terms on which Abbott would acquire these businesses from Guidant and the terms on which Boston Scientific and Abbott would share rights to Guidant's drug-eluting stent program.

        On January 6, 2006, at a meeting of the Guidant board of directors, Guidant management and its legal and financial advisors reviewed with the Guidant board of directors the diligence process with respect to Boston Scientific. Guidant management also discussed Guidant's business condition and outlook. Guidant's legal advisors updated the Guidant board of directors on the status of negotiations with Boston Scientific and its representatives.

        On January 6, 2006, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management made a detailed presentation to the Boston Scientific board of directors of the results of Boston Scientific's due diligence review of Guidant, including the impact on Guidant of its previously announced product recalls and related litigation. In addition, senior members of Boston Scientific management made a detailed presentation to the Boston Scientific board of directors regarding the financial overview of the proposed transaction and the effect it would have on Boston Scientific from financial and business viewpoints. Senior management of Boston Scientific also described to the Boston Scientific board of directors the status of discussions with antitrust authorities regarding the proposed transaction, as well as the financial and other terms on which Abbott would acquire the Guidant vascular and endovascular businesses and share with Boston Scientific rights to Guidant's drug-eluting stent program. Following discussions of these matters, senior management of Boston Scientific presented the Boston Scientific board of directors with the proposed terms of a definitive offer to acquire Guidant for a combination of $36 in cash and a number of Boston Scientific shares worth approximately $36 based on the average trading price for the 20 trading days ending three trading days prior to the date on which Guidant shareholders would vote to approve a transaction with Boston Scientific and a description of the proposed collar around the stock portion of the consideration. Then, Boston Scientific's financial advisors presented their financial analyses of the consideration proposed to be paid to Guidant shareholders in the offer, and each delivered its oral opinion, to the effect that, as of January 6, 2006, and based upon and subject to the matters described in its respective opinion, the consideration to be paid to Guidant shareholders in the offer was fair from a financial point of view to Boston Scientific. Boston Scientific's legal advisors reviewed the principal terms of the proposed merger agreement, including (i) the conditions to closing the proposed transaction, (ii) the fact that the material adverse effect definition contained in the proposed merger agreement required Boston Scientific to accept the consequences to Guidant's business of Guidant's previously announced product recalls and any related litigation, investigations or other developments, (iii) the termination provisions of the proposed merger agreement, including that Boston Scientific would be required to pay a substantial termination fee to Guidant if it failed to secure the necessary antitrust approvals for the proposed transaction, and (iv) the fact that Boston Scientific would be obligated to reimburse Guidant for the termination fee that would be payable to Johnson & Johnson if Guidant did enter into the proposed merger agreement with Boston Scientific. The Boston Scientific board of directors was also advised that holders of approximately 30% of the outstanding shares of Boston Scientific common stock were prepared to agree to vote their shares in favor of the proposed transaction. Following extended discussion, the Boston Scientific board of directors authorized the delivery of the definitive offer to Guidant.

        In connection with its firm offer to acquire Guidant, Boston Scientific received a revised commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC in which they committed to provide, in the aggregate, financing of up to $14 billion.

        On January 8, 2006, Boston Scientific entered into the Abbott transaction agreement, pursuant to which Abbott would acquire the Guidant vascular and endovascular businesses for total consideration of $4.3 billion, consisting of an upfront payment of $3.8 billion in cash on or around the closing of Boston Scientific's acquisition of Guidant, a payment of $250 million upon FDA approval of an everolimus-based drug-eluting stent product and an additional payment of $250 million upon a similar approval in Japan. The Abbott transaction agreement also provided that Abbott would provide a $700 million subordinated loan to Boston Scientific for five years at an annual interest rate of 5.25% and described the terms on which Abbott and Boston Scientific would share rights to Guidant's drug-eluting stent program.

        Later in the day on January 8, 2006, Boston Scientific delivered a letter to Mr. Cornelius in which it offered to acquire Guidant for $72 a share, and otherwise on the terms and conditions contained in that letter and the merger agreement that was attached to the letter and that had been executed by Boston Scientific. Shortly after Boston Scientific delivered the offer letter to Mr. Cornelius, Mr. Nicholas and James R. Tobin, Chief Executive Officer of Boston Scientific, called Mr. Cornelius to inform him that the letter had been sent. Guidant made a public statement on the same day acknowledging receipt of Boston Scientific's offer and stating that the Guidant board of directors would evaluate all aspects of the offer with the assistance of its financial advisors and outside counsel. In addition, in accordance with the terms of the amended Johnson & Johnson merger agreement, Guidant promptly forwarded copies of the materials it had received from Boston Scientific to Johnson & Johnson.

        On January 10, 2006, at a meeting of the Guidant board of directors, Guidant's legal advisors reviewed with the Guidant board of directors the principal terms of the offer received from Boston Scientific on January 8, 2006 and the specific differences between Boston Scientific's offer and the amended Johnson & Johnson merger agreement, as well as Guidant's obligations to Johnson & Johnson under the amended Johnson & Johnson merger agreement. Guidant's financial advisors discussed with the Guidant board of directors their financial analyses of the merger consideration contemplated by the January 8, 2006 Boston Scientific offer. No decisions regarding the Boston Scientific offer were made at this meeting.

        On the morning of January 11, 2006, senior members of Johnson & Johnson met with Mr. Cornelius and Bernard E. Kury, Guidant's General Counsel, to discuss the benefits of a transaction between Johnson & Johnson and Guidant and to present Johnson & Johnson's revised offer of $37.25 in cash and 0.493 shares of Johnson & Johnson common stock, having a value, based on the closing price of Johnson & Johnson common stock on January 10, 2006, of $68.36 per share of Guidant common stock. Following discussion of the terms of that revised offer, Mr. Cornelius agreed to take Johnson & Johnson's revised offer to the Guidant board of directors for its consideration.

        On January 11, 2006, at a meeting of the Guidant board of directors, the Guidant board of directors continued its discussion, with the input of its legal and financial advisors, of the offer received from Boston Scientific on January 8, 2006. Guidant's legal and financial advisors also reviewed with the Guidant board of directors Johnson & Johnson's revised offer as set forth in the proposed amendment no. 1 to the amended Johnson & Johnson merger agreement. After further discussion, the Guidant board of directors approved amendment no. 1 to the amended Johnson & Johnson merger agreement as being in the best interests of Guidant and its shareholders and authorized the execution and delivery of amendment no. 1 to the amended Johnson & Johnson merger agreement.

        After the close of trading on the New York Stock Exchange on January 11, 2006, the Guidant board of directors accepted the revised offer from Johnson & Johnson and the parties executed amendment no. 1 to the amended Johnson & Johnson merger agreement, which reflected the terms of that offer. Following these actions, Mr. Cornelius called Mr. Tobin to inform him of the Guidant board of directors' determinations. On the same day, Johnson & Johnson and Guidant issued a joint press release announcing their agreement.

        Following the announcement of the execution of amendment no. 1 to the amended Johnson & Johnson merger agreement, senior members of management of Boston Scientific, along with Boston Scientific's financial and legal advisors, discussed potential responses to amendment no. 1 to the amended Johnson & Johnson merger agreement, including the possible revision of the terms of Boston Scientific's January 8, 2006, offer.

        On January 12, 2006, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management presented the Boston Scientific board of directors with the proposed terms of a revised offer to acquire Guidant. The revised offer would increase the cash component of the proposed merger consideration by $0.50 from $36 per share to $36.50 per share, and would increase the stock component of the proposed merger consideration by providing that the number of Boston Scientific shares issuable would equal approximately $36.50, instead of $36.00, based on the average trading price for the 20 trading days ending three trading days prior to the date on which Guidant's shareholders would vote to approve a transaction with Boston Scientific, subject to the same collar. The revised offer would also provide that, if the transaction with Guidant was not completed by March 31, 2006, the proposed merger consideration would be increased by an amount in cash equal to $0.012 per share for each day beginning on April 1, 2006 through the date of closing. Boston Scientific was also prepared to revise its proposed merger agreement with Guidant to provide that, if required, it would be prepared to divest all overlapping assets, and to extend the proposed termination date of the proposed merger agreement from June 30, 2006 to September 30, 2006. Boston Scientific's legal advisors reviewed the principal terms of the proposed revised offer, and Boston Scientific's financial advisors separately presented their financial analyses of the proposed consideration contemplated by the revised offer, and each delivered its oral opinion, to the effect that, as of January 11, 2006, and based upon and subject to the matters described in its respective opinion, the consideration contemplated by the revised offer was fair from a financial point of view to Boston Scientific. Following extended discussion, the Boston Scientific board of directors authorized the delivery of the revised definitive offer to Guidant. In connection with the submission of its revised offer, Boston Scientific received a revised commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC in which they committed to provide, in the aggregate, financing of up to $14 billion.

        On January 12, 2006, Boston Scientific delivered a letter to Mr. Cornelius outlining its revised offer to acquire Guidant for $73 a share, and otherwise on the terms and conditions contained in that letter and in the revised merger agreement that was attached to the letter and that had been executed by Boston Scientific. Shortly after Boston Scientific delivered the revised offer letter to Mr. Cornelius, Mr. Nicholas called Mr. Cornelius to confirm that he had received and understood the revised offer and to discuss next steps. Boston Scientific's revised offer provided that it would expire by its terms at 4:00 p.m. EST on January 13, 2006, unless by that time the Guidant board of directors had determined that Boston Scientific's revised offer constituted a "superior proposal," as defined under the amended Johnson & Johnson merger agreement. In accordance with the terms of the amended Johnson & Johnson merger agreement, Guidant promptly forwarded copies of the materials it had received from Boston Scientific to Johnson & Johnson.

        On January 13, 2006, senior members of Johnson & Johnson again met with Messrs. Cornelius and Kury to convey Johnson & Johnson's continued interest in a transaction with Guidant and to present Johnson & Johnson's revised offer of $40.52 in cash and 0.493 shares of Johnson & Johnson common stock, having a value, based on the closing price of Johnson & Johnson common stock on January 13, 2006, of $71.00 per share of Guidant common stock.

        On January 13, 2006, the Guidant board of directors met to consider the terms of the revised offers received from both Boston Scientific and Johnson & Johnson. Guidant's legal and financial advisors reviewed with the Guidant board of directors Boston Scientific's revised offer received on January 12, 2006, as well as Johnson & Johnson's revised offer received on January 13, 2006 as set forth in the proposed amendment no. 2 to the amended Johnson & Johnson merger agreement. After further discussion, the Guidant board of directors approved amendment no. 2 to the amended Johnson & Johnson merger agreement as being in the best interests of Guidant and its shareholders and authorized the execution and delivery of amendment no. 2 to the amended Johnson & Johnson merger agreement.

        After the close of trading on the New York Stock Exchange on January 13, 2006, the Guidant board of directors accepted the revised offer from Johnson & Johnson and the parties executed amendment no. 2 to the amended Johnson & Johnson merger agreement, which reflected the terms of that offer. Following these actions, Mr. Cornelius telephoned Mr. Tobin to inform him of the Guidant board of directors' determinations. On the same day, Guidant and Johnson & Johnson issued a joint press release announcing their agreement.

        Following the announcement of the execution of amendment no. 2 to the amended Johnson & Johnson merger agreement, senior members of management of Boston Scientific, along with Boston Scientific's financial and legal advisors, discussed potential responses to amendment no. 2 to the amended Johnson & Johnson merger agreement, including the possible revision of the terms of Boston Scientific's January 12, 2006 offer.

        During the weekend of January 14, 2006, members of senior management of Boston Scientific, along with Boston Scientific's financial and legal advisors, continued to review potential responses to amendment no. 2 to the amended Johnson & Johnson merger agreement. In addition, representatives of Boston Scientific and Abbott discussed possible revisions to the Abbott transaction agreement, under which Abbott would agree to increase the consideration to be paid by it for the Guidant vascular and endovascular businesses, and to increase the amount of the loan, and decrease the interest rate of that loan, to be made by Abbott to Boston Scientific. In addition, Boston Scientific and Abbott discussed the terms on which Abbott might subscribe for shares of Boston Scientific common stock, including the number of shares that Abbott would be prepared to purchase and the timing of that purchase.

        On January 15, 2006, at a meeting of the Boston Scientific board of directors, senior members of Boston Scientific management presented the Boston Scientific board of directors with the proposed terms of a further revised offer to acquire Guidant. The further revised offer would increase the cash component of the proposed merger consideration by $5.50 from $36.50 per share to $42.00 per share, and would increase the stock component of the proposed merger consideration by providing that the number of Boston Scientific shares issuable for each Guidant share would equal approximately $38.00, instead of $36.50, based on the average trading price for the 20 trading days ending three trading days prior to the date on which the proposed merger closed (rather than three days before the date of the Guidant shareholders meeting to approve the proposed transaction), and would decrease the bottom range of the collar by $1. The revised offer would also provide that, if the transaction with Guidant was not completed by March 31, 2006, the proposed merger consideration would increase by an amount in cash equal to $0.0132 per share for each day beginning on April 1, 2006 through the date of closing. Senior management of Boston Scientific also described to the Boston Scientific board of directors the terms of the proposed amendments to the Abbott transaction agreement, including the proposed increase to the amount of the consideration to be paid by Abbott for the Guidant vascular and endovascular businesses and to the amount of the Abbott loan, as well as Abbott's agreement to acquire shares of Boston Scientific common stock for $1.4 billion on or around the closing date of the proposed merger with Guidant. Boston Scientific's legal advisors reviewed the principal terms of the revised offer, and each of Boston Scientific's financial advisors separately presented its financial analyses of the proposed consideration contemplated by the offer and each delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of January 16, 2006, and based upon and subject to the matters described in its respective opinion, the consideration contemplated by the revised offer was fair from a financial point of view to Boston Scientific. Following extended discussion, the Boston Scientific board of directors authorized the delivery of the further revised offer to Guidant. In connection with the submission of its further revised offer, Boston Scientific received an amended and restated commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC in which they committed to provide, in the aggregate, financing of up to $14 billion.

        Also on January 16, 2006, Boston Scientific entered into two amendments to the Abbott transaction agreement. Under amendment no. 1 to the Abbott transaction agreement, the initial purchase price that Abbott had agreed to pay for the Guidant vascular and endovascular businesses was increased from $3.8 billion to $4.1 billion, the amount of the loan that Abbott had agreed to make to Boston Scientific was increased from $700 million to $900 million, and the interest rate on that loan was decreased from 5.25% to 4%. Under amendment no. 2 to the Abbott transaction agreement, Abbott agreed to purchase $1.4 billion of Boston Scientific common stock (approximately 56 million shares), contingent upon the closing of the merger.

        On January 17, 2006, Boston Scientific delivered a letter to Mr. Cornelius outlining its further revised offer to acquire Guidant for $80 a share, and otherwise on the terms and conditions contained in that letter and in the revised merger agreement that was attached to the letter and that had been executed by Boston Scientific. After Boston Scientific delivered the further revised offer letter to Mr. Cornelius, Mr. Nicholas called Mr. Cornelius to confirm that he had received and understood the further revised offer and to discuss next steps. Boston Scientific's revised offer provided that it would expire by its terms at 5:00 p.m. EST on January 17, 2006, unless by that time the Guidant board of directors had determined that Boston Scientific's revised offer constituted a "superior proposal," as defined under the Johnson & Johnson merger agreement. If the Guidant board of directors did make such a determination, Boston Scientific's revised offer would remain open until 4:00 p.m. on January 25, 2006. In accordance with the terms of the Johnson & Johnson merger agreement, Guidant promptly forwarded copies of the materials it had received from Boston Scientific to Johnson & Johnson.

        Later in the day on January 17, 2006, the Guidant board of directors met to consider the terms of the further revised offer received from Boston Scientific. Guidant's legal and financial advisors reviewed with the Guidant board of directors Boston Scientific's further revised definitive offer. After extensive discussion, the Guidant board of directors determined that Boston Scientific's further revised definitive offer constituted a "superior proposal" as defined under the Johnson & Johnson merger agreement and gave notice to that effect to Johnson & Johnson.

        Following this Guidant board of directors meeting, Mr. Cornelius telephoned Mr. Nicholas to inform him of the Guidant board of directors' determination and Guidant issued a press release announcing its determination. In addition, Guidant sent a letter to Johnson & Johnson informing Johnson & Johnson of the Guidant board of directors' determination regarding Boston Scientific's revised offer and advising Johnson & Johnson of Guidant's intention, if the Boston Scientific offer remained a "superior proposal" as of 12:01 a.m. on January 25, 2006, to terminate the Johnson & Johnson merger agreement and concurrently with or after the termination enter into a merger agreement with Boston Scientific.

        On January 24, 2006, at an evening meeting of the Guidant board of directors, Guidant's legal advisors reviewed in detail the principal terms of merger agreement with Boston Scientific, as well as the Guidant board of directors' fiduciary duties, both generally and in the specific context of the proposed transaction. Guidant's financial advisors presented their financial analyses of the merger consideration contemplated by the merger agreement and each delivered its oral opinion, subsequently confirmed in writing, to the effect that, as of January 24, 2006, and based upon and subject to the matters described in its respective opinion, the merger consideration contemplated by the merger agreement was fair from a financial point of view to Guidant shareholders. Following extended discussion, the Guidant board of directors (with the exception of one director who was absent due to medical reasons) unanimously determined in accordance with the Johnson & Johnson merger agreement that Boston Scientific's offer to acquire Guidant submitted on January 17, 2006 remained superior to the terms of the Johnson & Johnson merger agreement and authorized the termination of that agreement. The Guidant board of directors also approved the merger agreement with Boston Scientific as being in the best interests of Guidant and its shareholders and authorized the execution and delivery of the merger agreement. These determinations became effective as of 12:01 a.m. on

January 25, 2006. Following the board meeting, Mr. Cornelius telephoned Johnson & Johnson's Chairman of the Board and Chief Executive Officer who informed Mr. Cornelius that Johnson & Johnson had determined not to increase its last offer to acquire Guidant.

        Early in the morning of January 25, 2006, Guidant delivered notice to Johnson & Johnson of its termination of the Johnson & Johnson merger agreement in accordance with its terms and executed the merger agreement with Boston Scientific. Guidant then announced its termination of the Johnson & Johnson merger agreement and the cancellation of the meeting of Guidant shareholders that had been scheduled for January 31, 2006 to approve the Johnson & Johnson merger agreement. Boston Scientific and Guidant then issued a joint press release announcing their execution of the merger agreement.

        Between December 7, 2005 and January 25, 2006, representatives from Boston Scientific and Guidant from time to time had telephone conversations regarding Boston Scientific's access to information regarding Guidant for purposes of Boston Scientific's due diligence review of Guidant and the status of the proposed transaction between Boston Scientific and Guidant.

Boston Scientific's Reasons for the Merger and Recommendation of the
Boston Scientific Board of Directors

        At a special meeting of the Boston Scientific board of directors held on January 15, 2006, the Boston Scientific board of directors unanimously determined that the merger is in the best interests of Boston Scientific and its stockholders and approved proposals to amend the Boston Scientific Second Restated Certificate of Incorporation in order to increase the number of authorized shares of Boston Scientific common stock and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement, and recommends that Boston Scientific shareholders vote "FOR" approval of these proposals.

        In reaching its decision to adopt the proposals and recommend that Boston Scientific stockholders vote to approve the proposals, the Boston Scientific board of directors, at its January 15, 2006 meeting, and at other meetings at which it had considered the proposed acquisition of Guidant, considered a number of factors, including the following:

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  Market Price.    The Boston Scientific board of directors considered the value of the merger consideration to be paid by Boston Scientific in the merger, including the fact that Guidant shareholders will receive, for each share of Guidant common stock that they own, merger consideration consisting of (i) $42.00 in cash, (ii) between 1.3167 and 1.6799 shares of Boston Scientific common stock, based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. The Boston Scientific board of directors also considered the historical stock prices of Boston Scientific and Guidant common stock.

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  Form of Merger Consideration.    The Boston Scientific board of directors considered that the stock portion of the merger consideration will have a dilutive effect on the ownership of the current holders of Boston Scientific common stock. The Boston Scientific board of directors noted that because the stock portion of the merger consideration is subject to a collar, the dilution to existing Boston Scientific stockholders would be limited.

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  Business, Condition and Prospects.    The Boston Scientific board of directors considered Guidant's financial condition, results of operations, business, competitive position, reputation, relationships with regulators, outstanding legal proceedings and investigations and business prospects, as well as current industry, economic, government regulatory and market conditions and trends. In particular, the Boston Scientific board of directors reviewed with Boston Scientific management and advisors the basis and status of the Guidant product recalls involving Guidant's defibrillator and pacemaker systems, including the FDA investigation and related legal proceedings, the impact of the Guidant recalls, governmental investigations and legal proceedings on Guidant's financial outlook, reputation and share of the CRM market and the potential recovery of Guidant's business in the CRM market and its future prospects. In addition, the Boston Scientific board of directors considered the current state of the CRM market generally and noted the potential for significant growth in the CRM market.

    The Boston Scientific board of directors also reviewed Boston Scientific's future prospects if a merger with Guidant were not completed, and reviewed information with respect to the prospects of the combined company.

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  Strategic Advantages.    The Boston Scientific board of directors considered its assessment of the complementary strengths of each of the companies and the experience of Boston Scientific in integrating acquired companies. The Boston Scientific board of directors also reviewed information with respect to the prospects of the combined company, including the potential to create significant value for Boston Scientific and Guidant shareholders through:

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  the combination of Boston Scientific's cardiovascular, endosurgery and neuromodulation businesses and Guidant's CRM business, which is expected to (i) create an opportunity to further diversify and expand the growth markets served by the combined company, (ii) give the combined company a leading position in the high growth area of CRM, and (iii) allow the combined company to become a market leader in the sales of cardiovascular devices;

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  the combined company's potential to generate consistent revenue, cash flow and earnings growth from its interventional cardiology and CRM businesses, which is expected to provide the combined company with a more diversified and strong cash flow to allow the combined company to service the debt incurred in connection with the merger and to seek to maintain an investment-grade credit rating;

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  the enhanced overall competitive positioning of the combined company, which is expected to be a preeminent cardiovascular device company with more than $8.8 billion in combined revenue in 2006, offering a comprehensive portfolio of cardiovascular devices to patients and doctors;

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  the combination of the leadership positions and operating capabilities of Boston Scientific and Guidant which will create the opportunity to pursue revenue and operating synergies; and

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  the terms of the Abbott transaction agreement, and in particular the fact that Boston Scientific would obtain shared rights with Abbott to Guidant's everolimus-based drug-eluting stent program, which would allow Boston Scientific to differentiate itself from other participants in the drug-eluting stent market by being the leading company with two drug-eluting stent platforms.

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  Terms of the Merger Agreement.    The Boston Scientific board of directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, the scope of the divestitures potentially required by Guidant and Boston Scientific in connection with the merger, the amount of the termination fee payable under certain circumstances described below and the September 30, 2006 termination date. In addition, the Boston Scientific board of directors noted that the definition of "material adverse effect" contained in the merger agreement excludes the effects on Guidant's business relating to, or arising from, any product recalls announced by Guidant prior to the date of the merger agreement or any related pending or future litigation, governmental investigations or other developments and any information in Guidant's SEC filings prior to the date of the merger agreement.

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  The Johnson & Johnson Merger Agreement.    The Boston Scientific board of directors considered the terms of the Johnson & Johnson merger agreement, including the cost to Guidant of terminating that agreement in order to enter into the merger agreement with Boston Scientific, and the fact that Boston Scientific would be required to reimburse Guidant for the $705 million termination fee payable by Guidant to Johnson & Johnson. In addition, the Boston Scientific board of directors noted that Boston Scientific would be repaid the $705 million termination fee by Guidant if the merger agreement were terminated under certain circumstances.

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  Financing Related to the Merger.    The Boston Scientific board of directors considered the terms of the financing to be obtained in connection with the merger, as reflected in the commitment letter received from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC. The Boston Scientific board of directors also considered the subordinated loan in the amount of $900 million to be received from Abbott under the Abbott transaction agreement and the 4.00% annual interest rate of that loan.

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  Terms of the Abbott Transaction Agreement.    The Boston Scientific board of directors, with the assistance of its legal and financial advisors, reviewed the other terms of the Abbott transaction agreement, including that Abbott would pay an initial purchase price of $4.1 billion in cash for the Guidant vascular and endovascular businesses, as well as potential milestone payments of $500 million in the aggregate. In addition, the Boston Scientific board of directors noted that Abbott also agreed to:

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  make a five year subordinated loan of $900 million to Boston Scientific;

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  purchase $1.4 billion in shares of Boston Scientific common stock at the Abbott transaction closing; and

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  apply a share of the profits, if any, Abbott might receive from the sale by Abbott of any of those shares of Boston Scientific common stock to reduce the principal amount of the loan from Abbott to Boston Scientific.

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  Regulatory Matters.    The Boston Scientific board of directors, with the assistance of its outside antitrust advisors, considered the regulatory risks relating to the merger, taking into account the discussions those advisors had with the FTC and other governmental entities in connection with obtaining regulatory approvals of the merger. In that regard, the Boston Scientific board of directors considered the provisions of the merger agreement requiring the divestiture of all overlapping assets, including assets relating to Guidant's existing drug-eluting stent program, and to pay a termination fee of $800 million if the merger is not completed solely for antitrust reasons.

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  Potential Risks.    The Boston Scientific board of directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger. These risks include the potential diversion of management resources from operational matters and the opportunity costs associated with the merger prior to the completion or abandonment of the merger. Other risks considered by the Boston Scientific board of directors included:

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  the risk that the merger would not be consummated at all, despite the parties' efforts to cause it to occur;

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  the risk that the potential benefits of the merger may not be realized;

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  the risks arising from or related to the Guidant product recalls, including the potential liability arising from the product liability and securities class action lawsuits filed against Guidant, the results of the governmental investigations of the product recalls, customer perceptions of the product recalls, market recovery, the inability to resolve Guidant's quality control issues at its manufacturing sites and that any liability or resolution to any of the foregoing issues may be more costly than anticipated;

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  the risks arising from the challenges of integrating the businesses, management teams, strategies, cultures and organizations of the two companies;

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    the risk that the merger might not be consummated on a timely basis despite the parties' efforts and if the merger is not closed by March 31, 2006, the fact that the merger consideration will increase by an amount equal to $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger;

    •
    the risks arising from the substantial financing obligations that will be incurred in order to finance the cash portion of the merger consideration, including that a portion of the combined company's cash flow will be dedicated to payments on its indebtedness and will not be available for other corporate purposes;

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    the impact of merger related costs and expenses, including integration expenses, on the combined company's financial position;

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    the risks arising from the outcome of any patent infringement and other intellectual property litigation in which Guidant is involved;

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    the risk that the combined company would not be able to maintain its investment-grade credit rating in light of the amount of debt it will incur in connection with the merger; and

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    other applicable risks described in the section of this joint proxy statement/prospectus entitled "Risk Factors" beginning on page 25.

        In the judgment of the Boston Scientific board of directors, however, these potential risks were favorably offset by the potential benefits of the merger discussed above.

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  Opinions of Financial Advisors.    The Boston Scientific board of directors considered the presentations delivered by Merrill Lynch and Bear Stearns and the oral opinions of Merrill Lynch and Bear Stearns to the Boston Scientific board of directors on January 15, 2006, to the effect that, as of the date of the opinions, and based on and subject to the matters set forth in the respective opinions, the merger consideration to be paid by Boston Scientific to Guidant shareholders was fair, from a financial point of view, to Boston Scientific. A copy of the Merrill Lynch written opinion is attached as Annex C to this joint proxy statement/prospectus and a copy of the Bear Stearns written opinion is attached as Annex D to this joint proxy statement/prospectus.

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  Additional Considerations.    In the course of its deliberations on the merger, the Boston Scientific board of directors consulted with members of Boston Scientific management and Boston Scientific's legal, financial, accounting and tax advisors on various legal, business, regulatory and financial matters relating to the merger. Additional factors considered by the Boston Scientific board of directors in determining whether to approve the merger agreement and the merger and to adopt the proposals to amend the Boston Scientific Second Restated Certificate of Incorporation in order to increase the number of authorized shares of Boston Scientific common stock and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement and recommend that Boston Scientific stockholders vote to approve those proposals included:

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  the fact that Boston Scientific stockholders will have an opportunity to vote on the proposals to amend the Boston Scientific Second Restated Certificate of Incorporation in order to increase the number of authorized shares of Boston Scientific common stock and to issue shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement;

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  the fact that holders of approximately 30% of the outstanding shares of Boston Scientific common stock have agreed to vote in favor of approving the amendment to the Boston Scientific Second Restated Certificate of Incorporation in order to increase the number of authorized shares of Boston Scientific common stock and approving the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement;

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    the fact the Boston Scientific board of directors does not have the right under the merger agreement to change its recommendation to Boston Scientific stockholders that they approve the amendment to the Boston Scientific Second Restated Certificate of Incorporation in order to increase the number of authorized shares of Boston Scientific common stock and approve the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement, but does have the right to disclose to its stockholders any factual information required to be disclosed to its stockholders under applicable law, including any conclusions that would have been made by the Boston Scientific board of directors if that information had been available before the date of the merger agreement; and

    •
    the fact that Abbott had agreed to modify the terms of the Abbott transaction agreement in connection with Boston Scientific's January 17, 2006 revised offer to acquire Guidant, which allowed Boston Scientific to maintain a similar overall credit profile as it would have had under its previous lower offers to acquire Guidant.

        The foregoing discussion is not intended to be exhaustive, but Boston Scientific believes it addresses the material information and factors considered by the Boston Scientific board of directors in its consideration of the merger, including factors that may support the merger, as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Boston Scientific board of directors did not find it practicable to quantify or otherwise assign relative weights to, and did not make specific assessments of, the specific factors considered in reaching its determination. In addition, the Boston Scientific board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Boston Scientific board of directors may have given different weights to different factors.

Guidant's Reasons for the Merger and Recommendation of the Guidant Board of Directors

        At a special meeting held on January 24, 2006, the Guidant board of directors (with the exception of one director who was absent due to medical reasons) unanimously determined in accordance with the Johnson & Johnson merger agreement that the Boston Scientific offer remained superior to the terms of the Johnson & Johnson merger agreement and authorized the termination of that agreement, effective upon delivery of written notice to Johnson & Johnson. The Guidant board of directors (with the exception of one director who was absent due to medical reasons) also unanimously determined that the merger with Boston Scientific is in the best interests of Guidant and its shareholders, adopted the merger agreement and recommends that Guidant shareholders vote "FOR" approval of the merger agreement. These determinations became effective as of 12:01 a.m. on January 25, 2006. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and entered into the merger agreement with Boston Scientific.

        In reaching its decision to adopt the merger agreement and recommend that Guidant shareholders vote to approve the merger agreement, the Guidant board of directors considered a number of factors, including the following:

  •
  Market Price.    The Guidant board of directors considered the value of the merger consideration to be received by Guidant shareholders in the merger, including the fact that, if the average trading price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the completion of the merger is between $22.62 and $28.86, Guidant shareholders will receive, for each share of Guidant common stock that they own, merger consideration with a value of $80.00. This merger consideration would consist of $42.00 in cash and $38.00 in Boston Scientific common stock. The Guidant board of directors also considered the fact that, because the exchange ratio for the stock portion of the merger consideration becomes fixed outside this range, the value of the merger consideration to be received by Guidant shareholders will be less than $80.00 to the extent that the average trading price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the completion of the merger falls below $22.62 and will be more than $80.00 to the extent that the average trading price of Boston Scientific common stock during that period rises above $28.86. In addition, the Guidant board of directors considered that if the merger is not closed by March 31, 2006, Guidant shareholders will receive, for each share of Guidant common stock that they own, an additional $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. Under the terms of the Johnson & Johnson merger agreement, Guidant shareholders would have received, for each share of Guidant common stock that they own, merger consideration consisting of $40.52 in cash and 0.493 shares of Johnson & Johnson common stock, which as of the close of business on January 24, 2006 would have had a value of $29.26, based on the last reported sale price of Johnson & Johnson common stock as reported by the New York Stock Exchange Composite Transactions Tape.

  •
  Form of Merger Consideration.    The Guidant board of directors considered that the stock portion of the merger consideration will permit Guidant shareholders to exchange their shares of Guidant common stock for shares of Boston Scientific common stock and retain an equity interest in the combined enterprise with the related opportunity to share in its future growth. The Guidant board of directors also reviewed Boston Scientific's current and historical results of operations, the trading prices for Boston Scientific common stock and considered its future prospects.

  •
  The Johnson & Johnson Merger Agreement.    The Guidant board of directors considered the terms of the Johnson & Johnson merger agreement, including the value of the consideration to be received by Guidant shareholders under the Johnson & Johnson merger agreement. In addition, the Guidant board of directors evaluated the risks of not closing the merger with Johnson & Johnson and the costs of Guidant's termination of the Johnson & Johnson merger agreement, including the payment of a termination fee to Johnson & Johnson of $705 million, the reimbursement of that termination fee by Boston Scientific and the potential repayment of that termination fee to Boston Scientific by Guidant if the merger agreement with Boston Scientific is terminated under certain circumstances.

  •
  Terms of the Merger Agreement.    The Guidant board of directors, with the assistance of its legal advisors, reviewed the terms of the merger agreement, the scope of the divestitures potentially required in connection with the merger, the amount of the termination fees payable under certain circumstances described below and the outside termination date of September 30, 2006. In addition, the Guidant board of directors considered that the definition of "material adverse effect" contained in the merger agreement excludes the effects on Guidant's business relating to, or arising from, any product recalls announced by Guidant prior to the date of the merger agreement or any related pending or future litigation, governmental investigations or other developments and any information in Guidant's SEC filings prior to the date of the merger agreement.

  •
  Financing Related to the Merger.    The Guidant board of directors considered the terms of the financing to be obtained by Boston Scientific in connection with the merger, as reflected in the commitment letter received from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC. The Guidant board of directors also considered the subordinated loan in the amount of $900 million to be received by Boston Scientific from Abbott under the Abbott transaction agreement and the terms, including the interest rate, of that loan.

  •
  Terms of the Abbott Transaction Agreement.    The Guidant board of directors, with the assistance of its legal and financial advisors, reviewed the other terms of the Abbott transaction agreement, including that Abbott would pay an initial purchase price of $4.1 billion in cash for the Guidant vascular and endovascular businesses, as well as potential milestone payments of $500 million in the aggregate. The Guidant board of directors considered that Boston Scientific's obligation to complete the merger is not conditioned on consummation of the Abbott transaction and that the terms of the Abbott transaction agreement may change. In addition, the Guidant board of directors has noted that Abbott also agreed to:

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  make a five year subordinated loan of $900 million to Boston Scientific with a 4.00% annual interest rate;

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  purchase $1.4 billion in shares of Boston Scientific common stock at the Abbott transaction closing; and

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  apply a share of the profits, if any, Abbott might receive from the sale by Abbott of any of those shares of Boston Scientific common stock to reduce the principal amount of the loan from Abbott to Boston Scientific.

  •
  Business, Condition and Prospects.    The Guidant board of directors considered information with respect to Guidant's financial condition, results of operations, business, competitive position, relationships with regulators, outstanding legal proceedings and investigations and business prospects, on both a historical and prospective basis, as well as current industry, economic, government regulatory and market conditions and trends.

  •
  Strategic Advantages.    The Guidant board of directors considered reports from Guidant management and advisors as to the results of their review of Boston Scientific's business. The Guidant board of directors also considered its assessment of the complementary strengths of each of the companies and the compatibility of the corporate structures. The Guidant board of directors also reviewed information with respect to the prospects of the combined company, including the potential for the combined company to have a stronger competitive position and greater opportunities for growth than Guidant would have operating independently:

  •
  the combination of Boston Scientific's cardiovascular, endosurgery and neuromodulation businesses and Guidant's CRM business, which is expected to (i) create an opportunity to further diversify and expand the growth markets served by the combined company, (ii) give the combined company a leading position in the high growth area of CRM, and (iii) allow the combined company to become a market leader in the sales of cardiovascular devices;

  •
  the combined company's potential to generate consistent revenue, cash flow and earnings growth from its interventional cardiology and CRM businesses, which is expected to provide the combined company with a more diversified and strong cash flow to allow the combined company to service the debt incurred in connection with the merger and to seek to maintain an investment-grade credit rating;

  •
  the enhanced overall competitive positioning of the combined company, which is expected to be a preeminent cardiovascular device company with more than $8.8 billion in combined revenue in 2006, offering a comprehensive portfolio of cardiovascular devices to patients and doctors; and

    •
    the combination of the leadership positions and operating capabilities of Boston Scientific and Guidant which will create the opportunity to pursue revenue and operating synergies.

  •
  Ability to Accept Superior Proposal Upon Payment of Termination Fee.    The Guidant board of directors considered Guidant's ability to terminate the merger agreement prior to shareholder approval of the merger agreement in order to enter into an alternative transaction in response to a superior proposal. In this regard, Guidant may not solicit competing offers and would be required to pay an $800 million termination fee and repay Boston Scientific for the $705 million termination fee previously reimbursed by Boston Scientific to Guidant in connection with Guidant's termination of the Johnson & Johnson merger agreement in connection with accepting a superior proposal.

  •
  Regulatory Matters.    The Guidant board of directors considered the required regulatory approvals for the merger, the prospects and anticipated timing of obtaining those approvals, Boston Scientific's undertakings in the merger agreement with regard to divestitures to the extent necessary to obtain regulatory approval and the amount of regulatory risk relating to the merger that Boston Scientific has agreed to assume, including its agreement that, if the merger is not completed solely for antitrust reasons, Boston Scientific will pay a termination fee to Guidant of $800 million. The Guidant board of directors also considered that Boston Scientific would be required to agree to the divestiture of certain of its and Guidant's businesses in order to obtain the approval by antitrust authorities in connection with the merger in addition to the Abbott transaction.

  •
  Tax Treatment.    The Guidant board of directors noted the expected tax treatment of the merger to Guidant shareholders, including the fact that the merger is not structured as a reorganization for United States federal income tax purposes which would generally have allowed Guidant shareholders to refrain from recognizing any gain from the receipt of the stock portion of the merger consideration.

  •
  Potential Risks.    The Guidant board of directors considered a number of potential risks, as well as related mitigating factors, in connection with its evaluation of the merger, including:

  •
  the possibility that the merger might not be completed as a result of the failure to receive regulatory approvals or satisfy other closing conditions, including securing approvals from shareholders of both Guidant and Boston Scientific, which could result in significant distractions to Guidant's employees and increased expenses from an unsuccessful attempt to complete the merger;

  •
  as a practical matter, completion of the merger requires receipt of the financing outlined in the commitment letter received by Boston Scientific from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC or alternative financing;

  •
  the merger is subject to United States and European regulatory review and approvals which could result in a period of delay of several months before the merger could be completed, creating the risk that adverse changes to the financial condition, results of operations, business, competitive position, reputation, relationships with regulators, outstanding legal proceedings and investigations and business prospects of either Guidant or Boston Scientific could result in fluctuation in the value of the stock portion of the merger consideration to be received by Guidant shareholders, could adversely affect the value of the combined company or could result in the failure to complete the merger;

  •
  under the terms of the merger agreement, prior to the completion or abandonment of the merger, Guidant is required to conduct its business only in the ordinary course consistent with past practice and subject to operational restrictions that are of particular concern to the Guidant board of directors because Guidant has been operating in a potential change of control environment and has been subject to those restrictions on its operations since December 2004;

    •
    the uncertainties involved in a prolonged change of control environment impose difficulties in retaining key management and sales personnel and motivating employees facing uncertainties about the future ownership and direction of Guidant;

    •
    the scope and terms of any remedy that may be required by regulators in order to secure approval for the merger are unknown at this time as are the possible effects thereof on the value of the combined company;

    •
    Guidant would be required to pay an $800 million termination fee if the merger agreement is terminated under specified circumstances and Guidant later agrees to or consummates a takeover proposal with another company; and

    •
    Guidant would be required to repay Boston Scientific for the $705 million termination fee reimbursed by Boston Scientific to Guidant in connection with the termination of the Johnson & Johnson merger agreement if the merger agreement with Boston Scientific is terminated under certain circumstances.

        In the judgment of Guidant's board, however, these potential risks were more than offset by the potential benefits of the merger discussed above.

  •
  Opinions of Financial Advisors.    The Guidant board of directors considered the presentations and opinions delivered by JPMorgan and Morgan Stanley on January 24, 2006, which opinions were confirmed in writing on January 25, 2006, to the effect that, as of the date of the opinions and based on and subject to the matters set forth in the respective opinions, the merger consideration was fair, from a financial point of view, to Guidant shareholders. A copy of JPMorgan's written opinion is attached as Annex E to this joint proxy statement/prospectus and a copy of Morgan Stanley's written opinion is attached as Annex F to this joint proxy statement/prospectus.

  •
  Additional Considerations.    In the course of its deliberations on the merger, the Guidant board of directors consulted with members of Guidant management and Guidant's legal, financial, accounting and tax advisors on various legal, business and financial matters. Additional factors considered by the Guidant board of directors in determining whether to adopt the merger agreement and recommend that Guidant shareholders vote to approve the merger agreement included:

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  the existence of severance benefits under Guidant severance plans for those employees whose employment may terminate under certain circumstances following the execution of the merger agreement; and

  •
  the fact that Guidant shareholders will have an opportunity to vote on the merger on the terms provided in the merger agreement.

        The foregoing discussion is not intended to be exhaustive, but Guidant believes it addresses the material information and factors considered by the Guidant board of directors in its consideration of the merger, including factors that may support the merger as well as factors that may weigh against it. In view of the variety of factors and the amount of information considered, the Guidant board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, the Guidant board of directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of Guidant's board of directors may have given different weights to different factors.

        In considering the recommendation of the Guidant board of directors to approve the merger agreement, Guidant shareholders should be aware that certain executive officers and directors of Guidant have certain interests in the merger that may be different from, or in addition to, the interests of Guidant shareholders generally. The Guidant board of directors was aware of these interests and considered them when adopting the merger agreement and recommending that Guidant shareholders vote to approve the merger agreement. See "—Interests of Guidant Directors and Executive Officers in the Merger".

Opinions of Boston Scientific's Financial Advisors

  Overview

        On December 4, 2005, Boston Scientific formally engaged both Merrill Lynch and Bear Stearns to act as its financial advisors in connection with the proposed merger, and to render opinions as to whether the consideration to be paid by Boston Scientific pursuant to the merger was fair from a financial point of view to Boston Scientific.

        At a meeting of the Boston Scientific board of directors held on January 15, 2006, at which the Boston Scientific board of directors considered each of the merger agreement, the Abbott transaction agreement and the merger, each of Merrill Lynch and Bear Stearns rendered its respective oral opinion, which opinions were subsequently confirmed in written opinions dated as of January 15, 2006, that, as of that date and based upon and subject to the matters reviewed with the Boston Scientific board of directors and the assumptions and limitations contained in Merrill Lynch's and Bear Stearns' respective written opinions, the consideration to be paid by Boston Scientific for Guidant was fair, from a financial point of view, to Boston Scientific.

        The full text of the Merrill Lynch opinion is attached as Annex C hereto, and the full text of the Bear Stearns opinion is attached as Annex D hereto. The descriptions of the Merrill Lynch and Bear Stearns opinions are qualified in their entirety by reference to the full text of the opinions set forth in Annexes C and D, respectively. Boston Scientific stockholders are urged to read the Merrill Lynch and Bear Stearns opinions in their entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations on the reviews undertaken by each of Merrill Lynch and Bear Stearns in connection with rendering its opinion.

        Each of the Merrill Lynch and the Bear Stearns opinions was for the information of the Boston Scientific board of directors and addressed only the fairness of the consideration to be paid, as of the date of the opinion, from a financial point of view to Boston Scientific and does not constitute a recommendation to the Boston Scientific board of directors or any holders of Boston Scientific common stock as to how to vote in connection with the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation or the proposed issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

        The Merrill Lynch and the Bear Stearns opinions do not address Boston Scientific's underlying decision to pursue the merger, the relative merits of the merger as compared with any alternative business strategies that might have existed for Boston Scientific or the effects of any other transaction in which Boston Scientific might engage. Neither Merrill Lynch nor Bear Stearns was asked to, nor did they, offer any opinion as to any term of the Abbott transaction agreement. In rendering its opinion, each of Merrill Lynch and Bear Stearns assumed, with the consent of the Boston Scientific board of directors, that each party to the merger agreement and the Abbott transaction agreement would comply with all of the material terms of the merger agreement and the Abbott transaction agreement. In addition, the opinions of Merrill Lynch and Bear Stearns do not address, and neither Merrill Lynch nor Bear Stearns was asked to address, the fairness to, or any other consideration of, the holders of any other class of securities, creditors or other constituencies of Boston Scientific. Merrill Lynch and Bear Stearns did not express any opinion as to the prices at which Boston Scientific common stock will trade following the announcement or consummation of the merger.

        In preparing its opinion to the Boston Scientific board of directors, each of Merrill Lynch and Bear Stearns performed various financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's or Bear Stearns' opinion or the presentations made by Merrill Lynch and Bear Stearns to the Boston Scientific board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its respective opinion, each of Merrill Lynch and Bear Stearns did not attribute any particular weight to any analysis or factor considered by it, but rather made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. Accordingly, each of Merrill Lynch and Bear Stearns believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all of the analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

        In performing its respective analyses, each of Merrill Lynch and Bear Stearns made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch and Bear Stearns. Any estimates contained in the analyses performed by Merrill Lynch and Bear Stearns are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by those analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which those businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, the opinions of Merrill Lynch and Bear Stearns were one of several factors taken into consideration by the Boston Scientific board of directors in making its determination to approve the merger. Consequently, Merrill Lynch's and Bear Stearns' analyses as described below should not be viewed as determinative of the decision of the Boston Scientific board of directors with respect to the fairness from a financial point of view of the merger consideration to be paid by Boston Scientific pursuant to the merger.

        In arriving at its opinion, Merrill Lynch, among other things:

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  reviewed certain publicly available business and financial information relating to Boston Scientific and Guidant that it deemed to be relevant;

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  reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Boston Scientific and Guidant, furnished to it by Boston Scientific, as well as the amount and timing of the synergies and the related expenses expected to result from the merger furnished to it by Boston Scientific;

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  conducted discussions with members of senior management and representatives of Boston Scientific and Guidant concerning the matters described in the first two clauses above, as well as their respective businesses and prospects before and after giving effect to the merger and the expected synergies;

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  reviewed the market prices and valuation multiples for Boston Scientific common stock and Guidant common stock and compared them with those of certain publicly traded companies that it deemed to be relevant;

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  reviewed the results of operations of Boston Scientific and Guidant and compared them with those of certain publicly traded companies that it deemed to be relevant;

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  reviewed the financial terms of certain other transactions that it deemed to be relevant;

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  participated in discussions and negotiations among representatives of Boston Scientific and Guidant and their financial and legal advisors;

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  reviewed the potential pro forma impact of the merger;

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  reviewed a draft dated January 14, 2006 of the merger agreement and certain exhibits and documents referenced therein;

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  reviewed the Abbott transaction agreement along with drafts dated January 14, 2006 of amendment no. 1 and amendment no. 2 to the Abbott transaction agreement; and

  •
  reviewed such other financial studies and analyses and took into account such other matters as it deemed necessary, including its assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Merrill Lynch assumed no responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Boston Scientific or Guidant, nor was Merrill Lynch furnished with any such evaluation or appraisal. Merrill Lynch did not evaluate the solvency or fair value of Boston Scientific or Guidant under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Merrill Lynch did not assume any obligation to conduct any physical inspection of the properties or facilities of Guidant.

        Merrill Lynch did not perform an independent analysis of the litigation related to the product recalls of Guidant's implantable defibrillator and pacemaker systems, and its opinion made no assumption concerning and did not take into account the financial consequences of the possible assertion of claims or outcomes or damages arising out of any such matters or product recalls, which claims, outcomes, damages or consequential effects could have a material impact on its opinion.

        With respect to the financial forecast information furnished to or discussed with Merrill Lynch by Boston Scientific and Guidant (which did not take into account the impact of any claims or damages related to litigation or product recalls related to Guidant) and the expected synergies furnished to or discussed with Merrill Lynch by Boston Scientific, Merrill Lynch assumed that all of this information had been reasonably prepared and reflected the best currently available estimates and judgments of the managements of Boston Scientific and Guidant, respectively, as to the expected future financial performance of Boston Scientific or Guidant, as the case may be, and the expected synergies. Merrill Lynch expressed no opinion as to this financial forecast information, including the expected synergies, or the assumptions on which they were based. In performing its analyses described below, Merrill Lynch assumed a merger consideration of $80 per share, based on $42 per share in cash and $38 per share in common stock of Boston Scientific (subject to adjustment as described more fully in this joint proxy statement/prospectus). Merrill Lynch assumed for the purposes of its opinion that the additional portion, if any, of the merger consideration payable if the merger is not closed by March 31, 2006 would not be material with respect to the aggregate merger consideration or the outcomes of its analyses. For a description of the various factors that could affect the value of the merger consideration, see "The Merger—Merger Consideration" and "Risk Factors—Risks Related to the Merger" beginning on pages 94 and 25, respectively. Merrill Lynch also assumed that the transactions described in each of the merger agreement and the Abbott transaction agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party, and that the final form of the merger agreement and the Abbott transaction agreement would be substantially similar to the last draft that it reviewed.

        In arriving at its opinion, Bear Stearns, among other things:

  •
  reviewed a draft dated January 14, 2006 of the merger agreement;

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  reviewed the Abbott transaction agreement along with drafts dated January 14, 2006 of amendment no. 1 and amendment no. 2 to the Abbott transaction agreement;

  •
  reviewed Boston Scientific's and Guidant's Annual Reports to Stockholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, their Current Reports on Form 8-K filed since December 31, 2004, the Johnson & Johnson Registration Statement on Form S-4 dated February 16, 2005 and all subsequent amendments thereto, and Guidant's Definitive Proxy Statement on Schedule 14A dated December 23, 2005;

  •
  reviewed certain operating and financial information, including forecasts, relating to Boston Scientific's and Guidant's businesses and prospects, all as prepared and provided to it by Boston Scientific management;

  •
  reviewed certain estimates of cost savings and other combination benefits expected to result from the merger, all as prepared and provided to it by Boston Scientific management;

  •
  met with certain members of senior management of Boston Scientific and Guidant to discuss Boston Scientific's and Guidant's businesses, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices and trading multiples of the Boston Scientific common stock and Guidant common stock;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which it deemed generally comparable to Guidant;

  •
  reviewed the terms of recent mergers and acquisitions involving companies which it deemed similar to Guidant;

  •
  performed discounted cash flow analyses based on the forecasts and assumed synergies;

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  reviewed the pro forma financial results, financial condition and capitalization of Boston Scientific giving effect to the merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as it deemed appropriate.

        In preparing its opinion, Bear Stearns assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to it, discussed with or reviewed by or for it, or that was publicly available. Bear Stearns assumed no responsibility for independently verifying this information and did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Boston Scientific or Guidant, nor was Bear Stearns furnished with any such evaluation or appraisal. Bear Stearns did not evaluate the solvency or fair value of Boston Scientific or Guidant under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Bear Stearns did not assume any obligation to conduct any physical inspection of the properties or facilities of Guidant.

        Bear Stearns did not perform an independent analysis of the litigation and product recalls related to Guidant's implantable defibrillator and pacemaker systems, and its opinion made no assumption concerning and did not take into account the potential consequences of any claims, damages or outcomes that may arise from such litigation and product recalls, which claims, damages, outcomes or consequences could have a material impact on its opinion.

        With respect to the financial forecast information furnished to or discussed with Bear Stearns by Boston Scientific and Guidant (which did not take into account the impact of any claims or damages related to litigation or product recalls related to Guidant) and the expected synergies furnished to or discussed with Bear Stearns by Boston Scientific, Bear Stearns assumed that all of this information had been reasonably prepared and reflected the best currently available estimates and judgments of the managements of Boston Scientific and Guidant, respectively, as to the expected future financial performance of Boston Scientific or Guidant, as the case may be, and the expected synergies. Bear Stearns expressed no opinion as to this financial forecast information, including the expected synergies, or the assumptions on which they were based. In performing its analyses described below, Bear Stearns assumed a merger consideration of $80 per share, based on $42 per share in cash and $38 per share in common stock of Boston Scientific (subject to adjustment as described more fully in this joint proxy statement/prospectus). Bear Stearns assumed for the purposes of its opinion that the additional portion, if any, of the merger consideration payable if the merger is not closed by March 31, 2006 would not be material with respect to the aggregate merger consideration or the outcomes of its analyses. For a description of the various factors that could affect the value of the merger consideration, see "The Merger—Merger Consideration" and "Risk Factors—Risks Related to the Merger" beginning on pages 94 and 25, respectively. Bear Stearns also assumed that the transactions described in each of the merger agreement and the Abbott transaction agreement would be consummated without waiver or modification of any of the material terms or conditions contained therein by any party, and that the final form of the merger agreement and the Abbott transaction agreement would be substantially similar to the last draft that it reviewed.

        Bear Stearns assumed that the merger and the Abbott transaction would each be consummated in a timely manner and in accordance with the terms of the merger agreement and the Abbott transaction agreement, respectively, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Boston Scientific and Guidant. Bear Stearns did not express any opinion as to the terms and conditions of the Abbott transaction agreement and did not express any opinion as to the price or range of prices at which the shares of Boston Scientific common stock may trade subsequent to the announcement or consummation of the merger.

        Each of Merrill Lynch's and Bear Stearns' respective opinions was necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch and Bear Stearns as of January 15, 2006, and neither Merrill Lynch nor Bear Stearns has any obligation to update, revise or reaffirm its opinion. Merrill Lynch and Bear Stearns assumed that, in the course of obtaining the necessary regulatory or other consents or approvals for the proposed merger, no restrictions would be imposed that would have a material adverse effect on the contemplated benefits or consummation of the merger.

  Financial Analysis

        On January 15, 2006, in connection with preparing their respective opinions for the Boston Scientific board of directors, Merrill Lynch and Bear Stearns made a presentation of certain financial analyses of the proposed merger to the Boston Scientific board of directors.

        The following is a summary of the material financial analyses that each of Merrill Lynch and Bear Stearns performed in connection with its opinion to the Boston Scientific board of directors dated January 15, 2006. The financial analyses summarized below include information presented in tabular format. In order to understand fully the financial analyses performed by Merrill Lynch and Bear Stearns, the tables must be read together with the accompanying text of each summary. The tables alone do not constitute a complete description of the financial analyses and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch and Bear Stearns. To the extent the following quantitative information reflects market data, except as otherwise indicated, Merrill Lynch and Bear Stearns based this information on market data as it existed prior to January 15, 2006. This information, therefore, does not necessarily reflect current or future market conditions.

        Sum-of-the-Parts Analysis.    Merrill Lynch and Bear Stearns performed a sum-of-the-parts valuation of each of Guidant's businesses to be combined with Boston Scientific in order to derive an implied per share equity value for Guidant. Merrill Lynch and Bear Stearns utilized the following two scenarios for the Guidant businesses to be combined with Boston Scientific, both based upon projections and estimates developed by Boston Scientific management and provided to Merrill Lynch and Bear Stearns: (i) "Scenario 1," which assumes a certain recovery time for Guidant's CRM business, and (ii) "Scenario 2," that assumes a more rapid recovery for Guidant's CRM business. Merrill Lynch and Bear Stearns utilized a multiples-based valuation methodology based on the trading multiples of selected comparable publicly traded companies; this valuation technique does not account for any control premiums or takeover premiums or synergies, but rather is based strictly on standalone valuations. Merrill Lynch and Bear Stearns specifically utilized the ratio of enterprise value (calculated as equity value, plus total debt, preferred stock and minority investments, less cash and cash equivalents) to estimated total revenue for calendar years 2006, 2007 and 2008, and the ratio of price per share to estimated earnings per share (P/E multiple) for calendar years 2006, 2007 and 2008 in its multiple-based methodology analysis. Merrill Lynch and Bear Stearns each examined and independently valued Guidant's CRM business, Guidant's cardiac surgery business and the share of Guidant's drug-eluting stent business that Boston Scientific will license from Abbott following the consummation of the transactions contemplated by the Abbott transaction agreement. Each of Merrill Lynch and Bear Stearns based its valuation analysis of (i) the CRM business on the trading multiples of certain selected comparable companies, particularly those of St. Jude Medical, Inc., (ii) the cardiac surgery business on the trading multiples of selected comparable publicly traded mid-cap companies operating in the medical device, medical apparatus or medical technology manufacturing markets, and (iii) the share of the Guidant's drug-eluting stent business that Boston Scientific will license from Abbott on the trading multiples of selected comparable publicly traded mid-cap companies operating in the medical device, medical apparatus or medical technology manufacturing markets. None of the foregoing comparable companies is identical to Boston Scientific or Guidant. Using these sum-of-the parts valuation analyses for each of Guidant's businesses to be combined with Boston Scientific, and adding the after-tax proceeds and benefits from the consummation of the transactions contemplated by the Abbott transaction agreement and Guidant's projected net cash balance at March 31, 2006 and subtracting the payment of the $705 million termination fee payable to Johnson & Johnson pursuant to the terms of the Johnson & Johnson merger agreement, Merrill Lynch and Bear Stearns each estimated the implied total equity value of Guidant for Scenario 1 and Scenario 2.

        Merrill Lynch and Bear Stearns then added the per share value of the expected synergies; the pre-tax synergies assumed were $75 million for the nine months ended December 31, 2006, $200 million for the year ended December 31, 2007 and $400 million thereafter, and the estimated costs to achieve these synergies were $100 million in each of the years 2006 and 2007. Based on these analyses, Merrill Lynch and Bear Stearns estimated the Guidant per share valuation range to be:

	Low	High
Pre-Synergies
Implied Equity Value per Share	$61.00	$76.50
With Synergies
Implied Equity Value per Share	$70.75	$86.25

        Merrill Lynch and Bear Stearns compared the foregoing Scenario 1 and Scenario 2 per share values to the merger consideration.

        Discounted Cash Flow Analysis.    Merrill Lynch and Bear Stearns performed a discounted cash flow analysis for Guidant's business to be combined with Boston Scientific as of March 31, 2006, both including and excluding synergies, as the sum of the net present values of:

  •
  the estimated future free cash flows that Guidant's businesses to be combined with Boston Scientific would generate for the nine months ended December 31, 2006 through fiscal years ending December 31, 2011; and

  •
  the terminal value of Guidant's businesses to be combined with Boston Scientific at December 31, 2010 as a multiple of 2011 estimated earnings before interest, taxes, depreciation and amortization, or EBITDA.

        The estimated future free cash flows were based on financial projections for Guidant's businesses to be combined with Boston Scientific provided by the management of Boston Scientific. The terminal values for Guidant's businesses to be combined with Boston Scientific were calculated based on a range of multiples of EBITDA ranging from 10.0x to 12.0x. Merrill Lynch and Bear Stearns used discount rates ranging from 9.0% to 10.0% for Guidant based upon each of Merrill Lynch's and Bear Stearns' judgments of the estimated weighted average cost of capital of comparable companies.

        Based on the discounted cash flow analysis, Merrill Lynch and Bear Stearns derived the following implied range of values per share, using Scenario 1 (with and without the expected synergies) and Scenario 2 (with and without the expected synergies), for Guidant's businesses to be combined with Boston Scientific, adding the after-tax proceeds and benefits from the consummation of the transactions contemplated by the Abbott transaction agreement and Guidant's projected net cash balance at March 31, 2006 and subtracting the payment of the $705 million termination fee payable to Johnson & Johnson pursuant to the terms of the Johnson & Johnson merger agreement:

	Low	High
Pre-Synergies
Implied Equity Value per Share	$67.00	$83.25
With Synergies
Implied Equity Value per Share	$76.75	$93.00

        Merrill Lynch and Bear Stearns compared each of the values in this range to the merger consideration.

        While discounted cash flow analysis is a widely accepted and practiced valuation methodology, it relies on a number of assumptions, including growth rates, terminal multiples and discount rates. The valuation derived from the discounted cash flow analysis is not necessarily indicative of Guidant's present or future value or results.

        Pro Forma Merger Analysis.    Merrill Lynch and Bear Stearns calculated the pro forma impact to revenue and earnings before interest and taxes, or EBIT, assuming consummation of the merger. Boston Scientific management provided projections to each of Merrill Lynch and Bear Stearns for the years 2006 through 2011 (Merrill Lynch and Bear Stearns refer to these projections as the Boston Scientific Management Case). In addition, the Boston Scientific Wall Street estimates were based on the average of available Wall Street equity research analyst estimates for Boston Scientific (Merrill Lynch and Bear Stearns refer to these estimates as the Boston Scientific Street Case). The table that follows contains the resulting pro forma sales and adjusted EBIT range utilizing the Boston Scientific Street Case, Boston Scientific Management Case, Scenario 1 and Scenario 2:

											'07-'11 CAGR
	2007		2008		2009		2010		2011
Pro Forma
	Low (1)	High (2)	Low (1)	High (2)	Low (1)	High (2)	Low (1)	High (2)	Low (1)	High (2)	Low (1)	High (2)
	(in billions)
Sales	$10.0	$10.6	$11.6	$12.3	$12.8	$13.8	$14.1	$15.5	$16.0	$17.7	12%	14%
Adjusted EBIT	3.1	3.4	3.8	4.2	4.2	4.7	4.7	5.5	5.5	6.4	15%	17%

(1)
Based on the Boston Scientific Street Case and Scenario 1 and assuming the phasing in of expected synergies as described above.

(2)
Based on the Boston Scientific Management Case and Scenario 2 and assuming the phasing in of expected synergies as described above.

        Merrill Lynch and Bear Stearns analyzed the impact of the merger on Boston Scientific's revenue and earnings growth rates. Merrill Lynch and Bear Stearns noted that this transaction substantially increased both Boston Scientific's 2007-2011 revenue and adjusted EPS growth rates by 300-600 basis points compared to standalone Boston Scientific Street Case and Management Case revenue compound annual growth rate (CAGR) and by 1,000-1,500 basis points compared to standalone Boston Scientific Street Case and Management Case adjusted EPS CAGR.

        Merrill Lynch and Bear Stearns define adjusted EBIT as earnings before interest and taxes excluding amounts related to the following: (i) the effect of purchase price allocation on assets, including the write-off of in-process research and development, amortization of identifiable intangibles and the effect of write-up of assets to fair market value, (ii) merger-related costs, including integration costs and restructuring charges, (iii) costs associated with Guidant's ongoing litigation and (iv) other special non-operating charges.

        Merrill Lynch and Bear Stearns also calculated the pro forma adjusted EPS expected to result from the merger based on both Scenario 1 and Scenario 2 forecasts for Guidant and utilizing the Boston Scientific Street Case and the Boston Scientific Management Case standalone EPS estimates. Merrill Lynch and Bear Stearns define adjusted EPS as GAAP EPS excluding amounts related to the following: (i) the effect of purchase price allocation on assets, including the write-off of in-process research and development, amortization of identifiable intangibles and the effect of write-up of assets to fair market value, (ii) merger-related costs, including integration costs and restructuring charges, (iii) costs associated with Guidant's ongoing litigation and (iv) other special non-operating charges. Merrill Lynch and Bear Stearns then compared these pro forma adjusted EPS estimates to Boston Scientific's estimated standalone adjusted EPS estimates and noted that the merger becomes accretive to Boston Scientific beginning in 2010 under the Boston Scientific Street Case and after 2011 under the Boston Scientific Management Case. The analysis assumed the consummation of the merger on March 31, 2006 and the phasing in of the expected synergies as described above. Following is the resulting pro forma adjusted EPS range utilizing the Boston Scientific Street Case, Boston Scientific Management Case, Scenario 1 and Scenario 2, and using a price of $26.00 per Boston Scientific share:

	Low	High
2007E	$1.40	$1.54
2008E	$1.84	$2.03
2009E	$2.10	$2.39
2010E	$2.46	$2.86
2011E	$2.96	$3.42

        As part of the merger consideration, Boston Scientific has agreed to a collar mechanism, whereby Boston Scientific will issue that number of shares of its common stock equal to the quotient determined by dividing $38.00 by the average per share closing price for the shares of Boston Scientific common stock on the New York Stock Exchange during the 20 consecutive trading day period ending three trading days prior to the closing of the merger and rounding the result to the nearest 1/10,000 of a share; provided, however, that if this quotient is less than 1.3167, the exchange ratio would be 1.3167 shares and if this quotient is greater than 1.6799, the exchange ratio would be 1.6799 shares. Based on the foregoing and a price of $26.00 per Boston Scientific share, a one-dollar decrease in the price of Boston Scientific common stock would result in an approximate reduction of 1% in pro forma adjusted EPS, while a one-dollar increase in the price of Boston Scientific common stock would result in an approximate increase of 1% in pro forma adjusted EPS. Based on the foregoing and a price of $26.00 per Boston Scientific share, should the price per Boston Scientific share decrease to $22.62 (the lower band of the collar mechanism), the effect to pro forma adjusted EPS would be an approximate reduction of 5%. Based on the foregoing and a price of $26.00 per Boston Scientific share, should the price per Boston Scientific share increase to $28.86 (the upper band of the collar mechanism), the effect to pro forma adjusted EPS would be an approximate increase of 4%.

        There can be no assurance that the combined company will be able to realize the synergies in the amounts estimated by management, or at all, following the merger. The actual results achieved by Boston Scientific may vary from projected results and the variations may be material.

        Implied Future Stock Price Analysis.    Merrill Lynch and Bear Stearns also analyzed implied future stock prices of Boston Scientific utilizing (i) independent Wall Street research estimates and (ii) estimates provided by Boston Scientific management. Merrill Lynch and Bear Stearns also reviewed the one-year forward P/E multiple for selected comparable publicly traded companies in order to ascertain whether the future trading multiples used for Boston Scientific, pro forma for the merger, were generally consistent with those observed for comparable publicly traded companies.

        Using the 2007 pro forma adjusted EPS estimates based on Scenario 1 for Guidant and the Boston Scientific Management Case, Merrill Lynch and Bear Stearns applied one year forward P/E multiples ranging from 15.0x to 25.0x to calculate an implied stock price as of January 1, 2007. This P/E multiple range was derived based on the one-year forward P/E multiples of selected comparable publicly traded large-cap medical device companies (including Medtronic, Inc.; Baxter International Inc.; St. Jude Medical, Inc.; Stryker Corporation; and Zimmer Holdings, Inc.). The range of the one-year forward P/E multiples for the selected comparable publicly traded large-cap medical device companies was 17.7x to 30.2x, with the one-year forward P/E multiple mean and median of the selected comparable publicly traded large-cap medical device companies being 22.7x and 22.1x, respectively. Merrill Lynch and Bear Stearns observed the following implied one-year forward stock prices:

One-Year Forward P/E Multiple	Implied Stock Price at January 1, 2007
15.0x	$22.36
20.0x	$29.82
25.0x	$37.27

        There can be no assurances that Boston Scientific's stock price will trade at the prices described above and Merrill Lynch and Bear Stearns express no opinion as to the prices at which Boston Scientific common stock will trade subsequent to the announcement of the merger or at any point in the future.

  Other Factors

        In the course of preparing its opinion, each of Merrill Lynch and Bear Stearns also reviewed and considered other information and data, including the following:

  •
  the trading characteristics of Boston Scientific common stock and Guidant common stock;

  •
  the multiples exhibited and premiums paid in 11 precedent change of control transactions since 1995 ranging in transaction values from $1,750 million to $9,965 million (though no single company involved in these transactions operated in either the CRM or drug-eluting stent businesses and no transaction was identical to the merger);

  •
  historical market prices for Boston Scientific common stock and Guidant common stock, as well as the historical market prices for certain public comparable companies; and

  •
  selected research analysts' reports on Boston Scientific and Guidant, including stock price targets and pro forma merger analyses of those analysts.

  Miscellaneous

        Pursuant to the terms of its engagement letters, Boston Scientific agreed to pay each of Merrill Lynch and Bear Stearns a customary fee for its financial advisory services, a significant portion of which is contingent upon the completion of the merger. Boston Scientific also has agreed to reimburse each of Merrill Lynch and Bear Stearns for expenses reasonably incurred by it in performing its services, including fees and expenses of its legal counsel, and to indemnify it and related persons against liabilities, including certain liabilities under the United States federal securities laws, arising out of its engagement.

        In conducting its analyses and arriving at its opinions, Merrill Lynch and Bear Stearns utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Merrill Lynch and Bear Stearns to provide opinions to the Boston Scientific board of directors as to the fairness, from a financial point of view, to Boston Scientific of the merger consideration to be paid by Boston Scientific pursuant to the merger agreement and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, Merrill Lynch and Bear Stearns made, and were provided by Boston Scientific management and Guidant management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Merrill Lynch, Bear Stearns, Boston Scientific and Guidant. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Boston Scientific, Guidant or their respective advisors, none of Boston Scientific, Merrill Lynch or Bear Stearns, nor any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

        Boston Scientific retained Merrill Lynch and Bear Stearns based upon each of Merrill Lynch's and Bear Stearns' respective experience and expertise. Both Merrill Lynch and Bear Stearns are internationally recognized investment banking and advisory firms. Each of Merrill Lynch and Bear Stearns, as part of its respective investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

        The terms of the merger were determined through negotiations between Boston Scientific and Guidant and were approved by the Boston Scientific board of directors. Although Merrill Lynch and Bear Stearns provided advice to Boston Scientific during the course of these negotiations, the decision to enter into the merger was solely that of the Boston Scientific board of directors. As described above, the presentation and opinions of Merrill Lynch and Bear Stearns to the Boston Scientific board of directors were only one of a number of factors taken into consideration by the Boston Scientific board of directors in making its determination to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger and the Abbott transaction agreement. Merrill Lynch's and Bear Stearns' opinions were provided to the Boston Scientific board of directors to assist it in connection with its consideration of the merger and do not constitute a recommendation to any stockholder as to how to vote or take any other action with respect to the merger.

        Merrill Lynch and Bear Stearns are currently providing and have, in the past, provided financial advisory and financing services to Boston Scientific and its affiliates and may continue to do so and have received, and may receive, fees for the rendering of these services. For example, Merrill Lynch served as a joint-book runner for Boston Scientific's offering of $250 million 4.250% Notes due 2011 and $250 million 5.125% Notes due 2017. Merrill Lynch also served as an underwriter for Boston Scientific's offering of $600 million 5.45% Notes due 2014 and as a senior co-manager for Boston Scientific's offering of $400 million 5.50% Notes due 2015 and $350 million 6.25% Notes due 2035. In addition, in the ordinary course of its respective business, Merrill Lynch and Bear Stearns may actively trade Guidant common stock and other Guidant securities, as well as Boston Scientific common stock and other Boston Scientific securities for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in those securities.

        At the request of Boston Scientific and its affiliates, each of Merrill Lynch (including an affiliate of Merrill Lynch) and Bear Stearns has committed to participate as a lender in the bridge financing, term loan financing and revolving credit facility being provided to Boston Scientific, which will be used by Boston Scientific to finance the merger. Merrill Lynch and Bear Stearns and their respective affiliates will receive customary fees in connection with their participation in those financings.

Pro Forma Estimates Subsequent to January 15, 2006 Boston Scientific Board of Directors Meeting

        Subsequent to the Boston Scientific board of directors meeting held on January 15, 2006, Boston Scientific revised some of the estimates it used in preparing its internal pro forma forecasts. In addition, Boston Scientific modified its definition of adjusted EPS to the following: GAAP EPS excluding amounts related to the following: (i) the effect of purchase price allocation on assets, including the write-off of in-process research and development, amortization of identifiable intangibles and the effect of write-up of assets to fair market value, (ii) merger-related costs, including integration costs and restructuring charges, (iii) costs associated with Guidant's ongoing litigation, (iv) stock compensation expense and (v) other special non-operating charges. Following is the resulting pro forma adjusted EPS low-high range using a price of $26.00 per share of Boston Scientific common stock, the revised estimates and this modified definition: $1.52 to $1.66 in 2007, $1.98 to $2.17 in 2008, $2.24 to $2.54 in 2009, $2.61 to $3.02 in 2010, and $3.13 to $3.59 in 2011. These forecasts are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these figures, because they are inherently subject to uncertainty and based upon numerous factors or events beyond the control of Boston Scientific or Guidant. For a description of the various factors that could affect earnings per share, see "Risks Factors—Risks Related to the Merger" beginning on page 25 and "Special Note Regarding Forward Looking Statements" beginning on page 163.

Opinions of Guidant's Financial Advisors

  Opinion of JPMorgan

        Pursuant to an engagement letter dated August 18, 2004, Guidant retained JPMorgan as a financial advisor in connection with the merger. At the meeting of the Guidant board of directors on January 24, 2006, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to the Guidant board of directors that, based upon and subject to the matters set forth in JPMorgan's opinion, as of that date, the consideration to be received by Guidant shareholders in the merger was fair, from a financial point of view, to those shareholders. No limitations were imposed by the Guidant board of directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its opinion, except that JPMorgan was not authorized to, and did not, solicit any expressions of interest from any other parties with respect to the sale of all or any part of Guidant or any other alternative transaction.

        The full text of the written opinion of JPMorgan, dated January 25, 2006, which sets forth the assumptions made, matters considered and limits on the review undertaken by JPMorgan in rendering its opinion, is attached as Annex E to this joint proxy statement/prospectus and is incorporated by reference into this joint proxy statement/prospectus. Guidant shareholders are urged to read the opinion carefully in its entirety. JPMorgan's written opinion is addressed to the Guidant board of directors, is directed only to the fairness, from a financial point of view, of the consideration to be received by Guidant shareholders in the merger and does not constitute a recommendation to any Guidant shareholder as to how the shareholder should vote at the Guidant special meeting. The summary of the opinion of JPMorgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion.

        In arriving at its opinion, JPMorgan, among other things:

  •
  reviewed the merger agreement and the Abbott transaction agreement;

  •
  reviewed certain publicly available business and financial information concerning Guidant and Boston Scientific and the industries in which they operate;

  •
  compared the proposed financial terms of the merger with publicly available financial terms of transactions involving companies JPMorgan deemed relevant and the consideration received for those companies;

  •
  compared the financial and operating performance of Guidant and Boston Scientific with publicly available information concerning other companies JPMorgan deemed relevant and reviewed the current and historical market prices of Guidant common stock and Boston Scientific common stock and publicly traded securities of those other companies;

  •
  reviewed certain internal financial analyses and forecasts prepared by Guidant management and Boston Scientific management relating to their respective businesses;

  •
  reviewed estimates prepared by Guidant management and Boston Scientific management of the amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger; and

  •
  performed other financial studies and considered other information as JPMorgan deemed appropriate for the purposes of its opinion.

        JPMorgan also held discussions with members of Guidant management and Boston Scientific management with respect to certain aspects of the merger, the past and current business operations of Guidant and Boston Scientific, the financial condition and future prospects and operations of Guidant and Boston Scientific, the effects of the merger on the financial condition and future prospects of Guidant and Boston Scientific and certain other matters that JPMorgan believed necessary or appropriate to its inquiry.

        In giving its opinion, JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability for this information. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts provided to JPMorgan, including synergies, JPMorgan assumed, at the direction of Guidant, that they were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by Guidant management and Boston Scientific management as to the expected future results of operations and financial condition of Guidant and Boston Scientific to which those analyses or forecasts relate. JPMorgan expressed no view as to those analyses or forecasts, including the synergies or the assumptions on which they were based. JPMorgan also assumed that the merger will have the tax consequences described in discussions with, and materials furnished to JPMorgan by, representatives of Guidant, that the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement and that the transactions contemplated by the Abbott transaction agreement will be consummated as described in the Abbott transaction agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any material adverse effect on Guidant, Boston Scientific or on the contemplated benefits of the merger.

        JPMorgan's opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of its opinion. Subsequent developments may affect the opinion, and JPMorgan does not have any obligation to update, revise or reaffirm that opinion. JPMorgan's opinion is limited to the fairness, from a financial point of view, of the consideration to be received by Guidant shareholders in the merger, and JPMorgan has expressed no opinion as to the underlying decision by Guidant to engage in the merger. JPMorgan expressed no opinion as to the price at which Boston Scientific common stock will trade at any future time.

        JPMorgan was not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of Guidant or any other alternative transaction. Consequently, JPMorgan assumed that the terms of the merger were the most beneficial terms from Guidant's perspective that could under the circumstances be negotiated among the parties to the merger, and JPMorgan expressed no opinion whether any alternative transaction might produce consideration for Guidant shareholders in an amount in excess of the consideration in the merger.

        In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

Guidant Analysis

        Selected Companies Analysis.    Using publicly available information, JPMorgan compared selected financial data of Guidant with similar data for the following selected publicly traded large-cap cardiovascular companies:

  •
  Medtronic, Inc.

  •
  Boston Scientific Corporation

  •
  St. Jude Medical, Inc.

        For each comparable company, JPMorgan used estimates of calendar year 2006 and 2007 results published in publicly available equity analyst research reports. For Guidant, JPMorgan used estimates of calendar year 2006 and 2007 results provided by Guidant management. JPMorgan reviewed per share equity values as a multiple of estimated calendar year 2006 and 2007 earnings per share, commonly referred to as EPS, for each of the comparable companies. JPMorgan then applied a range of selected multiples of estimated 2006 and 2007 EPS based on the comparable companies to corresponding financial data of Guidant in order to derive an implied per share equity reference range for Guidant. This analysis indicated an approximate implied per share equity reference range for Guidant of $37.00 to $44.00 based on estimated results for 2006 and $49.00 to $61.00 based on estimated results for 2007.

        It should be noted that no company utilized in the analysis above is identical to Guidant.

        Selected Transactions Analysis.    Using publicly available information, JPMorgan reviewed the following merger and acquisition transactions involving companies in the medical device industry:

	Acquiror	Target
•	Medtronic, Inc.	Sofamor Danek Group, Inc.
•	Medtronic, Inc.	Arterial Vascular Engineering, Inc.
•	Boston Scientific Corporation	Schneider Worldwide
•	Johnson & Johnson	DePuy, Inc.
•	Johnson & Johnson	Cordis Corporation
•	General Electric Company	Amersham plc
•	Guidant Corporation	Intermedics Inc.
•	Zimmer Holdings, Inc.	Centerpulse AG

        JPMorgan calculated a range of multiples of firm value to the latest 12 month earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, implied in these transactions. JPMorgan then applied a range of selected multiples for the selected transactions to corresponding data of Guidant in order to derive an implied per share equity reference range for Guidant. This analysis indicated an approximate implied per share equity reference range for Guidant of $39.00 to $50.00.

        It should be noted that no company utilized in the analysis above is identical to Guidant and no transaction is identical to the merger.

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Guidant common stock on a standalone basis without giving effect to the proposed merger or any potential synergies. In conducting its analysis, JPMorgan considered two projected financial cases each prepared by Guidant management for the fiscal years 2006 through 2015. In the first case, referred to as management case 1, management assumed, among other things, a more rapid recovery for Guidant's CRM business. In the second case, referred to as management case 2, Guidant management assumed, among other things, a less rapid recovery for Guidant's CRM business.

        For each scenario, JPMorgan calculated the unlevered free cash flows that Guidant is expected to generate during fiscal years 2006 through 2015. JPMorgan then calculated an implied range of terminal values for Guidant using a range of perpetuity growth rates for free cash flows from 3.50% to 4.50% and a range of discount rates from 9.75% to 10.75%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 9.75% to 10.75%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Guidant's cash and total debt as of December 31, 2005. This analysis indicated an approximate implied per share equity reference range for Guidant of $57.00 to $72.00 in the case of management case 1 and an approximate implied per share equity reference range for Guidant of $53.00 to $67.00 in the case of management case 2.

Boston Scientific Analysis

        Selected Companies Analysis.    Using publicly available information, JPMorgan compared selected financial data of Boston Scientific with similar data for the following selected publicly traded large-cap cardiovascular companies:

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

        For each comparable company, JPMorgan used estimates of calendar year 2006 and 2007 results published in publicly available equity analyst research reports. For Boston Scientific, JPMorgan used estimates of calendar year 2006 and 2007 results based on internal estimates of Boston Scientific management as adjusted by Guidant management and adjusted, in each case, for normalized drug-eluting stent market share of 33%. JPMorgan reviewed per share equity values as a multiple of estimated calendar year 2006 and 2007 EPS. JPMorgan then applied a range of selected multiples of estimated 2006 and 2007 EPS based on the comparable companies to corresponding financial data of Boston Scientific in order to derive an implied per share equity reference range for Boston Scientific. This analysis indicated an approximate implied per share equity reference range for Boston Scientific of $28.00 to $35.00 based on estimated results for 2006 and $27.00 to $34.00 based on estimated results for 2007.

        It should be noted that no company utilized in the analysis above is identical to Boston Scientific.

        Discounted Cash Flow Analysis.    JPMorgan conducted a discounted cash flow analysis for the purpose of determining the implied fully diluted equity value per share for Boston Scientific common stock on a standalone basis. In conducting its analysis, JPMorgan considered three projected financial cases each based on internal estimates of Boston Scientific management as adjusted by Guidant management for the fiscal years 2006 through 2015. In the first case, Guidant management assumed, among other things, that Boston Scientific would have a 25% long-term share of the drug-eluting stent market. In the second case, Guidant management assumed, among other things, that Boston Scientific would have a 33% long-term share of the drug-eluting stent market. In the third case, Guidant management assumed, among other things, that Boston Scientific would have a 43% long-term share of the drug-eluting stent market.

        For each scenario, JPMorgan calculated the unlevered free cash flows that Boston Scientific is expected to generate during fiscal years 2006 through 2015. JPMorgan calculated an implied range of terminal values for Boston Scientific using a range of perpetuity growth rates for free cash flows from 3.50% to 4.50% and a range of discount rates from 9.75% to 10.75%. The unlevered free cash flows and the range of terminal values were then discounted to present value using a range of discount rates from 9.75% to 10.75%. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for Boston Scientific's cash and total debt as of December 31, 2005. This analysis indicated an approximate implied per share equity reference range for Boston Scientific of $24.00 to $32.00 in the first case, which assumed a 25% long-term share of the drug-eluting stent market; an approximate implied per share equity reference range for Boston Scientific of $25.00 to $33.00 in the second case, which assumed a 33% long-term share of the drug-eluting stent market; and an approximate implied per share equity reference range for Boston Scientific of $26.00 to $35.00 in the third case, which assumed a 43% long-term share of the drug-eluting stent market.

        Pro Forma Analysis.    JPMorgan analyzed the potential pro forma impact of the merger on Boston Scientific's pro forma earnings per share on a cash basis which excludes the estimated impact of the amortization of identifiable intangibles relating to Boston Scientific's acquisition of Guidant and on a GAAP basis. In this analysis, 2006, 2007 and 2008 earnings projections for Boston Scientific were based on earnings projections prepared by Boston Scientific management as adjusted by Guidant management and earnings projections for Guidant were based on management case 1 (including revenue synergies) and management case 2 (excluding revenue synergies). JPMorgan assumed, among other things, for purposes of this analysis, that the merger would close on December 31, 2005.

        Based on this analysis, JPMorgan observed that for management case 1, the merger would result in earnings per share dilution for Boston Scientific shareholders on a cash basis of 35.9%, 23.2% and 10.0% for 2006, 2007 and 2008, respectively. For management case 2, JPMorgan observed that the merger would result in earnings per share dilution for Boston Scientific shareholders on a cash basis of 40.3%, 29.0% and 17.6% for 2006, 2007 and 2008, respectively.

        JPMorgan also analyzed the pro forma impact of the merger on Boston Scientific's pro forma earnings per share on a GAAP basis. Based on this analysis, JPMorgan observed that for management case 1, the merger would result in earnings per share dilution for Boston Scientific shareholders on a GAAP basis of 55.7%, 40.0% and 24.1% for 2006, 2007 and 2008, respectively. For management case 2, JPMorgan observed that the merger would result in earnings per share dilution for Boston Scientific shareholders on a GAAP basis of 60.2%, 46.2% and 32.0% for 2006, 2007 and 2008, respectively.

        Other Factors.    In rendering its opinion, JPMorgan also reviewed and considered other factors, including:

  •
  the implied value of the per share merger consideration based on illustrative closing prices of Boston Scientific common stock within and outside the high and low boundaries of the exchange ratio collar; and

  •
  the potential positive pro forma effect of the merger on Boston Scientific's projected revenue and EPS growth for 2005 through 2008.

        The summary set forth above does not purport to be a complete description of the analyses or data utilized by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each analysis. JPMorgan's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

        As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. JPMorgan was selected to advise Guidant with respect to the merger and deliver an opinion to the Guidant board of directors with respect to the merger on the basis of JPMorgan's experience and its familiarity with Guidant.

        For services rendered in connection with the merger, Guidant has agreed to pay JPMorgan a fee based on the aggregate consideration payable in the merger, which is contingent upon the consummation of the merger. In addition, Guidant has agreed to reimburse JPMorgan for its reasonable expenses incurred in connection with its services, including reasonable fees of outside counsel, and will indemnify JPMorgan against certain liabilities, including liabilities arising under federal securities laws.

        In addition, JPMorgan and its affiliates maintain commercial and investment banking and other business relationships with Guidant, Boston Scientific, Abbott and their respective affiliates, for which it receives customary fees. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of Guidant, Boston Scientific or Abbott for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in those securities. In addition, JPMorgan served as sole book-runner and administrative agent for Guidant's $500 million credit facility that expires in 2009 and Guidant's $400 million credit facility that expires in 2007. JPMorgan also served as joint book-runner for Boston Scientific's offerings of $600 million 5.45% Notes due 2014, $400 million 5.50% Notes due 2015 and $350 million 6.25% Notes due 2035.

  Opinion of Morgan Stanley

        Pursuant to an engagement letter effective October 11, 2004, as amended, Guidant retained Morgan Stanley as a financial advisor in connection with a potential merger. The Guidant board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley's qualifications, expertise, reputation and its knowledge of the business and affairs of Guidant. At the meeting of the Guidant board of directors on January 24, 2006, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing as of January 25, 2006, that, as of that date and based upon and subject to the considerations set forth in its opinion, the consideration to be received by the holders of shares of Guidant common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

        The full text of Morgan Stanley's written opinion, dated January 25, 2006, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations of the review undertaken in rendering its opinion is attached as Annex F to this joint proxy statement/prospectus. The summary of Morgan Stanley's fairness opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Guidant shareholders should read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the Guidant board of directors, addresses only the fairness from a financial point of view of the consideration to be received by Guidant shareholders pursuant to the merger agreement, and does not address any other aspect of the merger. Morgan Stanley's opinion does not constitute a recommendation to any Guidant shareholder as to how that shareholder should vote with respect to the proposed merger and should not be relied upon by any shareholder for that purpose. In addition, this opinion does not in any manner address the prices at which Boston Scientific common stock will trade following the consummation of the merger.

        In connection with rendering its opinion, Morgan Stanley, among other things:

  •
  reviewed certain publicly available financial statements and other information of Guidant and Boston Scientific;

  •
  reviewed certain internal financial statements and other financial and operating data concerning Guidant and Boston Scientific prepared by the management of Guidant and Boston Scientific, respectively;

  •
  reviewed certain financial projections for Guidant and Boston Scientific prepared by the management of Guidant and Boston Scientific, respectively;

  •
  discussed the past and current operations and financial condition and the prospects of Guidant and Boston Scientific, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Guidant and Boston Scientific, respectively;

  •
  discussed the strategic rationale for the merger with senior executives of Guidant and Boston Scientific;

  •
  reviewed the pro forma impact of the merger on Boston Scientific's earnings per share, consolidated capitalization and financial ratios;

  •
  reviewed the reported prices and trading activity for Guidant common stock and Boston Scientific common stock;

  •
  compared the financial performance of Guidant and the prices and trading activity of Guidant common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  compared the financial performance of Boston Scientific and the prices and trading activity of Boston Scientific common stock with that of certain other comparable publicly-traded companies and their securities;

  •
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  •
  participated in discussions among representatives of Guidant and Boston Scientific and their financial and legal advisors;

  •
  reviewed the draft merger agreement, the Abbott transaction agreement, and certain related documents; and

  •
  performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

        In arriving at its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the merger, Morgan Stanley assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of Guidant and Boston Scientific. With respect to developments related to certain of Guidant's products, Morgan Stanley has relied without independent investigation on the assessment of Guidant senior management as to the effect of any such developments on the operations and financial condition and prospects of Guidant. In addition, Morgan Stanley assumed that the final merger agreement would be substantially in the form of the draft dated January 17, 2006 that Morgan Stanley reviewed and that the merger will be consummated in accordance with the terms set forth in the merger agreement and that the transactions contemplated by the Abbott transaction agreement will be consummated in accordance with the terms set forth therein, each with no material modification, waiver or delay. Morgan Stanley has also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley is not a legal, regulatory or tax expert and relied on the assessments provided by Guidant's advisors with respect to such issues. Morgan Stanley relied, without independent verification, on the assessments by management of Guidant and Boston Scientific of the timing and risks associated with the integration of Guidant and Boston Scientific and the validity of, and risks associated with, Guidant's and Boston Scientific's existing and future technologies, intellectual property, products, services and business models. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Guidant, nor had it been furnished with any such appraisals. Morgan Stanley's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of January 23, 2006.

        In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of Guidant or any of its assets. In addition, Morgan Stanley's opinion is limited to the fairness from a financial point of view of the consideration to be received by the holders of Guidant common stock in the merger and Morgan Stanley expresses no opinion as to the underlying decision by Guidant to engage in the merger or the strategic rationale for the merger. In connection with its opinion, Morgan Stanley expressed no opinion as to the relative merits of the merger as compared to any alternative transaction or whether such alternatives were achievable. Morgan Stanley provided advice to the Guidant board of directors during its negotiations with Boston Scientific but did not, however, recommend any specific merger consideration or recommend that any specific merger consideration constituted the only appropriate consideration.

        The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. Some of these summaries include information in tabular format. In order to understand fully the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses.

        Guidant Historical Share Price Analysis.    Morgan Stanley reviewed the price performance and trading volumes of Guidant common stock during various periods ending on January 23, 2006. Morgan Stanley noted that the range of low and high closing prices of Guidant common stock during the 52 week period ending on January 23, 2006 was approximately $57.00 and $76.00. Morgan Stanley also noted the $80.00 merger consideration as of January 23, 2006 (which is subject to adjustment based on the price of Boston Scientific common stock during a period prior to the completion of the merger and subject to a collar). The $80.00 merger consideration was calculated on the basis that $42.00 of the consideration consisted of cash and $38.00 of the consideration consisted of Boston Scientific common stock based on an exchange ratio determined over a period prior to the completion of the merger. Morgan Stanley also noted that if the merger has not occurred on or prior to March 31, 2006, Guidant shareholders would be entitled to an amount of cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of closing of the merger.

        Boston Scientific Historical Share Price Analysis.    Morgan Stanley reviewed the price performance and trading volumes of Boston Scientific common stock during various periods ending on January 23, 2006. Morgan Stanley noted that the range of low and high closing prices of Boston Scientific common stock during the 52 week period ending on January 23, 2006 was approximately $23.00 and $35.00. The table below presents the absolute share prices of Boston Scientific common stock over the periods referenced.

Period Ending on January 23, 2006	Boston Scientific Common Stock Price
5-Year High	$45.81
5-Year Low	$7.50
5-Year Average	$24.10
3-Year Average	$31.79
1-Year Average	$27.76
6-Month Average	$25.60

        In addition, Morgan Stanley compared the trading performance of Boston Scientific to the performance of other comparable publicly traded corporations and the S&P 500 Index. The table below presents the percentage change from January 24, 2001 through January 23, 2006 for Boston Scientific and a group of selected comparable companies and the S&P 500 Index.

Company/Market Index	Relative 5 Year Price Change
Boston Scientific Corporation	192%
St. Jude Medical Inc.	266%
Medtronic Inc.	10%
S&P 500 Index	-7%

        Historical Exchange Ratio Analysis.    Morgan Stanley analyzed the historical trading price of Boston Scientific relative to Guidant common stock based on closing prices between January 24, 2001 and January 23, 2006 and calculated the historical exchange ratios during the period implied by dividing the daily closing prices per share of Guidant common stock by those of Boston Scientific common stock and the average of those historical trading ratios for the 3-month, 6-month, 1-year, 3-year and 5-year periods ended on January 23, 2006. Morgan Stanley also calculated the exchange ratio implied by dividing $80.00 (the value of the merger consideration as of January 23, 2006 for a share of Guidant common stock) by the closing price per share of Boston Scientific common stock on January 23, 2006. This analysis implied the following exchange ratios:

Historical Exchange Ratio
At $80.00	3.428x
3-Month Average	2.565x
6-Month Average	2.651x
1-Year Average	2.541x
3-Year Average	1.927x
5-Year Average	2.519x

        Guidant Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain market trading multiples for public companies similar to Guidant from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2006 and 2007 estimated earnings per share. The earnings per share estimates for Guidant were based on the latest available reported median earnings per share estimate for Guidant of 12 research analysts that released updated estimates after Guidant lowered guidance for its fiscal quarter ended December 31, 2005 financial results on December 27, 2005 (research consensus estimates). The earnings per share estimates for Guidant were also based on two cases provided by Guidant management, management case 1 and management case 2, which represented updates to management's prior cases from December 2004, and which reflected the performance of the business since December 2004, but excluded the impact of any potential legal or regulatory actions. The earnings per share estimates for Boston Scientific were based on the latest available reported median earnings per share estimate of 24 research analysts (research consensus estimates). For the other publicly traded corporations, the earnings per share estimates were based on I/B/E/S consensus estimates (I/B/E/S refers to the database provided by I/B/E/S International Inc. of equity research analysts' estimates of future earnings of publicly traded companies). Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of January 23, 2006. For purposes of this analysis, Morgan Stanley identified the following three publicly traded corporations:

  •
  Boston Scientific Corporation

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

        A summary of the reference range of market trading multiples and those multiples calculated for Guidant are set forth below:

Metric	Reference Range of Multiples	Implied Guidant Metric at $80.00 Per Share Based on Research Consensus Estimates(1)	Implied Guidant Metric at $80.00 Per Share Based on Management Case 1(1)	Implied Guidant Metric at $80.00 Per Share Based on Management Case 2(1)
Price/2006 Earnings	12.5x–29.9x	47.1x	43.5x	43.5x
Price/2007 Earnings	11.3x–25.7x	30.8x	27.7x	29.0x

(1)
$80.00 based on a merger consideration of $42.00 cash plus $38.00 of Boston Scientific common stock per Guidant share and a closing market price of Boston Scientific common stock of $23.34 on January 23, 2006.

        Morgan Stanley calculated an implied valuation range for Guidant by applying various representative multiple ranges to the applicable Guidant earnings per share statistics based on information provided by management and other publicly available data. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Guidant common stock of $34.00 to $41.00 per share based on the median 2006 earnings per share research consensus estimates. Morgan Stanley also calculated an implied valuation range for Guidant common stock of $37.00 to $44.00 per share based on the 2006 estimates from management case 1 and management case 2 provided by Guidant management. Morgan Stanley also calculated an implied valuation range for Guidant common stock of $44.00 to $55.00 per share based on the median 2007 research consensus estimate. Morgan Stanley also calculated an implied valuation range for Guidant common stock of $49.00 to $61.00 per share based on management case 1 2007 earnings and $47.00 to $58.00 based on management case 2 2007 earnings. Morgan Stanley noted that the per share implied merger consideration for Guidant common stock was $80.00 per share as of January 23, 2006.

        Although the foregoing companies were compared to Guidant for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Guidant because of differences between the business mix, regulatory environment, operations and other characteristics of Guidant and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Guidant, including the impact of competition on the business of Guidant and on the industry generally, industry growth and the absence of any material adverse change in the financial condition and prospects of Guidant or the industry or in the markets generally. Mathematical analysis (for example, determining the average or median) is not in itself a meaningful method of using comparable company data.

        Boston Scientific Comparable Company Analysis.    Morgan Stanley reviewed and analyzed certain public market trading multiples for public companies similar to Boston Scientific from a size and business mix perspective. The multiples analyzed for these comparable companies included, among others, the per share price divided by 2006 and 2007 estimated earnings per share. The earnings per share estimates for the comparable companies were based on I/B/E/S consensus estimates. Morgan Stanley calculated these financial multiples and ratios based on publicly available financial data as of January 23, 2006. For purposes of this analysis, Morgan Stanley identified the following two publicly traded corporations:

  •
  Medtronic, Inc.

  •
  St. Jude Medical, Inc.

        A summary of the reference range of market trading multiples and those multiples calculated for Boston Scientific are set forth below:

Metric	Reference Range of Multiples	Boston Scientific Metric(1)
Price/2006 Earnings	24.3x–29.9x	12.5x
Price/2007 Earnings	20.9x–25.7x	11.3x
Price/2006 Earnings/Long Term Earnings Growth Rate	1.6x–1.8x	1.0x

(1)
Based on the closing share price of Boston Scientific of $23.34 as of January 23, 2006.

        Morgan Stanley calculated an implied valuation range for Boston Scientific by applying various representative multiple ranges to the applicable Boston Scientific operating statistics. Based upon and subject to the foregoing, Morgan Stanley calculated an implied valuation range for Boston Scientific common stock of $28.00 to $35.00 per share based on the internal 2006 earnings per share estimates of Boston Scientific management as adjusted by Guidant management, and adjusted for a normalized long-term share of the drug-eluting stent market. Morgan Stanley also calculated an implied valuation range for Boston Scientific common stock of $27.00 to $34.00 per share based on the internal 2007 earnings per share estimates of Boston Scientific management as adjusted by Guidant management, and adjusted for a normalized long-term share of the drug-eluting stent market. Morgan Stanley noted that the price per share of Boston Scientific common stock was $23.34 as of January 23, 2006.

        Although the foregoing companies were compared to Boston Scientific for purposes of this analysis, Morgan Stanley noted that no company utilized in this analysis is identical to Boston Scientific because of differences between the business mix, regulatory environment, operations and other characteristics of Boston Scientific and the comparable companies. In evaluating the comparable companies, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, regulatory, market and financial conditions and other matters, many of which are beyond the control of Boston Scientific, including the impact of competition on the business of Boston Scientific and on the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Boston Scientific or the industry or in the markets generally. Mathematical analysis (for example determining the average or median) is not in itself a meaningful method of using comparable company data.

        Discounted Analyst Price Targets.    Morgan Stanley reviewed published estimates for Guidant by Wall Street equity research analysts from December 27, 2005 through January 23, 2006. Morgan Stanley discounted the Wall Street analyst price targets to January 23, 2006 at Guidant's estimated cost of equity capital of approximately 10%, based on the capital asset pricing model, a theoretical financial model that is designed to estimate the cost of equity capital of a particular company based on that company's "Beta". A company's Beta is a metric designed to represent the systemic business risk and financial risk of the company versus the overall market. Wall Street equity research analyst price targets yielded an implied valuation of Guidant common stock of $44.00 to $64.00. Morgan Stanley noted that the per share implied merger consideration for Guidant common stock was $80.00 per share as of January 23, 2006.

        Morgan Stanley also reviewed published estimates for Boston Scientific by Wall Street equity research analysts from October 17, 2005 through January 23, 2006. Morgan Stanley discounted the Wall Street analyst price targets to January 23, 2006 at Boston Scientific's estimated cost of equity capital of approximately 10%, based on the capital asset pricing model (as discussed above). Wall Street analyst price targets yielded an implied valuation of Boston Scientific common stock of $21.00 to $38.00. Morgan Stanley noted that the price per share of Boston Scientific common stock was $23.34 as of January 23, 2006.

        Guidant Discounted Cash Flow Analysis.    Morgan Stanley performed a 10-year discounted cash flow analysis for Guidant, calculated as of December 31, 2005, of the estimated after-tax unlevered free cash flows for fiscal years 2006 through 2015, based on the two cases provided by Guidant management discussed above as management case 1 and management case 2. The analysis was conducted on a standalone basis without giving effect to the merger or any potential synergies. Morgan Stanley estimated a range of terminal values calculated in 2015 based on a range of terminal growth rates of 3.5% to 4.5%. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.5% to 10.5%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Guidant and other comparable companies. Based on the management case 1 projections and assumptions, the discounted cash flow analysis of Guidant yielded an implied valuation range of Guidant common stock of $59.00 to $75.00 per share. Based on the management case 2 projections and assumptions, the discounted cash flow analysis of Guidant yielded an implied valuation range of Guidant common stock of $55.00 to $69.00 per share. Morgan Stanley noted that the per share merger consideration for Guidant common stock was $80.00 per share as of January 23, 2006.

        Boston Scientific Discounted Cash Flow Analysis.    Morgan Stanley performed a 10-year discounted cash flow analysis for Boston Scientific, calculated as of December 31, 2005, of the estimated after-tax unlevered free cash flows for fiscal years 2006 through 2015. The analysis was conducted on a standalone basis without giving effect to the merger or any potential synergies. In conducting its analysis, Morgan Stanley considered three projected financial cases, each based on internal estimates of Boston Scientific management as adjusted by Guidant management, and assuming a 25%, 33% and 43% long-term share of the drug-eluting stent market. Morgan Stanley estimated a range of terminal values calculated in 2015 based on a range of terminal growth rates of 3.5% to 4.5%. Morgan Stanley discounted the unlevered free cash flow streams and the estimated terminal value to a present value at a range of discount rates from 9.5% to 10.5%. The discount rates utilized in this analysis were chosen based upon an analysis of the weighted average cost of capital of Boston Scientific and other comparable companies. Based on the projections and assuming a 25% long-term share of the drug-eluting stent market, the discounted cash flow analysis of Boston Scientific yielded an implied valuation range of Boston Scientific common stock of $24.00 to $32.00 per share. Based on the projections and assuming a 33% long-term share of the drug-eluting stent market, the discounted cash flow analysis of Boston Scientific yielded an implied valuation range of Boston Scientific common stock of $25.00 to $33.00 per share. Based on the projections and assuming a 43% long-term share of the drug-eluting stent market, the discounted cash flow analysis of Boston Scientific yielded an implied valuation range of Boston Scientific common stock of $26.00 to $35.00 per share. Morgan Stanley noted that the price per share of Boston Scientific common stock was $23.34 as of January 23, 2006.

        Pro Forma Analysis.    Morgan Stanley analyzed the pro forma impact of the merger on Boston Scientific's pro forma earnings per share excluding the estimated impact of the amortization of identifiable intangibles relating to Boston Scientific's acquisition of Guidant for two scenarios. Both scenarios included pre-tax synergies of $75 million in 2006, $200 million in 2007 and $400 million in 2008 and the estimated costs to achieve these cost synergies of $100 million in each of 2006 and 2007. Such analysis considered 2006, 2007 and 2008 earnings projections for both Guidant and Boston Scientific. Guidant's earnings projections were based on management case 1 and management case 2, provided by Guidant management, and Boston Scientific's earnings projections were based on internal estimates of Boston Scientific management as adjusted by Guidant management. The first scenario was based on Guidant management case 1 and Boston Scientific financials, with the combined company achieving additional revenue synergies. For 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 35.9%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 23.2%. For 2008, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 10.0%. The second scenario was based on Guidant management case 2 and Boston Scientific financials, with the combined company achieving no additional revenue synergies. For 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 40.3%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 29.0%. For 2008, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 17.6%. Morgan Stanley observed that the compound annual growth rate of the pro forma combined earnings per share excluding the estimated impact of the amortization of identifiable intangibles relating to Boston Scientific's acquisition of Guidant from 2006 to 2008 would be 28.6% for the first scenario and 27.5% for the second scenario. Morgan Stanley also noted that the compound annual growth rate of the earnings per share for Boston Scientific on a standalone GAAP basis from 2006 to 2008 would be 8.2%.

        Morgan Stanley also analyzed the pro forma impact of the merger on Boston Scientific's pro forma earnings per share on a GAAP basis (including the estimated impact of the amortization of identifiable intangibles relating to Boston Scientific's acquisition of Guidant) for both the first and second scenarios (described above). In the first scenario, for 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 55.7%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 40.0%. For 2008, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 24.1%. In the second scenario, for 2006, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 60.2%. For 2007, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 46.2%. For 2008, Morgan Stanley observed that the merger would result in earnings per share dilution for Boston Scientific stockholders of 32.0%.

        Morgan Stanley performed a variety of financial and comparable analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not susceptible to partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered. Furthermore, Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting any portion of the analyses, without considering all of them, would create an incomplete view of the process underlying Morgan Stanley's analysis and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Morgan Stanley with respect to the actual value of Guidant or Boston Scientific or their respective common stock, or the prices at which the stock shall trade at any time.

        In performing its analyses, Morgan Stanley made numerous assumptions with respect to the industry performance, general business, regulatory and economic conditions and other matters, many of which are beyond the control of Morgan Stanley, Guidant or Boston Scientific. Any estimates contained in the analysis of Morgan Stanley are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by those estimates. The analyses performed were prepared solely as part of the analyses of Morgan Stanley of the fairness of the merger consideration to be received by holders of shares of Guidant common stock pursuant to the merger agreement from a financial point of view, and were prepared in connection with the delivery by Morgan Stanley of its oral opinion on January 24, 2006 to the Guidant board of directors, subsequently confirmed in writing as of January 25, 2006.

        The opinion of Morgan Stanley was one of the many factors taken into consideration by the Guidant board of directors in making its determination to approve the proposed merger. The foregoing summary describes the material analyses performed by Morgan Stanley but does not purport to be a complete description of the analyses performed by Morgan Stanley.

        Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate, estate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may from time to time trade in the securities or the indebtedness of Guidant, Boston Scientific, or Abbott and their affiliates for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and accordingly, may at any time hold a long or short position in any of those securities or indebtedness for any of those accounts. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Guidant and have received fees for the rendering of these services. In addition, Morgan Stanley is a participant in a $500 million credit facility for Guidant that expires in 2009, and a $1.2 billion and $3 billion credit facility for Abbott that expires in 2008 and 2010, respectively. Morgan Stanley may also seek to provide similar services to Abbott, including potentially in connection with the merger, and may receive fees for the rendering of those services.

        Guidant has agreed to pay Morgan Stanley customary fees in connection with the merger, a significant portion of which is contingent upon the consummation of the merger. Guidant has also agreed to reimburse Morgan Stanley for its fees and expenses incurred in performing its services. In addition, Guidant has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Guidant Directors and Executive Officers in the Merger

        In considering the recommendation of the Guidant board of directors with respect to the merger, Guidant shareholders should be aware that certain executive officers and directors of Guidant have certain interests in the merger that may be different from, or in addition to, the interests of Guidant shareholders generally. The Guidant board of directors was aware of the interests described below and considered them, among other matters, when adopting the merger agreement and recommending that Guidant shareholders vote to approve the merger agreement. These interests are summarized below.

  Stock Options and Other Stock-Based Awards

        Following the special meeting of Guidant shareholders convened for the purpose of approving the original Johnson & Johnson merger agreement on April 27, 2005, all outstanding options to purchase Guidant common stock issued under the stock plans adopted by vote of Guidant shareholders in 1994, 1996 and 1998, respectively, prior to the date of the original Johnson & Johnson merger agreement, including those held by executive officers and directors, became fully exercisable. Based upon options outstanding as of April 27, 2005, options held by Guidant's executive officers and directors relating to 794,175 shares of Guidant common stock vested and became immediately exercisable upon receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement. In addition, all restrictions imposed on restricted stock grants granted under the stock plans prior to the date of the original Johnson & Johnson merger agreement, including those held by Guidant executive officers and directors, immediately lapsed upon receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement. Based upon grants outstanding as of April 27, 2005, restricted stock grants held by Guidant's executive officers and directors relating to 515,250 shares of Guidant common stock had their restrictions lapse upon receipt of the Guidant shareholder approval of the original Johnson & Johnson merger agreement.

        Under the stock plans, all restrictions imposed on restricted stock grants granted under the option plans prior to the date of the merger agreement with Boston Scientific, including restricted stock held by Guidant executive officers and directors, will immediately lapse upon receipt of shareholder approval of the merger. Based upon grants outstanding as of February 22, 2006, restricted stock grants held by Guidant executive officers and directors relating to 117,175 shares of Guidant common stock will be subject to accelerated vesting if Guidant shareholders approve the merger. Since receipt of Guidant shareholder approval of the original Johnson & Johnson merger agreement, Guidant has not issued any additional options to acquire Guidant common stock that would become exercisable upon receipt of Guidant shareholder approval of the merger with Boston Scientific. Please see the table below for further details relating to grants of restricted stock held by Guidant's executives and directors that are subject to lapsing of restrictions.

        The following table sets forth, as of February 22, 2006, the number of shares subject to grants of restricted stock held by Guidant's executives and directors:

Name	Number of Shares Subject to Grants of Restricted Stock
James M. Cornelius Director, Chairman and interim Chief Executive Officer*	0
Maurice A. Cox Director	0
Nancy-Ann DeParle Director	0
Enrique C. Falla Director	0
Michael Grobstein Director	0
Kristina M. Johnson Director	0
J.B. King Director	0
J. Kevin Moore Director	0
Mark Novitch Director	0
Jack A. Shaw Director	0
Eugene L. Step Director	0
Ruedi E. Wager Director	0
August M. Watanabe Director	0
Ronald W. Dollens** former Director, President and Chief Executive Officer	0
Keith E. Brauer Vice President, Finance and Chief Financial Officer	11,500
R. Frederick McCoy, Jr.. President, Cardiac Rhythm Management	11,500
Bernard E. Kury Vice President, General Counsel and Secretary	11,500
Mark C. Bartell President, U.S. Sales Operations	11,500
Guido J. Neels*** former Chief Operating Officer	0
Other Guidant Executive Officers (9 People)	71,175
*
Effective November 15, 2005, Mr. Cornelius was appointed Chairman and interim Chief Executive Officer.

**
Mr. Dollens retired effective November 15, 2005.

***
Mr. Neels retired as Chief Operating Officer effective November 30, 2005.

        Under the terms of the merger agreement, all outstanding options to purchase Guidant common stock existing at the time of the completion of the merger, including those held by executive officers and directors, will be assumed by Boston Scientific and will become options to purchase Boston Scientific common stock, with appropriate adjustments to be made to the number of shares and the exercise price under those options based on the value of the merger consideration at the time of the completion of the merger.

        Pursuant to the Abbott transaction agreement, all outstanding options to purchase Guidant common stock held immediately prior to the Abbott transaction closing by any Guidant employee transferred to Abbott will be extinguished and Boston Scientific will provide to the holder of each extinguished option either (i) a payment in cash equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, or (ii) a number of shares of Boston Scientific common stock with a fair market value as of the Abbott transaction closing date equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, determined by appropriately adjusting the number of shares subject to that option and the exercise price of that option based on the value of the merger consideration, as if the option holder had not been transferred to Abbott. The form of payment selected by Boston Scientific must apply to all Guidant employees transferred to Abbott. For a more complete description of the treatment of Guidant stock options, see "—Effect on Awards Outstanding Under Guidant Stock Incentive Plans".

        Under the terms of the merger agreement, each former restricted share of Guidant common stock will be converted into (i) $42.00 in cash and (ii) a number of unrestricted shares of Boston Scientific common stock equal to the exchange ratio.

  Change in Control Plan

        Each of Guidant's executive officers (other than Mr. Cornelius) is a participant in the change in control plan.

        Under the change in control plan, upon a "change in control" of Guidant, an executive officer is entitled to severance payments and other benefits (as summarized below) if the executive officer's employment is terminated within two years following a change in control by Guidant without "cause" or by the employee for "good reason" (each as defined in the change in control plan), or if the executive officer's employment is terminated by the executive officer for any reason within the 30-day period beginning on the one year anniversary of a Guidant shareholder approval of a definitive agreement or the completion of a change of control transaction. Within 15 days of the eligible termination, Guidant must pay the executive officer a single lump-sum cash payment equal to three times the sum of the executive officer's annual base salary at the time of termination (or, if greater, at the time of the change in control) and the greater of the executive officer's target incentive bonus for the year of the termination or the incentive bonus earned for the year immediately prior to the change in control.

        Under the change in control plan, in general a "change in control" of Guidant occurs upon the following events:

  •
  the acquisition by any person, directly or indirectly, of 20% or more of Guidant's voting shares;

  •
  Guidant shareholder approval of certain business transactions, including transactions like the merger;

  •
  Guidant's entering into a definitive agreement (such as the merger agreement) which, if consummated, would result in a change in control; and

  •
  the Guidant board of directors adopting a resolution to the effect that a change in control has occurred.

        Guidant's entry into the original Johnson & Johnson merger agreement, as well as its entry into the merger agreement with Boston Scientific, constituted a change in control under the change in control plan. Guidant shareholder approval of the original Johnson & Johnson merger agreement constituted, and Guidant shareholder approval of the merger agreement with Boston Scientific and the completion of the merger will constitute, a change in control for purposes of establishing the 30-day period commencing on the one year anniversary of that approval or completion during which a Guidant executive officer may terminate his or her employment for any reason and be entitled to severance payments (as described above).

        If a Guidant executive officer's employment terminates and he or she is entitled to receive severance payments under the change in control plan, the executive officer would also receive:

  •
  continued welfare benefits at the combined company's sole expense for three years following the date of termination at the level for which the executive officer was eligible at the time of the termination of employment or immediately prior to the change in control, whichever provides coverage more favorable to the executive officer;

  •
  three years of additional age and service credit for Guidant pension plan purposes and the crediting of severance benefits as pensionable earnings pro-rata over the three-year severance period;

  •
  to the extent not already vested and exercisable, immediate acceleration of any stock options or other stock-based awards as of the date of termination;

  •
  payment of any accrued bonus (or, if greater, the pro-rata target bonus for the year of the termination) and any deferred compensation (unless the obligation to pay these amounts is subject to payment under a grantor (i.e., "rabbi") trust);

  •
  outplacement services and, if applicable, relocation expenses; and

  •
  a gross-up for any "golden parachute" excise tax that may be payable by the executive officer under Section 4999 of the Internal Revenue Code, and any income and employment withholding taxes on the gross-up payment, with respect to the severance payments and other benefits paid to the executive officer (whether under the change in control plan or otherwise).

        Certain of the payments and benefits provided under the change in control plan may need to be adjusted to satisfy the requirements of new Section 409A of the Internal Revenue Code (relating to taxation of certain deferred compensation benefits).

        Ronald W. Dollens, former President and Chief Executive Officer of Guidant, has informed Guidant that he has agreed to waive any severance payments and other benefits to which he would be entitled in connection with the merger under the change in control plan. The terms of James M. Cornelius' appointment as Chairman and interim Chief Executive Officer of Guidant provide that he shall not be entitled to any severance payments or any other benefits in connection with the merger under the change in control plan.

        The following chart sets forth, for each of Guidant's executive officers, the estimated value of the cash severance pay and other benefits due the executive officer (based on levels of pay and other circumstances as of February 22, 2006), excluding the amount of any excise tax gross-up and the value of any stock options and other stock based awards that vested or for which restrictions lapsed (or will vest or will lapse) (See "—Stock Options and Other Stock-Based Awards"), if applicable, if the executive officer's termination is a "covered termination" under the change in control plan:

Name	Payment and Benefit Amounts ($)
James M. Cornelius Chairman and interim Chief Executive Officer	*
Ronald W. Dollens former Director, President and Chief Executive Officer	**
Keith E. Brauer Vice President, Finance and Chief Financial Officer	2,625,469
R. Frederick McCoy, Jr. President, Cardiac Rhythm Management	2,142,027
Bernard E. Kury Vice President, General Counsel and Secretary	2,177,515
Mark C. Bartell President, U.S. Sales Operations	1,821,522
Guido J. Neels*** former Chief Operating Officer	0
Other Guidant Executive Officers (9 People)	13,027,579

*
The terms of Mr. Cornelius' appointment as Chairman and interim Chief Executive Officer of Guidant provide that he shall not be entitled to any severance payments or any other benefits in connection with the merger under the change in control plan.

**
Mr. Dollens has informed Guidant that he has agreed to waive any severance payments and other benefits to which he would be entitled in connection with the merger under the change in control plan.

***
Mr. Neels retired as Chief Operating Officer effective November 30, 2005. Pursuant to the terms of the change in control plan, Guidant deemed Mr. Neels' retirement a covered termination of employment under the change in control plan and he received severance pay and other benefits valued at $4,048,656 in January of 2006.

  Resignation of Ronald W. Dollens as Director, President and Chief Executive Officer and Appointment of James M. Cornelius as Chairman and interim Chief Executive Officer

        Effective November 15, 2005, Ronald W. Dollens retired as Director, President and Chief Executive Officer of Guidant and James M. Cornelius, who previously served as non-executive Chairman of the Guidant board of directors, was appointed Chairman and interim Chief Executive Officer of Guidant. Pursuant to the terms of his appointment, Mr. Cornelius will receive an annual salary of $900,000 and a bonus of $1.5 million payable upon the completion of the merger.

  Indemnification and Insurance

        The merger agreement provides that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the effective time of the merger existing in favor of current or former directors or officers of Guidant under the Guidant Amended Articles of Incorporation, the Guidant By-laws or indemnification agreements will be assumed by the surviving corporation in the merger and will continue in full force and effect in accordance with their terms following completion of the merger.

        The merger agreement also provides that for six years after the effective time of the merger, Boston Scientific will maintain directors' and officers' liability insurance for acts or omissions occurring at or prior to the effective time of the merger, covering each person who was, as of the date of the merger agreement, covered by Guidant's directors' and officers' liability insurance, on terms no less favorable than those in effect as of the date of the merger agreement.

Merger Consideration

        At the effective time of the merger, each share of Guidant common stock (other than shares owned by Guidant, Boston Scientific and Galaxy Merger Sub) will be converted into the right to receive (i) $42.00 in cash, (ii) a number of shares of Boston Scientific common stock equal to the exchange ratio, and (iii) if the merger is not closed by March 31, 2006, $0.0132 in cash for each day beginning on April 1, 2006 through the closing date of the merger. The exchange ratio will be determined by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger, so long as the reference price is between $22.62 and $28.86. The market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock may be greater or less than $38.00 because the trading price of Boston Scientific common stock at the closing date of the merger may be different than the reference price used to calculate the exchange ratio. In addition:

  •
  if the reference price is less than $22.62, the exchange ratio will be fixed at 1.6799. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be less than $38.00 to the extent that the trading price of Boston Scientific common stock is less than $22.62; and

  •
  if the reference price is greater than $28.86, the exchange ratio will be fixed at 1.3167. This means that the market value of the Boston Scientific common stock received in exchange for each share of Guidant common stock will be greater than $38.00 to the extent that the trading price of Boston Scientific common stock is more than $28.86.

        Holders of Guidant common stock will receive cash for any fractional shares of Boston Scientific common stock they otherwise would have received in the merger. Each Guidant shareholder who would otherwise have been entitled to receive a fraction of a share of Boston Scientific common stock will receive cash in an amount equal to the product obtained by multiplying (i) the fractional share interest to which that Guidant shareholder would otherwise be entitled by (ii) the closing price for a share of Boston Scientific common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

        The merger agreement provides that, if between the date of the merger agreement and the effective time of the merger:

  •
  the outstanding shares of Boston Scientific common stock are changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction; or

  •
  Boston Scientific engages in any spin off or split off,

then, in any case, the exchange ratio will be appropriately adjusted to reflect that action.

Financing of the Merger

        In connection with the financing of the cash portion of the merger consideration, Boston Scientific has received a commitment letter from Merrill Lynch Capital Corporation, Merrill Lynch, Bank of America, N.A. and Banc of America Securities LLC, under which they have committed to provide, in the aggregate, financing of up to $14 billion, consisting of a 364-day $7 billion interim credit facility, a five-year $5 billion term loan facility and a five-year $2 billion revolving credit facility. The interim credit facility, term loan and revolving credit facility will bear interest at LIBOR plus an interest margin between 0.30% (high A rating) and 0.85% (low BBB rating). The interest margin will be based on the highest two out of three of Boston Scientific's long-term, senior unsecured, corporate credit ratings from Moody's Investors Service, Inc. (Moody's), Standard & Poor's Rating Services (S&P) and Fitch Ratings (Fitch). Boston Scientific expects to incur approximately $52 million in fees in connection with the amounts expected to be drawn under the commitment letter on the closing of the merger. Because Boston Scientific intends to use the proceeds from the Abbott transaction to fund a substantial amount of the cash portion of the merger consideration, it expects a substantial portion of the amounts available under the commitment letter to be undrawn. Of the $14 billion available pursuant to the commitment letter, Boston Scientific expects to borrow approximately $7.1 billion to finance the cash portion of the merger consideration, which includes $5 billion under the term loan and $2.1 billion under the interim facility. Boston Scientific also expects to use the $900 million Abbott subordinated loan to finance the cash portion of the merger consideration, for a total of $8 billion in borrowings to finance the cash portion of the merger consideration; however, if the Abbott transaction does not close as anticipated, Boston Scientific would expect to draw additional amounts under the commitment letter to finance the cash portion of the merger consideration. Boston Scientific currently intends to refinance the borrowings under the interim facility from the public issuance of senior notes after the consummation of the merger, although the final mix of interim loans and senior notes will be determined based on market conditions and other factors. In addition, Boston Scientific plans to use other sources of cash, including cash on hand and cash from the Abbott transaction, to fund part of the cash portion of the merger consideration and any other cash requirements for the merger. Under the terms of the Abbott transaction agreement and at the closing of the Abbott transaction, Abbott has agreed to (i) pay an initial purchase price of $4.1 billion in cash for the Guidant vascular and endovascular businesses, (ii) make a five year subordinated loan of $900 million to Boston Scientific at a 4.00% annual interest rate and (iii) purchase $1.4 billion in shares of Boston Scientific common stock. For a more detailed description of the Abbott transaction agreement, see "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121, and for information about certain risks related to the financing provided pursuant to the Abbott transaction agreement, see "Risk Factors", beginning on page 25.

Ownership of Boston Scientific Following the Merger

        Based on the number of outstanding shares of Guidant common stock on February 22, 2006, the number of outstanding shares of Boston Scientific common stock on February 22, 2006 and assuming an exchange ratio of 1.5561 (based on the closing price of Boston Scientific common stock on February 28, 2006 of $24.42) and that 56 million shares of Boston Scientific common stock will be issued to Abbott pursuant to the Abbott transaction agreement, Boston Scientific and Guidant anticipate that Guidant shareholders would own approximately 37.5% of the outstanding shares of Boston Scientific common stock following the merger. If all holders of outstanding options to purchase shares of Guidant common stock as of February 22, 2006 exercised those options prior to the close of the merger, Guidant shareholders would own approximately 38.8% of the outstanding shares of Boston Scientific common stock following the merger.

Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares

        The conversion of Guidant common stock into the right to receive the merger consideration will occur automatically at the effective time of the merger. As soon as reasonably practicable after the completion of the merger, Mellon Investor Services LLC, Boston Scientific's exchange agent and paying agent, will send a letter of transmittal to each former holder of record of shares of Guidant common stock. The transmittal letter will contain instructions for obtaining the merger consideration, including the shares of Boston Scientific common stock, the cash portion of the merger consideration and cash for any fractional shares of Boston Scientific common stock, in exchange for shares of Guidant common stock. Guidant shareholders should not return stock certificates with the enclosed proxy.

        After the effective time of the merger, each certificate that previously represented shares of Guidant common stock will no longer be outstanding, will be automatically canceled and retired, will cease to exist and will represent only the right to receive the merger consideration as described above.

        Until holders of certificates previously representing Guidant common stock have surrendered those certificates to the exchange agent for exchange, those holders will not receive dividends or distributions on the Boston Scientific common stock into which those shares have been converted with a record date after the effective time of the merger and will not receive cash for any fractional shares of Boston Scientific common stock. When holders surrender those certificates, they will receive any dividends with a record date after the effective time of the merger and a payment date on or prior to the date of surrender and any cash for fractional shares of Boston Scientific common stock, in each case without interest.

        In the event of a transfer of ownership of Guidant common stock that is not registered in the transfer agent's records of Guidant, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate so surrendered is registered if:

  •
  the certificate is properly endorsed or otherwise is in proper form for transfer; and

  •
  the person requesting the exchange pays any transfer or other taxes resulting from the payment of the merger consideration as described above to a person other than the registered holder of the certificate.

        No fractional shares of Boston Scientific common stock will be issued to any Guidant shareholder upon surrender of certificates previously representing Guidant common stock. Each Guidant shareholder who would otherwise have been entitled to receive a fraction of a share of Boston Scientific common stock will receive cash in an amount equal to the product obtained by multiplying (1) the fractional share interest to which the holder would otherwise be entitled by (2) the closing price for a share of Boston Scientific common stock on the closing date of the merger as reported on the New York Stock Exchange Composite Transactions Tape.

Effective Time of the Merger

        The merger will become effective upon the filing of the articles of merger with the Secretary of State of the State of Indiana or any later time as is agreed upon by Boston Scientific and Guidant and specified in the articles of merger. The filing of the articles of merger will occur as soon as practicable after satisfaction or waiver of the conditions to the completion of the merger described in the merger agreement.

Stock Exchange Listing of Boston Scientific Common Stock

        It is a condition to the completion of the merger that the shares of Boston Scientific common stock issuable to:

  •
  Guidant shareholders in the merger; and

  •
  holders of options to acquire shares of Guidant common stock, which will be converted into options to acquire shares of Boston Scientific common stock,

have been approved for listing on the New York Stock Exchange, subject to official notice of issuance.

Delisting and Deregistration of Guidant Common Stock

        If the merger is completed, Guidant common stock will be delisted from the New York Stock Exchange and the Pacific Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended (the Exchange Act).

Arrangements with Abbott

        To address certain antitrust concerns that may be raised by the merger and to expedite the review of the merger by the relevant antitrust authorities in the United States and the European Union, Boston

Scientific and Abbott entered into the Abbott transaction agreement pursuant to which, among other things, Abbott agreed to purchase the Guidant vascular and endovascular businesses for:

  •
  an initial payment of $4.1 billion in cash at the Abbott transaction closing;

  •
  a milestone payment of $250 million upon receipt of an approval from the FDA within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the United States;

  •
  a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan; and

  •
  the assumption of certain liabilities relating to the Guidant vascular and endovascular businesses by Abbott.

        The Abbott transaction closing is subject to, among other things, the satisfaction or waiver of all of the conditions to close the merger and is expected to occur prior to the closing date of the merger.

        In addition to receiving the initial payment of $4.1 billion at the Abbott transaction closing, Abbott has agreed to lend Boston Scientific $900 million on a subordinated basis. The loan will be payable on the fifth anniversary of the Abbott transaction closing and interest will accrue on the outstanding principal amount at a rate of 4.00% per annum.

        At the Abbott transaction closing, Abbott will purchase $1.4 billion in shares of Boston Scientific common stock based on a per share purchase price of the lower of (i) $25.00 and (ii) the average closing price of Boston Scientific common stock during the five consecutive trading day period ending three trading days prior to the Abbott transaction closing. In addition, 18 months after the Abbott transaction closing, Boston Scientific will issue to Abbott additional shares of Boston Scientific common stock having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing $1.4 billion to purchase the shares of Boston Scientific common stock.

        As of the Abbott transaction closing, Abbott will grant to Boston Scientific or any of its designees an irrevocable proxy and will appoint Boston Scientific or any of its designees as attorney-in-fact for Abbott and each of its affiliates that beneficially owns the shares of Boston Scientific common stock referred to above, for so long as Abbott and/or its affiliates owns those shares, with respect to any matter to be voted on by the Boston Scientific stockholders. These shares will be voted proportionately with the vote cast by all other Boston Scientific stockholders entitled to vote and voting on any such matter.

        Abbott has agreed not to sell any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average price per share of Boston Scientific common stock over any consecutive 20 trading day period exceeds $30.00. In addition, during the 18-month period following the Abbott transaction closing, Abbott will not, in any one month period, sell more than 8.33% of these shares of Boston Scientific common stock. If Abbott or any of its affiliates sells any shares of Boston Scientific common stock, the entire portion of the net proceeds from any sale that are greater than 110% but equal to or less than 120% of Abbott's purchase price for those shares will be applied by Abbott toward the reduction of the principal amount of the loan by Abbott to Boston Scientific and half of the net proceeds from any sale that are greater than 120% of the purchase price paid by Abbott for those shares will be applied by Abbott toward the reduction of the principal amount of the loan.

        Abbott has agreed to sell, transfer or otherwise dispose of all these shares to an unaffiliated third party no later than 30 months following the Abbott transaction closing.

        As a part of the Abbott transaction, Boston Scientific and Abbott will also enter into supply and license and technology transfer arrangements with respect to the everolimus-eluting stent system currently in development by Guidant.

        Boston Scientific's obligation to complete the merger is not conditioned on consummation of the Abbott transaction.

        See also "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121.

Material United States Federal Income Tax Consequences of the Merger

        The following is a summary of the material United States federal income tax consequences of the merger to United States Holders (as defined below) of Guidant common stock whose shares are converted into the right to receive the merger consideration pursuant to the merger. This summary is based on the Internal Revenue Code of 1986, as amended, applicable Treasury Regulations, and administrative and judicial interpretations thereof, all as in effect as of the date of this joint proxy statement/prospectus, and all of which may change, possibly with retroactive effect. This summary assumes that shares of Guidant common stock are held as capital assets (generally, property held for investment). It does not address all of the United States federal income tax consequences that may be relevant to United States Holders in light of their particular circumstances, or to other types of holders, including, without limitation:

  •
  banks, insurance companies or other financial institutions;

  •
  broker-dealers;

  •
  traders;

  •
  expatriates;

  •
  tax-exempt organizations;

  •
  persons who are not United States Holders;

  •
  pass-through entities and persons who are investors in a pass-through entity;

  •
  persons who are subject to alternative minimum tax;

  •
  persons who hold their shares of common stock as a position in a "straddle" or as part of a "hedging" or "conversion" transaction;

  •
  persons deemed to sell their shares of Guidant common stock under the constructive sale provisions of the Internal Revenue Code;

  •
  persons that have a functional currency other than the United States dollar; or

  •
  persons who acquired their shares of Guidant common stock upon the exercise of stock options or otherwise as compensation.

        In addition, this discussion does not address any United States state or local or non-United States tax consequences of the merger.

        Boston Scientific and Guidant urge each Guidant shareholder to consult its own tax advisor regarding the United States federal income or other tax consequences of the merger to the shareholder.

        For purposes of this discussion, a "United States Holder" means a holder of Guidant common stock who is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation or an entity treated as a corporation created or organized in, or under the laws of, the United States, any state thereof or the District of Columbia;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust (i) (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control or (ii) that has a valid election in effect to be treated as a United States person.

        If a partnership (or other entity treated as a partnership for United States federal income tax purposes) holds Guidant common stock, the tax treatment of a partner in the partnership (or other entity) will generally depend upon the status of the partner and the activities of the partnership (or other entity). If you are a partner of a partnership (or other entity) holding Guidant common stock, you should consult your tax advisor regarding the tax consequences of the merger.

  Consequences of the Merger

        The receipt of the merger consideration in exchange for shares of Guidant common stock pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder who receives the merger consideration in exchange for shares of Guidant common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between (i) the fair market value of the Boston Scientific common stock as of the effective time of the merger and the amount of cash received and (ii) the holder's adjusted tax basis in the shares of Guidant common stock exchanged for the merger consideration pursuant to the merger. Any gain or loss would be long-term capital gain or loss if the holding period for the shares of Guidant common stock exceeds one year at the effective time of the merger. Long-term capital gains of noncorporate United States Holders (including individuals) generally are eligible for preferential rates of United States federal income tax. There are limitations on the deductibility of capital losses under the Internal Revenue Code.

        A United States Holder's aggregate tax basis in Boston Scientific common stock received in the merger will equal the fair market value of the stock as of the effective time of the merger. The holding period of the Boston Scientific common stock received in the merger will begin on the day after the merger.

  Backup Withholding

        Backup withholding at a rate of 28% may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Internal Revenue Service Form W-9 included in the letter of transmittal to be delivered to holders of Guidant common stock prior to completion of the merger, (2) provides a certification of non-United States status on the applicable Internal Revenue Service Form W-8 (typically Internal Revenue Service Form W-8BEN) or appropriate successor form or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service. Please consult your own tax advisor to see if you qualify for exemption from backup withholding and, if so, to understand the procedure for obtaining that exemption.

        THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF GUIDANT COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE OR LOCAL, NON-UNITED STATES AND OTHER TAX LAWS.

Regulatory Matters

  United States Antitrust

        Under the HSR Act and related rules, certain transactions, including the merger, may not be completed until notifications have been given and information has been furnished to the Antitrust Division of the DOJ and the FTC and the specified waiting period requirements have been satisfied. Boston Scientific and Guidant filed the required notification and report forms with the Antitrust Division of the DOJ and the FTC regarding the merger on February 6, 2006. At any time before or after the effective time of the merger, the Antitrust Division of the DOJ, the FTC or others (including states and private parties) could take action under the antitrust laws, including seeking to prevent the merger, to rescind the merger or to conditionally approve the merger upon the divestiture of assets of Boston Scientific or Guidant. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, that it would not be successful.

  Europe

        Both Boston Scientific and Guidant conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to, and approval by, the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Boston Scientific and Abbott filed the required documentation with the European Commission regarding the merger on February 23, 2006.

        During the last several weeks, Boston Scientific and Abbott have had significant discussions with the FTC and the European Commission regarding the merger and the Abbott transaction, and Boston Scientific expects that it will receive the necessary clearances and approvals from the relevant antitrust authorities for the merger during the week of April 3, 2006.

  Other Laws

        In addition to the regulatory approvals described above, filings with or the consent of other governmental agencies may be required to be obtained prior to the effective time of the merger. Boston Scientific and Guidant are currently in the process of reviewing whether other filings or approvals may be required or advisable.

  General

        It is possible that any of the governmental entities with which filings have been made may seek additional regulatory concessions or impose additional conditions or states or private parties may commence litigation to prevent the completion of the merger. There can be no assurance that:

  •
  Boston Scientific or Guidant will be able to satisfy or comply with any conditions imposed;

  •
  compliance or non-compliance will not have adverse consequences on Boston Scientific after completion of the merger; or

  •
  litigation, if any, will be resolved favorably by Boston Scientific and Guidant.

        See "The Merger Agreement—Conditions to the Completion of the Merger".

Dissenters' Rights

        Under Delaware law, holders of Boston Scientific common stock will not be entitled to dissenters' rights in connection with the merger because they will not be receiving any merger consideration in the merger.

        Under Indiana law, holders of Guidant common stock will not be entitled to dissenters' rights in connection with the merger because shares of Boston Scientific common stock are traded on the New York Stock Exchange.

Guidant's Rights Plan

        The Guidant board of directors adopted a shareholder rights plan on December 15, 2004 and adopted amendments to the shareholder rights plan effective as of November 14, 2005 and January 25, 2006, respectively. To implement the shareholder rights plan, on December 14, 2004, Guidant declared a dividend of one preferred share purchase right, which Boston Scientific and Guidant refer to in this joint proxy statement/prospectus as a "right", for each outstanding share of Guidant common stock to shareholders of record at the close of business on December 27, 2004. Each right entitles the registered holder to purchase from Guidant a unit consisting of one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $325 per unit, subject to adjustment.

        The rights are not exercisable until the earlier of:

  •
  10 business days following a public announcement that a person or group has acquired 15% or more of the outstanding shares of Guidant common stock (thereby becoming an "acquiring person" under the shareholder rights plan); or

  •
  10 business days following the commencement of a tender offer or exchange offer that would result in a person or group becoming an acquiring person.

        The date on which the rights are exercisable as described above is referred to in this joint proxy statement/prospectus as the "distribution date".

        Until the distribution date, the rights will be evidenced only by shares of Guidant common stock and will be transferred with and only with Guidant common stock. After the distribution date, rights certificates will be mailed to holders of record of the Guidant common stock as of the close of business on the distribution date.

        In the event that a person becomes an acquiring person, subject to certain exceptions for offers that the independent directors of the Guidant board of directors determine to be fair and not inadequate and to otherwise be in the best interests of Guidant and its shareholders, each holder of a right other than the acquiring person will have the right to receive Guidant common stock having a value equal to two times the exercise price of the right. In the event that, at any time following the date on which a person becomes an acquiring person, Guidant engages in certain types of merger or other business combination transactions, each holder of a right other than the acquiring person will have the right to receive common stock of the acquiring company having a value equal to two times the exercise price of the right. At any time after a person becomes an acquiring person and prior to their acquisition of 50% or more of the outstanding Guidant common stock, the Guidant board of directors may exchange the rights (other than rights owned by the acquiring person), in whole or in part, for one share of Guidant common stock, or one one-thousandth of a share of the Series A Participating Preferred Stock, per right (subject to adjustment). At any time until 10 business days following the date on which a person becomes an acquiring person, Guidant may redeem the rights in whole, but not in part, at a price of $0.001 per right.

        Pursuant to the terms of the merger agreement, the Guidant board of directors has taken all actions necessary in order to render the rights granted to the holders of the Guidant common stock pursuant to Guidant's shareholder rights plan inapplicable to the execution of the merger agreement and the consummation of the merger. Accordingly, the rights expire at the earlier of (1) the effective time of the merger or (2) at 5:00 p.m. (New York City time) on December 15, 2014, unless that date is extended or the rights are earlier redeemed or exchanged. Guidant's shareholder rights plan will be ineffective after the closing date of the merger.

Guidant Employee Benefits Matters

        The merger agreement provides that:

  •
  for a period of 12 months following the merger, the employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to those employees immediately prior to the merger;

  •
  for the six-month period immediately following the expiration of the 12-month period following the merger, the employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to those employees immediately prior to the merger or the employee benefits provided to similarly situated employees of Boston Scientific and its subsidiaries;

  •
  for a period of not less than 18 months following the merger, employees of Guidant and its subsidiaries who remain in the employment of the surviving corporation and its subsidiaries will receive base salary or wage rates that are not less than those in effect for those employees immediately prior to the merger, except that neither Boston Scientific nor the surviving corporation nor any of their subsidiaries will have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into shares of capital stock pursuant to any plans or arrangements; and

  •
  no plans or arrangements of Guidant or any of its subsidiaries providing for the issuance of capital stock or rights in the capital stock of Guidant or otherwise will be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

        Boston Scientific and Guidant have agreed that nothing contained in the merger agreement should be construed as requiring, and Guidant should take no action that would have the effect of requiring, Boston Scientific or the surviving corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

        Boston Scientific has also agreed that, for the following purposes but not otherwise under the employee benefit plans of Boston Scientific, it will cause the surviving corporation to recognize the service of each Guidant employee who remains employed by the surviving corporation as if an employee's service had been performed with Boston Scientific:

  •
  for purposes of eligibility for vacation under Boston Scientific's vacation program;

  •
  for purposes of eligibility and participation under any health or welfare plan maintained by Boston Scientific (other than any post-employment health or post-employment welfare plan);

  •
  for purposes of eligibility for the company matching contribution under the Boston Scientific 401(k) plan (it being understood that each employee who was participating in Guidant's 401(k) plan immediately prior to becoming eligible to participate in the Boston Scientific 401(k) plan shall be immediately eligible for the company matching contribution under the Boston Scientific 401(k) plan); and

  •
  unless covered under another arrangement with or of Guidant, for benefit accrual purposes under Boston Scientific's severance plan (but in the case of any severance plan and with respect to each plan or program that is the subject of any of the four bullet points above, solely to the extent that Boston Scientific makes that plan or program available to employees of the surviving corporation, it being Boston Scientific's current intention to do so).

        With respect to any welfare plan maintained by Boston Scientific in which Guidant employees are eligible to participate after the merger, the merger agreement provides that Boston Scientific will, and will cause the surviving corporation to:

  •
  waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to Guidant employees to the extent those conditions and exclusions were satisfied or did not apply to Guidant employees under the welfare plans maintained by Guidant prior to the merger; and

  •
  provide each Guidant employee with credit for any co-payments and deductibles paid prior to the effective time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any Boston Scientific plan.

        Subject to the requirements discussed in this section, Boston Scientific has agreed to assume all obligations under, and honor in accordance with their terms, and to cause the surviving corporation to honor in accordance with their terms, each Guidant benefit plan and agreement. Boston Scientific has acknowledged and agreed that the merger will constitute a "change in control" within the meaning of those plans and agreements which include a definition of that (or substantially similar) concept.

        Notwithstanding the foregoing, the merger agreement provides that the provisions above relating to employee matters shall apply only with respect to those employees who are covered under Guidant benefit plans that are maintained primarily for the benefit of employees employed in the United States (including those employees regularly employed outside the United States to the extent they participate in Guidant benefit plans). With respect to any employees not described in the preceding sentence, Boston Scientific will, and will cause the surviving corporation and its subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to them.

Effect on Awards Outstanding Under Guidant Stock Incentive Plans

        Under the merger agreement, the Guidant board of directors must adopt, as soon as practicable, any resolutions or take any other actions as may be required to effect the following:

  •
  each Guidant stock option outstanding immediately prior to the merger shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under the Guidant stock option, the number of shares of Boston Scientific common stock (rounded down to the nearest whole share) equal to the sum of:

  •
  the product of (A) the number of shares of Guidant common stock subject to the Guidant stock option and (B) the exchange ratio; and

  •
  the product of (A) the number of shares of Guidant common stock subject to the Guidant stock option and (B) the quotient obtained by dividing (x) $42.00 by (y) the average trading price of Boston Scientific common stock for the 15 trading days ending three trading days prior to the consummation of the merger at an exercise price per share of Boston Scientific common stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Guidant common stock subject to the Guidant stock option by (2) the aggregate number of shares of Boston Scientific common stock to be subject to the Guidant stock option after giving effect to the adjustments in this and the two preceding bullet points; and

  •
  make any other changes to the Guidant stock incentive plans as Boston Scientific and Guidant may agree are appropriate to give effect to the merger.

        All restrictions imposed on restricted stock and options granted prior to the date of the original Johnson & Johnson merger agreement, including restricted stock held by Guidant executive officers and directors, immediately lapsed upon receipt of shareholder approval of the original Johnson &

Johnson merger agreement. All restrictions imposed on restricted stock granted under Guidant's stock incentive plans prior to the date of the merger agreement with Boston Scientific, including restricted stock held by Guidant executive officers and directors, will immediately lapse upon receipt of Guidant shareholder approval of the merger.

        The merger agreement further provides that the Guidant board of directors must adopt, as soon as practicable, any resolutions or take any other actions as may be required to provide that with respect to the Guidant employee stock purchase plan:

  •
  participants will not increase their payroll deductions or purchase elections from those in effect on the date of the merger agreement;

  •
  each participant's outstanding right to purchase shares of Guidant common stock under the Guidant employee stock purchase plan will terminate on the day immediately prior to the day on which the merger occurs, provided that all amounts allocated to each participant's account under the Guidant employee stock purchase plan as of that date will then be used to purchase from Guidant whole shares of Guidant common stock at the applicable price determined under the terms of the Guidant employee stock purchase plan for the then outstanding offering periods using that date as the final purchase date for each particular offering period; and

  •
  the Guidant employee stock purchase plan will terminate immediately following those purchases of Guidant common stock.

        In addition, Guidant must ensure that, following the merger, no holder of a Guidant stock option (or former holder of a Guidant stock option) or any participant in any Guidant stock incentive plan or other Guidant benefit plan or agreement will have any right under any plan to acquire any capital stock or other equity interest in Guidant or the surviving corporation (including "phantom" stock or stock appreciation rights).

        Boston Scientific has agreed that as soon as practicable following the merger, it will deliver to the holders of Boston Scientific stock options that were converted from Guidant options appropriate notices setting forth those holders' rights pursuant to the respective stock incentive plans and the contracts evidencing the grants of those options, which shall provide, among other things, that those options and contracts have been assumed by Boston Scientific and will continue in effect on the same terms and conditions (subject to the adjustments described in this section).

        The merger agreement provides that, except as otherwise described by this section and except to the extent required under the respective terms of the converted options, all restrictions or limitations on transfer and vesting with respect to converted options, to the extent that those restrictions or limitations shall not have already lapsed, and all other terms of the converted options, shall remain in full force and effect with respect to those converted options after giving effect to the merger and their assumption by Boston Scientific as set forth above.

        In addition, as soon as practicable following the merger, Boston Scientific must prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Boston Scientific common stock subject to issuance upon the exercise of the converted options. Guidant will cooperate with, and assist Boston Scientific in the preparation of, that registration statement. Boston Scientific must keep the registration statement effective (and maintain the current status of the prospectus required by the registration statement) for so long as any converted options remain outstanding.

        Notwithstanding the foregoing, pursuant to the Abbott transaction agreement, all outstanding options to purchase Guidant common stock held immediately prior to the Abbott transaction closing by any Guidant employee transferred to Abbott will be extinguished and Boston Scientific will provide to the holder of each extinguished option either (i) a payment in cash equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, or (ii) a number of shares of Boston Scientific common stock with a fair market value as of the Abbott transaction closing date equal to the excess of the aggregate fair market value of the Guidant common stock subject to the option over the aggregate exercise price of the option, net of any applicable withholding taxes, determined by appropriately adjusting the number of shares subject to that option and the exercise price of that option based on the value of the merger consideration, as if the option holder had not been transferred to Abbott. The form of payment selected by Boston Scientific must apply to all Guidant employees transferred to Abbott.

Resale of Boston Scientific Common Stock

        Boston Scientific common stock to be issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act of 1933, as amended (the Securities Act), except for shares issued to any Guidant shareholder who may be deemed to be an "affiliate" of Guidant or Boston Scientific for purposes of Rule 145 under the Securities Act. It is expected that each affiliate will agree not to transfer any Boston Scientific common stock received in the merger except in compliance with the resale provisions of Rule 144 or 145 under the Securities Act or as otherwise permitted under the Securities Act. The merger agreement requires Guidant to use its reasonable efforts to cause its affiliates to enter into those agreements. This joint proxy statement/prospectus does not cover resales of Boston Scientific common stock received by any person upon completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale.

Notices to Guidant Shareholders Resident in Canada and Canadian Resale Restrictions

  Notices to Guidant Shareholders Resident in Canada

        The Boston Scientific common stock that is being distributed to holders of Guidant common stock that reside in a province of Canada is being distributed under an exemption from the registration and prospectus requirements of Canadian provincial securities laws.

  Canadian Resale Restrictions

        The provincial securities laws in all provinces of Canada require the first trade in the Boston Scientific common stock to be made in accordance with certain conditions, including that no unusual effort is made to prepare the market or to create a demand for shares of Boston Scientific common stock and no extraordinary commission or consideration is paid in respect of the trade. In addition, when selling the shares, holders resident in a province of Canada must use a dealer appropriately registered in that province or rely on an exemption from the registration requirements of that province. If a holder requires advice on any applicable prospectus or registration exemption, the holder should consult its own legal advisor.

THE MERGER AGREEMENT

        This is a summary of the material provisions of the merger agreement. The merger agreement, which is attached as Annex A to this joint proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of that agreement. You should read the entire merger agreement carefully.

        The merger agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Boston Scientific and Guidant. That information can be found elsewhere in this joint proxy statement/prospectus and in the other public filings made by Boston Scientific or Guidant with the SEC, which are available without charge at www.sec.gov.

        The merger agreement contains representations and warranties the parties made to each other as of specific dates. The assertions embodied in those representations and warranties were made solely for purposes of the contract between Boston Scientific and Guidant and may be subject to important qualifications and limitations agreed by Boston Scientific and Guidant in connection with negotiating its terms. Moreover, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between Boston Scientific and Guidant rather than establishing matters as facts. For the foregoing reasons, you should not rely on the representations and warranties as statements of factual information.

Conditions to the Completion of the Merger

        Conditions to Boston Scientific's and Guidant's Obligations to Complete the Merger.    Each party's obligation to effect the merger is subject to the satisfaction or waiver of various conditions that include, in addition to other customary closing conditions, the following:

  •
  the merger agreement has been approved by the affirmative vote of shareholders of Guidant representing a majority of the shares of Guidant common stock outstanding and entitled to vote at the Guidant special meeting;

  •
  (i) the amendment to the Boston Scientific Second Restated Certificate of Incorporation has been approved by the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock entitled to vote on the amendment at the Boston Scientific special meeting and (ii) the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement has been approved by the affirmative vote of a majority of the outstanding shares of Boston Scientific common stock participating in the voting on the stock issuance;

  •
  the shares of Boston Scientific common stock to be issued to:

  •
  Guidant shareholders upon completion of the merger; and

  •
  holders of options to acquire shares of Guidant common stock, which will be converted into options to acquire shares of Boston Scientific common stock,

    have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

  •
  the waiting period applicable to the merger under the HSR Act has expired or has been terminated;

  •
  the European Commission has issued, or has been deemed to have issued, a decision under Article 6(1)(b), 8(1) or 8(2) (and/or, as may be the case, any national competition authority in the European Community to which all or part of the case may have been transferred has issued, or has been deemed to have issued, a decision with similar effect) of the European Commission merger regulation declaring the merger compatible with the Common Market;

  •
  no temporary restraining order, preliminary or permanent injunction or other court order or statute, law, rule, legal restraint or prohibition is in effect that prevents the completion of the merger; and

  •
  the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, has been declared effective by the SEC and is not the subject of any stop order or proceedings seeking a stop order.

        Conditions to Boston Scientific's Obligation to Complete the Merger.    Boston Scientific's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Guidant relating to:

  •
  capitalization;

  •
  authority and noncontravention;

  •
  the absence of recent changes in the compensation and benefits for certain key personnel of Guidant, including increases in compensation or benefits, grants or increases in severance or termination pay, the entry into or amendment of employment and other similar contracts, the removal of restrictions in benefit plans or the adoption of new benefit plans for those personnel;

  •
  agreements that may restrict the ability of affiliates of Guidant to compete (other than any agreement that only restricts Guidant's ability to compete) in any line of business, geographic area or customer segment;

  •
  the vote required by Guidant shareholders to approve the merger agreement;

  •
  the adoption of the merger agreement by the board of directors of Guidant and the inapplicability of state takeover statutes to the merger; and

  •
  the taking of all action by Guidant to render its shareholder rights plan inapplicable with respect to the merger that are qualified as to materiality or material adverse effect are true and correct, and those representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date.

  •
  the representations and warranties of Guidant relating to various other agreements that either (1) may restrict the ability of Guidant or any of its subsidiaries' ability to compete in any line of business, geographic area or customer segment or (2) relate to the distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, except to the extent that the facts or matters which make those representations and warranties not true and correct as of those dates, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the merger to Boston Scientific;

  •
  all the other representations and warranties of Guidant set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date, except to the extent that the facts or matters which make those representations and warranties not true and correct as of those dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in those representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Guidant;

  •
  Guidant has performed in all material respects all obligations required to be performed by it under the merger agreement on or prior to the date on which the merger is to be completed;

  •
  there is no pending suit, action or proceeding by any governmental entity (i) seeking to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement or seeking to obtain from Boston Scientific, Galaxy Merger Sub or Guidant, or any other affiliate of Boston Scientific, any damages that are material in relation to Guidant, (ii) seeking to impose limitations on the ability of Boston Scientific or any affiliate of Boston Scientific to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote those shares on all matters properly presented to the stockholders of the surviving corporation, (iii) seeking to prohibit Boston Scientific or any of its subsidiaries from effectively controlling in any material respect the business or operations of Guidant or any of its affiliates, (iv) seeking any divestiture that is not required to be effected pursuant to the terms of the merger agreement or (v) that has had or would reasonably be expected to have a material adverse effect on Guidant or Boston Scientific; and

  •
  there is no temporary restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that is in effect that would reasonably be expected to result in any of the effects referred to in the immediately preceding clause.

        Conditions to Guidant's Obligation to Complete the Merger.    Guidant's obligation to effect the merger is further subject to satisfaction or waiver of the following additional conditions:

  •
  the representations and warranties of Boston Scientific and Galaxy Merger Sub relating to authority and noncontravention and the vote required by Boston Scientific stockholders to approve the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set forth in the merger agreement which are qualified as to materiality or material adverse effect are true and correct, and those representations and warranties that are not so qualified by materiality or material adverse effect are true and correct in all material respects, in each case as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date;

  •
  all the other representations and warranties of Boston Scientific and Galaxy Merger Sub set forth in the merger agreement are true and correct as of the date of the merger agreement and as of the closing date of the merger as though made on the closing date, or if those representations and warranties expressly relate to an earlier date, then as of that date, except to the extent that the facts or matters which make those representations and warranties not true and correct as of those dates, without giving effect to any qualifications or limitations as to materiality or material adverse effect set forth in those representations and warranties, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Boston Scientific; and

  •
  Boston Scientific and Galaxy Merger Sub have performed in all material respects all obligations required to be performed by them under the merger agreement on or prior to the date on which the merger is to be completed.

        Important Definitions.    The merger agreement provides that a "material adverse effect" or "material adverse change" means, when used in connection with Guidant or Boston Scientific, any change, effect, event, occurrence or state of facts, or any development which, individually or in the aggregate, would reasonably be expected to result in any change or effect that is materially adverse to the business, financial condition or results of operations of Guidant and its subsidiaries, taken as a whole, or Boston Scientific and its subsidiaries, taken as a whole, as the case may be, other than any change, effect, event, occurrence, state of facts or development:

  •
  relating to the financial or securities markets or the economy in general;

  •
  relating to the industry in which Guidant operates or the industry in which Boston Scientific operates, as the case may be, in general to the extent that that change, effect, event, occurrence, state of facts or development does not disproportionately impact Guidant or Boston Scientific;

  •
  resulting from any divestiture required to be effected pursuant to the merger agreement;

  •
  relating to any failure, in and of itself, by Guidant or Boston Scientific, as applicable, to meet any internal or published projections, forecasts or revenue or earnings prediction; or

  •
  with respect solely to Guidant, relating to any effect on Guidant's business relating to, or arising from, any product recalls announced by Guidant prior to the date of the merger agreement, or any related pending or future litigation, governmental investigations or other developments.

        Boston Scientific and Guidant can provide no assurance that all of the conditions precedent to the merger will be satisfied or waived by the party permitted to do so. Neither Boston Scientific nor Guidant can at this point determine whether it would resolicit proxies in the event that it decides to waive any of the items listed above. Each of Boston Scientific's and Guidant's decisions would depend upon the facts and circumstances leading to their respective decisions to complete the merger and whether Boston Scientific or Guidant believes there has been a material change in the terms of the merger and its effect on Boston Scientific or Guidant and their respective stockholders. In making this determination, Boston Scientific and Guidant would consider, among other factors, the reasons for the waiver, the effect of the waiver on the terms of the merger, whether the requirement being waived was necessary in order to make the transaction fair to Boston Scientific or Guidant shareholders from a financial point of view, the availability of alternative transactions and the prospects of Boston Scientific or Guidant as an independent entity. If either Boston Scientific or Guidant determines that a waiver of a condition would materially change the terms of the merger, it will resolicit proxies.

No Solicitation

        The merger agreement provides that Guidant will not, nor will it authorize or permit any of its subsidiaries, any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative retained by it or any of its subsidiaries to, directly or indirectly through another person:

  •
  solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to lead to, a takeover proposal, as described below; or

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any takeover proposal.

        The merger agreement provides that the term "takeover proposal" means an inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to:

  •
  any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any subsidiary of Guidant) or business that constitute 15% or more of the revenues, net income or assets of Guidant and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of Guidant;

  •
  any tender offer or exchange offer that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of Guidant; or

  •
  any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving Guidant or any of its subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of Guidant or of any resulting parent company of Guidant;

in each case, other than the transactions contemplated by the merger agreement.

        The merger agreement provides further that, notwithstanding the restrictions described above, if, at any time prior to the time Guidant shareholders have adopted the merger agreement:

  •
  Guidant receives a bona fide written takeover proposal that the Guidant board of directors determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a superior proposal, as described below; and

  •
  that takeover proposal was not solicited after the date of the merger agreement and did not otherwise result from a breach by Guidant of the no solicitation provisions described above;

Guidant may:

  •
  furnish information about Guidant and its subsidiaries to the person making the takeover proposal pursuant to a customary confidentiality agreement not less restrictive to that person than the confidentiality provisions of the confidentiality agreement between Guidant and Boston Scientific, provided that all of the information to be furnished is also, or has previously been, provided to Boston Scientific; and

  •
  participate in discussions or negotiations regarding the takeover proposal.

        The merger agreement provides that the term "superior proposal" means any bona fide offer made by a third party that, if consummated, would result in a person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Guidant common stock then outstanding (or of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of Guidant, which the Guidant board of directors reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be:

  •
  more favorable to the Guidant shareholders from a financial point of view than the merger (taking into account all the terms and conditions of the proposal and the merger agreement (including any changes to the financial terms of the merger agreement proposed by Boston Scientific in response to the offer or otherwise)); and

  •
  reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of the proposal.

        The merger agreement provides further that neither the Guidant board of directors nor any committee of the Guidant board of directors may:

  •
  withdraw, modify in a manner adverse to Boston Scientific, or publicly propose to withdraw, or modify in a manner adverse to Boston Scientific, the adoption or recommendation by the Guidant board of directors of the merger agreement, the merger or other transactions contemplated by the merger agreement;

  •
  adopt or recommend, or publicly propose to adopt or recommend, any takeover proposal; or

  •
  adopt or recommend, or publicly propose to adopt or recommend, or allow Guidant or any of its subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any takeover proposal.

        Notwithstanding the above, at any time prior to the time Guidant shareholders have approved the merger agreement with Boston Scientific, the Guidant board of directors may:

  •
  withdraw its recommendation of the merger agreement and the merger or recommend the approval of a takeover proposal if the Guidant board of directors determines in good faith, after consultation with outside counsel and a financial advisor of nationally recognized reputation that

    (i) a material adverse effect with respect to Boston Scientific has occurred and (ii) as a result of that material adverse effect a withdrawal is consistent with its fiduciary duties to Guidant shareholders under applicable law; or

  •
  in response to a takeover proposal that the Guidant board of directors reasonably determines, after consultation with outside counsel and a financial advisor of nationally recognized reputation, constitutes a superior proposal and that was unsolicited and made after the date of the merger agreement and that did not otherwise result from a breach of the no solicitation provisions described above, (i) withdraw its recommendation of the merger agreement and the merger or recommend the approval of that takeover proposal or (ii) terminate the merger agreement and enter into an agreement or contract constituting or related to, or that is intended to or could reasonably be expected to lead to, that takeover proposal.

        No withdrawal of the Guidant board of directors' recommendation of the merger agreement and the merger or recommendation of a takeover proposal, or termination of the merger agreement by Guidant, in response to a takeover proposal that constitutes a superior proposal may be made until after the fifth business day following Boston Scientific's receipt of written notice from Guidant advising Boston Scientific that the Guidant board of directors intends to take that action and specifying the terms and conditions of the superior proposal. In determining whether to take that action, the Guidant board of directors must take into account any changes to the financial terms of the merger agreement proposed by Boston Scientific in response to its receipt of the notice from Guidant or otherwise.

        In addition to the no solicitation provisions described above, the merger agreement provides that Guidant must promptly advise Boston Scientific orally and in writing of any takeover proposal, the material terms and conditions of any takeover proposal and the identity of the person making any takeover proposal and if the Guidant board of directors is considering, or has decided to consider, whether any change, effect, event, occurrence, state of facts or development constitutes a material adverse effect with respect to Boston Scientific. Guidant must keep Boston Scientific fully informed in all material respects of the status and details, including any changes, of any takeover proposal and must provide to Boston Scientific copies of all correspondence and other written material sent or provided by any person to Guidant or any of its subsidiaries that describes any of the terms or conditions of any takeover proposal as soon as practicable after receipt or delivery of that correspondence or other written material and keep Boston Scientific fully informed in all material respects of the status and details of any determination by the Guidant board of directors with respect to a potential material adverse effect with respect to Boston Scientific.

        Nothing in the merger agreement prohibits the Guidant board of directors from taking and disclosing to Guidant shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or making any disclosure to Guidant shareholders that is required by applicable law, except that in no event may Guidant or the Guidant board of directors take, or agree to take, any action prohibited by the no solicitation provisions described above.

Termination of the Merger Agreement

        The merger agreement may be terminated at any time prior to the effective time of the merger, even if the merger agreement has been adopted by Guidant shareholders and the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to the Guidant shareholders on the terms and conditions set forth in the merger agreement have been approved by Boston Scientific stockholders:

  •
  by mutual written consent of Boston Scientific, Galaxy Merger Sub and Guidant;

  •
  by either Boston Scientific or Guidant, if the merger has not been completed by September 30, 2006, except that this right to terminate the merger agreement will not be available to any party whose willful breach of a representation or warranty in the merger agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the merger to be consummated on or before that date;

  •
  by either Boston Scientific or Guidant, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition, in any case that has become final and cannot be appealed and which prevents the completion of the merger;

  •
  by either Boston Scientific or Guidant, if Guidant shareholders do not approve the merger agreement at the Guidant special meeting duly convened or at any adjournment or postponement of that meeting;

  •
  by either Boston Scientific or Guidant, if Boston Scientific stockholders do not approve the amendment to the Boston Scientific Second Restated Certificate of Incorporation or the issuance of shares of Boston Scientific common stock to the Guidant shareholders on the terms and conditions set forth in the merger agreement at the Boston Scientific special meeting duly convened or at any adjournment or postponement of that meeting;

  •
  by either Boston Scientific or Guidant, if the other party has breached or failed to perform any of its representations, warranties, covenants or agreements set forth in the merger agreement, which breach or failure to perform would give rise to the failure of a condition to the merger and has not been or cannot be cured within 30 calendar days following receiving written notice from the other party of that breach or failure to perform;

  •
  by Boston Scientific, if there exists a restraining order, injunction or other court order or statute, law, rule, legal restraint or prohibition that has become final and nonappealable, in any case that (i) seeks to restrain or prohibit the consummation of the merger or any other transaction contemplated by the merger agreement or seeks to obtain from Boston Scientific, Galaxy Merger Sub or Guidant, or any other affiliate of Boston Scientific, any damages that are material in relation to Guidant, (ii) seeks to impose limitations on the ability of Boston Scientific or any affiliate of Boston Scientific to hold, or exercise full rights of ownership of, any shares of capital stock of the surviving corporation, including the right to vote the surviving corporation's shares on all matters properly presented to the stockholders of the surviving corporation, (iii) seeks to prohibit Boston Scientific or any of its affiliates from effectively controlling in any material respect the business or operations of Guidant or any of its affiliates, (iv) seeks any divestiture that is not required to be effected pursuant to the terms of the merger agreement or (v) has had or would reasonably be expected to have a material adverse effect with respect to Guidant or Boston Scientific;

  •
  by Boston Scientific, if the Guidant board of directors:

  •
  fails publicly to reaffirm its adoption and recommendation of the merger agreement, the merger or the other transactions contemplated by the merger agreement within 10 business days of receipt of a written request by Boston Scientific to provide a reaffirmation following a takeover proposal;

  •
  withdraws, or modifies in a manner adverse to Boston Scientific, or proposes to withdraw, or modify in a manner adverse to Boston Scientific, its approval, recommendation or declaration of advisability of the restated merger agreement, or the merger or recommends, adopts or approves, or proposes publicly to recommend, adopt or approve, any takeover proposal; or

  •
  by Guidant in accordance with the terms and subject to the conditions described in "—No Solicitation".

Fees and Expenses

        General.    The merger agreement provides that each party will pay its own fees and expenses in connection with the merger agreement, the merger and the transactions contemplated by the merger agreement, whether or not the merger is completed, except that Boston Scientific and Guidant will each pay one-half of the expenses incurred in connection with printing and mailing of the registration statement of which this joint proxy statement/prospectus is a part.

        Termination Fee.    Guidant must pay to Boston Scientific a termination fee of $800 million in each of the following circumstances:

  •
  the merger agreement is terminated by Boston Scientific pursuant to its right described in the eighth bullet point under "—Termination of the Merger Agreement" (other than following the occurrence of a material adverse effect with respect to Boston Scientific);

  •
  the merger agreement is terminated by Guidant in accordance with the terms and subject to the conditions described in "—No Solicitation"; or

  •
  prior to Guidant's shareholders approving the merger agreement, a takeover proposal is made to Guidant or directly to Guidant shareholders generally or otherwise becomes publicly known or any person publicly announces an intention, whether or not conditional, to make a takeover proposal, the merger agreement is terminated by either Boston Scientific or Guidant pursuant to their respective rights described in the second (but only if a vote to obtain Guidant shareholder approval of the merger agreement is not held or the Guidant special meeting has not been held) or fourth bullet points under "—Termination of the Merger Agreement" and within 12 months after that termination, Guidant enters into a definitive agreement to consummate, or consummates, the transactions contemplated by any takeover proposal (for purposes of this circumstance, the term "takeover proposal" has the same meaning as described under "—No Solicitation", except that references to 15% are replaced by 35%).

        Boston Scientific must pay Guidant a termination fee of $800 million in each of the following circumstances:

  •
  Boston Scientific stockholders do not approve the amendment to the Boston Scientific Second Restated Certificate of Incorporation or the issuance of shares of Boston Scientific common stock to the Guidant shareholders on the terms and conditions set forth in the merger agreement and the merger agreement is terminated by either Boston Scientific or Guidant;

  •
  the Boston Scientific special meeting is not held and the merger agreement is terminated by either Boston Scientific or Guidant pursuant to their respective rights described in the second bullet point under "—Termination of the Merger Agreement";

  •
  the merger agreement is terminated by either Boston Scientific or Guidant pursuant to their respective rights described in the second, third or sixth bullet points under "—Termination of the Merger Agreement" and at the time of that termination all of the conditions set forth in "—Conditions to the Completion of the Merger" have been satisfied or waived, except for the conditions described in the second, third, fourth and fifth bullet points under "—Conditions to the Completion of the Merger—Conditions to Boston Scientific's and Guidant's Obligations to Complete the Merger" and the conditions described in the fifth and sixth bullet points under "—Conditions to the Completion of the Merger—Conditions to Boston Scientific's Obligation to Complete the Merger" (in the case of the conditions described in the fourth bullet point under "—Conditions to the Completion of the Merger—Conditions to Boston Scientific's and Guidant's Obligations to Complete the Merger" and the conditions described in the fifth and sixth bullet points under "Conditions to Completion of the Merger—Conditions to Boston Scientific's Obligations to Complete the Merger", only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national governmental entity or the imposition of a restraint, in either case relating to competition, merger control, antitrust or similar laws).

        Reimbursement of Johnson & Johnson Termination Fee.    Guidant was required to pay a termination fee of $705 million to Johnson & Johnson in connection with the termination of the Johnson & Johnson merger agreement. Upon payment of the termination fee to Johnson & Johnson, Boston Scientific reimbursed Guidant for the full amount of that termination fee. Guidant must repay Boston Scientific for the $705 million Johnson & Johnson termination fee previously reimbursed by Boston Scientific to Guidant in each of the following circumstances:

  •
  the merger agreement with Boston Scientific is terminated by Boston Scientific pursuant to its rights described in the sixth bullet point under "—Termination of the Merger Agreement"; or

  •
  the merger agreement is terminated in circumstances requiring payment of a termination fee by Guidant to Boston Scientific as described under "—Fees and Expenses—Termination Fee".

Conduct of Business Pending the Merger

        Under the merger agreement, each of Boston Scientific and Guidant has agreed that, during the period from the date of the merger agreement to the effective time of the merger, except as consented to by the other party, it will, and will cause each of its subsidiaries to, carry on its business in the ordinary course consistent with past practice and, to the extent consistent with its ordinary course of conduct, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with Guidant. Without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, Guidant has also agreed to specific restraints relating to the following:

  •
  the declaration or payment of dividends (other than, among other things, regular cash dividends in respect of Guidant common stock not exceeding $0.10 per share per fiscal quarter);

  •
  the alteration of share capital, including, among other things, stock splits, combinations or reclassifications;

  •
  the repurchase or redemption of capital stock;

  •
  the issuance or sale of capital stock or other voting securities;

  •
  amendments to the Guidant Amended Articles of Incorporation or the Guidant By-laws, or the indenture for its existing 6.15% senior unsecured notes due 2006;

  •
  the acquisition of assets or other entities;

  •
  the sale, lease or mortgaging of assets;

  •
  the incurrence or guarantee of indebtedness;

  •
  the making of capital expenditures;

  •
  the extension of loans, advances, capital contributions or investments;

  •
  the payment, discharge or settlement of material claims or liabilities;

  •
  the waiver or assignment of material claims;

  •
  the waiver or modification of material contracts;

  •
  the entrance into certain types of agreements;

  •
  compensation and benefit matters with respect to directors, executive officers and key employees;

  •
  the making of material tax elections; and

  •
  the revaluation of assets and changes in accounting policies.

        In addition, without limiting the generality of the foregoing, during the period from the date of the merger agreement to the effective time of the merger, Boston Scientific has agreed to specific restraints relating to the following:

  •
  amendments to the Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws;

  •
  the taking of any action that could cause Boston Scientific's proposed financing not to be available in connection with its obligation to pay Guidant shareholders the merger consideration;

  •
  the declaration or payment of dividends;

  •
  the alteration of share capital, including among other things, stock splits, combinations or reclassifications;

  •
  the repurchase or redemption of capital stock;

  •
  the issuance or sale of capital stock or other voting securities;

  •
  the acquisition of assets or other entities;

  •
  the sale, lease or mortgaging of assets;

  •
  the entrance into certain types of agreements; and

  •
  the revaluation of assets or changes in accounting policies.

Representations and Warranties

        The merger agreement contains customary representations and warranties relating to, among other things:

  •
  corporate organization and similar corporate matters of Boston Scientific, Galaxy Merger Sub and Guidant;

  •
  subsidiaries of Guidant;

  •
  capital structure of Boston Scientific, Galaxy Merger Sub and Guidant;

  •
  authorization, execution, delivery, performance and enforceability of, and required consents, approvals, orders and authorizations of governmental authorities relating to, the merger agreement and related matters of Boston Scientific, Galaxy Merger Sub and Guidant;

  •
  documents filed by each of Boston Scientific and Guidant with the SEC and the accuracy of information contained in those documents;

  •
  absence of undisclosed liabilities of Boston Scientific and Guidant;

  •
  compliance with the Sarbanes-Oxley Act by Boston Scientific and Guidant and other matters relating to internal controls of Boston Scientific and Guidant;

  •
  accuracy of information supplied by each of Boston Scientific, Galaxy Merger Sub and Guidant in connection with this joint proxy statement/prospectus and the registration statement of which it is a part;

  •
  absence of material changes or events concerning Boston Scientific and Guidant;

  •
  pending or threatened material litigation of Boston Scientific and Guidant;

  •
  certain contracts and agreements of Boston Scientific and Guidant;

  •
  compliance with applicable laws, including environmental laws, by Boston Scientific and Guidant;

  •
  absence of changes in benefit plans and labor relations matters of Guidant;

  •
  matters relating to the Employee Retirement Income Security Act for Guidant;

  •
  absence of excess parachute payments to any director, officer, employee or consultant of Guidant or its affiliates;

  •
  filing of tax returns and payment of taxes by Boston Scientific and Guidant;

  •
  title to Boston Scientific and Guidant's properties and Boston Scientific and Guidant's compliance with the terms of their respective material leases;

  •
  intellectual property rights of Boston Scientific and Guidant;

  •
  required stockholder vote of Boston Scientific and shareholder vote of Guidant;

  •
  satisfaction of the requirements of certain state takeover statutes and provisions of the Guidant Amended Articles of Incorporation and the Guidant By-laws by Guidant;

  •
  engagement and payment of fees of brokers, investment bankers, finders and financial advisors of Boston Scientific and Guidant;

  •
  receipt of fairness opinions by Guidant from its financial advisors;

  •
  inapplicability of the shareholder rights plan between Guidant and EquiServe Trust Company;

  •
  compliance by Boston Scientific and Guidant with applicable regulatory and governmental requirements;

  •
  termination of the Johnson & Johnson merger agreement by Guidant;

  •
  organization and operations of Galaxy Merger Sub; and

  •
  financing and availability to Boston Scientific of sufficient funds to effect the merger.

        The representations and warranties of each of Boston Scientific and Guidant have been made solely for the benefit of the other party and those representations and warranties should not be relied on by any other person. In addition, those representations and warranties:

  •
  will not survive consummation of the merger and, other than certain representations and warranties relating to broker and advisor fees, cannot be the basis for any claims under the merger agreement by the other party after termination of the merger agreement except if willfully and materially breached;

  •
  may be intended not as statements of actual fact, but rather as a way of allocating risk between the parties;

  •
  may have been modified by the disclosure schedules attached to the merger agreement;

  •
  are subject to the materiality standard described in the merger agreement, which may differ from what may be viewed as material by you; and

  •
  were made only as of the date of the merger agreement or another date as is specified in the merger agreement.

Additional Terms

        Subject to the terms and conditions of the merger agreement, Boston Scientific and Guidant have agreed to use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement, including using reasonable best efforts to accomplish the following:

  •
  taking of all acts necessary to cause the conditions to closing to be satisfied as promptly as practicable;

  •
  obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any governmental entity;

  •
  the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation law that may be asserted by any governmental entity with respect to the merger so as to enable the closing to occur as soon as reasonably possible; and

  •
  obtaining of all necessary consents, approvals or waivers from third parties, including any consents, approvals or waivers required in connection with any divestiture.

        The merger agreement further provides that Boston Scientific and Guidant must:

  •
  duly file with the FTC and the Antitrust Division of the DOJ the notification and report form required under the HSR Act; and

  •
  duly make all notifications and other filings required (1) under the European Commission merger regulation or (2) under any other applicable competition, merger control, antitrust or similar law that Guidant and Boston Scientific deem advisable or appropriate, in each case with respect to the transactions contemplated by the merger agreement and as promptly as practicable.

        The merger agreement further provides that Boston Scientific and Guidant must:

  •
  cooperate with the other party to the extent necessary to assist the other party in the preparation of its antitrust filings and, if requested, to promptly amend or furnish additional information in those filings;

  •
  use their reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by the merger agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a governmental entity in connection with the transactions contemplated by the merger agreement and the material communications between either party and the governmental entity;

  •
  promptly notify the other party of any communications from or with any governmental entity with respect to the transactions contemplated by the merger agreement;

  •
  permit the other party to review and discuss in advance any proposed written or any oral communication with any governmental entity;

  •
  not participate in any meeting or have any communication with any governmental entity unless it has given the other party an opportunity to consult with it in advance and to attend and participate in the meeting;

  •
  furnish the other party with copies of all filings and communications between it and any governmental entity with respect to the transactions contemplated by the merger agreement; and

  •
  furnish the other party with any necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any governmental entity.

        Boston Scientific and Guidant have agreed that neither party will, nor will it permit any of its subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of that acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from an antitrust authority with respect to the transactions contemplated by the merger agreement.

        The merger agreement provides that Guidant and the Guidant board of directors must (1) use reasonable best efforts to ensure that no state takeover law or similar law is or becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement and (2) if any state takeover law or similar law becomes applicable to the merger agreement, the merger or any of the other transactions contemplated by the merger agreement, use reasonable best efforts to ensure that the merger and the other transactions contemplated by the merger agreement may be consummated as promptly as practicable on the terms contemplated by the merger agreement and otherwise to minimize the effect of the law on the merger agreement, the merger and the other transactions contemplated by the merger agreement.

        Notwithstanding the foregoing or any other provision of the merger agreement, Boston Scientific has agreed not to acquire the Guidant vascular and endovascular businesses, and would agree, if required, to divest all assets of Boston Scientific that relate to cardiac ablation and beating heart surgery products, including Guidant's cardiac ablation and beating heart surgery assets collaterally impacted by the Guidant vascular and endovascular businesses, and all of Boston Scientific's equity interests in Cameron Health, Inc. Pursuant to the Abbott transaction agreement, Abbott has agreed to acquire the Guidant vascular and endovascular businesses and Boston Scientific will share Guidant's existing drug-eluting stent program with Abbott. See "Agreements Related to the Merger—The Abbott Transaction Agreement" beginning on page 121.

        Guidant has agreed to assume and agree to perform all of Boston Scientific's obligations under the Abbott transaction agreement (other then with respect to the equity issuance pursuant to the terms of that agreement), including that Guidant will assume Boston Scientific's obligation to, and will, consummate the sale of the Guidant vascular and endovascular businesses to Abbott prior to the completion of the merger.

Articles of Incorporation and By-laws of the Surviving Corporation

        The merger agreement provides that the Guidant Amended Articles of Incorporation will be amended to read in their entirety as set forth in Exhibit A to the merger agreement and, as so amended, will be the articles of incorporation of the surviving corporation until changed or amended. The merger agreement further provides that the By-laws of Galaxy Merger Sub, as in effect immediately prior to the completion of the merger, will be the by-laws of the surviving corporation until changed or amended. For a summary of certain provisions of the current Guidant Amended Articles of Incorporation, By-laws and the associated rights of Guidant shareholders, see "Comparison of Rights of Common Stockholders of Boston Scientific and Guidant".

Amendment; Extension and Waiver

        Subject to applicable law:

  •
  the merger agreement may be amended by mutual consent of the parties in writing at any time, before or after the merger agreement has been approved by the shareholders of Guidant and the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement have been approved by the stockholders of Boston Scientific, except that no amendment may be entered into which requires further approval by Guidant shareholders or Boston Scientific stockholders unless that approval is obtained; and

  •
  at any time prior to the effective time of the merger, a party may, by written instrument signed on behalf of that party:

  •
  extend the time for performance of any of the obligations or other acts of any other party to the merger agreement;

  •
  waive inaccuracies in representations and warranties of any other party contained in the merger agreement or in any related document; or

  •
  waive compliance by any other party with any agreements or conditions in the merger agreement, except that no waiver may be made after the merger agreement has been approved by the shareholders of Guidant or after the amendment to the Boston Scientific Second Restated Certificate of Incorporation and the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement have been approved by the stockholders of Boston Scientific, which requires further approval by Boston Scientific or Guidant shareholders unless the approval is obtained.

AGREEMENTS RELATED TO THE MERGER

The Voting Agreements

        This is a summary of the material provisions of the voting agreements. The form of voting agreement, which is attached as Annex B to this joint proxy statement/prospectus and is incorporated herein by reference, contains the complete terms of these agreements. You should read the form of voting agreement carefully.

        The Nicholas entities and the Abele entities have entered into voting agreements with Guidant. By entering into the voting agreements, each entity has agreed to vote the Boston Scientific common stock beneficially owned by it:

  •
  in favor of the proposed amendment to the Boston Scientific Second Restated Certificate of Incorporation to increase the authorized number of shares of Boston Scientific common stock from 1,200,000,000 to 2,000,000,000 shares;

  •
  in favor of the proposed issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement; and

  •
  against any proposal, action or transaction which would impede, frustrate, prevent or materially delay the consummation of the merger and the other transactions contemplated by the merger agreement, the voting agreements, the approval of the amendment to the Boston Scientific Second Restated Certificate of Incorporation or the approval of the issuance of shares of Boston Scientific common stock to Guidant shareholders on the terms and conditions set out in the merger agreement.

        Each entity may vote the Boston Scientific common stock beneficially owned by it on all other matters in a manner determined by the entity.

        The Nicholas entities and the Abele entities have appointed Guidant, the Chief Executive Officer of Guidant and the Secretary of Guidant as irrevocable proxy and attorney in fact to vote the shares of Boston Scientific common stock beneficially owned by each entity in the manner indicated in the three bullet points above.

        As of the Boston Scientific record date, the Nicholas entities beneficially owned 127,732,269 shares of Boston Scientific common stock in the aggregate and the Abele entities beneficially owned 126,217,059 shares of Boston Scientific common stock in the aggregate, which represented approximately 15.5% and 15.4% of all of the outstanding shares of Boston Scientific common stock, respectively.

        Neither the Nicholas entities nor the Abele entities were paid any additional consideration in connection with entering into their respective voting agreements.

        Both the Nicholas entities and the Abele entities have agreed, subject to limited exceptions, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of any shares of Boston Scientific common stock beneficially owned or acquired by those entities until the termination of their respective voting agreements.

        Each of the voting agreements will terminate upon the earliest to occur of the time the merger becomes effective, the termination of the merger agreement in accordance with its terms or receipt of written notice of termination of the voting agreement by Guidant to the respective entity.

The Abbott Transaction Agreement

        This is a summary of the material provisions of the Abbott transaction agreement. The Abbott transaction agreement, which is incorporated by reference into the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, filed by Boston Scientific with the SEC, contains the complete terms of this agreement and is incorporated herein by reference. See also "Where You Can Find More Information" on page 162. You should read the entire Abbott transaction agreement carefully.

        General.    The Abbott transaction agreement outlines the general terms and conditions of the proposed purchase of the assets used primarily in, or related primarily to, the Guidant vascular and endovascular businesses by Abbott, Abbott's proposed purchase of Boston Scientific common stock, supply arrangements for drug-eluting stents, the sharing of certain rights between Boston Scientific and Abbott to the drug-eluting stent portfolio of Guidant and a loan by Abbott to Boston Scientific. Boston Scientific's obligation to complete the merger is not conditioned on consummation of the Abbott transaction.

        Consideration to be Paid.    Abbott will pay an aggregate purchase price of up to $4.6 billion to Boston Scientific for the purchase of the Guidant vascular and endovascular businesses. The aggregate purchase price includes:

  •
  an initial payment of $4.1 billion in cash at the Abbott transaction closing;

  •
  a milestone payment of $250 million upon receipt of an approval from the FDA within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the United States; and

  •
  a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan.

        In addition, Abbott has agreed to assume certain liabilities relating to the Guidant vascular and endovascular businesses.

        Excluded Assets.    Guidant's rights, property or assets which are used both by the Guidant vascular and endovascular businesses and by any other Guidant businesses and which are not primarily used in or related to the Guidant vascular and endovascular businesses will not be included in the assets purchased by Abbott. In addition, if necessary to obtain regulatory approval of the transaction, Abbott has agreed to dispose of assets acquired from Guidant related to carotid stent systems, Abbott carotid stent assets or any other assets not material to the Guidant vascular and endovascular businesses, or to exclude those assets from its purchase of the Guidant vascular and endovascular businesses.

        Conditions to the Obligation to Complete the Transactions.    The obligations of Boston Scientific and Abbott to consummate the transactions contemplated by the Abbott transaction agreement are subject to the fulfillment or written waiver of each of the following conditions:

  •
  the representations and warranties of the other party to the Abbott transaction agreement are true and correct as of the Abbott transaction closing and have the same force and effect as if made as of the closing (or, if the representations and warranties are made as of another date, as of that date), except in either case where any failure of any representations and warranties to be so true and correct would not materially delay or prevent the consummation of the transactions contemplated in the Abbott transaction agreement, and the covenants and agreements contained in the Abbott transaction agreement to be complied with by the other party on or before the Abbott transaction closing shall have been complied with in all material respects;

  •
  any waiting period under the HSR Act or the applicable Council Regulation of the European Union applicable to the Abbott transaction, and any agreement with a governmental authority not to consummate the transactions contemplated by the Abbott transaction agreement, have expired or will have been terminated, and Boston Scientific or Abbott, as the case may be, has obtained all authorizations, consents, orders and approvals of all governmental authorities that, if not received, would make any of the transactions contemplated by the Abbott transaction agreement or any other agreements contemplated by the Abbott transaction agreement illegal or otherwise prohibit the consummation of those transactions;

  •
  no governmental authority has enacted, issued, promulgated, enforced or entered any law or governmental order that has the effect of making the transactions contemplated by the Abbott transaction agreement illegal or otherwise prohibiting the consummation of those transactions; and

  •
  all of the respective conditions to Boston Scientific's, Galaxy Merger Sub's and Guidant's obligations to consummate the merger, as set forth in the merger agreement, have been satisfied or waived, and each of Boston Scientific and Galaxy Merger Sub has notified Guidant, and Guidant has notified Boston Scientific and Galaxy Merger Sub, in writing that it is ready, willing and able to consummate the merger.

        Share Purchase and Issuance.    At the Abbott transaction closing, Abbott will purchase $1.4 billion in shares of Boston Scientific common stock based on a per share purchase price of the lower of (i) $25.00 and (ii) the average closing price of Boston Scientific common stock during the five consecutive trading day period ending three trading days prior to the Abbott transaction closing. In no event will the number of shares of Boston Scientific common stock purchased by Abbott under the transaction agreement equal or exceed 5% of the total number of shares of Boston Scientific common stock outstanding immediately following the consummation of the merger and in that event the aggregate purchase price of the shares of Boston Scientific common stock will be adjusted accordingly.

        In addition, 18 months after the Abbott transaction closing, Boston Scientific will issue to Abbott the number of shares of Boston Scientific common stock equal to:

  •
  Abbott's cost of borrowing to purchase the shares of Boston Scientific common stock for the 18-month period commencing on the date of the Abbott transaction closing (to the extent greater than $10 million and less than $70 million and adjusted by the application of certain proceeds of the sales of shares of Boston Scientific common stock); divided by

  •
  the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the end of that 18-month period.

        Agreement to Vote; Proxies.    As of the Abbott transaction closing, Abbott will grant to Boston Scientific or any of its designees an irrevocable proxy and will appoint Boston Scientific or any of its designees as attorney-in-fact for Abbott and each of its affiliates that beneficially owns the shares of Boston Scientific common stock referred to above, for so long as Abbott and/or its affiliates owns those shares, with respect to any matter to be voted on by the Boston Scientific stockholders. These shares will be voted proportionately with the votes cast by all other Boston Scientific stockholders entitled to vote and voting on any such matter.

        Restrictions on Transfer.    Abbott and its affiliates have agreed not to sell or otherwise dispose of any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average closing price of the Boston Scientific common stock during any consecutive 20 trading day period during the six month period exceeds $30.00 per share, in which case Abbott may sell the purchased shares of Boston Scientific common stock in accordance with Abbott's registration rights described below. In addition, for a period of 18 months following the Abbott transaction closing, neither Abbott nor its affiliates will, during any one month period, sell or otherwise dispose of more than 8.33% of the shares of Boston Scientific common stock purchased by Abbott at the Abbott transaction closing.

        Full Sale and Divestiture of Shares.    Abbott has agreed to sell, transfer or otherwise dispose of all shares of Boston Scientific common stock received by it pursuant to the Abbott transaction agreement to an unaffiliated third party no later than 30 months following the Abbott transaction closing.

        Registration Rights.    Boston Scientific will use its reasonable best efforts to file and have declared effective, on or prior to the date of the Abbott transaction closing, a registration statement with respect to the issuance of shares of Boston Scientific common stock to Abbott. To the extent that the share issuance has not been registered on or prior to the date of the Abbott transaction closing, Boston Scientific will file a shelf registration statement with respect to the shares of Boston Scientific common stock issuable to Abbott as promptly as practicable following the Abbott transaction closing, and thereafter use its reasonable best efforts to have the shelf registration statement declared effective and to keep the shelf registration statement continuously effective for at least two years after the shelf registration statement is first declared effective. Boston Scientific and Abbott will each indemnify the other party (including the other party's affiliates, officers and directors and, in the case of Boston Scientific, its agents and underwriters) for losses arising from their respective material misstatements or omissions in the registration statement or shelf registration statement.

        Supply Arrangements.    On or before the Abbott transaction closing, Boston Scientific and Abbott will enter into supply agreements under which Abbott will supply Boston Scientific with everolimus-eluting stents on an interim, private label basis. The transfer price to be paid by Boston Scientific to Abbott for each everolimus-eluting stent will be equal to Abbott's manufacturing cost, plus a manufacturing margin for everolimus-eluting stents sold by Boston Scientific, subject to certain adjustments. Boston Scientific will pay any royalty payments required in respect of any sales by Boston Scientific of the everolimus-eluting stents and will reimburse Abbott for 50% of all outstanding developmental milestones payable under a license agreement among Novartis Pharma AG, Novartis AG and Advanced Cardiovascular Systems, Inc. (the Novartis license). In addition, certain minimum payments required by the Novartis license will be paid by Abbott and Boston Scientific in proportion to their respective sales of everolimus-eluting stents during the periods specified in the Novartis license. If Boston Scientific manufactures the everolimus-eluting stents or a substantially similar stent itself, Boston Scientific will pay certain amounts to Abbott as provided in the Abbott transaction agreement. Abbott's obligation to supply everolimus-eluting stents to Boston Scientific in the United States, Japan and Europe will terminate on the later of December 31, 2010 and the date that is one year following the last date on which Boston Scientific has received the requisite approvals from the applicable governmental authorities to sell an everolimus-eluting stent in the applicable territory; provided, however, that Abbott's supply obligation in the United States, Japan and Europe shall not terminate on a date later than June 30, 2012. Abbott's obligation to supply everolimus-eluting stents to Boston Scientific in the rest of the world will terminate on December 31, 2010.

        License and Technology Transfer Agreement.    On or prior to the Abbott transaction closing, Boston Scientific and Abbott will enter into a license and technology transfer agreement under which Abbott will grant to Boston Scientific and its affiliates a perpetual, exclusive (except for Abbott and its affiliates), royalty-free license to use the intellectual property related to Guidant's drug-eluting stent system program that is included in the Guidant vascular and endovascular businesses purchased by Abbott.

        In addition, as of the Abbott transaction closing, Boston Scientific will grant to Abbott and its affiliates a non-exclusive, royalty-free, worldwide license under all intellectual property owned or licensed to or otherwise controlled by Guidant or any of its affiliates immediately prior to the consummation of the merger that is used in the Guidant vascular and endovascular businesses, but is not included in the assets to be purchased by Abbott.

        Under the terms of the license and technology transfer agreement, Boston Scientific will agree, with certain exceptions, not to bring any actions against Abbott claiming an infringement of Boston Scientific's intellectual property rights in respect of any products that are currently approved for sale or are in human clinical trials and are manufactured by Guidant or manufactured for Guidant by certain persons and sold by Guidant. In addition, Abbott and Boston Scientific will not, for eight years following the closing of the Abbott transaction, subject to certain limitations, under certain circumstances, bring any actions alleging that any vascular intervention or endovascular product of the other party infringes upon its intellectual property.

        Abbott Loan.    At the Abbott transaction closing, Boston Scientific and Abbott will enter into a subordinated promissory note under which Abbott will loan $900 million to Boston Scientific. Interest will accrue at a rate of 4.00% per annum, payable semiannually, and the full principal amount will be payable on the fifth anniversary of the Abbott transaction closing. The loan will be prepayable at any time without penalty. If Boston Scientific defaults in the payment of the outstanding principal amount when payable, and if the default continues for 15 days, the license granted by Abbott to Boston Scientific under the license and technology transfer agreement will terminate upon written notice by Abbott upon the expiration of the 15 day period. If Boston Scientific fails to pay any principal or interest when due on the loan, on Boston Scientific's principal credit agreement or then outstanding public indebtedness, any proceeds Boston Scientific receives or is entitled to receive with respect to the two $250 million milestone payments described above will be applied, by set-off or recoupment, to prepay any amounts then outstanding under the loan.

        Loan Prepayment.    If Abbott or any of its affiliates sells any shares of Boston Scientific common stock for greater than 110% of the purchase price paid by Abbott for those shares, a portion of the net proceeds from the sale will be applied by Abbott toward the reduction of the principal amount of the loan from Abbott to Boston Scientific as follows:

  •
  if the net proceeds from any sale are greater than 110% but equal to or less than 120% of the purchase price paid by Abbott for those shares, the portion of net proceeds in excess of 110% will be applied by Abbott toward the reduction of the principal amount of the loan; and

  •
  if the net proceeds from any sale are greater than 120% of the purchase price paid by Abbott for those shares, the entire portion of net proceeds in excess of 110% but less than or equal to 120% will be applied by Abbott toward the reduction of the principal amount of the loan, and 50% of the portion of net proceeds greater than 120% will be applied by Abbott toward the reduction of the principal amount of the loan.

        Transition Services Agreement.    On or prior to the Abbott transaction closing, Boston Scientific and Abbott (and their affiliates, if applicable) will enter into a transition services agreement under which:

  •
  Boston Scientific or its affiliates will provide or make available to the Guidant vascular and endovascular businesses acquired by Abbott those services, rights, properties and assets of Guidant and its affiliates that are not included in the assets purchased by Abbott and that are reasonably required by Abbott and its affiliates to enable them to conduct the Guidant vascular and endovascular businesses substantially as conducted at the time of the Abbott transaction closing; and

  •
  Abbott and its affiliates will provide or make available to Boston Scientific and its affiliates those services, rights, properties and assets reasonably required by Boston Scientific and its affiliates to enable them to conduct the business conducted by Guidant and its affiliates, other than the Guidant vascular and endovascular businesses, in substantially the same manner as conducted as of the Abbott transaction closing, to the extent those services, rights, properties and assets are included in the assets purchased by Abbott.

        These transition services will be made available at prices based on costs incurred in performing the services.

        Termination.    The Abbott transaction agreement may be terminated, or in the case of the fourth bullet point below shall terminate, at any time prior to the Abbott transaction closing in the following circumstances:

  •
  by mutual written consent of Boston Scientific and Abbott;

  •
  by either Boston Scientific or Abbott, if the Abbott transaction closing has not occurred by September 30, 2006; provided, however, that the right to terminate the Abbott transaction agreement under this bullet point will not be available to any party whose failure to fulfill any obligation under the Abbott transaction agreement has been the cause of, or has resulted in, the failure of the Abbott transaction closing to occur on or prior to that date;

  •
  by either Boston Scientific or Abbott in the event that any governmental order restraining, enjoining or otherwise prohibiting the transactions contemplated by the Abbott transaction agreement has become final and non-appealable; or

  •
  immediately, without any action by either Boston Scientific or Abbott, upon any termination of the merger agreement.

        Indemnification by Boston Scientific.    From and after the Abbott transaction closing, Abbott and its affiliates, officers, directors, agents, successors and assigns will be indemnified by Boston Scientific for and against all losses actually suffered or incurred by them to the extent arising out of or related to:

  •
  the Guidant assets expressly excluded from Abbott's purchase of the Guidant vascular and endovascular businesses;

  •
  the Guidant liabilities which Abbott expressly does not assume;

  •
  taxes of Boston Scientific, Guidant or any of their affiliates attributable to any taxable period ending on or prior to the Abbott transaction closing; and

  •
  taxes of Abbott or any of its affiliates for any post-closing period that would not have been incurred but for a net adjustment to a pre-closing period tax liability of Guidant or any of its affiliates.

        In addition to the provisions above, from and after the Abbott transaction closing, Abbott parties will be indemnified by Boston Scientific for and against:

  •
  any action between January 8, 2006 and the Abbott transaction closing with respect to the Guidant vascular and endovascular businesses or its employees that would have been a breach of the covenants described in "The Merger Agreement—Conduct of Business Pending the Merger" if those covenants had been made with respect to the Guidant vascular and endovascular businesses or its employees rather than having been made with respect to Guidant's assets, employees and businesses; provided, however, that Boston Scientific will have no obligation to indemnify any Abbott parties pursuant to this provision unless the aggregate amount of all amounts indemnifiable under this provision exceeds $100,000,000, in which case Boston Scientific will only be liable for amounts in excess of that amount; and

  •
  the occurrence of a material adverse effect with respect to the Guidant vascular and endovascular businesses between the date of the Abbott transaction agreement and the Abbott transaction closing.

        Indemnification by Abbott.    From and after the Abbott transaction closing, Boston Scientific and its affiliates, officers, directors, agents, successors and assigns will be indemnified by Abbott for and against any and all losses to the extent arising out of or related to the Guidant vascular and endovascular businesses (other than the Guidant liabilities which Abbott expressly will not assume) and the Guidant liabilities expressly assumed by Abbott.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

        The unaudited pro forma condensed consolidated statements of operations combine the historical consolidated statements of operations of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on January 1, 2005. The unaudited pro forma condensed consolidated balance sheet combines the historical balance sheets of Boston Scientific and Guidant, giving effect to the merger, the Abbott transaction and the financing for the merger, as if they had occurred on December 31, 2005. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the merger and (ii) factually supportable. With respect to the statements of operations, the pro forma events must be expected to have a continuing impact on the combined results. You should read this information in conjunction with the:

  •
  accompanying notes to the unaudited pro forma condensed consolidated financial statements;

  •
  separate historical audited financial statements of Boston Scientific as of and for the year ended December 31, 2005 included in Boston Scientific's annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus; and

  •
  separate historical audited financial statements of Guidant as of and for the year ended December 31, 2005 included in Guidant's annual report on Form 10-K for the year ended December 31, 2005, which is incorporated by reference into this joint proxy statement/prospectus.

        The unaudited pro forma condensed consolidated financial information is presented for informational purposes only. The pro forma information is not necessarily indicative of what the financial position or results of operations actually would have been had the merger, the sale of the Guidant vascular and endovascular businesses to Abbott and the financing transactions with Abbott and other lenders been completed at the dates indicated. In addition, the unaudited pro forma condensed consolidated financial information does not purport to project the future financial position or operating results of the combined company after completion of the merger.

        The unaudited pro forma condensed consolidated financial information was prepared by using the purchase method of accounting. Accordingly, Boston Scientific's cost to acquire Guidant will be allocated to the assets acquired and liabilities assumed, including those resulting from the Abbott transaction, based upon their estimated fair values as of the date of completion of the merger and the Abbott transaction. This allocation is dependent upon certain valuations and other studies that have not progressed to a stage where sufficient information is available to make a definitive allocation. Accordingly, the Guidant Divestiture Adjustments, the purchase price allocation adjustments and related amortization reflected in the following unaudited pro forma condensed consolidated financial statements are preliminary and have been made solely for the purpose of preparing these statements.

        The unaudited pro forma condensed consolidated financial information includes preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott for $4.1 billion. Net sales, expenses, assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses were eliminated.

        The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings or any related restructuring costs. Certain cost savings may result from the merger and the sale of the Guidant vascular and endovascular businesses to Abbott; however, there can be no assurance that these cost savings will be achieved. Cost savings, if achieved, could result from, among other things, the reduction of overhead expenses, changes in corporate infrastructure, the elimination of duplicative facilities and the leveraging of the consolidated annual external purchases.

        The unaudited pro forma condensed consolidated financial statements do not include accruals in excess of amounts recorded by Guidant for any pre-acquisition contingencies.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS
For the Year Ended December 31, 2005

	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	(in millions, except per share data)
Net sales	$6,283	$3,551	$(1,095	) a			$8,739
Cost of products sold	1,386	930	(294	) a	$135	b	2,157

Gross profit	4,897	2,621	(801)		(135)		6,582
Selling, general and administrative expenses	1,814	1,345	(322	) a			2,837
Research and development expenses	680	598	(218	) a			1,060
Royalty expense	227	49	(16	) a			260
Amortization expense	152	82	(68	) a	486	c	652
Purchased research and development	276	75	(65	) a			286
Litigation-related charges	780						780

	3,929	2,149	(689)		486		5,875

Operating income	968	472	(112)		(621)		707
Other income (expense)
Interest expense	(90)	(31)			(500	) d	(621)
Other, net	13	88	(1	) a			100

Income before income taxes	891	529	(113)		(1,121)		186
Income tax expense (benefit)	263	85	(13	) a	(404	) e	(69)

Net income from continuing operations	$628	$444	$(100)		$(717)		$255

Net income per common share—basic
Income from continuing operations	$0.76	$1.36					$0.18
Net income per common share—assuming dilution
Income from continuing operations	$0.75	$1.33					$0.18
Weighted average shares used to calculate net income per common share amount:
Basic	825.8	325.3					1,420.7	f
Assuming dilution	837.6	333.2					1,445.5	f
Dividends declared per common share		$0.40

(See notes to the unaudited pro forma condensed consolidated financial statements)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEETS
As of December 31, 2005

	Boston Scientific	Guidant	Guidant Divestiture Adjustments		Pro Forma Adjustments		Pro Forma Consolidated
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$689	$2,384	$4,100	g	$(5,613	)k	$1,560
Marketable securities	159	451					610
Trade accounts receivable, net	932	710	(228	)h			1,414
Inventories	418	397	(69	)h	132	l	878
Deferred income taxes	152	466	(89	)h			529
Other current assets	281	89	(21	)h	11	m	360

Total current assets	2,631	4,497	3,693		(5,470)		5,351
Investments	594	87	(12	)h			669
Other assets	225	134	(123	)h	57	m	293
Property, plant and equipment, net	1,011	962	(399	)h	34	n	1,608
Intangible assets, net	3,735	599	(131	)h	24,595	o	28,798

Total Assets	$8,196	$6,279	$3,028		$19,216		$36,719

Liabilities and Stockholders' Equity
Current liabilities:
Borrowings due within one year	$156	$350					$506
Accounts payable and accrued expenses	1,229	216	$(46	)h			1,399
Other current liabilities	94	751	1,123	i			1,968
Total current liabilities	1,479	1,317	1,077				3,873
Long-term debt	1,864	9			$7,950	p	9,823
Deferred income taxes	262		(10	)h	2,910	q	3,162
Other long-term liabilities	309	242	(9	)h	82	r	624
Commitments and contingencies
Stockholders' equity:
Preferred stock — none issued and outstanding
Common stock	8	1,095			(1,089	)s	14
Treasury stock, at cost	(717)						(717)
Other stockholders' equity	4,991	3,616	1,970	j	9,363	t	19,940

Total stockholders' equity	4,282	4,711	1,970		8,274		19,237

Total Liabilities and Stockholders' Equity	$8,196	$6,279	$3,028		$19,216		$36,719

(See notes to the unaudited pro forma condensed consolidated financial statements)

1.     Description of Transaction and Basis of Presentation

Guidant Transaction

        At the effective time of the merger, each share of Guidant common stock (other than shares owned by Guidant, Galaxy Merger Sub and Boston Scientific) will be converted into the right to receive (i) $42.00 in cash and (ii) a number of shares of Boston Scientific common stock equal to the actual exchange ratio. The actual exchange ratio will be determined by dividing $38.00 by the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date, so long as the average closing price during that period is between $22.62 and $28.86. If the average closing price of Boston Scientific common stock during that period is less than $22.62, Guidant shareholders will receive 1.6799 Boston Scientific shares for each share of Guidant common stock, and if the average closing price of Boston Scientific common stock during that period is greater than $28.86, Guidant shareholders will receive 1.3167 Boston Scientific shares for each share of Guidant common stock. In addition, as Boston Scientific currently expects that the merger will close during the week of April 3, 2006, Guidant shareholders would receive an additional $0.0132 in cash per share of Guidant common stock for each day beginning on April 1, 2006 through the closing date of the merger.

        Outstanding Guidant stock options at the closing date of the merger will be converted into options to purchase Boston Scientific common stock. See "The Merger—Effect on Awards Outstanding under Guidant Stock Incentive Plans" for details on the treatment of Guidant stock options in the merger.

        Boston Scientific will account for the merger as a purchase under United States generally accepted accounting principles. Under the purchase method of accounting, the assets and liabilities of Guidant will be recorded as of the acquisition date, at their respective fair values, and consolidated with those of Boston Scientific. The results of operations of Guidant will be consolidated with those of Boston Scientific beginning on the date of the merger.

        The merger is subject to customary closing conditions, including the approval of Guidant shareholders, Boston Scientific stockholders and receipt of certain regulatory approvals. Subject to these conditions, Boston Scientific currently expects that the merger will close during the week of April 3, 2006. The unaudited pro forma condensed consolidated financial information does not reflect any additional amounts that may be paid per share for closing on or after April 1, 2006, as a definitive closing date has not been determined.

Abbott Transaction

        In January 2006, Boston Scientific and Abbott entered into the Abbott transaction agreement pursuant to which, among other things, Abbott agreed to purchase the Guidant vascular and endovascular businesses for:

  •
  an initial payment of $4.1 billion in cash at the Abbott transaction closing;

  •
  a milestone payment of $250 million upon receipt of an approval from the United States FDA within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in the United States;

  •
  a milestone payment of $250 million upon receipt of an approval from the Japanese Ministry of Health within ten years after the Abbott transaction closing to market and sell an everolimus-eluting stent in Japan; and

  •
  the assumption of certain liabilities relating to the Guidant vascular and endovascular businesses by Abbott.

        The Abbott transaction closing is subject to, among other things, the satisfaction or waiver of all of the conditions to close the Guidant transaction and is expected to occur prior to the closing date of the merger.

        In addition to receiving the initial payment of $4.1 billion at the Abbott transaction closing, Abbott has agreed to lend Boston Scientific $900 million on a subordinated basis. The loan will be payable on the fifth anniversary of the Abbott transaction closing and interest will accrue on the outstanding principal amount at a rate of 4.00% per annum.

        At the Abbott transaction closing, Abbott will also purchase $1.4 billion in shares of Boston Scientific common stock based on a per share purchase price of the lower of (i) $25.00 and (ii) the average closing price of Boston Scientific common stock during the five consecutive trading day period ending three trading days prior to the Abbott transaction closing. In addition, 18 months after the Abbott transaction closing, Boston Scientific will issue to Abbott additional shares of Boston Scientific common stock having an aggregate value of up to $60 million (based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending five trading days prior to the date of issuance of those shares) to reimburse Abbott for the cost of borrowing $1.4 billion to purchase the shares of Boston Scientific common stock.

        Abbott has agreed not to sell any of these shares of Boston Scientific common stock for six months following the Abbott transaction closing unless the average price per share of Boston Scientific common stock over any consecutive 20 day trading period exceeds $30.00. In addition, during the 18-month period following the Abbott transaction closing, Abbott will not, in any one-month period, sell more than 8.33% of these shares of Boston Scientific common stock. Abbott must apply a portion of the net proceeds from its sale of these shares of Boston Scientific common stock in excess of specified amounts, if any, to reduce the principal amount of the loan from Abbott to Boston Scientific. Abbott has agreed to sell, transfer or otherwise dispose of all these shares to an unaffiliated third party no later than 30 months following the Abbott transaction closing. The financial effects of this provision have not been reflected in the unaudited pro forma condensed consolidated financial statements as they are primarily dependent on future market conditions and the timing of the sale of these shares by Abbott.

        As a part of the Abbott transaction, Boston Scientific and Abbott will also enter into supply and license and technology transfer arrangements with respect to the everolimus-based drug-eluting stent system currently in development by Guidant.

        See also "Agreements Related to the Merger—The Abbott Transaction Agreement".

2.     Purchase Price

        The following is a preliminary estimate of the purchase price for Guidant:

		(in millions)
Estimated number of Guidant shares to be acquired as of December 31, 2005 (in thousands)	333,838
Assumed exchange ratio(1)	1.6429

Number of shares of Boston Scientific common stock to be issued to holders of Guidant common stock (in thousands)	548,462
Multiplied by assumed price per share of Boston Scientific common stock	$23.13	$12,686
Cash portion of merger consideration ($42.00 * 333,838)		14,021
Estimated fair value of outstanding Guidant stock options to be exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)(2)		869
Estimated transaction costs (including the $705 million termination fee associated with the Johnson & Johnson proposed merger transaction)(3)		870

Estimated purchase price		$28,446

        For the purpose of this pro forma analysis, the above estimated purchase price has been allocated based on a preliminary estimate of the fair value of net assets acquired.

Estimated Purchase Price	(in millions)
Book value of net assets acquired as of December 31, 2005	$4,711
Cash consideration, net of taxes payable, from Abbott transaction(4)	2,992
Less: Book value of net assets sold to Abbott	(1,022)
Less: Write-off of existing goodwill and other intangible assets, including related deferred taxes	(472)

Adjusted book value of net assets acquired	$6,209
Remaining allocation:
Increase inventory to fair value	132
Increase property, plant and equipment to fair value	34
Increase pension obligation to fair value	(82)
In-process research and development(5)
Identifiable intangible assets at fair value(5)	8,000
Restructuring costs(6)
Deferred taxes(7)	(2,910)
Goodwill(5)	17,063

Estimated Purchase Price	$28,446

(1)
Guidant shareholders will receive, for each share of Guidant common stock, $42.00 in cash and between 1.3167 and 1.6799 shares of Boston Scientific common stock based on the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date, which will have a market value of $38.00 if the average closing price is between $22.62 and $28.86. If the average closing price of Boston Scientific common stock during that period is less than $22.62, Guidant shareholders will receive 1.6799 Boston Scientific shares for each share of Guidant common stock, and if the average closing price of Boston Scientific common stock during that period is greater than $28.86, Guidant shareholders will receive 1.3167 Boston Scientific shares for each share of Guidant common stock. For the purpose of this pro forma analysis, the total equity consideration was estimated using a Boston Scientific stock price of $23.13 per share, which represents the average Boston Scientific closing stock price beginning two days before and ending two days after January 25, 2006, the date of the public announcement of the merger agreement.

(2)
The average Boston Scientific closing stock price of $23.13 per share was used to estimate the number of Boston Scientific stock options issued upon the conversion of Guidant stock options and the related fair value.

(3)
Estimated transaction costs to be recorded as of the closing date of the merger. Boston Scientific's offer to acquire Guidant was made after the execution of a merger agreement among Guidant, Johnson & Johnson and Shelby Merger Sub, Inc. On January 25, 2006, Guidant terminated the Johnson & Johnson merger agreement and, in connection with the termination, Guidant paid Johnson & Johnson a termination fee of $705 million. Boston Scientific then reimbursed Guidant for the full amount of the termination fee paid to Johnson & Johnson. Remaining estimated transaction costs will be recorded as of the closing date of the merger.

(4)
The following is a preliminary estimate of the cash consideration, net of taxes payable, from the Abbott transaction:

(in millions)
Initial consideration from Abbott	$4,100
Less: Estimated taxes payable on the Abbott transaction*	(1,108)

Cash consideration, net of taxes payable, from the Abbott transaction	$2,992

*
The estimated taxes payable on the Abbott transaction are based on a statutory tax rate of 36 percent.

(5)
Sufficient information is not available at this time to provide specifics with regard to individual products, valuation methods and appraisal methods. Under the HSR Act and other relevant laws and regulations, before the closing of the merger, there are significant limitations regarding what Boston Scientific can learn about specific products currently marketed by Guidant and scientific projects that are underway.

  For purposes of the unaudited pro forma condensed consolidated financial statements, the estimated allocation to acquired identifiable intangible assets is expected to be within (but not limited to) the following general categories:

  •
  currently-marketed products, including patented and unpatented as well as, core and completed technology

  •
  collaboration agreements and/or other licensing arrangements

  •
  trademarks and trade names

  •
  customer contracts/relationships

  The unaudited pro forma condensed consolidated financial statements include an estimated identifiable intangible asset value in the aggregate of $8 billion, which will be amortized on a straight-line basis over an average of 16 years based on our current understanding of these assets. Independent valuation advisors were used to assist with the estimate of the identifiable intangible asset value. The estimated identifiable intangible asset value is primarily based on information and assumptions developed by Boston Scientific management, and certain publicly available information, relative to implantable defibrillator systems, implantable pacemaker systems and cardiac surgery systems. These estimates will be adjusted based upon the final valuation. The final valuation is expected to be completed within 12 months after the completion of the merger. The estimated identifiable intangible asset value does not include any intangible assets related to the Guidant vascular and endovascular businesses, which, for purposes of the unaudited pro forma condensed consolidated financial statements, are assumed to be purchased by Abbott.

  In accordance with the requirements of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," any goodwill and acquired indefinite-lived intangible assets associated with the merger will not be amortized.

  As required by Financial Accounting Standards Board Interpretation No. 4, "Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method," any portion of the purchase price allocated to in-process research and development will be expensed immediately upon the closing of the merger. It is reasonable to assume that an in-process research and development charge will be recorded in conjunction with the final purchase accounting; however, the amount of the charge cannot currently be determined and has therefore been excluded from the pro forma financial statements.

(6)
Certain restructuring and integration charges will be recorded subsequent to the merger that, under purchase accounting, may or may not be treated as part of the purchase price for Guidant. Any such costs are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

(7)
The deferred tax liability relates to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up.

3.     Accounting Policies and Financial Statement Classification

        The historical financial statements of Boston Scientific for the year ended December 31, 2005 include certain charges including $598 million, net of tax, related to a litigation settlement with Medinol Ltd.

        For purposes of the unaudited pro forma condensed consolidated financial statements, certain reclassifications were made to Guidant's financial statements to conform to those classifications used by Boston Scientific. Reclassifications primarily relate to the following:

  •
  Interest income allocated to other, net;

  •
  Impairment charge allocated to amortization expense;

  •
  Goodwill allocated to intangible assets, net;

  •
  Deferred income taxes and sundry allocated to other assets;

  •
  Accounts payable and employee compensation allocated to accounts payable and accrued expenses;

  •
  Other liabilities, income taxes payable and current liabilities of discontinued operations allocated to other liabilities; and

  •
  Additional paid-in capital, retained earnings, deferred cost (ESOP), unearned compensation, accumulated other comprehensive income allocated to other stockholders' equity.

        Upon completion of the merger, Boston Scientific will review Guidant's accounting policies and financial statement classifications. As a result of that review, it may become necessary to make additional reclassifications to the consolidated financial statements on a prospective basis.

4.     Guidant Divestiture Adjustments

        Amounts included in the column under the heading "Guidant Divestiture Adjustments" represent preliminary estimates to reflect the sale of the Guidant vascular and endovascular businesses to Abbott, and primarily relate to the following:

  (a)
  The elimination of net sales, cost of products sold, operating expenses, other income (expense) and income taxes directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

  (g)
  The receipt of the initial payment of $4.1 billion in cash from Abbott.

  (h)
  The elimination of assets and liabilities directly associated with, or primarily related to, the Guidant vascular and endovascular businesses. No amounts associated with Guidant corporate headquarters were included within the Guidant Divestiture Adjustments.

  (i)
  The estimated taxes payable on the Abbott transaction, based on a statutory tax rate of 36 percent, and other Guidant Divestiture Adjustments included in other current liabilities:

As of December 31, 2005
(in millions)
Estimated taxes payable on the Abbott transaction	$1,108
Other Guidant Divestiture Adjustments included in other current liabilities	15

Total adjustment	$1,123

  (j)
  The excess, net of taxes payable, of the initial payment from Abbott over the estimated book value of the net assets sold.

        Adjustments under the heading "Guidant Divestiture Adjustments" do not include any amounts related to expected synergies, restructuring activities or other integration activities. Any such amounts are not factually supportable at this time and therefore have not been reflected in the unaudited pro forma condensed consolidated financial statements.

5.     Pro Forma Adjustments

        Adjustments included in the column under the heading "Pro Forma Adjustments" primarily relate to the following:

  (b)
  To record the following cost of products sold adjustments:

Year Ended December 31, 2005
(in millions)
Property, plant and equipment depreciation step-up	$3
Inventory step-up	132

Total pro forma adjustment	$135

  (c)
  To record the following amortization expense adjustments:

Year Ended December 31, 2005
(in millions)
Acquired intangible asset amortization	$500
Pre-existing Guidant intangible asset amortization	(14)

Total pro forma adjustment	$486

  (d)
  To record the following interest expense adjustments:

Year Ended December 31, 2005
(in millions)
Interest expense	$489
Amortization of debt issuance costs	11

Total pro forma adjustment	$500

  Boston Scientific expects to incur incremental borrowings of approximately $7,950 million to finance the Guidant acquisition including $5.0 billion in a 5-year term loan, $2.1 billion in senior notes ranging in maturities from 5 to 10 years, and $0.9 billion in a subordinated loan from Abbott.

  Boston Scientific's interest rate estimates reflect recently announced indicative long-term credit ratings, after consummation of the merger, of BBB+ from S&P, BBB from Fitch, and Baa3 from Moody's. These estimates also reflect current market interest rates. Based on the preceding, the estimated weighted average annual interest rate on the incremental borrowings of $7,950 million is 5.6 percent, consisting of the following:

    •
    5-year term loan: 5.7 percent representing 6-month LIBOR plus an interest margin of 0.725 percent;

    •
    Senior notes: weighted average interest rate of 6.0 percent representing the appropriate United States Treasury rate plus a market credit margin; and

    •
    Abbott subordinated loan: 4.0 percent.

  Pro forma interest expense for 2005 also includes $40 million of estimated non-cash interest expense associated with the Abbott transaction; the effect of which increases the estimated weighted average annual interest rate on the incremental borrowings of $7,950 million to 6.08 percent. In addition, pro forma interest expense includes $5.6 million related to Boston Scientific's previously announced interest rate adjustment on its $400 million, 5.50 percent senior notes due November 15, 2015 and its $350 million, 6.25 percent senior notes due November 15, 2035. Based on preliminary indications from the rating agencies, Boston Scientific expects that the interest rate on the November 2015 notes and the November 2035 notes may increase by 0.75 percent. Boston Scientific will be unable to determine the actual increase, if any, of the interest rate on each of the November 2015 notes and November 2035 notes until after the closing of its proposed acquisition of Guidant. Any subsequent rating improvements will result in a decrease in the adjusted interest rate. The interest rate on the date these senior notes were originally issued will be permanently reinstated if and when the lowest credit ratings assigned to these senior notes is either A- or A3 or higher.

  If Boston Scientific is downgraded below investment grade, the interest margin on the term loan would increase by an additional 0.275 percent, the interest rate adjustment on the November 2015 notes and the November 2035 notes would increase by an additional 0.25 percent and the market credit margin on any newly issued senior notes may increase by approximately 1.0 percent from current levels. The additional increase in these interest rates would increase Boston Scientific's pro forma interest expense for 2005 by $36 million.

  (e)
  To adjust income taxes for the pro forma adjustments utilizing a 36 percent statutory tax rate.

  (f)
  The unaudited pro forma consolidated basic earnings per share for the respective periods presented are based on the following consolidated basic weighted average share calculations:

		Year Ended December 31, 2005
		(share data in millions)
Boston Scientific weighted average shares outstanding		825.8
Guidant weighted average shares outstanding	325.3
Assumed exchange ratio	1.6429	534.4

Shares issued to Abbott (converted at the average Boston Scientific closing stock price of $23.13 per share)		60.5

Total pro forma weighted average shares outstanding—basic		1,420.7

    The unaudited pro forma consolidated diluted earnings per share for the respective periods presented are based on the following consolidated diluted weighted average share calculations:

		Year Ended December 31, 2005
		(share data in millions)
Boston Scientific weighted average shares outstanding		837.6
Guidant weighted average shares outstanding	333.2
Assumed exchange ratio	1.6429	547.4

Shares issued to Abbott (converted at the average Boston Scientific closing stock price of $23.13 per share)		60.5

Total pro forma weighted average shares outstanding—diluted		1,445.5

  (k)
  To record the following cash and cash equivalent adjustments:

As of December 31, 2005
(in millions)
Proceeds from debt issued	$7,950
Proceeds from equity issued to Abbott	1,400
Cash portion of merger consideration	(14,021)
Payments for debt issuance costs	(72)
Payments for estimated transaction costs (including the $705 million termination fee paid in connection with the termination of the Johnson & Johnson merger agreement)	(870)

Total pro forma adjustment	$(5,613)

  (l)
  To record the difference between the book value and the fair value of net inventory acquired in the merger (step-up).

  (m)
  To record the following other asset adjustments:

As of December 31, 2005
(in millions)
Debt issuance costs	$72
Deferred tax asset on pre-existing goodwill and intangible assets	(4)

Total pro forma adjustment	$68

  (n)
  To record the difference between the book value and the fair value of net property, plant and equipment acquired in the merger (step-up).

  (o)
  To record the following intangible asset adjustments:

As of December 31, 2005
(in millions)
Elimination of pre-existing Guidant goodwill	$(403)
Elimination of pre-existing Guidant intangible assets	(65)
Acquired identifiable amortizable intangible assets	8,000
Acquired goodwill	17,063

Total pro forma adjustment	$24,595

  (p)
  To record the $7,950 million in incremental debt issued to finance the merger consideration.

  (q)
  To record the net deferred tax liability related to acquired identifiable intangible assets, inventory fair value step-up, pension obligation fair value step-up and property, plant and equipment fair value step-up based on statutory tax rates of 36 percent.

  (r)
  To record the difference between the book value and the fair value of the pension obligation acquired in the merger (step-up).

  (s)
  To record the following common stock adjustments:

As of December 31, 2005
(in millions)
Elimination of Guidant common stock (no par value)	$(1,095)
Issuance of Boston Scientific common stock ($.01 par value):
To holders of Guidant common stock	5
To Abbott	1

Total pro forma adjustment	$(1,089)

  (t)
  To record the following other stockholders' equity adjustments:

As of December 31, 2005
(in millions)
Elimination of Guidant's other stockholders' equity	$(3,616)
Elimination of the net increase in Guidant book value due to Abbott transaction (see Note 4—Guidant Divestiture Adjustments)	(1,970)
Additional paid-in capital:
Estimated fair value of outstanding Guidant stock options to be exchanged for Boston Scientific stock options (calculated using the Black-Scholes option pricing model)	869
Issuance of Boston Scientific common stock:
To holders of Guidant common stock	12,681
To Abbott	1,399

Total pro forma adjustment	$9,363

        The unaudited pro forma condensed consolidated financial statements do not present any adjustments to dividends paid per share on a pro forma basis. Boston Scientific currently does not intend to pay dividends, but rather intends to retain all of its excess cash to repay indebtedness and to invest in the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so. Guidant declares and pays regular quarterly dividends; however after completion of the merger Guidant shareholders will not continue to receive dividends.

ACCOUNTING TREATMENT

        The merger will be accounted for by Boston Scientific using the purchase method of accounting. Under this method of accounting, the purchase price will be allocated to the fair value of the net assets acquired. The excess purchase price over the fair value of the net assets acquired will be allocated to goodwill.

COMPARATIVE STOCK PRICES AND DIVIDENDS

        Boston Scientific common stock is listed for trading on the New York Stock Exchange under the trading symbol "BSX" and Guidant common stock is listed for trading on the New York Stock Exchange under the trading symbol "GDT". The following table sets forth, for the periods indicated, dividends declared and the high and low sales prices per share of Boston Scientific common stock and of Guidant common stock. For current price information, Boston Scientific stockholders and Guidant shareholders are urged to consult publicly available sources.

			Guidant Common Stock
	Boston Scientific Common Stock
Calendar Period					Dividends Declared
	High	Low	High	Low
2003
First Quarter	$23.70	$19.84	$37.95	$28.89	$0.00
Second Quarter	32.30	20.63	45.75	34.59	0.08
Third Quarter	34.21	28.33	52.04	43.00	0.08
Fourth Quarter	36.76	31.09	60.53	44.95	0.08
2004
First Quarter	44.12	35.86	73.70	59.39	0.10
Second Quarter	45.81	37.32	69.50	51.50	0.10
Third Quarter	42.70	32.12	66.87	49.95	0.10
Fourth Quarter	39.46	33.36	74.20	62.05	0.10
2005
First Quarter	35.19	28.67	75.08	70.80	0.10
Second Quarter	30.80	27.00	75.15	59.94	0.10
Third Quarter	28.95	23.05	72.91	64.20	0.10
Fourth Quarter	27.33	22.95	72.50	55.26	0.10
2006
First Quarter	26.48	20.90	77.20	65.51	0.10

        The following table sets forth the high, low and last reported sales prices per share of Boston Scientific common stock and of Guidant common stock and the market value of a share of Guidant common stock on an equivalent price per share basis, as determined by reference to the value of the merger consideration to be received in respect of each share of Guidant common stock in the merger, in each case on:

  •
  December 2, 2005, the last full trading day prior to the public announcement of Boston Scientific's proposal to acquire Guidant;

  •
  January 24, 2006, the last full trading day prior to the public announcement of the merger agreement, and

  •
  February 28, 2006, the last full trading day prior to the date of this joint proxy statement/prospectus.

        The following table also presents the equivalent value of the merger consideration per share of Guidant common stock on those dates:

	Boston Scientific Common Stock Close	Guidant Common Stock Close	Equivalent Price Per Share of Guidant Common Stock(1)
December 2, 2005	$27.33	$61.82	$80.00
January 24, 2006	$24.00	$76.78	$80.00
February 28, 2006	$24.42	$76.76	$80.00

(1)
Calculated by adding (a) the cash portion of the merger consideration, or $42.00, and (b) the market value of the stock portion of the merger consideration, which will equal $38.00, assuming that the average closing price of Boston Scientific common stock during the 20 consecutive trading day period ending three trading days prior to the closing date of the merger is between $22.62 and $28.86.

        These prices will fluctuate prior to the closing date of the merger and Boston Scientific and Guidant shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

        Boston Scientific has not paid a cash dividend during the past two years. Boston Scientific currently does not intend to pay dividends, but rather intends to retain all its excess cash to repay indebtedness and to invest in the continued growth of its business. Boston Scientific may consider declaring and paying a dividend in the future; however, there can be no assurance that it will do so. Guidant declares and pays regular quarterly dividends; however, after completion of the merger, Guidant shareholders will not continue to receive dividends.

DESCRIPTION OF BOSTON SCIENTIFIC CAPITAL STOCK

        The following summary of the capital stock of Boston Scientific is subject in all respects to applicable Delaware law, the Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws. See "Comparison of Rights of Common Stockholders of Boston Scientific and Guidant" and "Where You Can Find More Information".

        The total authorized shares of capital stock of Boston Scientific currently consists of (1) 1,200,000,000 shares of common stock, par value $0.01 per share, and (2) 50,000,000 shares of preferred stock, par value $0.01 per share. Assuming the requisite approval of the holders of Boston Scientific common stock is obtained at the Boston Scientific special meeting, the total authorized shares of capital stock of Boston Scientific will consist of (1) 2,000,000,000 shares of common stock, par value $0.01 per share, and (2) 50,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on January 1, 2006, approximately 820,349,733 shares of Boston Scientific common stock were issued and outstanding and no shares of Boston Scientific preferred stock were issued and outstanding.

        The Boston Scientific board of directors is authorized to provide for the issuance from time to time of Boston Scientific preferred stock in series and, as to each series, to fix the designation, the dividend rate, preferences and relative dividend participation, option of other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms and liquidation preferences, and the number of shares constituting each series. Cumulative dividends, dividend preferences and conversion, exchange and redemption provisions, to the extent that some or all of these features may be present when shares of Boston Scientific preferred stock are issued, could have an adverse effect on the availability of earnings for distribution to the holders of Boston Scientific common stock or for other corporate purposes.

COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS
OF BOSTON SCIENTIFIC AND GUIDANT

        Boston Scientific is a Delaware corporation subject to the provisions of the Delaware General Corporation Law (Delaware law). Guidant is an Indiana corporation subject to the provisions of the Indiana Business Corporation Law (Indiana law). Guidant shareholders, whose rights are currently governed by the Guidant Amended Articles of Incorporation, the Guidant By-laws and Indiana law, will, if the merger is completed, become stockholders of Boston Scientific and their rights will be governed by the Boston Scientific Second Restated Certificate of Incorporation, as amended, the Boston Scientific Restated By-laws and Delaware law.

        The following description summarizes the material differences that may affect the rights of stockholders of Boston Scientific and Guidant but does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. Stockholders should read carefully the relevant provisions of Delaware law, Indiana law, the Boston Scientific Second Restated Certificate of Incorporation, the Boston Scientific Restated By-laws, the Guidant Amended Articles of Incorporation and the Guidant By-laws.

Summary of Material Differences Between the Rights of
Boston Scientific Stockholders and Guidant Shareholders

	Boston Scientific Stockholder	Guidant Shareholder
Capitalization	Boston Scientific's authorized capital stock is described under "Description of Boston Scientific Capital Stock".
The total authorized shares of capital stock of Guidant consist of (1) 1,000,000,000 shares of common stock, without par value, and (2) 50,000,000 shares of preferred stock, without par value, of which 1,000,000 are designated as "Series A Participating Preferred Stock" and relate to Guidant's shareholder rights plan, which is described in "The Merger—Guidant's Rights Plan". On the close of business on January 1, approximately 333.8 million shares of Guidant common stock were issued and outstanding and no shares of Guidant preferred stock were issued and outstanding.
Number, Election, Vacancy and Removal of Directors	The Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws provide that the total number of Boston Scientific directors will be not less than three nor more than 15, as determined by the Boston Scientific board of directors from time to time. Boston Scientific currently has 12 directors. The Boston Scientific board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The Boston Scientific Restated By-laws do not provide for cumulative voting in the election of directors. The Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws provide that vacancies on the Boston Scientific board of directors will be filled by	The Guidant Amended Articles of Incorporation and the Guidant By-laws provide that the total number of Guidant directors will not be less than seven nor more than 19, as determined by the Guidant board of directors from time to time. Guidant currently has 14 directors. The Guidant board of directors is divided into three classes with approximately one-third of the directors standing for election each year for three-year terms. The Guidant By-laws do not provide for cumulative voting in the election of directors. The Guidant By-laws provide that vacancies on the Guidant board of directors will be filled by appointment made by a majority vote of the remaining directors. The Guidant Amended Articles of Incorporation and the Guidant By-laws provide that directors may be removed, with or without

	appointment made by a majority vote of the remaining directors. The Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws provide that directors may be removed, with or without cause, by an affirmative vote of at least 80% of outstanding shares of capital stock of Boston Scientific entitled to vote generally in the election of directors, voting together as a single class.	cause, by an affirmative vote of at least 80% of the outstanding shares of voting stock voting together as a single class.
Amendments to Charter Documents	Generally, under Delaware law a proposed amendment to a corporation's certificate of incorporation requires approval by its board of directors and an affirmative vote of a majority of the outstanding stock entitled to vote on the amendment and a majority of the outstanding stock of each class entitled to vote on the amendment. The Boston Scientific Second Restated Certificate of Incorporation also provides that the affirmative vote of at least 80% of outstanding shares of capital stock of Boston Scientific entitled to vote generally in the election of directors, voting together as a single class, is required to amend, repeal or adopt provisions inconsistent with (i) Article Sixth of the Boston Scientific Second Restated Certificate of Incorporation which relates to powers conferred to the Boston Scientific board of directors to adopt, amend or repeal the Boston Scientific By-laws, to create encumbrances upon Boston Scientific assets and to determine the circumstances under which Boston Scientific books and records will be open to stockholders, (ii) Article Seventh of the Boston Scientific Second Restated Certificate of	Under Indiana law, a proposed amendment to a corporation's articles of incorporation must generally be recommended by the corporation's board of directors and approved by an affirmative vote of at least a majority of the votes cast at a shareholders' meeting at which a quorum exists (and, in certain cases, a majority of all shares held by any voting group entitled to vote), unless the corporation's articles of incorporation or board of directors provides otherwise. The Guidant Amended Articles of Incorporation also provide that the affirmative vote of the holders of not less than 80% of the votes entitled to be cast by the holders of all then outstanding shares of Guidant common stock voting together as a single class is required to alter, amend or repeal (i) Article Five of the Guidant Amended Articles of Incorporation which relates to, among other things, the number of directors, classes of directors, removal of directors, amendments to the Guidant By-laws, transactions involving a conflict of interest, approval or ratification by shareholders of contracts or acts of Guidant or its board of directors and the indemnification

	Incorporation which relates to actions required or permitted to be taken by Boston Scientific stockholders, the ability to call stockholder special meetings and the business to be conducted at Boston Scientific special meetings and (iii) Article Eighth of the Boston Scientific Second Restated Certificate of Incorporation which relates to the number, election, removal and composition of Boston Scientific board of directors and stockholder nomination of director candidates.	of directors, officers, employees and agents of Guidant and (ii) Article Six of the Guidant Amended Articles of Incorporation which relates to certain transactions with "related persons" and which is described in "—Voting Rights; Required Vote for Authorization of Certain Actions" below.
Amendments to By-laws	Under Delaware law, the stockholders entitled to vote have the power to adopt, amend or repeal by-laws. A corporation may also confer, in its certificate of incorporation, that power upon the board of directors. Under the Boston Scientific Second Restated Certificate of Incorporation and the Boston Scientific Restated By-laws, the Boston Scientific Restated By-laws generally may be approved, amended or repealed at any regular or special meeting of Boston Scientific stockholders by a majority vote of the outstanding shares represented and entitled to vote at a meeting or by the Boston Scientific board of directors (subject to Delaware law, the Boston Scientific Second Restated Certificate of Incorporation or other provisions of the Boston Scientific Restated By-laws) except that Sections 2, 3, 5 and 6 of Article II (stockholder meetings), all of Article III (nomination of director candidates), Section 2, 3 and 4 of Article IV (board of directors), and Article IX (amendment of Restated By-laws) of the Boston Scientific Restated By-laws may not be	The Guidant Amended Articles of Incorporation and the Guidant By-laws provide that the Guidant By-laws may be amended, adopted or repealed by a majority vote of the Guidant board of directors. The Guidant Amended Articles of Incorporation further provide that shareholders have no power to make, alter or repeal the Guidant By-laws.

amended or repealed without the affirmative vote of at least 80% of outstanding shares of capital stock of Boston Scientific entitled to vote generally in the election of directors, voting together as a single class.
Action by Written Consent	Under Delaware law, unless otherwise provided in a corporation's certificate of incorporation, any action that may be taken at a meeting of stockholders may be taken without a meeting and without prior notice if a written consent is signed by the holders of the minimum number of votes necessary to authorize the action at a meeting at which all shares entitled to vote were present and voted. Neither the Boston Scientific Second Restated Certificate of Incorporation nor the Boston Scientific Restated By-laws provide otherwise.	Under Indiana law, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting only by a unanimous written consent that is signed by all the shareholders entitled to vote on the action and delivered to the corporation. Neither the Guidant Amended Articles of Incorporation nor the Guidant By-laws provide otherwise.
Notice of Stockholder Actions	Delaware law and the Boston Scientific Restated By-laws provide that written notice of the date, place, time and, in the case of special meetings, the purpose or purposes of every meeting of stockholders must be given not less than 10 nor more than 60 days before the date of the meeting, either personally or by mail, to each stockholder of record entitled to vote at the meeting. The Boston Scientific Restated By-laws further provide that the only matters that may be considered and acted upon at an annual meeting of stockholders are those matters brought before the meeting:	Indiana law and the Guidant By-laws provide that written notice of the time, place and date of every meeting of shareholders must be delivered or mailed not less than 10 nor more than 60 days before the date of the meeting to each shareholder of record entitled to vote at the meeting. The Guidant By-laws further require that the purpose or purposes of the meeting of shareholders be so provided. The Guidant By-laws provide that the only business to be conducted at an annual meeting of shareholders is that business properly brought before the meeting:
	• as specified in the notice of meeting;	• through the notice of meeting;
	• as otherwise properly brought before the meeting by or at the direction of the Boston Scientific board of directors; or	• by the Guidant board of directors; or

	• as otherwise properly brought before the meeting by a stockholder.	• by a shareholder with legal right and authority to do so.
	Generally, the Boston Scientific Restated By-laws require a stockholder who intends to bring matters before an annual meeting to provide advance notice of the intended action not less than 80 days prior to the meeting. The notice must contain, for each matter the stockholder proposes to be brought before the annual meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting that business at the annual meeting, the identity and address of the stockholder proposing that business, the class and number of shares of Boston Scientific held by the proposing stockholder, and any material interest of the stockholder in that proposed business. The officer presiding at the meeting will, if the facts warrant, determine and declare whether any item of business was brought before the meeting in compliance with the above procedures.	Generally, the Guidant By-laws require a shareholder who intends to bring matters before an annual meeting to provide advance notice of that intended action not less than 120 days prior to the anniversary date of the prior year's annual meeting. The notice must contain, among other things, a brief description of the business desired to be brought before the meeting and must identify any personal or other material interest of the shareholder in that proposed business. The chairman of the annual meeting will have the discretion to determine whether any item of business was brought before that meeting in compliance with the above procedures.
Special Stockholder Meetings
Under the Boston Scientific Second Restated Certificate of Incorporation and Restated By-laws, a special meeting of the stockholders may be called at any time by the chairman of the Boston Scientific board of directors or the president and will be called within 10 days after the receipt of the written request of the Boston Scientific board of directors by resolution approved by a majority of the number of Boston Scientific directors counted as if there were no vacancies in the Boston Scientific board of directors. The
Under the Guidant By-laws, a special meeting of the shareholders may be called at any time by the Guidant board of directors, the chairman of the Guidant board of directors, or the Guidant president. Shareholders do not have the right to call special meetings or to bring business before special meetings.

resolutions will state the purpose or purposes of the proposed meeting. Stockholders do not have the right to call special meetings or to bring business before special meetings.
Stockholder Inspection Rights; Stockholder Lists

Under Delaware law, every stockholder of record has the right to inspect, upon written demand under oath stating the stockholder's purpose for inspection, in person or by agent or attorney, the corporation's stock ledger, stockholder list, its other books and records and, subject to certain restrictions, the books and records of a subsidiary of the corporation. Under the Boston Scientific Second Restated Certificate of Incorporation, the Boston Scientific board of directors is authorized to determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of Boston Scientific shall be open to inspection by stockholders subject to applicable laws.
Under Delaware law and the Boston Scientific Restated By-laws, the Boston Scientific officer having charge of the Boston Scientific stock ledger will make a complete list of the stockholders entitled to vote at any meeting of stockholders at least 10 days before that meeting. This list is open to the examination of any stockholder for purposes related to the meeting for a period of at least 10 days prior to the meeting.

Under Indiana law, any shareholder who gives at least five business days written notice has the right to inspect and copy, during normal business hours at the corporation's principal office, the following records and documents, among others:
•    the corporation's charter documents;
•    board resolutions with respect to one or more classes or series of shares and fixing their relative rights, preferences and limitations, if shares issued pursuant to the resolutions are outstanding;
• the minutes of all shareholder meetings and executed written consents from the past three years;

• all written communications to shareholders generally within the past three years, including annual financial statements; and

•    the corporation's most recent biennial report filed with the Secretary of State of the State of Indiana.
In addition, subject to the limitations described below, upon at least five business days written notice to the corporation, shareholders may inspect and copy, during normal business hours at a reasonable location specified by the corporation, the following records of the corporation:
• excerpts from the minutes of any board meeting;
• records of any action of a committee of the board of directors while acting for the board of directors;
• minutes of shareholder meetings;
• records of action taken by shareholders or the board of directors without a meeting, to the extent not subject to inspection under the provisions described above;
• accounting records of the corporation; and
• the record of shareholders.
The right to inspect and copy described in this paragraph is limited to instances where:
• the shareholder's demand is made in good faith and for a proper purpose;
• the shareholder describes with reasonable particularity the shareholder's purpose and the records the shareholders desires to inspect; and
• the records are directly connected with the shareholder's described purpose.
Limitation of Personal Liability and Indemnification of Directors and Officers

Under Delaware law, a corporation may indemnify a current or former director, officer, employee, agent or any person serving with another corporation at the corporation's request against expenses, judgments, fines and amounts paid in settlement of actions not related to actions by or in the right of the corporation, if:
•    that person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and
•    with respect to any criminal proceeding, that person had no reasonable cause to believe his or her conduct was unlawful.
The Boston Scientific Second Restated Certificate of Incorporation provides that no director of Boston Scientific will be personally liable to Boston Scientific or its stockholders for monetary damages except (i) for breach of the director's duty of loyalty to Boston Scientific or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Delaware law, relating to prohibited dividends or distributions or the repurchase or redemption of stock, or (iv) for any transaction from which the director derives improper personal benefit.

Under Indiana law, a corporation may indemnify officers, directors, employees and agents against liabilities and expenses incurred in proceedings if the person acted in good faith and reasonably believed that, in the case of conduct in the person's official capacity with the corporation, the person's conduct was in the corporation's best interests, and, in all other cases, the person's conduct was at least not opposed to the corporation's best interests. In criminal proceedings, the person must either have had reasonable cause to believe the conduct was lawful or must have had no reasonable cause to believe the conduct was unlawful. Under Indiana law, unless a corporation's articles of incorporation provide otherwise, indemnification is mandatory in two instances:

The Boston Scientific Second Restated Certificate of Incorporation and Boston Scientific Restated By-laws provide that to the fullest extent permitted under Delaware law, Boston Scientific will indemnify any person who was or is or is threatened to be made a party in any manner to any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or other, including appeals, by reason of the fact that he or she is or was a director, officer, employee or other agent of Boston Scientific or is or was serving at the request of Boston Scientific as a director, officer, employee or other agent of any corporation or other enterprise, including service with respect to employee benefit plans, against all expenses, including attorneys' fees, judgments, fines, ERISA excise taxes and penalties and amounts paid or to be paid in settlement that were reasonably incurred in connection with that proceeding, except that Boston Scientific will indemnify any person seeking indemnification in connection with a proceeding brought by that person only if the proceeding (or part thereof) was authorized by the Boston Scientific board of directors.

•    a director is wholly successful in defending himself or herself, on the merits or otherwise, in a proceeding to which the director was a party because the director is or was a director of the corporation; or
•    indemnification is ordered by a court.
Under Indiana law, a Guidant director will not be liable to Guidant shareholders for any action or failure to act in his or her capacity as director, unless the director has breached or failed to perform his or her duties as a director in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the director reasonably believes to be in the best interests of the corporation, and the breach or failure to perform these duties constitutes willful misconduct or recklessness.
The Guidant Amended Articles of Incorporation provide that to the full extent permitted under Indiana law, Guidant will indemnify any person who was or is involved in any manner in any pending, threatened or completed claim, action, suit or proceeding and all appeals thereof, whether civil, criminal, administrative, or investigative, formal or informal, by reason of the fact that he or she is or was a director, officer, employee, or agent of Guidant or is or was serving at the request of Guidant as a director, officer, employee, agent or fiduciary of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other organization or

	Boston Scientific may enter into indemnification agreements with any person which provide for indemnification greater than or lesser than provided in the Boston Scientific Second Restated Certificate of Incorporation or the Boston Scientific Restated By-laws, and may, in its discretion, purchase insurance on behalf of any person who is or was a director, officer, employee or agent of Boston Scientific, or is or was serving at the request of Boston Scientific as a director, officer, employee or agent of another corporation or other enterprise.	entity, whether for profit or not, against all reasonable expenses (including counsel fees and disbursements), judgments, fines, penalties, excise taxes and amounts paid in settlement incurred in connection with the proceeding. The Guidant Amended Articles of Incorporation deem its indemnification provisions to be a contract between Guidant and the affected person, and any rights held by the affected person in accordance with the indemnification provisions cannot be diminished or negatively impaired by any repeal, amendment or modification of the provisions occurring after the affected person had reason to rely on those provisions.
Dividends
Under Delaware law, a corporation's board of directors may, subject to any restrictions contained in its certificate of incorporation, declare and pay dividends upon the shares of its capital stock either out of its surplus or, where there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the previous fiscal year. The Boston Scientific Restated By-laws provide that the Boston Scientific board of directors may from time to time declare dividends on its outstanding shares at any regular or special meeting of stockholders pursuant to Delaware law. Boston Scientific has not historically paid dividends.
Under Indiana law, the Guidant board of directors may not authorize and pay dividends to its shareholders if after giving it effect:
•    Guidant would not be able to pay its debts as they become due in the usual course of business; or
• Guidant's total assets would be less than its total liabilities plus any amount that would be needed if Guidant were to be dissolved.
Conversion	Holders of Boston Scientific common stock have no rights to convert their shares into any other securities.	Holders of Guidant common stock have no rights to convert their shares into any other securities.

Shareholder Rights Plan	Boston Scientific does not have a shareholder rights plan.	For a description of Guidant's shareholder rights plan, see "The Merger—Guidant's Rights Plan".
Voting Rights; Required Vote for Authorization of Certain Actions	Each holder of Boston Scientific common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.	Each holder of Guidant common stock is entitled to one vote for each share held of record and may not cumulate votes for the election of directors.

Mergers or Consolidations. Generally, under Delaware law, the approval of a corporation's board of directors and the approval of a majority of the outstanding stock entitled to vote is required to approve mergers or consolidations. However, unless a corporation's certificate of incorporation provides otherwise, no stockholder vote is required in connection with a merger where:
•    the corporation's certificate of incorporation is not amended, the shares of the corporation's stock outstanding immediately prior to the merger remain outstanding after the merger, and the common stock issued in the merger does not exceed 20% of the previously outstanding common stock; or
• the merger is with a wholly owned subsidiary of the corporation.
Merger or Consolidation. Under Indiana law, the consummation of a merger requires the approval of a majority of the board of directors of each corporation and the approval of each voting group entitled to vote separately on the plan by a majority of all the votes entitled to be cast by that voting group, unless a greater vote or a vote by voting groups is required by Indiana law, the corporation's articles of incorporation or its board of directors. Separate voting by voting groups is required if the plan of merger contains a provision that, if contained in a proposed amendment to a corporation's articles of incorporation, would require action by one or more separate voting groups.
Under Indiana law, approval of the shareholders of an Indiana corporation which is a surviving corporation in a merger is not required if:

Similarly, a sale of all or substantially all of a corporation's assets other than in the ordinary course of business, or a voluntary dissolution of a corporation, requires the approval of a corporation's board of directors and the approval of a majority of the outstanding stock entitled to vote on the transaction.

•    the articles of the surviving corporation will not differ from its articles before the merger;
• immediately after the effective date each shareholder of the surviving corporation will hold the same proportionate number of shares as those held by the shareholder immediately prior to the merger, with

Business Combinations. Under Delaware law, a corporation may not engage in any "business combination" with any interested stockholder (generally, a 15% or greater stockholder) for a period of three years following the time that the stockholder became an interested stockholder, unless:
•    prior to that time the corporation's board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•    upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for determination of the outstanding voting stock those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares subject to the plan will be tendered in a tender or exchange offer; or
•    at or subsequent to the time the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of a the outstanding voting stock which is not owned by the interested stockholder.

identical designations, preferences, limitations and rights; and
•    the number of voting or participating shares, as the case may be, outstanding immediately after the merger (either by conversion of other securities or upon exercise of rights or warrants issued pursuant to the merger), plus the number of voting or participating shares issuable as a result of the merger, will not exceed by more than 20% the number of voting or participating shares (adjusted to reflect any share split under the plan of merger) of the surviving corporation outstanding immediately prior to the merger.
Under Indiana law, a sale of all or substantially all of Guidant's assets outside of the regular course of business requires the approval of the board of directors and the affirmative vote of a majority of all the votes entitled to be cast on the transaction unless the Guidant board of directors or the Guidant Amended Articles of Incorporation require a greater vote or a vote by voting groups. Neither the Guidant board of directors nor the Guidant Amended Articles of Incorporation require a greater vote or a vote by voting groups.
Business Combinations. Under Indiana law, an "interested shareholder" (e.g., any holder of 10% or more of the shares) of an Indiana corporation with a class of voting shares registered under Section 12 of the Exchange Act, or which has specifically adopted this

These restrictions will not apply if the corporation's certificate of incorporation expressly elects not to be governed by these provisions. The Boston Scientific Second Restated Certificate of Incorporation does not contain this election so these restrictions do not apply.
Under Delaware law, a "business combination" includes:
•    any merger or consolidation of the corporation or any majority owned subsidiary of the corporation with (i) the interested stockholder, or (ii) with any other corporation or other entity if the merger or consolidation is caused by the interested stockholder and as a result of the merger or consolidation the business combination provisions of Delaware law do not apply to the surviving entity;
•    any sale or other disposition (except proportionally as a stockholder of the corporation) to or with the interested stockholder, of assets of the corporation or of any majority owned subsidiary of the corporation which assets have an aggregate market value equal to 10% of more of either the aggregate market value of all the assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation;
• any transaction which results in the issuance or transfer by the corporation or by any majority owned subsidiary of the corporation of any stock of the corporation or of the subsidiary to the interested stockholder, except: (i)
provision in the corporation's articles of incorporation, is prohibited for a period of five years from completing a business combination (generally a merger, significant asset sale or disposition or significant issuance of additional shares) with the corporation unless, prior to the acquisition of the 10% interest, the board of directors of the target corporation approved either the acquisition of the interest or the proposed business combination. If board approval is not obtained, then five years after a 10% or more shareholder has become a 10% shareholder, a business combination with the 10% or more shareholder is permitted if all provisions of the articles of incorporation of the corporation are met and either a majority of disinterested shareholders approve the transaction or all shareholders receive a price per share determined in accordance with the fair price criteria of the business combinations provision of Indiana law.
An Indiana corporation may elect to remove itself from the protection provided by the Indiana business combinations provision by amending its articles of incorporation with the approval of holders of at least a majority of the corporation's outstanding shares not held by a 10% or more shareholder. However, this election remains ineffective for 18 months after the amendment and does not apply to a combination with a shareholder who had acquired a 10% or more ownership position prior to the effective time of the election. Guidant has not elected to remove itself from the protection provided by the pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which securities were outstanding prior to the time that the interested stockholder became an interested stockholder, (ii) pursuant to a merger with a wholly owned subsidiary of the corporation, (iii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the corporation or any subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the corporation subsequent to the time the interested stockholder became an interested stockholder, (iv) pursuant to an exchange offer by the corporation to purchase stock made on the same terms to all holders of the stock; or (v) any issuance or transfer of stock by the corporation, except that in no case under items (iii)-(v) above shall there be an increase in the interested stockholder's proportionate share of the stock of any class or series of the corporation or of the voting stock of the corporation;
• any transaction involving the corporation or any majority owned subsidiary of the corporation which has the effect of increasing the proportionate share of the stock of any class or series,
Indiana business combinations provision.
The Guidant Amended Articles of Incorporation provide that, in addition to applicable law and unless otherwise provided for in the Guidant Amended Articles of Incorporation, Guidant, acting on its own behalf or as a shareholder of any majority-owned subsidiary, shall not give effect to or approve certain specified transactions involving a "related person." "Related person" is defined in the Guidant Amended Articles of Incorporation and generally includes any other corporation, person, or entity which beneficially owns or controls, directly or indirectly, 5% or more of the outstanding shares of Guidant voting stock. However, Guidant may give effect or approve transactions involving a related person if all of the following are satisfied:
• the actions and transactions were authorized by the affirmative vote of at least 80% of all of the votes entitled to be cast by holders of the outstanding shares of voting stock voting together as a single class (which is not applicable if the action or transaction is approved by the Guidant board of directors and by a majority of the "continuing directors" (generally, directors that are not affiliates of a related person and who either were board members prior to the related person becoming a related person or were nominated by a majority of the remaining continuing directors));

or securities convertible into the stock of any class or series, of the corporation or of any subsidiary which is owned by the interested stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the interested stockholder; or
•    any receipt by the interested stockholder of the benefit (except proportionately as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted) provided by or through the corporation or any majority owned subsidiary.
Purchase of Shares. The Boston Scientific Second Restated Certificate of Incorporation prohibits Boston Scientific from purchasing any shares of its stock from any person, entity or group that beneficially owns 5% or more of the outstanding shares of capital stock of Boston Scientific entitled to vote generally in the election of directors at a price exceeding the average closing price for the 20 business days prior to the purchase date unless a majority of Boston Scientific's stockholders holding less than 5% of the outstanding shares of capital stock of Boston Scientific entitled to vote generally in the election of directors approve the transaction. These purchase restrictions do not apply:
•    unless approved by a majority of the continuing directors, after becoming a related person and prior to consummation of that action or transaction:
•    the related person shall not have acquired from Guidant or any of its subsidiaries any newly issued or treasury shares of capital stock or any newly issued securities convertible into capital stock of Guidant or any of its majority-owned subsidiaries, directly or indirectly, subject to certain exceptions;
•    the related person shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any form of financial assistance or tax credits provided by Guidant or any of its majority-owned subsidiaries, or made any major changes to the businesses or capital structures of Guidant or any of its majority-owned subsidiaries, or reduced the current rate of dividends payable on Guidant's capital stock below the rate in effect immediately prior to the time the related person became a related person;
•    the related person shall have taken all required actions within its power to ensure that the Guidant board of directors included representation by continuing directors as provided in the Guidant Amended Articles of Incorporation; and
• a proxy statement in compliance with the requirements of the Exchange Act and the Guidant Amended Articles

•    to any offer to purchase shares of a class of Boston Scientific stock which is made on the same terms and conditions to all holders of that class of Boston Scientific stock;
•    to any purchase of stock owned by a 5% stockholder occurring more than two years after that stockholder's last acquisition of Boston Scientific stock;
•    to any purchase of Boston Scientific's stock in accordance with the terms of any stock option or employee benefit plan; or
•    to any purchase at prevailing market prices pursuant to a stock repurchase program.

•    of Incorporation shall be mailed to the shareholders of Guidant for the purpose of soliciting shareholder approval of the action or transaction unless the action or transaction has been approved by a majority of the continuing directors.
 Control share acquisitions. Under Indiana law, unless an Indiana corporation provides an exemption in its articles of incorporation or by- laws, any person who makes a "control share acquisition" may not vote the shares acquired in that acquisition, except to the extent voting rights relating to those shares are granted by a resolution approved by a vote of disinterested shareholders. A "control share acquisition" is defined as the acquisition by a person of, or the power to direct the voting of, shares representing between one-fifth and one-third, between one-third and one-half, or one-half or more of an issuing public corporation's voting power in the election of directors, either within a 90-day period or pursuant to a plan to make a control share acquisition of ownership.
The acquiring person may request, and the corporation must call, a special shareholders' meeting to restore or approve voting rights after the acquiring person delivers to the corporation a statement describing the acquisition or proposed acquisition (acquiring person statement), and an undertaking to pay the expenses relating to the meeting. Shares acquired in a control share acquisition in which no acquiring person statement has been filed may be redeemed by the corporation at their fair value, under certain circumstances. Unless otherwise provided in a corporation's articles of incorporation or by-laws, if shares acquired in a control share acquisition are given full voting rights and the acquiring person has acquired shares representing a majority or more of the corporation's voting power, then the other shareholders will be entitled to dissenters' rights of appraisal.
Pursuant to the Guidant By-laws, Guidant has elected to exempt itself from the Indiana control share statute.
Other Corporate Constituencies

The Boston Scientific Second Restated Certificate of Incorporation provides that in determining whether the interests of Boston Scientific, its subsidiaries and stockholders will be served by a third party offer to make a tender or exchange offer, merge or consolidate with Boston Scientific or any of its subsidiaries, or purchase or otherwise acquire all or substantially all of the assets of Boston Scientific or any of its subsidiaries, the Boston Scientific board of directors may take into account factors in addition to the potential economic benefits to stockholders, including:
•    a comparison of the proposed consideration in relation to the then current market price of the Boston Scientific capital stock, the estimated current value of Boston Scientific in a freely negotiated transaction, and the estimated future value of Boston Scientific as an independent entity;

Under Indiana law, in discharging his or her duties to the corporation and in determining what is in the best interests of the corporation, a director may, in addition to considering the effects of any action on shareholders, consider the effects of the action on employees, suppliers, customers, the communities in which the corporation operates and any other factors that the director considers pertinent. Directors are not required to approve a proposed business combination or other corporate action if the directors determine in good faith that the approval is not in the best interests of the corporation. In addition, directors are not required to:
•    render inapplicable the business combination provisions of Indiana law;
•    redeem any rights under, or render inapplicable, a shareholder rights plan; or
• take or decline to take any action solely because of the effect that the action might have on a proposed change of control.

•    the impact of the a transaction on the customers and employees of Boston Scientific, and its effect on the communities in which Boston Scientific is located; and
•    the ability of Boston Scientific to fulfill its objectives under applicable statutes and regulations.

Guidant's Amended Articles of Incorporation require the Guidant board of directors, when considering any business combination with a "related person," to give due consideration to all relevant factors, including, without limitation, the effects on shareholders, employees, suppliers, and customers of Guidant, communities in which offices or other facilities of Guidant are located, and any other factors considered to be pertinent by the Guidant board of directors.
Indiana law explicitly provides that any different or higher degree of scrutiny imposed in Delaware and some other jurisdictions upon director actions taken in response to potential changes in control will not apply.
Dissenters' Rights
Under Delaware law, stockholders of any class or series of stock have the right, in specified circumstances, to dissent from a merger or consolidation by demanding payment in cash for the stockholder's shares equal to the fair value of those shares, as determined by the Delaware Chancery Court in an action timely brought by the corporation or a dissenting stockholder. Delaware law grants these appraisal rights only in the case of mergers or consolidations and not in the case of a sale or transfer of assets or a purchase of assets for stock. Further, no appraisal rights are available for shares of any class or series that is listed
Under Indiana law, shareholders of an Indiana corporation possess dissenters' rights in connection with certain mergers and other significant corporate actions. A shareholder is entitled to dissent from and obtain payment of the fair value of the shareholder's shares in the event of:
•    consummation of a plan of merger, if shareholder approval is required and the shareholder is entitled to vote on the plan;
• consummation of a plan of share exchange by which the shareholder's shares will be acquired, if the shareholder is entitled to vote on the plan;

on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders, unless the agreement of merger or consolidation requires the holders to accept for their shares anything other than:
•    shares of stock of the surviving corporation;
•    shares of stock of another corporation that are either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders;
•    cash in lieu of fractional shares of the stock described in the two preceding clauses; or
•    any combination of the above.
In addition, appraisal rights are not available to holders of shares of the surviving corporation in specified mergers that do not require the vote of the stockholders of the surviving corporation.
The Boston Scientific Second Restated Certificate of Incorporation and Restated By-laws are silent as to dissenters' rights.

•    consummation of a sale or exchange of all, or substantially all, the property of the corporation, other than in the usual course of business, if the shareholder is entitled to vote on the sale or exchange;
•    approval of a control share acquisition under Indiana law; and
•    any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, By-laws or resolution of the board of directors provides that voting or non-voting shareholders are entitled to dissent and obtain payment for their shares.
The dissenters' rights provisions described above do not apply, however, to the holders of shares of any class or series with respect to any transaction described above if the shares of that class or series were registered on a United States securities exchange registered under the Exchange Act or traded on the New York Stock Exchange or the Nasdaq National Market. As of the date of this joint proxy statement/prospectus, shares of Guidant common stock were traded on the New York Stock Exchange. Therefore, Guidant shareholders currently would not be entitled to assert dissenters' rights pursuant to Indiana law with respect to any of the transactions discussed above.

LEGAL MATTERS

        The legality of Boston Scientific common stock offered by this joint proxy statement/prospectus will be passed upon for Boston Scientific by Shearman & Sterling LLP.

EXPERTS

        The consolidated financial statements of Boston Scientific appearing in Boston Scientific's Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Boston Scientific management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of Guidant appearing in Guidant's Annual Report (Form 10-K) for the year ended December 31, 2005 (including the schedule appearing therein), and Guidant management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2005, included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

OTHER MATTERS

        As of the date of this joint proxy statement/prospectus, the Boston Scientific board of directors knows of no matters that will be presented for consideration at the Boston Scientific special meeting other than as described in this joint proxy statement/prospectus and the Guidant board of directors knows of no matters that will be presented for consideration at the Guidant special meeting other than as described in this joint proxy statement/prospectus.

FUTURE BOSTON SCIENTIFIC STOCKHOLDER PROPOSALS

        The deadline for receipt by Boston Scientific's secretary of notice of stockholder proposals, including stockholder nominations of candidates for director, for inclusion in Boston Scientific's proxy materials for the 2006 Boston Scientific annual meeting will be 80 days before the 2006 Boston Scientific annual meeting unless less than 90 days notice or prior public disclosure of the date of the 2006 Boston Scientific annual meeting is made to Boston Scientific stockholders, in which case the Boston Scientific stockholder notice must be received no later than 10 business days following the date the notice of the 2006 Boston Scientific annual meeting was mailed or public disclosure was given. The notice must provide additional information as described in the Boston Scientific Restated By-laws.

FUTURE GUIDANT SHAREHOLDER PROPOSALS

        The deadline for receipt by Guidant's secretary of shareholder proposals for inclusion in Guidant's proxy materials for the 2006 annual meeting (if it is held) will be a reasonable time before Guidant begins to print and mail its proxy materials.

        Additionally, if a Guidant shareholder wishes to nominate a candidate for director or propose other business for the 2006 annual meeting (if it is held), Guidant's secretary must have received written notice no later than the close of business on the 10th day following the day on which notice of the date of the 2006 annual meeting is mailed or public announcement of the date of the 2006 annual meeting is made, whichever first occurs. The notice must provide additional information as described in the Guidant By-laws.

WHERE YOU CAN FIND MORE INFORMATION

        Boston Scientific and Guidant file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Boston Scientific and Guidant file with the SEC at the SEC's public reference room at the following location:

Public Reference Room
100 F Street, N.E.
Room 1024
Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at "http://www.sec.gov". Reports, proxy statements and other information concerning Boston Scientific and Guidant may also be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

        The SEC allows Boston Scientific and Guidant to "incorporate by reference" information into this joint proxy statement/prospectus, which means that the companies can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this joint proxy statement/prospectus, except for any information superseded by information contained directly in this joint proxy statement/prospectus or in later filed documents incorporated by reference in this joint proxy statement/prospectus.

        This joint proxy statement/prospectus incorporates by reference the documents set forth below that Boston Scientific and Guidant have previously filed with the Securities and Exchange Commission. These documents contain important business and financial information about Boston Scientific and Guidant that is not included in or delivered with this joint proxy statement/prospectus.

Boston Scientific Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Current Reports on Form 8-K	Filed on January 10, 2006; January 13, 2006; January 17, 2006; January 25, 2006; and January 27, 2006
Guidant Filings	Period
Annual Report on Form 10-K	Fiscal year ended December 31, 2005
Current Reports on Form 8-K	Filed on January 9, 2006; January 10, 2006; January 12, 2006; January 13, 2006; January 17, 2006; January 18, 2006; January 23, 2006; January 25, 2006; January 27, 2006; and February 23, 2006

        Boston Scientific and Guidant also incorporate by reference additional documents that may be filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and, in the case of Boston Scientific, the date of the Boston Scientific special meeting, and, in the case of Guidant, the date of the Guidant special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Boston Scientific has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Boston Scientific and Guidant has supplied all information contained or incorporated by reference in this joint proxy statement/prospectus relating to Guidant.

        If you are a stockholder, the companies may have previously sent you some of the documents incorporated by reference, but you can obtain any of them through the companies, the SEC or the SEC's website at www.sec.gov. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this joint proxy statement/prospectus, the exhibit will also be provided without charge. Stockholders may obtain documents incorporated by reference in this joint proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

Boston Scientific Corporation One Boston Scientific Place Natick, Massachusetts 01760-1537 Attention: Investor Relations Telephone Number: (508) 650-8000	Guidant Corporation 111 Monument Circle, 29th Floor Indianapolis, IN 46204-5129 Attention: Secretary Telephone Number: (317) 971-2000

        You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. Boston Scientific and Guidant have not authorized anyone to provide you with information that is different from what is contained in this joint proxy statement/prospectus. You should assume that the information in this joint proxy statement/prospectus supplement is accurate only as of March 1, 2006. You should also assume that the information contained in any document incorporated by reference herein is accurate only as of the date of that document. Neither the mailing of this joint proxy statement/prospectus to stockholders nor the issuance of shares of Boston Scientific common stock to the Guidant shareholders on the terms and conditions set forth in the merger agreement creates any implication to the contrary.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        This joint proxy statement/prospectus contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, business strategies, operating efficiencies or synergies, competitive positions, growth opportunities for existing products, plans and objectives of management, markets for stock of Boston Scientific and Guidant and other matters. Statements in this joint proxy statement/prospectus that are not historical facts are identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. These forward-looking statements, including, without limitation, those relating to the future business prospects, revenues and income, in each case relating to Boston Scientific or Guidant, wherever they occur in this joint proxy statement/prospectus, are necessarily estimates reflecting the best judgment of the senior management of Boston Scientific (with regard to matters relating to Boston Scientific) or Guidant (with regard to matters relating to Guidant) and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this joint proxy statement/prospectus. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include without limitation:

  •
  competitive factors, including technological advances achieved and patents attained by competitors and generic competition as patents on products expire; and

  •
  government laws and regulations affecting domestic and foreign operations, including those relating to trade, monetary and fiscal policies, quality systems, taxes, price controls, regulatory approval of new products and licensing.

        Words such as "estimate," "project," "plan," "intend," "expect," "believe" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are found at various places throughout this joint proxy statement/prospectus and the other documents incorporated by reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus. Neither Boston Scientific nor Guidant undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this joint proxy statement/prospectus or to reflect the occurrence of unanticipated events.

        The foregoing list sets forth some, but not all, of the factors that could impact upon Boston Scientific's and Guidant's ability to achieve results described in any forward-looking statements. A further list and description of these and other factors can be found in the section entitled "Risk Factors" beginning on page 25 of this joint proxy statement/prospectus, in Boston Scientific's Annual Report on Form 10-K for the fiscal year ended December 31, 2005 and in Guidant's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Investors are cautioned not to place undue reliance on forward-looking statements that speak only as of the date made. Investors also should understand that it is not possible to predict or identify all such factors and that this list should not be considered a complete statement of all potential risks and uncertainties. Investors should also realize that if underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results could vary materially from Boston Scientific's or Guidant's projections. Boston Scientific and Guidant undertake no obligation to update any forward-looking statements as a result of future events or developments.

Annex A
EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Dated as of January 25, 2006

Among

BOSTON SCIENTIFIC CORPORATION,

GALAXY MERGER SUB, INC.

And

GUIDANT CORPORATION

i

Annex I	Index of Defined Terms
Exhibit A	Restated Articles of Incorporation of the Surviving Corporation
Exhibit B	Affiliate Letter
Exhibit C	Form of Voting Agreement

ii

        AGREEMENT AND PLAN OF MERGER (this "Agreement") dated as of January 25, 2006, among BOSTON SCIENTIFIC CORPORATION, a Delaware corporation ("Parent"), GALAXY MERGER SUB, INC., an Indiana corporation and a wholly owned Subsidiary of Parent ("Sub"), and GUIDANT CORPORATION, an Indiana corporation (the "Company").

        WHEREAS, the Company and Johnson & Johnson ("J&J") entered into an Agreement and Plan of Merger, dated as of December 15, 2004, amended and restated as of November 14, 2005 and further amended as of January 11, 2006 and January 13, 2006 (the "J&J Agreement");

        WHEREAS, immediately prior to execution of this Agreement, the Company terminated the J&J Agreement in accordance with its terms;

        WHEREAS, the Board of Directors of each of the Company and Sub has adopted, and the Board of Directors of Parent has approved, this Agreement and the merger of Sub with and into the Company (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock"), other than shares of Company Common Stock directly owned by Parent, Sub or the Company, will be converted into the right to receive (a) a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of Parent ("Parent Common Stock") and (b) $42.00 in cash, without interest;

        WHEREAS, certain stockholders of Parent have entered into Voting Agreements with the Company, dated as of the date hereof, providing that, among other things, such stockholders will vote their shares of Parent Common Stock in favor of (i) an amendment to the Second Restated Certificate of Incorporation of Parent, as amended (the "Parent Certificate"), to increase the authorized number of shares of Parent Common Stock from 1,200,000,000 to 2,000,000,000 (the "Amendment") and (ii) the issuance of shares of Parent Common Stock to the shareholders of the Company pursuant to the terms of the Merger (the "Share Issuance"); and

        WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and subject to the conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

The Merger

        SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Business Corporation Law of the State of Indiana (the "IBCL"), Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the IBCL.

        SECTION 1.02. Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable Law) waiver of those conditions), at the offices of Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York 10022, unless another time, date or place is agreed to in writing by Parent and the Company; provided, however, that if all the conditions set forth in Article VI shall no longer be satisfied or (to the extent permitted by applicable Law) waived on such second business day, then the Closing shall take place on the first business day on which all such conditions shall again have been satisfied or (to the extent permitted by applicable Law) waived unless another time is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date".

        SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Indiana articles of merger (the "Articles of Merger") executed and acknowledged by the parties in accordance with the relevant provisions of the IBCL and, as soon as practicable on or after the Closing Date, shall make all other filings or recordings required under the IBCL. The Merger shall become effective upon the filing of the Articles of Merger with the Secretary of State of the State of Indiana, or at such later time as Parent and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

        SECTION 1.04. Effects of the Merger. The Merger shall have the effects set forth in Section 23-1-40-6 of the IBCL.

        SECTION 1.05. Articles of Incorporation and By-laws. (a) The Articles of Incorporation of the Company (the "Company Articles") shall be amended at the Effective Time to be in the form of Exhibit A and, as so amended, such Company Articles shall be the Restated Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        (b)   The By-laws of Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

        SECTION 1.06. Directors. The directors of Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

        SECTION 1.07. Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of theirresignation or removal or until their respective successors are duly elected and qualified, as the case may be.

ARTICLE II

Effect of the Merger on the Capital Stock of the
Constituent Corporations; Exchange of Certificates

        SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or any shares of capital stock of Parent or Sub:

          (a)   Capital Stock of Sub. Each issued and outstanding share of capital stock of Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, without par value, of the Surviving Corporation.

          (b)   Cancelation of Treasury Stock and Parent-Owned Stock. Each share of Company Common Stock that is directly owned by the Company, Parent or Sub immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)   Conversion of Company Common Stock. Subject to Section 2.02(e), each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive (i) that number of validly issued, fully paid and nonassessable shares of Parent Common Stock (the "Stock Portion") equal to the quotient determined by dividing $38.00 by the Parent

  Average Closing Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share (the "Exchange Ratio"), payable upon surrender, in the manner provided in Section 2.02, of the certificate that formerly evidenced such share of Company Common Stock; provided, however, that if such quotient is less than 1.3167, the Exchange Ratio will be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio will be 1.6799, (ii) $42.00 in cash, without interest (the "Cash Portion") and (iii) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing (the "Interest Portion"; the Interest Portion, if any, together with the Stock Portion and Cash Portion, being the "Merger Consideration"). For the purposes of this Section 2.01, the term "Parent Average Closing Stock Price" means the average of the per share closing prices of Parent Common Stock on the NYSE during the 20 consecutive trading days ending on (and including) the date that is three trading days prior to the date of the Closing. At the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case to be issued or paid in consideration therefor upon surrender of such Certificate in accordance with Section 2.02(b), without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time, (A) the outstanding shares of Parent Common Stock shall have been changed into a different number of shares or a different class, by reason of the occurrence or record date of any stock dividend, subdivision, reclassification, recapitalization, split, combination, exchange of shares or similar transaction, (B) Parent declares or pays cash dividends in any fiscal quarter in excess of 200% of the amount of regularly quarterly dividends paid by the Parent immediately prior to the date hereof or (C) Parent engages in any spin-off or split-off, then in any such case the Exchange Ratio shall be appropriately adjusted to reflect such action. The right of any holder of a Certificate to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) shall be subject to and reduced by the amount of any withholding that is required under applicable tax Law.

        SECTION 2.02. Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, Parent shall appoint EquiServe Trust Company or another bank or trust company that is reasonably satisfactory to the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. At the Effective Time, Parent shall deposit, or cause the Surviving Corporation to deposit, with the Exchange Agent, for the benefit of the holders of Certificates, certificates representing shares of Parent Common Stock and cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 2.01(c). In addition, Parent shall deposit with the Exchange Agent, as necessary from time to time after the Effective Time, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). All shares of Parent Common Stock, cash, dividends and distributions deposited with the Exchange Agent pursuant to this Section 2.02(a) shall hereinafter be referred to as the "Exchange Fund".

        (b)   Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and which shall be in customary form and contain customary provisions) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). Each holder of record of one or more Certificates shall, upon surrender to the Exchange Agent of such Certificate or Certificates, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, be entitled to receive in exchange therefor (i) the amount of cash to which such holder is entitled pursuant to Section 2.01(c), (ii) a certificate or certificates representing that number of whole shares of Parent Common Stock (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 2.01(c) (which shall be in uncertificated book entry form unless a physical certificate is requested), (iii) any dividends or distributions payable pursuant to Section 2.02(c) and (iv) cash in lieu of any fractional shares payable pursuant to Section 2.02(e), and the Certificates so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock which is not registered in the transfer records of the Company, payment of the Merger Consideration in accordance with this Section 2.02(b) may be made to a person other than the person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of Parent that such taxes have been paid or are not applicable. Until surrendered as contemplated by this Section 2.02(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e). No interest shall be paid or will accrue on any payment to holders of Certificates pursuant to the provisions of this Article II.

        (c)   Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock that the holder thereof has the right to receive upon the surrender thereof, and no cash payment in lieu of fractional shares of Parent Common Stock shall be paid to any such holder pursuant to Section 2.02(e), in each case until the holder of such Certificate shall have surrendered such Certificate in accordance with this Article II. Following the surrender of any Certificate, there shall be paid to the record holder of the certificate representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock and the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.02(e) and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock.

        (d)   No Further Ownership Rights in Company Common Stock. The Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) paid upon the surrender of Certificates in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates. At the close of business on the day on which the Effective Time occurs, the share transfer books of the Company shall be closed, and there shall be no further registration of transfers on the share transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving

Corporation for transfer, it shall be canceled against delivery of the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) to the holder thereof as provided in this Article II.

        (e)   No Fractional Shares. (i) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividends or other distributions of Parent shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent.

        (ii)   In lieu of such fractional share interests, Parent shall pay to each holder of a Certificate an amount in cash equal to the product obtained by multiplying (A) the fractional share interest to which such holder (after taking into account all shares of Company Common Stock formerly represented by all Certificates surrendered by such holder) would otherwise be entitled by (B) the per share closing price of Parent Common Stock on the Closing Date (the "Closing Price"), as such price is reported on the New York Stock Exchange, Inc.(the "NYSE") Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing).

        (f)    Termination of the Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, payment of their claim for the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e) in accordance with this Article II.

        (g)   No Liability. None of Parent, Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any person in respect of any shares of Parent Common Stock, cash, dividends or other distributions from the Exchange Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate shall not have been surrendered prior to four years after the Effective Time (or immediately prior to such earlier date on which any Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration (and any dividends or other distributions payable with respect thereto pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable with respect thereto pursuant to Section 2.02(e)) shall, to the extent permitted by applicable Law, become the property of Parent, free and clear of all claims or interest of any person previously entitled thereto.

        (h)   Investment of Exchange Fund. The Exchange Agent shall invest the cash included in the Exchange Fund as directed by Parent. Any interest and other income resulting from such investments shall be paid to and be income of Parent. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

        (i)    Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, any dividends or other distributions payable pursuant to Section 2.02(c) and cash in lieu of any fractional shares payable pursuant to Section 2.02(e), in each case pursuant to this Article II.

        (j)    Withholding Rights. Parent, the Surviving Corporation or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Certificates such amounts as Parent, the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Certificates in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent.

ARTICLE III

Representations and Warranties

        SECTION 3.01. Representations and Warranties of the Company. Except as disclosed in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement ("Filed Company SEC Documents"), and except as set forth in the disclosure schedule delivered by the Company to Parent prior to the execution of this Agreement (the "Company Disclosure Schedule") (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Company Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), the Company represents and warrants to Parent and Sub as follows:

        (a)   Organization, Standing and Corporate Power. Each of the Company and its Subsidiaries has been duly organized, and is validly existing and in good standing (with respect to jurisdictions that recognize that concept) under the Laws of the jurisdiction of its incorporation or formation, as the case may be, and has all requisite power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as currently conducted, except where the failure to have such governmental licenses, permits, authorizations or approvals individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent, prior to the date of this Agreement, complete and accurate copies of the Company Articles and the Company's By-laws (the "Company By-laws"), and the comparable organizational documents of each Significant Subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act), in each case as amended to the date hereof.

        (b)   Subsidiaries. Section 3.01(b) of the Company Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of the Company (including its state of incorporation or formation) and (ii) each other Subsidiary of the Company. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of the Company, is directly or indirectly owned by the Company. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all pledges, liens, charges, encumbrances or security interests of any kind or nature whatsoever (other than liens, charges and encumbrances for current taxes not yet due and payable) (collectively, "Liens"), and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

Except with respect to securities of non-Affiliates that, to the Knowledge of the Company, do not constitute a 20% or greater interest in such non-Affiliates (or a 5% or greater interest in such non-Affiliates if the Company's investment therein is greater than $20,000,000), and except for the capital stock of, or voting securities or equity interests in, its Subsidiaries, the Company does not own, directly or indirectly, as of the date hereof, any capital stock of, or other voting securities or equity interests in, any corporation, partnership, joint venture, association or other entity.

        (c)   Capital Structure. The authorized capital stock of the Company consists of 1,000,000,000 shares of Company Common Stock and 50,000,000 shares of preferred stock, without par value ("Company Preferred Stock"). 1,000,000 shares of Company Preferred Stock have been designated as Series A Participating Preferred Stock, without par value (the "Company Series A Preferred Stock"). At the close of business on December 31, 2005, (i) 335,456,814 shares of Company Common Stock were issued and outstanding (which number includes (A) 1,620,416 shares of Company Common Stock held by the Company in its treasury, (B) 1,276,225 shares of Company Common Stock held by the trust established under The Guidant Employee Savings and Stock Ownership Plan and (C) 1,024,479 shares of Company Common Stock subject to vesting and restrictions on transfer ("Company Restricted Stock")), (ii) 27,018,113 shares of Company Common Stock were reserved and available for issuance pursuant to the Company's 1994 Stock Plan, as amended, 1996 Nonemployee Director Stock Plan, as amended, 1998 Stock Plan, as amended, and 2001 Employee Stock Purchase Plan (the "ESPP") (such plans, collectively, the "Company Stock Plans"), of which 23,845,935 shares of Company Common Stock were subject to outstanding Company Stock Options or agreements to issue Company Stock Options, and (iii) no shares of Company Preferred Stock (including Company Series A Preferred Stock) were issued or outstanding or were held by the Company as treasury shares. Except as set forth above in this Section 3.01(c), at the close of business on December 31, 2005, no shares of capital stock or other voting securities or equity interests of the Company were issued, reserved for issuance or outstanding. At the close of business on December 31, 2005, there were no outstanding stock appreciation rights, "phantom" stock rights, restricted stock units, performance units, rights to receive shares of Company Common Stock on a deferred basis or other rights (other than Company Stock Options) that are linked to the value of Company Common Stock (collectively, "Company Stock-Based Awards"). All outstanding options to purchase shares of Company Common Stock exclusive of rights under the ESPP (collectively, "Company Stock Options") and shares of Company Restricted Stock are evidenced by stock option agreements, restricted stock purchase agreements or other award agreements. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Options or Company Stock-Based Awards will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote. Except as set forth above in this Section 3.01(c) and for issuances of shares of Company Common Stock pursuant to the Company Stock Options set forth above in this Section 3.01(c) and subject to Section 4.01(a), (x) there are not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities or equity interests of the Company, (B) any securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities or equity interests of the Company, (C) any warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company or (D) any Company Stock-Based Awards and (y) there are not any outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities. Neither the Company nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any such securities. Except as set forth above in this Section 3.01(c) and subject to Section 4.01(a), there are no outstanding (1) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock or voting securities or equity interests of any Subsidiary of the Company, (2) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, and no obligation of the Company or any of its Subsidiaries to issue, any capital stock, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or voting securities of any Subsidiary of the Company or (3) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such outstanding securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

        (d)   Authority; Noncontravention. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of the Company Shareholder Approval). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by each of the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Board of Directors of the Company, at a meeting duly called and held, duly and unanimously adopted by all directors present, resolutions (i) adopting this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) declaring that it is in the best interests of the Company and the shareholders of the Company that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated by this Agreement on the terms and subject to the conditions set forth in this Agreement, (iii) directing that the Company use its reasonable best efforts to submit the approval of this Agreement to a vote at a meeting of the shareholders of the Company as promptly as practicable, and (iv) recommending that the shareholders of the Company approve this Agreement, which resolutions, as of the date of this Agreement, have not been subsequently rescinded, modified or withdrawn in any way. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, (x) the Company Articles or the Company By-laws or the comparable organizational documents of any of its Subsidiaries, (y) any loan or credit agreement, bond, debenture, note, mortgage, indenture, lease, supply agreement, license agreement, development agreement or other contract, agreement, obligation, commitment or instrument that is intended by the Company, Parent or any of their respective Subsidiaries, as applicable, to be legally binding, (each, including all amendments thereto, a "Contract"), to which the Company or any of its Subsidiaries is a party or any of their respective properties or other assets is subject or (z) subject to the obtaining of the Company Shareholder Approval and the governmental filings and other matters referred to in the following sentence, any (A) statute, law, ordinance, rule or regulation (each, a "Law") applicable to the Company or any of its Subsidiaries or their respective properties or other assets or (B) order, writ, injunction, decree, judgment or stipulation (each, an "Order") applicable to the Company or any of its Subsidiaries or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancelation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Federal, state, local or foreign government, any court, administrative, regulatory or other governmental agency, commission or authority or any organized securities exchange (each, a "Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act") and the termination of the waiting period required thereunder, (B) all required notifications and filings by the Company under Article 4 of Council Regulation 139/2004 of the European Community, as amended (the "EC Merger Regulation"), and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the Securities and Exchange Commission (the "SEC") of (X) the Proxy Statement and (Y) such reports under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the "Exchange Act"), as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana and appropriate documents with the relevant authorities of other states in which the Company or any of its Subsidiaries is qualified to do business, (4) any filings with and approvals of the NYSE and (5) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Material Adverse Effect, (y) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

        (e)   Company SEC Documents. (i) The Company has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by the Company since January 1, 2003 (such documents, together with any documents filed during such period by the Company to the SEC on a voluntary basis on Current Reports on Form 8-K, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act of 1933, as amended (including the rules and regulations promulgated thereunder, the "Securities Act"), the Exchange Act and the Sarbanes-Oxley Act of 2002 (including the rules and regulations promulgated thereunder, "SOX") applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Company SEC Document has been revised, amended, supplemented or superseded by a later-filed Company SEC Document, none of the Company SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Company SEC Documents. Each of the financial statements (including the related notes) of the Company included in the Company SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with generally accepted accounting principles in the United States ("GAAP") (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect. None of the Subsidiaries of the Company are, or have at any time since January 1, 2003 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

        (ii)   Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Company SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "principal executive officer" and "principal financial officer" shall have the meanings given to such terms in SOX. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

        (iii)  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations; (B) access to assets is permitted only in accordance with management's general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (iv)  The Company's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of the Company required under the Exchange Act with respect to such reports.

        (f)    Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of each of the Shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

        (g)   Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(a)(i) through (xiv), since the date of the most recent financial statements included in the Filed Company SEC Documents, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Material Adverse Change, and from such date until the date hereof there has not been (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of the Company or any of its Subsidiaries, other than (x) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter or (y) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (ii) any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any shares of capital stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, other than in connection with net share withholding in connection with the vesting of Company Restricted Stock, (iii) any split, combination or reclassification of any capital stock of the Company or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) (A) any granting by the Company or any of its Subsidiaries to any current or former (1) director of the Company or any of its Subsidiaries or (2) employee of the Company or any of its Subsidiaries who is treated as a Tier I Employee (a "Tier I Employee") or Tier II Employee (a "Tier II Employee") for purposes of the Company's Change in Control Severance Pay Plan for Select Employees (all individuals described in the foregoing clauses (1) and (2) of this clause (A), collectively, the "Key Personnel") of any increase in compensation, bonus or fringe or other benefits, except for normal increases in cash compensation (including cash bonuses) in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (B) any granting by the Company or any of its Subsidiaries to any Key Personnel of (1) any increase in severance or termination pay or (2) any right to receive any severance or termination pay except for severance or termination pay received in the ordinary course of business consistent with past practice or as was required under any Company Benefit Agreement or Company Benefit Plan, (C) any entry by the Company or any of its Subsidiaries into, or any amendments of, (1) any employment, deferred compensation, consulting, severance, change of control, termination or indemnification Contract with any Key Personnel or (2) any Contract with any Key Personnel the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of a nature contemplated by this Agreement (all such Contracts under this clause (C), collectively, "Company Benefit Agreements"), (D) the removal or modification of any restrictions in any Company Benefit Agreement or Company Benefit Plan or awards made thereunder, except as required to comply with applicable Law or any Company Benefit Agreement or Company Benefit Plan in effect as of the date hereof or (E) the adoption, amendment or termination of any Company Benefit Plan, other than, in the cases of clauses (A), (B), (C) and (D), such increases, amendments, new agreements, removals, modifications or terminations with respect to Tier II Employees that (1) do not provide for any increase in compensation or benefits for any individual Tier II Employee that is material in relation to such Tier II Employee's compensation or benefits prior to such increase and (2) in the aggregate do not result in any material increase in compensation, benefits or other similar expenses of the Company and its Subsidiaries, (v) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vii) any material tax election or any settlement or compromise of any material income tax liability.

        (h)   Litigation. Except with respect to taxes, which are the subject of Section 3.01(n), there is no suit, action or proceeding pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect, nor is there any demand, letter or Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of the Company, investigation by any Governmental Entity involving, the Company or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect.

        (i)    Contracts. (1) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to, and none of their respective properties or other assets is subject to, any Contract that is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (a "Material Contract"). None of the Company, any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has entered into any Contract that is currently in effect that is required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC.

        (2)   Section 3.01(i)(2) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of (A) each material Contract restricting or purporting to restrict any of the Company's Affiliates' ability to compete (other than each such Contract that only restricts the Company's Subsidiaries' ability to compete) in any line of business, geographic area or customer segment, (B) each material Contract restricting the Company's or any of its Subsidiaries' ability to compete in any line of business, geographic area or customer segment and (C) each material Contract relating to distribution, sale, supply, licensing, co-promotion or manufacturing of any products or services of the Company or any of its Subsidiaries or any products licensed by the Company or any of its Subsidiaries.

        (j)    Compliance with Laws; Environmental Matters. (i) Except with respect to Environmental Laws, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), taxes and regulatory compliance, which are the subjects of Sections 3.01(j)(ii), 3.01(l), 3.01(n) and 3.01(u), respectively, each of the Company and its Subsidiaries is in compliance with all Laws and Orders (collectively, "Legal Provisions") applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has in effect all approvals, authorizations, certificates, filings, franchises, licenses, notices and permits of or with all Governmental Entities (collectively, "Permits"), including all Permits under the Federal Food, Drug and Cosmetic Act of 1938, as amended (including the rules and regulations promulgated thereunder, the "FDCA"), necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2000, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

        (ii)   Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect: (A) during the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (B) prior to and after, as applicable, the period of ownership or operation by the Company or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of the Company, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject the Company or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by the Company or any of its Subsidiaries for remediation to meet applicable standards thereunder; (C) neither the Company nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (D) to the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting the Company or any of its Subsidiaries relating to or arising under Environmental Laws. The term "Environmental Laws" means all applicable Federal, state, local and foreign Laws (including the common law), Orders, notices, Permits or binding Contracts issued, promulgated or entered into by any Governmental Entity, relating in any way to the environment, preservation or reclamation of natural resources or the presence, management, Release of, or exposure to, Hazardous Materials, or to human health and safety. The term "Hazardous Materials" means (1) petroleum products and by-products, asbestos and asbestos-containing materials, urea formaldehyde foam insulation, medical or infectious wastes, polychlorinated biphenyls, radon gas, radioactive substances, chlorofluorocarbons and all other ozone-depleting substances and (2) any other chemical, material, substance, waste, pollutant or contaminant that is prohibited, limited or regulated by or pursuant to any Environmental Law. The term "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

        (k)   Labor Relations. From the date of the most recent financial statements included in the Filed Company SEC Documents through the date hereof, there has not been any adoption, material amendment or termination by the Company or any of its Subsidiaries of any collective bargaining or other labor union Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. There are no collective bargaining or other labor union Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound. As of the date of this Agreement, none of the employees of the Company or any of its Subsidiaries are represented by any union with respect to their employment by the Company or such Subsidiary. Since January 1, 2003, neither the Company nor any of its Subsidiaries has experienced any material labor disputes, union organization attempts or work stoppages, slowdowns or lockouts due to labor disagreements.

        (l)    ERISA Compliance. (i) Section 3.01(l)(i) of the Company Disclosure Schedule contains a complete and accurate list, as of the date hereof, of each employment, bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock appreciation, restricted stock, stock option, "phantom" stock, performance, retirement, thrift, savings, stock bonus, paid time off, perquisite, fringe benefit, vacation, severance, disability, death benefit, hospitalization, medical, welfare benefit or other plan, program, policy or Contract maintained, contributed to or required to be maintained or contributed to by the Company or any of its Subsidiaries or any other person or entity that, together with the Company, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code (each, a "Commonly Controlled Entity") (exclusive of any such plan, program, policy or Contract mandated by and maintained solely pursuant to applicable law), in each case providing benefits to any current or former director, officer or employee of the Company or any of its Subsidiaries (collectively, but exclusive of individual option and restricted award agreements issued under the Company Stock Plans, the "Company Benefit Plans") and each Company Benefit Agreement (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance). Each Company Benefit Plan that is an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) is sometimes referred to herein as a "Company Pension Plan" and each Company Benefit Plan that is an "employee welfare benefit plan" (as defined in Section 3(1) of ERISA) is sometimes referred to herein as a "Company Welfare Plan".

        (ii)   The Company has provided to Parent complete and accurate copies of (A) each Company Benefit Plan or, at the Company's option, in the case of Company Benefit Plans maintained primarily for the benefit of individuals regularly employed outside the United States, a summary thereof (or, in either case, with respect to any unwritten Company Benefit Plans, descriptions thereof) and Company Benefit Agreements (exclusive of local offer letters mandated under applicable non-U.S. law that do not impose any severance obligations other than any mandatory statutory severance), (B) the two most recent annual reports on Form 5500 required to be filed with the Internal Revenue Service (the "IRS") with respect to each Company Benefit Plan (if any such report was required), (C) the most recent summary plan description for each Company Benefit Plan for which such summary plan description is required and (D) each trust Contract and insurance or group annuity Contract relating to any Company Benefit Plan.

        (iii)  Each Company Benefit Plan has been administered in all material respects in accordance with its terms. The Company, its Subsidiaries and all the Company Benefit Plans are all in compliance in all material respects with the applicable provisions of ERISA, the Code and all other applicable Laws, including Laws of foreign jurisdictions, and the terms of all collective bargaining Contracts.

        (iv)  All Company Pension Plans intended to be tax-qualified have received favorable determination letters from the IRS with respect to "TRA" (as defined in Section 1 of IRS Rev. Proc. 93-39), and have timely filed with the IRS determination letter applications (or have received such a determination letter) with respect to "GUST" (as defined in Section 1 of IRS Notice 2001-42), to the effect that such Company Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, no such determination letter has been revoked (nor, to the Knowledge of the Company, has revocation been threatened) and to the Knowledge of the Company, no event has occurred since the date of the most recent determination letter or application therefor relating to any such Company Pension Plan that would reasonably be expected to adversely affect the qualification of such Company Pension Plan or materially increase the costs relating thereto or require security under Section 307 of ERISA. The Company has provided to Parent a complete and accurate copy of the most recent determination letter received prior to the date hereof with respect to each Company Pension Plan, as well as a complete and accurate copy of each pending application for a determination letter, if any. The Company has also provided to Parent a complete and accurate list of all amendments to any Company Pension Plan as to which a favorable determination letter has not yet been received.

        (v)   Neither the Company nor any Commonly Controlled Entity has, during the six-year period ending on the date hereof, maintained, contributed to or been required to contribute to any Company Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code, or any "multiemployer plan" as defined in Section 3(37) or 4001(a)(3) of ERISA. Except as has not had and would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any Commonly Controlled Entity has any unsatisfied liability under Title IV of ERISA. To the Knowledge of the Company, no condition exists that presents a material risk to the Company or any Commonly Controlled Entity of incurring a material liability under Title IV of ERISA. The Pension Benefit Guaranty Corporation has not instituted proceedings under Section 4042 of ERISA to terminate any

Company Benefit Plan and, to the Knowledge of the Company, no condition exists that presents a material risk that such proceedings will be instituted.

        (vi)  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all reports, returns and similar documents with respect to all Company Benefit Plans required to be filed with any Governmental Entity or distributed to any Company Benefit Plan participant have been duly and timely filed or distributed, (B) none of the Company or any of its Subsidiaries has received notice of, and to the Knowledge of the Company, there are no investigations by any Governmental Entity with respect to, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Company Benefit Plans), suits or proceedings against or involving any Company Benefit Plan or asserting any rights or claims to benefits under any Company Benefit Plan that could reasonably be expected to give rise to any material liability and (C) to the Knowledge of the Company, there are not any facts that could give rise to any liability in the event of any such investigation, claim, suit or proceeding.

        (vii) Except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) all contributions, premiums and benefit payments under or in connection with the Company Benefit Plans that are required to have been made as of the date hereof in accordance with the terms of the Company Benefit Plans have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference into the Filed Company SEC Documents and (B) no Company Pension Plan has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived.

        (viii)   With respect to each Company Benefit Plan, except as has not had and would not reasonably be expected to have a Material Adverse Effect, (A) there has not occurred any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) in which the Company or any of its Subsidiaries or any of their respective employees, or, to the Knowledge of the Company, any trustee, administrator or other fiduciary of such Company Benefit Plan, or any agent of the foregoing, has engaged that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees, or any such trustee, administrator or other fiduciary, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA and (B) neither the Company, any of its Subsidiaries or any of their respective employees nor, to the Knowledge of the Company, any trustee, administrator or other fiduciary of any Company Benefit Plan nor any agent of any of the foregoing, has engaged in any transaction or acted in a manner, or failed to act in a manner, that could reasonably be expected to subject the Company or any of its Subsidiaries or any of their respective employees or, to the Knowledge of the Company, any such trustee, administrator or other fiduciary, to any liability for breach of fiduciary duty under ERISA or any other applicable Law.

        (ix)  Each Company Welfare Plan may be amended or terminated (including with respect to benefits provided to retirees and other former employees) without material liability to the Company or any of its Subsidiaries at any time after the Effective Time. Each of the Company and its Subsidiaries complies in all material respects with the applicable requirements of Section 4980B(f) of the Code, Sections 601-609 of ERISA or any similar state or local Law with respect to each Company Benefit Plan that is a group health plan, as such term is defined in Section 5000(b)(1) of the Code or such state Law. Neither the Company nor any of its Subsidiaries has any material obligations for health or life insurance benefits following termination of employment under any Company Benefit Plan (other than for continuation coverage required under Section 4980(B)(f) of the Code).

        (x)   None of the execution and delivery of this Agreement, the obtaining of the Company Shareholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including as a result of any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or Company Benefit Agreement or (C) result in any breach or violation of, or a default under, any Company Benefit Plan or Company Benefit Agreement.

        (xi)  Neither the Company nor any of its Subsidiaries has any material liability or obligations, including under or on account of a Company Benefit Plan, arising out of the hiring of persons to provide services to the Company or any of its Subsidiaries and treating such persons as consultants or independent contractors and not as employees of the Company or any of its Subsidiaries. No current or former independent contractor that provides or provided personal services to the Company or its Subsidiaries (other than a current or former director) is entitled to any material fringe or other benefits (other than cash consulting fees) pursuant to any plan, program, policy or Contract to which the Company or any of its Subsidiaries is a party or which is maintained, sponsored or contributed to by the Company or any of its Subsidiaries.

        (xii) No material deduction by the Company or any of its Subsidiaries in respect of any "applicable employee remuneration" (within the meaning of Section 162(m) of the Code) has been disallowed or is subject to disallowance by reason of Section 162(m) of the Code. For each of the Key Personnel, the Company has previously provided to Parent (A) accurate Form W-2 information for the 1999, 2000, 2001, 2002 and 2003 calendar years, (B) annual base salary as of the date hereof, actual bonus earned for the 2003 calendar year and target annual bonus for the 2004 calendar year and (C) a list, as of the date hereof, of all outstanding Company Stock Options, Company Restricted Stock and Company Stock-Based Awards granted under the Company Stock Plans or otherwise (other than rights under the ESPP), together with (as applicable) the number of shares of Company Common Stock subject thereto, and the grant dates, expiration dates, exercise or base prices and vesting schedules thereof, (D) estimated current annual cost of welfare benefits and (E) estimated cost of the pension benefit enhancement under Section 8 of the Company's Change in Control Severance Plan for Select Employees.

        (m)  No Parachute Gross Up. Except as provided in accordance with the Company's Change in Control Severance Pay Plan for Select Employees, no current or former employee or director of the Company or any of its Subsidiaries is entitled to receive any additional payment from the Company or any of its Subsidiaries or the Surviving Corporation by reason of the excise tax required by Section 4999(a) of the Code being imposed on such person by reason of the transactions contemplated by this Agreement.

        (n)   Taxes. Except as has not had and would not reasonably be expected to have a Material Adverse Effect:

        (i)    All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, the Company or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true and complete in all material respects.

        (ii)   The Company and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and the Company's most recent financial statements included in the Filed Company SEC Documents reflect an adequate accrual for all taxes payable by Company and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

        (iii)  There are no Liens or encumbrances for taxes on any of the assets of the Company or any of its Subsidiaries other than for taxes not yet due and payable.

        (iv)  The Company and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

        (v)   No written notification has been received by the Company or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of the Company or its Subsidiaries.

        (vi)  There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of the Company, foreign taxes with respect to the Company or any of its Subsidiaries nor has any request been made for any such extension.

        (vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which the Company or any of its Subsidiaries currently does not file tax returns, alleging that the Company or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

        (viii)   Neither the Company nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and, to the Knowledge of the Company, foreign tax return other than consolidated tax returns for the consolidated group of which the Company is the common parent.

        (ix)  Neither the Company nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

        (x)   Neither the Company nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

        (xi)  Neither the Company nor any of its Subsidiaries will be required to include in a taxable period ending after the Effective Time taxable income attributable to income that accrued in a prior taxable period (or portion of a taxable period) but was not recognized for tax purposes in any prior taxable period as a result of (A) an open transaction disposition made on or before the Effective Time, (B) a prepaid amount received on or prior to the Effective Time, (C) the installment method of accounting, (D) the long-term contract method of accounting, (E) the cash method of accounting or Section 481 of the Code or (F) any comparable provisions of state or local tax Law, domestic or foreign, or for any other reason, other than any amounts that are specifically reflected in a reserve for taxes on the most recent financial statements of the Company included in the Filed Company SEC Documents.

        (xii) Neither the Company nor any of its Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(2).

        (xiii)   As used in this Agreement (A)"tax" means (i) any tax, duty, governmental fee or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any person and liabilities with respect to unclaimed funds), together with any related interest, penalty, addition to tax or additional amount, and any liability for any of the foregoing as transferee, (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability of the Company or any of its Subsidiaries is determined or taken into account with reference to the activities of any other person, (iii) in the case of the Company or any of its Subsidiaries, liability of the Company or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing Contract or with respect to the payment of any amount imposed on any person of the type described in (i) or (ii) as a result of any existing Contract (including an indemnification Contract), (iv) in the case of Parent or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group, or a party to any Contract as a result of which liability of Parent or any of its Subsidiaries is determined or taken into account with reference to the activities of any other person and (v) in the case of Parent or any of its Subsidiaries, liability of Parent or any of its Subsidiaries for the payment of any amount as a result of being party to any tax sharing Contract or with respect to the payment of any amount imposed on any person of the type described in (i) or (iv) as a result of any existing Contract (including an indemnification Contract); (B)"taxing authority" means any Federal, state, local or foreign government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising tax regulatory authority; and (C)"tax return" means any report, return, document, declaration or other information or filing required to be filed with respect to taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

        (o)   Title to Properties. Each of the Company and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business and except for defects in title, easements, restrictive covenants and similar encumbrances that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which the Company is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

        (p)   Intellectual Property. (i) Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted. Such intellectual property rights required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that are owned or licensed by the Company or any of its Subsidiaries and are material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as "Intellectual Property Rights". All Intellectual Property Rights are either (x) owned by the Company or a Subsidiary of the Company free and clear of all Liens or (y) licensed to the Company or a Subsidiary of the Company free and clear (to the Knowledge of the Company) of all Liens, except where the failure to so own or license such Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. There are no claims pending or, to the Knowledge of the Company, threatened with regard to the ownership or, to the Knowledge of the Company, licensing by the Company or any of its Subsidiaries of any Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Each of the Company and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect. The execution and delivery of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Intellectual Property Right, in each case that individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. Section 3.01(p)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all Contracts under which the Company or any of its Subsidiaries is obligated to make payments to third parties for use of any Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by the Company or any of its Subsidiaries and for which such payments are in excess of $2,000,000 per year for any single product. The aggregate amount of all such payments that the Company and its Subsidiaries are obligated to make under any Contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year.

        (ii)   There are no pending or, to the Knowledge of the Company, threatened claims that the Company or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by the Company or any of its Subsidiaries of any products or to the operations of the Company and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect. To the Knowledge of the Company, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent the Company or any of its Subsidiaries from freely using its Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Material Adverse Effect.

        (iii)  All patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. None of the patents required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule that are owned by the Company or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity, other than such expirations or declarations of invalidity which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.01(p)(i) of the Company Disclosure Schedule and owned by the Company or any of its Subsidiaries (or, to the Company's Knowledge, challenging any such patents or patent applications licensed to the Company or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

        (iv)  Except as has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

        (q)   Voting Requirements. The affirmative vote of holders of a majority of the outstanding shares of Company Common Stock at the Company Shareholders' Meeting or any adjournment or postponement thereof to approve this Agreement (the "Company Shareholder Approval") is the only vote of the holders of any class or series of capital stock of the Company necessary to approve this Agreement and the transactions contemplated by this Agreement.

        (r)   State Takeover Laws; Company Articles Provisions. The Board of Directors of the Company has unanimously adopted, by all directors present, this Agreement, the terms of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement, and such adoption represents all the actions necessary to render inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, the restrictions (i) on "business combinations" (as defined in Section 23-1-43-5 of the IBCL) set forth in Section 23-1-43-18 of the IBCL and (ii) on the actions or transactions set forth in Paragraph 6 of the Company Articles ("Paragraph 6"), in each case to the extent, if any, such restrictions would otherwise be applicable to this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of Paragraph 6, the approval of the Board of Directors of the Company referred to in the immediately preceding sentence constitutes the approval of the Merger and the other transactions contemplated by this Agreement by the "Continuing Directors" (as defined in Paragraph 6) pursuant to clause (c) of Paragraph 6. No other similar provision of the Company Articles or the Company By-laws or, to the Knowledge of the Company, other state takeover Law or similar Law applies or purports to apply to this Agreement, the Merger or the other transactions contemplated by this Agreement.

        (s)   Brokers and Other Advisors. No broker, investment banker, financial advisor or other person (other than J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated), the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. The Company has delivered to Parent complete and accurate copies of all Contracts under which any such fees or expenses are payable and all indemnification and other Contracts related to the engagement of the persons to whom such fees are payable.

        (t)    Opinion of Financial Advisors. The Company has received the opinions of each of J.P. Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, in each case dated as of the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock, a signed copy of which opinion has been, or will promptly be, delivered to Parent.

        (u)   Regulatory Compliance. (i) As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by the Company or any of its Subsidiaries (a "Medical Device"), each such Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association's guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from the Federal Food and Drug Administration (the

"FDA") or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of the Company or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Medical Device of any Legal Provision, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

        (ii)   No Medical Device is under consideration by senior management of the Company or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, the Company or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002. No proceedings in the United States or outside of the United States of which the Company has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Medical Device are pending against the Company or any of its Subsidiaries or any licensee of any Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect.

        (iii)  As to each Medical Device of the Company or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, the Company and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect. In addition, the Company and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions, except for any such failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

        (iv)  No article of any Medical Device manufactured and/or distributed by the Company or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect.

        (v)   Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy.

Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any officer, employee or agent of the Company or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act of 1935, as amended (the "Social Security Act") or any similar Legal Provision.

        (vi)  Since January 1, 2002, neither the Company nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Material Adverse Effect.

        (vii) To the Knowledge of the Company, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting the Company or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Material Adverse Effect.

        (v)   Rights Agreement. The Company has taken all actions necessary to cause the Rights Agreement dated as of December 15, 2004, between the Company and EquiServe Trust Company, as rights agent (the "Rights Agreement"), to (i) render the Rights Agreement inapplicable to this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) ensure that (x) none of Parent, Sub or any other Subsidiary of Parent is an Acquiring Person (as defined in the Rights Agreement) pursuant to the Rights Agreement, (y) a Distribution Date or a Stock Acquisition Date (as such terms are defined in the Rights Agreement) does not occur and (z) the rights (the "Company Rights") to purchase Company Series A Preferred Stock issued under the Rights Agreement do not become exercisable, in the case of clauses (x), (y) and (z), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement and (iii) provide that the Expiration Date (as defined in the Rights Agreement) shall occur immediately prior to the Effective Time.

        (w)  Termination of J&J Agreement. Immediately prior to execution of this Agreement, the Company validly terminated the J&J Agreement in accordance with Section 7.01(f) of the J&J Agreement.

        SECTION 3.02. Representations and Warranties of Parent and Sub. Except as disclosed in the Parent SEC Documents filed by Parent and publicly available prior to the date of this Agreement ("Filed Parent SEC Documents"), and except as set forth in the disclosure schedule delivered by Parent to the Company prior to the execution of this Agreement (the "Parent Disclosure Schedule") (with specific reference to the particular Section or subsection of this Agreement to which the information set forth in such disclosure schedule relates; provided, however, that any information set forth in one section of the Parent Disclosure Schedule shall be deemed to apply to each other Section or subsection thereof to which its relevance is readily apparent on its face), Parent and Sub represent and warrant to the Company as follows:

        (a)   Organization, Standing and Corporate Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority and possesses all governmental licenses, permits, authorizations and approvals necessary to enable it to use its corporate or other name and to own, lease or otherwise hold and operate its properties and other assets and to carry on its business as now being conducted, except where the failure to have such governmental licenses, permits, authorizations and approvals individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize that concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and accurate copies of the Parent Certificate and the Restated By-laws of Parent (the "Parent By-laws"), the Articles of Incorporation of Sub (the "Sub Articles") and the By-laws of Sub, in each case as amended to the date hereof.

        (b)   Authority; Noncontravention. Each of Parent and Sub has all requisite corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Parent Stockholder Approval, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub and no other corporate proceedings on the part of Parent or Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement (other than the obtaining of Parent Stockholder Approval and the filing of the Articles of Merger with the Secretary of State of the State of Indiana). This Agreement has been duly executed and delivered by each of Parent and Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Sub, as applicable, enforceable against Parent and Sub, as applicable, in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding at equity or at law). The execution and delivery of this Agreement by Parent and Sub do not, and the consummation by Parent and Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of Parent or Sub under (x) the Parent Certificate or By-laws, the Sub Articles or the By-laws of Sub, (y) any Contract to which Parent or Sub is a party or any of their respective properties or other assets is subject or (z) subject to obtaining the Parent Stockholder Approval, the governmental filings and other matters referred to in the following sentence, any Legal Provision applicable to Parent or Sub or their respective properties or other assets, other than, in the case of clauses (y) and (z), any such conflicts, violations, breaches, defaults, rights of termination, cancelation or acceleration, losses or Liens that individually or in the aggregate have not had and would not reasonably be expected to (1) have a Parent Material Adverse Effect, (2) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (3) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement. No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the Merger or the other transactions contemplated by this Agreement, except for (1) (A) the filing of a premerger notification and report form by Parent under the HSR Act and the termination of the waiting period required thereunder, (B) all required notifications and filings by Parent under Article 4 of the EC Merger Regulation and the receipt of a decision under Article 6(1)(b), 8(1) or 8(2) thereunder declaring the Merger compatible with the EC Common Market and (C) the receipt, termination or expiration, as applicable, of approvals or waiting periods required under any other applicable competition, merger control, antitrust or similar Law, (2) the filing with the SEC of (X) the Form S-4, (Y) the Proxy Statement and (Z) such reports under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated by this Agreement, (3) the filing of the Articles of Merger with the Secretary of State of the State of Indiana, (4) the filing of an amended Parent Certificate with the Secretary of State of the State of Delaware to reflect the Amendment, (5) any filings with and approvals of the NYSE and (6) such other consents, approvals, orders, authorizations, actions, registrations, declarations and filings the failure of which to be obtained or made individually or in the aggregate has not had and would not reasonably be expected to (x) have a Parent Material Adverse Effect, (y) impair in any material respect the ability of Parent or Sub to perform its respective obligations under this Agreement or (z) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement.

        (c)   Parent SEC Documents. Parent has filed all reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) with the SEC required to be filed by Parent since January 1, 2003 (such documents, together with any documents filed during such period by Parent with the SEC on a voluntary basis on Current Reports on Form 8-K, the "Parent SEC Documents"). As of their respective filing dates, the Parent SEC Documents complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act, the Exchange Act and SOX applicable to such Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any Parent SEC Document has been revised, amended, supplemented or superseded by a later-filed Parent SEC Document, none of the Parent SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, which individually or in the aggregate would require an amendment, supplement or correction to such Parent SEC Documents. Each of the financial statements (including the related notes) of Parent included in the Parent SEC Documents complied at the time it was filed as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of such filing, had been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

        (i)    Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer of Parent and each former principal financial officer of Parent, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Parent SEC Documents, and the statements contained in such certifications are true and accurate. Neither Parent nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

        (ii)   Parent maintains a system of internal accounting controls sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management's general or specific authorizations; (B) access to assets is permitted only in accordance with management's general or specific authorization; and (C) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

        (iii)  Parent's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the

Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of Parent required under the Exchange Act with respect to such reports.

        (d)   Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Sub specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or (ii) the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and the stockholders of Parent and at the time of each of the Shareholders' Meetings, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Form S-4 or the Proxy Statement. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder.

        (e)   Interim Operations of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

        (f)    Capital Resources. As of the Closing, Parent will have funds that are sufficient to effect the Closing on the terms contemplated hereby.

        (g)   Brokers. No broker, investment banker, financial advisor or other person (other than Merrill Lynch & Co., Bear, Stearns & Co. Inc. and Banc of America Securities LLC), the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

        (h)   Capital Structure. As of the date hereof, the authorized capital stock of Parent consists of 1,200,000,000 shares of Parent Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share, of Parent ("Parent Preferred Stock"). At the close of business on January 6, 2006, (i) 820,349,733 shares of Parent Common Stock were issued and outstanding, (ii) 24,215,559 shares of Parent Common Stock were held by Parent in its treasury, (iii) no shares of Parent Preferred Stock had been designated or issued and (iv) 54,207,720 shares of Parent Common Stock were subject to outstanding options to purchase or Parent's obligation to issue shares of Parent Common Stock granted under Parent's stock incentive plans. Except as set forth above in this Section 3.02(h), at the close of business on January 6, 2006, there were not issued, reserved for issuance or outstanding (A) any shares of capital stock or other voting securities of Parent, (B) any securities of Parent convertible into or exchangeable or exercisable for shares of capital stock or voting securities of Parent or (C) any warrants, calls, options or other rights to acquire from Parent, or any obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of Parent. Except as set forth above in this Section 3.02(h), at the close of business on January 6, 2006, no bonds, debentures, notes or other indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which the stockholders of Parent may vote are issued or outstanding. The authorized capital stock of Sub consists of 200 shares of common stock, no par value, of which 200 shares are issued and outstanding, all of which shares are beneficially owned by Parent.

        (i)    Absence of Changes. Except for liabilities incurred in connection with this Agreement or as expressly permitted pursuant to Section 4.01(b)(i) through (ix), since the date of the most recent financial statements included in the Filed Parent SEC Documents, Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and there has not been any Parent Material Adverse Change, and from such date until the date hereof there has not been: (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any capital stock of Parent or any of its Subsidiaries, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parent to its stockholders, (ii) any purchase, redemption or other acquisition by Parent or any of its Subsidiaries of any shares of capital stock or any other securities of Parent or any of its Subsidiaries or any options, warrants, calls or rights to acquire such shares or other securities, (iii) any split, combination or reclassification of any capital stock of Parent or any of its Subsidiaries or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of their respective capital stock, (iv) any damage, destruction or loss, whether or not covered by insurance, that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, (v) any change in accounting methods, principles or practices by Parent materially affecting its assets, liabilities or businesses, except insofar as may have been required by a change in GAAP or (vi) any material tax election or any settlement or compromise of any material income tax liability.

        (j)    Litigation. There is no suit, action or proceeding pending or, to the Knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any Order of any Governmental Entity or arbitrator outstanding against, or, to the Knowledge of Parent, investigation by any Governmental Entity involving, Parent or any of its Subsidiaries or any of their respective assets that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (k)   Intellectual Property. (i) Section 3.02(k)(i) of the Parent Disclosure Schedule sets forth, as of the date hereof, a complete and accurate list (in all material respects) of all patents and applications therefor, registered trademarks and applications therefor, domain name registrations and copyright registrations (if any) that, in each case, are owned by or licensed to Parent or any of its Subsidiaries and are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted. Such intellectual property rights required to be listed in Section 3.02(k)(i) of the Parent Disclosure Schedule, together with any tradename rights, trade secret or know how rights, service mark rights, trademark rights, patent rights, intellectual property rights in computer programs or software or other type of intellectual property rights, in each case, that are owned or licensed by Parent or any of its Subsidiaries and are material to the conduct of the business of Parent and its Subsidiaries, taken as a whole, as currently conducted, are collectively referred to herein as "Parent Intellectual Property Rights". All Parent Intellectual Property Rights are either (x) owned by Parent or a Subsidiary of Parent free and clear of all Liens or (y) licensed to Parent or a Subsidiary of Parent free and clear (to the Knowledge of Parent) of all Liens, except where the failure to so own or license such Parent Intellectual Property Rights individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no claims pending or, to the Knowledge of Parent, threatened with regard to the ownership or, to the Knowledge of Parent, licensing by Parent or any of its Subsidiaries of any Parent Intellectual Property Rights which individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries owns, is validly licensed or otherwise has the right to use all Parent Intellectual Property Rights, except where the failure to own, have a valid license or otherwise have rights to use individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The execution and delivery of this Agreement by Parent do not, and the consummation by Sub of the Merger and the other transactions contemplated by this Agreement and compliance by Parent and Sub with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon, any Parent Intellectual Property Right, in each case that individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. Section 3.02(k)(i) of the Parent Disclosure Schedule sets forth, as of the date hereof, all Contracts under which Parent or any of its Subsidiaries is obligated to make payments to third parties for use of any Parent Intellectual Property Rights with respect to the commercialization of any products that are, as of the date hereof, being sold, manufactured by or under development by Parent or any of its Subsidiaries and for which such payments are in excess of $2,000,000 per year for any single product. The aggregate amount of all such payments that Parent and its Subsidiaries are obligated to make under any Contract of the type described in the immediately preceding sentence that are not required to be disclosed pursuant to such sentence does not exceed $10,000,000 per year. There are no pending or, to the Knowledge of Parent, threatened claims that Parent or any of its Subsidiaries has infringed or is infringing (including with respect to the manufacture, use or sale by Parent or any of its Subsidiaries of any products or to the operations of Parent and its Subsidiaries) any intellectual property rights of any person which individually or in the aggregate has had or would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, as of the date of this Agreement, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any claim by a person to exclude or prevent Parent or any of its Subsidiaries from freely using its Parent Intellectual Property Rights and that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

        (ii)   All patents required to be listed in Section 3.02(k)(i) of Parent Disclosure Schedule that are owned by Parent or any of its Subsidiaries have been duly registered and/or filed with or issued by each appropriate Governmental Entity, all necessary affidavits of continuing use have been timely filed, and all necessary maintenance fees have been timely paid to continue all such rights in effect, other than failures to be duly registered, filed, issued or paid which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. None of the patents required to be listed in Section 3.02(k)(i) of Parent Disclosure Schedule that are owned by Parent or any of its Subsidiaries has expired or been declared invalid, in whole or in part, by any Governmental Entity, other than such expirations or declarations of invalidity which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. There are no ongoing interferences, oppositions, reissues, reexaminations or other proceedings challenging any of the patents or patent applications required to be listed in Section 3.02(k)(i) of the Parent Disclosure Schedule and owned by Parent or any of its Subsidiaries (or, to Parent's Knowledge, challenging any such patents or patent applications licensed to Parent or any of its Subsidiaries), including ex parte and post-grant proceedings, in the United States Patent and Trademark Office or in any foreign patent office or similar administrative agency, other than such interferences, oppositions, reissues, reexaminations or proceedings that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, Parent and its Subsidiaries have used commercially reasonable efforts to maintain their material trade secrets in confidence.

        (l)    Voting Requirements. At the Parent Stockholders' Meeting or any adjournment or postponement thereof, the affirmative vote of: (i) a majority of the outstanding shares of Parent Common Stock is the only vote of any class or series of capital stock of Parent necessary to adopt the Amendment; and (ii) a majority of the shares of Parent Common Stock cast in respect of the Shares Issuance is the only vote of any class or series of capital stock of Parent necessary to approve the Share Issuance, provided that the total number of shares voted in person or by proxy in respect of the Share Issuance exceeds 50% of the total number of shares entitled to vote on the matter (collectively, the

"Parent Stockholder Approval" and, together with the Company Shareholder Approval, the "Shareholder Approvals").

        (m)  Regulatory Compliance. As to each product subject to the FDCA or similar Legal Provisions in any foreign jurisdiction that are developed, manufactured, tested, distributed and/or marketed by Parent or any of its Subsidiaries (a "Parent Medical Device"), each such Parent Medical Device is being developed, manufactured, tested, distributed and/or marketed in compliance with all applicable requirements under the FDCA and similar Legal Provisions, including those relating to investigational use, premarket clearance or marketing approval to market a Parent Medical Device, good manufacturing practices, labeling, advertising, record keeping, filing of reports and security, and in compliance with the Advanced Medical Technology Association Code of Ethics on Interactions with Healthcare Professionals and the American Medical Association's guidelines on gifts to physicians, except for failures in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any notice or other communication from the FDA or any other Governmental Entity (A) contesting the premarket clearance or approval of, the uses of or the labeling and promotion of any products of Parent or any of its Subsidiaries or (B) otherwise alleging any violation applicable to any Parent Medical Device of any Legal Provision, in the case of (A) and (B), that individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

        (i)    No Parent Medical Device is under consideration by senior management of Parent or any of its Subsidiaries for recall, withdrawal, suspension, seizure or discontinuance, or has been recalled, withdrawn, suspended, seized or discontinued (other than for commercial or other business reasons) by, Parent or any of its Subsidiaries in the United States or outside the United States (whether voluntarily or otherwise), in each case since January 1, 2002. No proceedings in the United States or outside of the United States of which Parent has Knowledge (whether completed or pending) seeking the recall, withdrawal, suspension, seizure or discontinuance of any Parent Medical Device are pending against Parent or any of its Subsidiaries or any licensee of any Parent Medical Device which individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

        (ii)   As to each Parent Medical Device of Parent or any of its Subsidiaries for which a premarket approval application, premarket notification, investigational device exemption or similar state or foreign regulatory application has been approved, Parent and its Subsidiaries are in compliance with 21 U.S.C. §§ 360 and 360e or 21 C.F.R. Parts 812 or 814, respectively, and all similar Legal Provisions and all terms and conditions of such licenses or applications, except for any such failure or failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. In addition, Parent and its Subsidiaries are in substantial compliance with all applicable registration and listing requirements set forth in 21 U.S.C. § 360 and 21 C.F.R. Part 807 and all similar Legal Provisions, except for any such failures to be in compliance which individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (iii)  No article of any Parent Medical Device manufactured and/or distributed by Parent or any of its Subsidiaries is (A) adulterated within the meaning of 21 U.S.C. § 351 (or similar Legal Provisions), (B) misbranded within the meaning of 21 U.S.C. § 352 (or similar Legal Provisions) or (C) a product that is in violation of 21 U.S.C. § 360 or § 360e (or similar Legal Provisions), except for failures to be in compliance with the foregoing that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (iv)  Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has made an untrue statement of a material fact or fraudulent statement to the FDA or any other Governmental Entity, failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made, could reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy respecting "Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities", set forth in 56 Fed. Reg. 46191 (September 10, 1991) or any similar policy. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which debarment is mandated by 21 U.S.C. § 335a(a) or any similar Legal Provision or authorized by 21 U.S.C. § 335a(b) or any similar Legal Provision. Neither Parent nor any of its Subsidiaries, nor, to the Knowledge of Parent, any officer, employee or agent of Parent or any of its Subsidiaries, has been convicted of any crime or engaged in any conduct for which such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar Legal Provision.

        (v)   Since January 1, 2002, neither Parent nor any of its Subsidiaries has received any written notice that the FDA or any other Governmental Entity has (a) commenced, or threatened to initiate, any action to withdraw its approval or request the recall of any Medical Device, (b) commenced, or threatened to initiate, any action to enjoin production of any Medical Device or (c) commenced, or threatened to initiate, any action to enjoin the production of any medical device produced at any facility where any Parent Medical Device is manufactured, tested or packaged, except for any such action that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (vi)  To the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action or proceeding against or affecting Parent or any of its Subsidiaries relating to or arising under (a) the FDCA or (b) the Social Security Act or regulations of the Office of the Inspector General of the Department of Health and Human Services, in each case individually or in the aggregate that has had or would reasonably be expected to have a Parent Material Adverse Effect.

        (n)   Compliance With Law; Environmental. (i) Except with respect to Environmental Laws, regulatory compliance and taxes, which are the subjects of this Section 3.02(n), 3.02(m) and 3.02(r), respectively, each of Parent and its Subsidiaries is in compliance with all Legal Provisions applicable to it, its properties or other assets or its business or operations, except for failures to be in compliance that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and its Subsidiaries has in effect all Permits, including all Permits under the FDCA, necessary for it to own, lease or operate its properties and other assets and to carry on its business and operations as currently conducted, except where the failure to have such Permits individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Since January 1, 2000, there has occurred no default under, or violation of, any such Permit, except for any such default or violation that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. The consummation of the Merger, in and of itself, would not cause the revocation or cancelation of any such Permit that individually or in the aggregate would reasonably be expected to have a Parent Material Adverse Effect.

        (ii)   Except for those matters that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect: (A) during the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, there have been no Releases of Hazardous Materials in, on, under or affecting any properties which would subject Parent or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries for remediation to meet applicable standards thereunder; (B) prior to and after, as applicable, the period of ownership or operation by Parent or any of its Subsidiaries of any of its currently or formerly owned, leased or operated properties, to the Knowledge of Parent, there were no Releases of Hazardous Materials in, on, under or affecting any properties which would subject Parent or any of its Subsidiaries to any liability under any Environmental Law or require any expenditure by Parent or any of its Subsidiaries for remediation to meet applicable standards thereunder; (C) neither Parent nor any of its Subsidiaries is subject to any indemnity obligation or other Contract with any person relating to obligations or liabilities under Environmental Laws; and (D) to the Knowledge of Parent, there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, proceeding or liability against or affecting Parent or any of its Subsidiaries relating to or arising under Environmental Laws.

        (o)   Financing. Parent has provided to the Company a complete and accurate copy of the amended and restated commitment letter (the "Commitment Letter") of Merrill Lynch Capital Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Banc of America Securities LLC and Bank of America, N.A. (the "Lenders") addressed to Parent and dated as of January 16, 2006 pursuant to which the Lenders have committed to provide, in connection with the Cash Portion of the Merger Consideration, senior credit facilities of up to $7 billion and an interim loan of up to $7 billion, subject to the terms and conditions contained in the Commitment Letter (such credit facilities and term loan are collectively referred to as the "Financing"). The funds provided by the Financing, together with Parent's cash on hand (as of the Effective Time), will be sufficient to fully fund the Cash Portion of the Merger Consideration. The Commitment Letter is not subject to any conditions other than as set forth therein, has been duly executed by Parent and by all other parties thereto and is in full force and effect on the date hereof. All commitment and other fees required to be paid under the Commitment Letter prior to the date hereof have been paid and, as of the date hereof, to the knowledge of Parent, there is no fact or occurrence existing that would make any of the statements (including any assumptions) set forth in the Commitment Letter inaccurate. Assuming no breach or default by the Company under this Agreement, to the knowledge of Parent, there is no fact or occurrence known to Parent as of the date of this Agreement that would cause the conditions to funding of the Financing not to be satisfied on or before the Effective Time.

        (p)   Subsidiaries. Section 3.02(p) of the Parent Disclosure Schedule lists, as of the date hereof, (i) each Significant Subsidiary of Parent (including its state of incorporation or formation) and (ii) each other Subsidiary of Parent. All of the outstanding capital stock of, or other equity interests in, each Significant Subsidiary of Parent, is directly or indirectly owned by Parent. All the issued and outstanding shares of capital stock of, or other equity interests in, each such Subsidiary owned by Parent have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Parent free and clear of all Liens and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity interests.

        (q)   Contracts. None of Parent, any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto is in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default by Parent or any of its Subsidiaries or, to the Knowledge of Parent, any other party thereto under) any Contract to which it is a party or by which it or any of its properties or other assets is bound, except for violations or defaults that individually or in the aggregate have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

        (r)   Taxes. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect:

          (i)    All tax returns required by applicable Law to have been filed with any taxing authority by, or on behalf of, Parent or any of its Subsidiaries have been filed in a timely manner (taking into account any valid extension) in accordance with all applicable Laws, and all such tax returns are true and complete in all material respects.

          (ii)   Parent and each of its Subsidiaries has paid (or has had paid on its behalf) all taxes due and owing, and Parent's most recent financial statements included in the Filed Parent SEC Documents reflect an adequate accrual for all taxes payable by Parent and its Subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements.

          (iii)  There are no Liens or encumbrances for taxes on any of the assets of Parent or any of its Subsidiaries other than for taxes not yet due and payable.

          (iv)  Parent and its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of taxes.

          (v)   No written notification has been received by Parent or any of its Subsidiaries that any federal, state, local or foreign audit, examination or similar proceeding is pending, proposed or asserted with regard to any taxes or tax returns of Parent or its Subsidiaries.

          (vi)  There is no currently effective Contract extending, or having the effect of extending, the period of assessment or collection of any federal, state and, to the Knowledge of Parent, foreign taxes with respect to Parent or any of its Subsidiaries nor has any request been made for any such extension.

          (vii) No written notice of a claim of pending investigation has been received from any state, local or other jurisdiction with which Parent or any of its Subsidiaries currently does not file tax returns, alleging that Parent or any of its Subsidiaries has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction.

          (viii)   Neither Parent nor any of its Subsidiaries joins or has joined, for any taxable period during the eight years prior to the date of this Agreement, in the filing of any affiliated, aggregate, consolidated, combined or unitary federal, state, local and, to the Knowledge of Parent, foreign tax return other than consolidated tax returns for the consolidated group of which Parent is the common parent.

          (ix)  Neither Parent nor any of its Subsidiaries is a party to or bound by any tax sharing agreement or tax indemnity agreement, arrangement or practice (including any advance pricing agreement, closing agreement or other agreement relating to taxes with any taxing authority).

          (x)   Neither Parent nor any of its Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

          (xi)  Neither Parent nor any of its Subsidiaries has entered into a "listed transaction" within the meaning of Treasury Regulation § 1.6011-4(b)(2)

        (s)   Title to Properties. Except as has not had and would not reasonably be expected to have a Parent Material Adverse Effect, each of Parent and its Subsidiaries has valid title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all of its real properties and other tangible assets necessary for the conduct of its business as currently conducted, except as have been disposed of in the ordinary course of business. Each of Parent and its Subsidiaries has complied with the terms of all leases or subleases to which it is a party and under which it is in occupancy, and all leases to which Parent is a party and under which it is in occupancy are in full force and effect, except for such failure to comply or be in full force and effect that individually or in the aggregate has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received any written notice of any event or occurrence that has resulted or could result (with or without the giving of notice, the lapse of time or both) in a default with respect to any lease or sublease to which it is a party, which defaults individually or in the aggregate have had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE IV

Covenants Relating to Conduct of Business; No Solicitation

        SECTION 4.01. Conduct of Business. (a) Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(a) of the Company Disclosure Schedule or as consented to in writing in advance by Parent or as otherwise permitted or required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(a) of the Company Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent's prior written consent:

          (i)    (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than (1) cash dividends payable by the Company in respect of shares of Company Common Stock consistent with past practice and not exceeding $0.10 per share of Company Common Stock per fiscal quarter, (2) dividends and distributions in connection with the Rights Agreement and (3) dividends or distributions by a direct or indirect wholly owned Subsidiary of the Company to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of the Company Stock Plans or the ESPP or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to Parent);

          (ii)   issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than (x) the issuance of shares of Company Common Stock upon the exercise of Company Stock Options or in connection with Company Stock Based Awards, in each case in accordance with their terms on the date hereof, and (y)the issuance of Company Rights and shares of the Company's capital stock pursuant to the Company Rights or the Rights Agreement);

          (iii)  amend (x) the Company Articles or the Company By-laws or other comparable charter or organizational documents of any of the Company's Subsidiaries or (y) the Indenture dated as of January 18, 1996 between the Company and Citibank, N.A., with respect to the 6.15% Senior Unsecured Notes due February 15, 2006 of the Company (the "Company Notes"), in each case except as may be required by applicable Law or the rules and regulations of the SEC or the NYSE;

          (iv)  directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person or (y) any asset or assets, except for (1) capital expenditures, which shall be subject to the limitations of clause (vii) below, (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice and (3) acquisitions of material intellectual property rights in respect of cross-licenses permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below;

          (v)   (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for (1) sales of inventory and used equipment in the ordinary course of business consistent with past practice and (2) licenses of Intellectual Property Rights permitted in connection with the discharge, settlement or satisfaction of claims and litigation under clause (viii) below, or (y) enter into, modify or amend any lease of material property, except for modifications or amendments that are not materially adverse to the Company and its Subsidiaries, taken as a whole;

          (vi)  (x) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other Contract to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing (other than short-term borrowings in the ordinary course of business consistent with past practice under the Company's commercial paper program, in an aggregate amount not to exceed $800,000,000 at any time outstanding) or (y) make any loans or advances to any other person, other than to employees in respect of travel expenses in the ordinary course of business consistent with past practice, which would result in the aggregate principal amount of all of the outstanding foregoing loans and advances of the Company and its Subsidiaries exceeding $25,000,000;

          (vii) make any new capital expenditure or expenditures exceeding the amounts set forth in Section 4.01(a)(vii) of the Company Disclosure Schedule;

          (viii)   except as required by Law or any judgment by a court of competent jurisdiction, (v) pay, discharge, settle or satisfy any material claims, liabilities, obligations or litigation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities disclosed, reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Filed Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (w) cancel any material indebtedness, (x) waive or assign any claims or rights of material value, (y) waive any benefits of, or agree to modify in any respect, or, subject to the terms hereof, knowingly fail to enforce, or consent to any matter with respect to which consent is required under, any standstill or similar Contract to which the Company or any of its Subsidiaries is a party or (z) waive any material benefits of, or agree to modify in any material respect, or, subject to the terms hereof, knowingly fail to enforce in any material respect, or consent to any matter with respect to which consent is required under, any material confidentiality or similar Contract to which the Company or any of its Subsidiaries is a party;

          (ix)  enter into (1) any material Contract that would be of a type referred to in Section 3.01(i)(2)(A) or (2) any other material Contract that would be of a type referred to in Section 3.01(i)(2)(B) or (C) and, in the case of this clause (2), that (A) would reasonably be expected to impair in any material respect the ability of the Company and its Subsidiaries to conduct their business as currently conducted or (B) would reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent;

          (x)   enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Material Adverse Effect, (B) impair in any material respect the ability of the Company to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

          (xi)  enter into any material Contract to the extent consummation of the transactions contemplated by this Agreement or compliance by the Company with the provisions of this Agreement could reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation or to the loss of a benefit under, or result in the creation of any Lien in or upon any of the properties or other assets of the Company or any of its Subsidiaries under, or require Parent to license or transfer any of its Intellectual Property Rights or other material assets under, or give rise to any increased, additional, accelerated, or guaranteed right or entitlements of any third party under, or result in any material alteration of, any provision of such Contract;

          (xii) except as required to ensure that any Company Benefit Plan or Company Benefit Agreement is not then out of compliance with applicable Law or to comply with any Company Benefit Plan, Company Benefit Agreement or other Contract entered into prior to the date hereof (to the extent complete and accurate copies of which have been heretofore delivered to Parent), (A) adopt, enter into, terminate or amend (I) any collective bargaining Contract or Company Benefit Plan or (II) any Company Benefit Agreement or other Contract, plan or policy involving the Company or any of its Subsidiaries and Key Personnel, (B) increase in any manner the compensation, bonus or fringe or other benefits of, or pay any discretionary bonus of any kind or amount whatsoever to, any current or former director, officer, employee or consultant, except in the ordinary course of business consistent with past practice to employees of the Company or its Subsidiaries other than Key Personnel, (C) grant or pay any severance or termination pay, except for severance or termination pay granted or paid in the ordinary course of business consistent with past practice, to, or increase in any material manner the severance or termination pay of, any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries other than Key Personnel, (D) remove any existing restrictions in any Company Benefit Agreements, Company Benefit Plans or awards made thereunder, (E) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan or Company Benefit Agreement, (F) take any action to accelerate the vesting or payment of any compensation or benefit under any Company Benefit Plan or Company Benefit Agreement or awards made thereunder or (G) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Company Pension Plan or change the manner in which contributions to any Company Pension Plan are made or the basis on which such contributions are determined;

          (xiii) except as required by GAAP, revalue any material assets of the Company or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

          (xiv) authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

        (b)   Conduct of Business by Parent. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 4.01(b) of the Parent Disclosure Schedule or as consented to in writing in advance by the Company or as otherwise permitted or required by this Agreement,

Parent shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice prior to the Closing and, to the extent consistent therewith, use all commercially reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers, employees and consultants and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as otherwise set forth in Section 4.01(b) of the Parent Disclosure Schedule or as otherwise permitted or required pursuant to this Agreement, Parent shall not, and shall not permit any of its Subsidiaries to, without the Company's prior written consent:

          (i)    amend, or propose or agree to amend, the Parent Certificate or the Restated By-laws of Parent in any manner that would adversely affect the consummation of the Merger;

          (ii)   take any other action that could reasonably be expected to cause the Financing not to be available on a timely basis in connection with Parent's obligation to pay the Merger Consideration upon consummation of the Merger;

          (iii)  (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock, other than dividends or distributions by a direct or indirect wholly owned Subsidiary of Parents to its shareholders, (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities, except for purchases, redemptions or other acquisitions of capital stock or other securities (1) required by the terms of any Parent stock incentive plans in effect on the date hereof (such plans, collectively, the "Parent Stock Plans") or (2) required by the terms of any plans, arrangements or Contracts existing on the date hereof between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries (to the extent complete and accurate copies of which have been heretofore delivered to the Company);

          (iv)  issue, deliver, sell or grant any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, or any "phantom" stock, "phantom" stock rights, stock appreciation rights or stock based performance units, including pursuant to Contracts as in effect on the date hereof (other than the issuance of shares of Parent Common Stock upon the exercise of all outstanding options to purchase shares of Parent Common Stock or in connection with Parent stock based awards, in each case in accordance with their terms on the date hereof), other than (x) pursuant to any acquisition or similar agreements entered into prior to the date of this Agreement (which in the aggregate provide for the issuance of not more than 2,250,000 shares of Parent Common Stock) or (y) in connection with any acquisitions permitted under clause (v) of this Section 4.01(b);

          (v)   directly or indirectly acquire (x) by merging or consolidating with, by purchasing a substantial portion of the assets of, by making an investment in or capital contribution to, or by any other manner, any person or division, business or equity interest of any person that is material to Parent or (y) any asset or assets material to Parent, except for (1) capital expenditures involving consideration up to an aggregate amount not to exceed $250,000,000 and (2) purchases of components, raw materials or supplies in the ordinary course of business consistent with past practice;

          (vi)  (x) sell, lease, license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or other material assets or any interests therein (including securitizations), except for sales of accounts receivable, inventory and used equipment in the ordinary course of business consistent with past practice or (y) enter into, modify or amend any lease of material property, except for modifications or amendments that are not materially adverse to Parent and its Subsidiaries, taken as a whole;

          (vii) enter into, modify, amend or terminate any Contract or waive, release or assign any material rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would reasonably be expected to (A) have a Parent Material Adverse Effect, (B) impair in any material respect the ability of Parent to perform its obligations under this Agreement or (C) prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated by this Agreement;

          (viii)   except as required by GAAP, revalue any material assets of Parent or any of its Subsidiaries or make any change in accounting methods, principles or practices; or

          (ix)  authorize any of, or commit, resolve, propose or agree to take any of, the foregoing actions.

        (c)   Other Actions. The Company, Parent and Sub shall not, and shall not permit any of their respective Subsidiaries to, take any action that could reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied.

        (d)   Advice of Changes; Filings. The Company and Parent shall promptly advise the other party orally and in writing if (i) any representation or warranty made by it (and, in the case of Parent, made by Sub) contained in this Agreement becomes untrue or inaccurate in a manner that would result in the failure of the condition set forth in Section 6.02(a) or Section 6.03(a) or (ii) it (and, in the case of Parent, Sub) fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it (and, in the case of Parent, Sub) under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement. The Company and Parent shall, to the extent permitted by Law, promptly provide the other with copies of all filings made by such party with any Governmental Entity in connection with this Agreement and the transactions contemplated by this Agreement, other than the portions of such filings that include confidential or proprietary information not directly related to the transactions contemplated by this Agreement.

        (e)   Certain Tax Matters. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of its Subsidiaries to (A) timely file all material tax returns (taking into account any applicable extensions) required to be filed by or on behalf of each such entity; (B) timely pay all material taxes due and payable; (C) accrue a reserve in the books and records and financial statements of any such entity in accordance with past practice for all taxes payable but not yet due; (D) promptly notify Parent of any material suit, claim, action, investigation, audit or similar proceeding (collectively, "Actions") pending against or with respect to the Company or any of its Subsidiaries in respect of any amount of tax and not settle or compromise any tax liability in excess of $10 million for individual claims, or $50 million in the aggregate, without Parent's prior written consent, which shall not be unreasonably withheld; (E) not make any material tax election, other than with Parent's prior written consent or other than in the ordinary course of business consistent with past practice; and (F) cause all existing tax sharing agreements, tax indemnity agreements and similar agreements, arrangements or practices to which the Company or any of its Subsidiaries is or may be a party or by which the Company or any of its Subsidiaries is or may otherwise be bound to be terminated as of the Closing Date so that after such date neither the Company nor any of its Subsidiaries shall have any further rights or liabilities thereunder. Any tax returns described in this Section 4.01(d) shall be complete and correct in all material respects and shall be prepared on a basis consistent with the past practice of the Company and in a manner that does not distort taxable income, including by deferring income or accelerating deductions. The Company shall notify Parent upon the filing of any such material tax return and shall make such tax returns available to Parent.

        SECTION 4.02. No Solicitation. (a) The Company shall not, nor shall it authorize or permit any of its Subsidiaries or any of their respective directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, "Representatives") retained by it or any of its Subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage, or take any other action designed to, or which could reasonably be expected to, facilitate, any Takeover Proposal or (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any person any information, or otherwise cooperate in any way with, any Takeover Proposal. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth in the preceding sentence by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 4.02(a) by the Company. The Company shall, and shall cause its Subsidiaries to, immediately cease and cause to be terminated all existing discussions or negotiations with any person conducted heretofore with respect to any Takeover Proposal and request the prompt return or destruction of all confidential information previously furnished. Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal that the Board of Directors of the Company reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Proposal, and which Takeover Proposal was not solicited after the date hereof and was made after the date hereof and did not otherwise result from a breach of this Section 4.02(a), the Company may, subject to compliance with Section 4.02(c), (x) furnish information with respect to the Company and its Subsidiaries to the person making such Takeover Proposal (and its Representatives) pursuant to a customary confidentiality agreement not less restrictive to such person than the confidentiality provisions of the Confidentiality Agreement, provided that all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrent with the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.

        The term "Takeover Proposal" means any inquiry, proposal or offer from any person relating to, or that could reasonably be expected to lead to, any direct or indirect acquisition or purchase, in one transaction or a series of transactions, of assets (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, binding share exchange or similar transaction involving the Company or any of its Subsidiaries pursuant to which any person or the shareholders of any person would own 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company, in each case other than the transactions contemplated by this Agreement.

        The term "Superior Proposal" means any bona fide offer made by a third party that if consummated would result in such person (or its shareholders) owning, directly or indirectly, more than 80% of the shares of Company Common Stock then outstanding (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or all or substantially all the assets of the Company, which the Board of Directors of the Company reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the shareholders of the Company from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Parent in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

        (b)   Neither the Board of Directors of the Company nor any committee thereof shall (i) (A) withdraw (or modify in a manner adverse to Parent), or publicly propose to withdraw (or modify in a manner adverse to Parent), the adoption or recommendation by such Board of Directors or any such committee thereof of this Agreement, the Merger or the other transactions contemplated by this Agreement or (B) adopt or recommend, or propose publicly to adopt or recommend, any Takeover Proposal (any action described in this clause (i) being referred to as a "Company Adverse Recommendation Change") or (ii) adopt or recommend, or publicly propose to adopt or recommend, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar Contract constituting or related to, or that is intended to or could reasonably be expected to lead to, any Takeover Proposal (other than a confidentiality agreement referred to in Section 4.02(a)) (an "Acquisition Agreement"). Notwithstanding the foregoing, at any time prior to obtaining the Company Shareholder Approval and subject to Section 4.02(c), the Board of Directors of the Company may (x) make a Company Adverse Recommendation Change if the Board of Directors of the Company determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that (A) a Parent Material Adverse Effect has occurred and (B) as a result thereof such action is consistent with their fiduciary duties under applicable Laws or (y) in response to a Takeover Proposal that the Board reasonably determines (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes a Superior Proposal and that was unsolicited and made after the date hereof and that did not otherwise result from a breach of this Section 4.02, (1) make a Company Adverse Recommendation Change or (2) cause the Company to terminate this Agreement and concurrently with or after such termination enter into an Acquisition Agreement; provided, however, that the Company shall not be entitled to exercise its right to make a Company Adverse Recommendation Change or terminate this Agreement pursuant to clause (y) until after the fifth business day following Parent's receipt of written notice (a "Notice of Superior Proposal") from the Company advising Parent that the Board of Directors of the Company intends to take such action and specifying the reasons therefor, including the terms and conditions of any Superior Proposal that is the basis of the proposed action by the Board of Directors (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new Notice of Superior Proposal and a new five business day period). In determining whether to make a Company Adverse Recommendation Change or to cause the Company to so terminate this Agreement, the Board of Directors of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent in response to a Notice of Superior Proposal or otherwise.

        (c)   In addition to the obligations of the Company set forth in paragraphs (a) and (b) of this Section 4.02, the Company shall promptly advise Parent orally and in writing (i) of any Takeover Proposal, the material terms and conditions of any such Takeover Proposal (including any changes thereto) and the identity of the person making any such Takeover Proposal and (ii) if the Board of Directors of the Company is considering, or has decided to consider, whether any change, effect, event, occurrence, state of facts or development constitutes a Parent Material Adverse Effect. The Company shall (x) keep Parent fully informed in all material respects of the status and details (including any change to the terms thereof) of any Takeover Proposal, (y) provide to Parent as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any Takeover Proposal and (z) keep Parent fully informed in all material respects of the status and details of any determination by the Company's Board of Directors with respect to a potential Parent Material Adverse Effect.

        (d)   Nothing contained in this Section 4.02 shall prohibit the Company from (x) taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement required under Rule 14a-9 under the Exchange Act or (y) making any disclosure to the shareholders of the Company that is required by applicable Law; provided, however, that in no event shall the Company or its Board of Directors or any committee thereof take, or agree or resolve to take, any action prohibited by Section 4.02(b) (it being understood that any accurate disclosure of factual information to the shareholders of the Company that is required to be made to such shareholders under applicable federal securities Laws shall not be considered a modification prohibited by clause (i)(A) of Section 4.02(b)).

ARTICLE V

Additional Agreements

        SECTION 5.01. Preparation of the Form S-4 and the Proxy Statement; Shareholders' Meetings. (a) As promptly as practicable after the execution of this Agreement, (i) Parent and the Company shall prepare and file with the SEC the proxy statement (as amended or supplemented from time to time, the "Proxy Statement") to be sent to the shareholders of the Company relating to the meeting of the Company's shareholders (the "Company Shareholders' Meeting") to be held to consider approval of this Agreement and to be sent to the stockholders of Parent relating to the meeting of Parent's stockholders to be held to vote on the Amendment and Share Issuance (the "Parent Stockholders' Meeting" and, together with the Company Shareholders' Meeting, the "Shareholders' Meetings") and (ii) Parent shall prepare and file with the SEC a registration statement on Form S 4 (as amended or supplemented from time to time, the "Form S-4"), in which the Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued in the Share Issuance. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and, prior to the effective date of the Form S-4, Parent shall take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process) required to be taken under any applicable state securities Laws in connection with the issuance of shares of Parent Common Stock in the Merger. Each of Parent and the Company shall furnish all information as may be reasonably requested by the other in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Proxy Statement. As promptly as practicable after the Form S-4 shall have become effective, each of Parent and the Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its respective shareholders and stockholders. No filing of, or amendment or supplement to, the Form S-4 will be made by Parent, and no filing of, or amendment or supplement to, the Proxy Statement will made by the Company, in each case without providing the other party a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to either the Form S-4 or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company. The parties shall notify each other promptly of the time when the Form S-4 has become effective, of the issuance of any stop order or suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Form S-4 or for additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Form S-4 or the Merger and (ii) all orders of the SEC relating to the Form S-4.

        (b)   The Company shall use its reasonable best efforts to, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders' Meeting solely for the purpose of obtaining the Company Shareholder Approval. Subject to Section 4.02, the Company shall, through its Board of Directors, recommend to its shareholders approval of this Agreement and shall include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, but subject to the terms of this Agreement, the Company's obligations pursuant to the first sentence of this Section 5.01(b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Takeover Proposal.

        (c)   Parent shall use its reasonable best efforts to, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold the Parent Stockholders' Meeting solely for the purpose of obtaining the Parent Stockholder Approval. Parent shall, through its Board of Directors, recommend to its stockholders that they vote in favor of the Amendment and Share Issuance and shall include such recommendation in the Proxy Statement (the "Parent Recommendation"). The Board of Directors of Parent shall not withdraw (or modify in a manner adverse to the Company), or publicly propose to withdraw (or modify in a manner adverse to the Company), the Parent Recommendation; provided, however, that none of the following shall constitute a breach of this Section 5.01(c): (1) the disclosure by the Board of Directors of Parent or Parent of any factual information to the stockholders of Parent that is required to be made to such stockholders under applicable Law or (ii) the disclosure to such stockholders of any conclusions that would have been made by the Board of Directors of Parent based on such information had such information existed on or prior to the date of this Agreement.

        SECTION 5.02. Access to Information; Confidentiality.

        (a)   To the extent permitted by applicable Law, the Company shall afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access (including for the purpose of coordinating integration activities and transition planning with the employees of the Company and its Subsidiaries) during normal business hours and upon reasonable prior notice to the Company during the period prior to the Effective Time or the termination of this Agreement to all its and its Subsidiaries' properties, books, Contracts, commitments, personnel and records, but only to the extent that such access does not unreasonably interfere with the business or operations of the Company and its Subsidiaries, and, during such period, the Company shall furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws and (b) all other information concerning its and its Subsidiaries' business, properties and personnel as Parent may reasonably request; provided, however, that the Company shall not be required to (or to cause any of its Subsidiaries to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the loss of attorney-client privilege (provided that the Company shall use its reasonable best efforts to allow for such access or disclosure in a manner that does not result in a loss of attorney-client privilege). Except for disclosures expressly permitted by the terms of the Confidentiality Agreement dated as of December 7, 2005 between Parent and the Company (as it may be amended from time to time, the "Confidentiality Agreement"), Parent shall hold, and shall cause its officers, employees, accountants, counsel, financial advisors and other Representatives to hold, all information received from the Company, directly or indirectly, in confidence in accordance with the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement. Notwithstanding the terms of the Confidentiality Agreement, Parent and the Company agree that until the earlier of the consummation of this Agreement or the six month anniversary of the date of the termination of this Agreement, as applicable, each party and its respective Subsidiaries shall not, without the other party's prior written consent, directly or indirectly solicit for employment (other than through advertising in newspapers or periodicals of general circulation or recruiters' searches, in each case not specifically directed at the other party's employees) any executive officer of the other party or any other person currently employed by the other party or any of its Subsidiaries with whom it has contact or who is identified to such party in connection with discussions between the parties in connection with entering into this Agreement. No investigation pursuant to this Section 5.02 or information provided or received by any party hereto pursuant to this Agreement will affect any of the representations or warranties of the parties hereto contained in this Agreement or the conditions hereunder to the obligations of the parties hereto.

        (b)   To the extent permitted by applicable Law, Parent shall afford to the Company and its Representatives reasonable access to Parent's personnel and records (i) on a basis consistent with the Company's access to such personnel and records prior to the date hereof in connection with the Company's due diligence review of Parent and its Subsidiaries in connection with the transactions contemplated hereby and (ii) to the extent reasonably necessary for the Company to determine whether the conditions set forth in Section 6.03 are satisfied.

        SECTION 5.03. Reasonable Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) the taking of all acts necessary to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (iii) the avoidance of each and every impediment under any antitrust, merger control, competition or trade regulation Law that may be asserted by any Governmental Entity with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible and (iv) the obtaining of all necessary consents, approvals or waivers from third parties, including any such consents, approvals or waivers required in connection with any Divestiture. In connection with and without limiting the foregoing, the Company and Parent shall (A) duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the "HSR Filing") required under the HSR Act and (B) duly make all notifications and other filings required (i) under the EC Merger Regulation (together with the HSR Filings, the "Antitrust Filings") or (ii) under any other applicable competition, merger control, antitrust or similar Law that the Company and Parent deem advisable or appropriate, in each case with respect to the transactions contemplated by this Agreement and as promptly as practicable. The Antitrust Filings shall be in substantial compliance with the requirements of the HSR Act, the EC Merger Regulation or other Laws, as applicable. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its Antitrust Filings and, if requested, to promptly amend or furnish additional information thereunder. Each party shall use its reasonable best efforts to furnish to each other all information required for any filing, form, declaration, notification, registration and notice, other than confidential or proprietary information not directly related to the transactions contemplated by this Agreement, and to keep the other party reasonably informed with respect to the status of each clearance, approval or waiver sought from a Governmental Entity in connection with the transactions contemplated by this Agreement and the material communications between such party and such Governmental Entity. Each party shall without limitation: (1) promptly notify the other of, and if in writing, furnish the other with copies of (or, in the case of oral communications, advise the other of) any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement, (2) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any proposed written or any oral communication with any such Governmental Entity, (3) not participate in any meeting or have any communication with any such Governmental Entity unless it has given the other an opportunity to consult with it in advance and to the extent permitted by such Governmental Entity gives the other the opportunity to attend and participate therein, (4) furnish the other with copies of all filings and communications between it and any such Governmental Entity with respect to the transactions contemplated by this Agreement, and (5) furnish the other with such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions of information to any such Governmental Entity. Such materials and the information contained therein shall be given only to the outside legal counsel of the other and will not be disclosed by such outside counsel to employees, officers, or directors of their client unless express permission is obtained in advance from the disclosing party or its legal counsel. Neither party shall, nor shall it permit any of its Subsidiaries to, acquire or agree to acquire any business, person or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, could reasonably be expected to materially increase the risk of not obtaining the applicable clearance, approval or waiver from an Antitrust Authority with respect to the transactions contemplated by this Agreement. The Company and its Board of Directors shall (1) use reasonable best efforts to ensure that no state takeover Law or similar Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement and (2) if any state takeover Law or similar Law becomes applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement, use reasonable best efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, Parent and its Affiliates shall be required to agree to Divestitures to one or more purchasers approved by the Federal Trade Commission and the European Commission and in a manner approved by such entities of such assets, including technologies, that currently constitute: (a) the vascular intervention and endovascular businesses of the Company; (b) all assets of Parent that relate to cardiac ablation and beating heart surgery products, including, but not limited to, Parent's equity and equity option interests in Endoscopic Technologies Inc., as well as the Company's cardiac ablation and beating heart surgery assets collaterally impacted by the Divestitures referred to in section (a) above; and (c) all of Parent's equity interests in Cameron Health, Inc. (it being agreed that Parent will not exercise its option to acquire any additional equity interests in Cameron Health, Inc. without obtaining the prior consent of the Federal Trade Commission). For purposes of this Agreement, a "Divestiture" of any asset shall mean (i) any sale, transfer, license, separate holding, divestiture or other disposition, or any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership, of such asset or (ii) the termination or amendment of any existing relationships and contractual rights. It is agreed and understood that, for purposes of this Agreement, a Divestiture of a business unit, product line or development program may include (x) the transfer of any and all assets primarily relating to that business unit or to the research, development, manufacture, marketing or sale of that product line or development program and (y) licensing or otherwise making available assets that are related, but not primarily, to that business unit, product line or development program; provided that Parent, the Company or their Affiliates will be entitled to a license back of, or otherwise have made available to them, transferred assets to the extent that such assets otherwise relate to other retained businesses, product lines or development programs of Parent, the Company or any of their respective Affiliates. It is understood and agreed by the parties that, for purposes of this Agreement, the effect of any Divestiture required to be made pursuant to this Section 5.03 shall not, directly, or indirectly, be deemed to result in a breach of the representations and warranties set forth herein. In implementing

Section 5.03 of this Agreement, Parent shall use reasonable best efforts to obtain any required consents, approvals and waivers from third parties in connection with any Divestitures.

        SECTION 5.04. Company Stock Options; ESPP. (a) As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee thereof administering the Company Stock Plans) shall adopt such resolutions or take such other actions as may be required to effect the following:

          (i)    each Company Stock Option outstanding immediately prior to the Effective Time shall be amended and converted into an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the sum of (x) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Exchange Ratio and (y) the product of (A) the number of shares of Company Common Stock subject to such Company Stock Option and (B) the Cash Portion Option Exchange Multiple, at an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (1) the aggregate exercise price for the shares of Company Common Stock subject to such Company Stock Option by (2) the aggregate number of shares of Parent Common Stock to be subject to such Company Stock Option after giving effect to the adjustments in this clause (i) (each, as so adjusted, an "Adjusted Option"); and

          (ii)   make such other changes to the Company Stock Plans as Parent and the Company may agree are appropriate to give effect to the Merger.

        (b)   As soon as practicable following the date of this Agreement, the Board of Directors of the Company (or, if appropriate, any committee of the Board of Directors of the Company administering the ESPP), shall adopt such resolutions or take such other actions as may be required to provide that with respect to the ESPP (i) participants may not increase their payroll deductions or purchase elections from those in effect on the date of this Agreement, (ii) each participant's outstanding right to purchase shares of Company Common Stock under the ESPP shall terminate on the day immediately prior to the day on which the Effective Time occurs, provided that all amounts allocated to each participant's account under the ESPP as of such date shall thereupon be used to purchase from the Company whole shares of Company Common Stock at the applicable price determined under the terms of the ESPP for the then outstanding offering periods using such date as the final purchase date for each such offering period, and (iii) the ESPP shall terminate immediately following such purchases of Company Common Stock.

        (c)   The Company shall ensure that following the Effective Time, no holder of a Company Stock Option (or former holder of a Company Stock Option) or any participant in any Company Stock Plan, Company Benefit Plan or Company Benefit Agreement shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation or any other equity interest therein (including "phantom" stock or stock appreciation rights).

        (d)   The adjustments provided in Section 5.04(a) with respect to any Company Stock Option to which Section 421(a) of the Code applies shall be and are intended to be effected in a manner which is consistent with Section 424(a) of the Code. As soon as practicable following the Effective Time, Parent shall deliver to the holders of Adjusted Options appropriate notices setting forth such holders' rights pursuant to the respective Company Stock Plans and the Contracts evidencing the grants of such Adjusted Options, which shall provide, among other things, that such Adjusted Options and Contracts have been assumed by Parent and shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 5.04 after giving effect to the Merger).

        (e)   Except as otherwise contemplated by this Section 5.04 and except to the extent required under the respective terms of the Adjusted Options, all restrictions or limitations on transfer and vesting with respect to Adjusted Options, to the extent that such restrictions or limitations shall not have already lapsed, and all other terms thereof, shall remain in full force and effect with respect to such Adjusted Options after giving effect to the Merger and the assumption by Parent as set forth above.

        (f)    As soon as practicable following the Effective Time, Parent shall prepare and file with the SEC a registration statement on Form S-8 (or another appropriate form) registering shares of Parent Common Stock subject to issuance upon the exercise of the Adjusted Options. The Company shall cooperate with, and assist Parent in the preparation of, such registration statement. Parent shall keep such registration statement effective (and to maintain the current status of the prospectus required thereby) for so long as any Adjusted Options remain outstanding.

        (g)   For purposes of this Agreement, "Cash Portion Option Exchange Multiple" means the quotient obtained by dividing (x) the Cash Portion by (y) the Average Parent Stock Price.

        (h)   For purposes of this Agreement, "Average Parent Stock Price" means the average of the volume weighted averages of the trading prices of Parent Common Stock, as such price is reported on the NYSE Composite Transaction Tape (as reported by Bloomberg Financial Markets or such other source as the parties shall agree in writing), for the 15 trading days ending on the third trading day immediately preceding the Effective Time.

        (i)    Prior to the Effective Time, each of Parent and the Company shall use reasonable best efforts to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) or acquisitions of Parent Common Stock (including derivative securities with respect to Parent Common Stock) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, such efforts to include all steps required be taken in accordance with the No-Action Letter dated January 12, 1999, issued by the SEC to Skadden, Arps, Slate, Meagher & Flom LLP.

        SECTION 5.05. Indemnification, Exculpation and Insurance. (a) Parent shall cause the Surviving Corporation to assume the obligations with respect to all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers of the Company as provided in the Company Articles, the Company By-laws or any indemnification Contract between such directors or officers and the Company (in each case, as in effect on the date hereof), without further action, as of the Effective Time and such obligations shall survive the Merger and shall continue in full force and effect in accordance with their terms.

        (b)   In the event that the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and other assets to any person, then, and in each such case, Parent shall cause proper provision to be made so that the successors and assigns of the Surviving Corporation shall expressly assume the obligations set forth in this Section 5.05. In the event (A) the Surviving Corporation transfers any material portion of its assets, in a single transaction or in a series of transactions or (B) Parent takes any action to materially impair the financial ability of the Surviving Corporation to satisfy the obligations referred to in Section 5.05(a), Parent will either guarantee such obligations or take such other action to insure that the ability of the Surviving Corporation, legal and financial, to satisfy such obligations will not be diminished in any material respect.

        (c)   For six years after the Effective Time, Parent shall maintain (directly or indirectly through the Company's existing insurance programs) in effect the Company's current directors' and officers' liability insurance in respect of acts or omissions occurring at or prior to the Effective Time, covering each person currently covered by the Company's directors' and officers' liability insurance policy (a complete and accurate copy of which has been heretofore delivered to Parent), on terms with respect to such coverage and amounts no less favorable than those of such policy in effect on the date hereof; provided, however, that Parent may (i) substitute therefor policies of Parent containing terms with respect to coverage (including as coverage relates to deductibles and exclusions) and amounts no less favorable to such directors and officers or (ii)request that the Company obtain such extended reporting period coverage under its existing insurance programs (to be effective as of the Effective Time); provided, further, that in satisfying its obligation under this Section 5.05(c), neither the Company nor Parent shall be obligated to pay more than in the aggregate the amount set forth in Section 5.05(c) of the Company Disclosure Schedule to obtain such coverage. It is understood and agreed that in the event such coverage cannot be obtained for such amount or less in the aggregate, Parent shall only be obligated to provide such coverage as may be obtained for such aggregate amount.

        (d)   The provisions of this Section 5.05 (i) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (ii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by Contract or otherwise.

        SECTION 5.06. Fees and Expenses. (a) Except as provided in paragraphs (b), (c) and (d) of this Section 5.06, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except that expenses incurred in connection with the printing and mailing of the Form S-4 and the Proxy Statement shall be shared equally by Parent and the Company.

        (b)   In the event that (i) this Agreement is terminated by Parent pursuant to Section 7.01(e) (other than as a result of a Company Adverse Recommendation Change following the occurrence of a Parent Material Adverse Effect), (ii) this Agreement is terminated by the Company pursuant to Section 7.01(f) or (iii) (A) prior to the obtaining of the Company Shareholder Approval, a Takeover Proposal shall have been made to the Company or shall have been made directly to the shareholders of the Company generally or shall have otherwise become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal, (B) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 7.01(b)(i) (but only if a vote to obtain the Company Shareholder Approval is not held or the Company Shareholders' Meeting has not been held) or Section 7.01(b)(iii) and (C) within 12 months after such termination, the Company enters into a definitive Contract to consummate, or consummates, the transactions contemplated by any Takeover Proposal, then the Company shall pay Parent a fee equal to $800,000,000 (the "Termination Fee") by wire transfer of same-day funds on the first business day following (x) in the case of a payment required by clause (i) or (ii) above, the date of termination of this Agreement and (y) in the case of a payment required by clause (iii) above, the date of the first to occur of the events referred to in clause (iii)(C). For purposes of clause (iii)(C) of the immediately preceding sentence only, the term "Takeover Proposal" shall have the meaning assigned to such term in Section 4.02(a) except that all references to "15%" therein shall be deemed to be references to "35%".

        (c)   In the event that (i) the Parent Stockholder Approval shall not have been obtained and this Agreement is terminated thereafter by either party, (ii) the Parent Stockholders' Meeting is not held and this Agreement is terminated pursuant to Section 7.01(b)(i), or (iii)(A) this Agreement is terminated pursuant to Section 7.01(b)(i), 7.01(b)(ii) or 7.01(c)(ii) and (B) at the time of any such termination all of the conditions set forth in Article VI have been satisfied or waived except for any of the conditions set forth in Section 6.01(b), 6.01(c), 6.01(d), 6.02(c) or 6.02(d) (in the case of Sections 6.01(d), 6.02(c) and 6.02(d), only to the extent that the conditions set forth therein have not been satisfied due to a suit, action or proceeding by any national Governmental Entity or the imposition of a Restraint, in either case relating to competition, merger control, antitrust or similar Laws), then, in any such event set forth in clauses (i) through (iii) above, Parent shall pay to the Company a fee equal to

$800,000,000 (the "Company Termination Fee") by wire transfer of same-day funds on the first business day following the date of such termination of this Agreement.

        (d)   The Company and Parent acknowledge and agree that the agreements contained in Sections 5.06(b) and 5.06(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company and Parent would not enter into this Agreement; accordingly, (i) if the Company fails promptly to pay the amount due pursuant to Section 5.06(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the Termination Fee, the Company shall pay to Parent its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made; and (ii) if Parent fails promptly to pay the amounts due pursuant to Section 5.06(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent for the Company Termination Fee Parent shall pay to the Company its costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the Company Termination Fee from the date such payment was required to be made until the date of payment at the prime rate of Citibank, N.A., in effect on the date such payment was required to be made.

        SECTION 5.07. Public Announcements. Except with respect to any Company Adverse Recommendation Change made in accordance with the terms of this Agreement, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        SECTION 5.08. Affiliates. As soon as practicable after the date of this Agreement, the Company shall deliver to Parent a letter identifying all persons who at the time this Agreement is submitted for adoption by the shareholders of the Company may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to Parent at least 30 days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.

        SECTION 5.09. Stock Exchange Listing. To the extent Parent does not issue or intend to issue treasury shares in the Merger or to holders of Adjusted Options that are already listed, Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger and to holders of Adjusted Options to be promptly approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        SECTION 5.10. Shareholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any shareholder litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent's prior written consent.

        SECTION 5.11. Employee Matters. (a) (i) For a period of twelve months following the Effective Time, the employees of the Company and its Subsidiaries who remain in the employment of the Surviving Corporation and its Subsidiaries (the "Continuing Employees") shall receive employee benefits that in the aggregate are substantially comparable to the employee benefits provided to such employees immediately prior to the Effective Time; (ii) for the six-month period immediately following the expiration of the twelve-month period described in the preceding clause (i), the Continuing

Employees shall receive employee benefits that in the aggregate are substantially comparable to either the employee benefits provided to such employees immediately prior to the Effective Time or the employee benefits provided to similarly situated employees of Parent and its Subsidiaries; and (iii) for a period of not less than eighteen months following the Effective Time, the Continuing Employees shall receive base salary or wage rates that are not less than those in effect for such Continuing Employees immediately prior to the Effective Time; provided that neither Parent nor the Surviving Corporation nor any of their Subsidiaries shall have any obligation to issue, or adopt any plans or arrangements providing for the issuance of, shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements; provided, further, that no plans or arrangements of the Company or any of its Subsidiaries providing for such issuance shall be taken into account in determining whether employee benefits are substantially comparable in the aggregate.

        (b)   Nothing contained herein shall be construed as requiring, and the Company shall take no action that would have the effect of requiring, Parent or the Surviving Corporation to continue any specific employee benefit plans or to continue the employment of any specific person.

        (c)   Parent shall cause the Surviving Corporation to recognize the service of each Continuing Employee as if such service had been performed with Parent (i) for purposes of vesting (but not benefit accrual) under Parent's defined benefit pension plan, (ii) for purposes of eligibility for vacation under Parent's vacation program, (iii) for purposes of eligibility and participation under any health or welfare plan maintained by Parent (other than any post-employment health or post-employment welfare plan), (iv) for purposes of eligibility for the company matching contribution under Parent's 401(k) savings plan (it being understood that each Continuing Employee who was participating in the Company's 401(k) savings plan immediately prior to becoming eligible to participate in Parent's 401(k) savings plan shall be immediately eligible for the company matching contribution under Parent's 401(k) savings plan) and (v) unless covered under another arrangement with or of the Company, for benefit accrual purposes under Parent's severance plan (in the case of each of clauses (i), (ii), (iii), (iv) and (v), solely to the extent that Parent makes such plan or program available to employees of the Surviving Corporation, it being Parent's current intention to do so), but not for purposes of any other employee benefit plan of Parent.

        (d)   With respect to any welfare plan maintained by Parent in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the welfare plans maintained by the Company prior to the Effective Time and (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any analogous deductible or out-of-pocket requirements to the extent applicable under any such plan.

        (e)   Subject to the provisions of Section 5.11(a) through (d), Parent shall assume all obligations under and honor in accordance with their terms, and shall cause the Surviving Corporation to honor in accordance with their terms, the Company Benefit Plans and Company Benefit Agreements listed on Section 5.11(e) of the Company Disclosure Schedule (as modified, if applicable, as agreed between Parent and individual employees of the Company or its Subsidiaries). Parent acknowledges and agrees that the Merger will constitute a "change in control" within the meaning of the Company Benefit Plans and Company Benefit Agreements which include a definition of such (or substantially similar) concept, except to the extent otherwise agreed between Parent and individual employees of the Company and its Subsidiaries.

        (f)    Notwithstanding the foregoing provisions of Section 5.11, the provisions of Section 5.11(a), (c) and (d) shall apply only with respect to Continuing Employees who are covered under Company Benefit Plans that are maintained primarily for the benefit of employees employed in the United States (including Continuing Employees regularly employed outside the United States to the extent they participate in such Company Benefit Plans). With respect to Continuing Employees not described in the preceding sentence, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, comply with all applicable laws, directives and regulations relating to employees and employee benefits matters applicable to such employees.

        SECTION 5.12. Company Notes. Each of the Company, Parent and Sub shall take each action required to be taken by such party pursuant to the Indenture dated as of January 18, 1996, between the Company and Citibank, N.A., with respect to the Company Notes, as necessary to consummate the Merger and the other transactions contemplated by this Agreement in compliance therewith.

        SECTION 5.13. Rights Agreement. The Board of Directors of the Company shall take all further actions (in addition to those referred to in Section 3.01(v)) requested by Parent in order to render the Company Rights inapplicable to the Merger and the other transactions contemplated by this Agreement. Except as provided above with respect to the Merger and the other transactions contemplated by this Agreement, the Board of Directors of the Company shall not, without the prior written consent of Parent, amend, take any action with respect to, or make any determination under, the Rights Agreement (including a redemption of the Company Rights) to facilitate a Takeover Proposal.

        SECTION 5.14. Termination Fee. The Company shall, within one business day hereof, pay to J&J the full amount of the Parent Termination Fee (as defined in the J&J Agreement) in accordance with Section 5.06(b)(ii) of the J&J Agreement. Upon the payment of such fee by the Company in accordance with the previous sentence, Parent shall, within one business day of receipt of written notice of such payment, reimburse the Company for the full amount of such fee. If this Agreement is terminated by Parent pursuant to Section 7.01(c)(i) or if this Agreement is terminated in circumstances requiring payment of the Termination Fee pursuant to Section 5.06(b), then the Company shall reimburse Parent for the Parent Termination Fee, which reimbursement will be made by wire transfer of same-day funds. Any such reimbursement by the Company shall be made at the time of termination in the case of a termination pursuant to Section 7.01(c)(i) and at the time that the Termination Fee is paid to Parent in the case of a termination of this Agreement in circumstances requiring payment of the Termination Fee.

        SECTION 5.15. Sale of Certain Assets Prior to Closing. (a) If requested by Parent, the Company shall, immediately prior to the Closing, assume and agree to perform all of Parent's obligations under the Transaction Agreement (other than in respect of the equity issuance thereunder), including that the Company will assume Parent's obligation thereunder to, and shall, consummate the sale of the Assets to the Purchaser (as such terms are defined in the Transaction Agreement) immediately prior to the Closing; provided, however, that the Company shall have no obligation to assume and perform any such obligations or to consummate the sale of the Assets unless all of the conditions to the parties' respective obligations to consummate the Closing as set forth in Article VI of this Agreement shall have been satisfied or (to the extent permitted by applicable Law) waived, and each of Parent and Sub shall have notified the Company, and the Company shall have notified Parent and Sub, in writing that it is ready, willing and able to consummate the Closing.

        (b)   The Company shall promptly execute, acknowledge and deliver any other assurances or documents, including any form of assignment and assumption agreement, reasonably requested by Parent and necessary for the Company to satisfy its obligations under clause (a) of this Section 5.15.

ARTICLE VI

Conditions Precedent

        SECTION 6.01. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or (to the extent permitted by Law) waiver by Parent and the Company on or prior to the Closing Date of the following conditions:

          (a)   Shareholder Approvals. The Shareholder Approvals shall have been obtained.

          (b)   NYSE Listing. The shares of Parent Common Stock issuable to the shareholders of the Company and to holders of Adjusted Options as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c)   Antitrust. (i) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired and (ii) the European Commission shall have issued a decision under Article 6(1)(b), 8(1) or 8(2) of the EC Merger Regulation (or shall have been deemed to have done so under Article 10(6) of the EC Merger Regulation) declaring the Merger compatible with the EC Common Market (and/or, as may be the case, any national competition authority in the EC to which all or part of the case may have been transferred shall have issued a decision with similar effect or have been deemed to have done so).

          (d)   No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court or agency of competent jurisdiction or other Law, rule, legal restraint or prohibition (collectively, "Restraints") shall be in effect preventing the consummation of the Merger.

          (e)   Form S-4. The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

        SECTION 6.02. Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are further subject to the satisfaction or (to the extent permitted by Law) waiver by Parent on or prior to the Closing Date of the following conditions:

          (a)   Representations and Warranties. (i) The representations and warranties of the Company contained in Sections 3.01(c), 3.01(d), 3.01(g)(iv) (but only with respect to current and former directors and Tier I Employees), 3.01(i)(2)(A), 3.01(q), 3.01(r) (but not with respect to the last sentence thereof) and 3.01(v) of this Agreement that are qualified as to materiality or by reference to Material Adverse Effect or Material Adverse Change shall be true and correct, and such representations and warranties of the Company that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, (ii) the representations and warranties of the Company contained in Sections 3.01(i)(2)(B) and (C) shall be true and correct as of the date of this Agreement as though made on the Closing Date, except to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such date, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the reasonably expected benefits of the Merger to Parent and (iii) all other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (iii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect or Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b)   Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

          (c)   No Litigation. There shall not be pending any suit, action or proceeding by any national Governmental Entity (i) seeking to restrain or prohibit the consummation of the Merger or any other transaction contemplated by this Agreement or seeking to obtain from the Company, Parent, Sub or any other Affiliate of Parent any damages that are material in relation to the Company, (ii) seeking to impose limitations on the ability of Parent or any Affiliate of Parent to hold, or exercise full rights of ownership of, any shares of capital stock of the Surviving Corporation, including the right to vote such shares on all matters properly presented to the shareholders of the Surviving Corporation, (iii) seeking to prohibit Parent or any of its Affiliates from effectively controlling in any material respect the business or operations of the Company or any of its Affiliates, (iv) seeking any Divestiture that is not required to be effected pursuant to the terms of this Agreement or (v) that has had or would reasonably be expected to have a Material Adverse Effect or Parent Material Adverse Effect.

          (d)   Restraints. No Restraint that would reasonably be expected to result, directly or indirectly, in any of the effects referred to in clauses (i) through (v) of paragraph (c) of this Section 6.02 shall be in effect.

        SECTION 6.03. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction or (to the extent permitted by Law) waiver by the Company on or prior to the Closing Date of the following conditions:

          (a)   Representations and Warranties. (i) The representations and warranties of Parent and Sub contained in Sections 3.02(b) and 3.02(l) of this Agreement that are qualified as to materiality or by reference to Parent Material Adverse Effect or Parent Material Adverse Change shall be true and correct, and such representations and warranties of Parent that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date and (ii) all other representations and warranties of Parent contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date, in which case as of such specified date, and except further, in the case of this clause (ii), to the extent that the facts or matters as to which such representations and warranties are not so true and correct as of such dates (without giving effect to any qualifications or limitations as to materiality or Parent Material Adverse Effect or Parent Material Adverse Change set forth therein), individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

          (b)   Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by an executive officer of Parent to such effect.

        SECTION 6.04. Frustration of Closing Conditions. None of the Company, Parent or Sub may rely on the failure of any condition set forth in Section 6.01, 6.02 or 6.03, as the case may be, to be satisfied if such failure was caused by such party's failure to act in good faith or to use its reasonable best efforts to consummate the Merger and the other transactions contemplated by this Agreement, as required by and subject to Section 5.03.

ARTICLE VII

Termination, Amendment and Waiver

        SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Shareholder Approvals:

          (a)   by mutual written consent of Parent, Sub and the Company;

          (b)   by either Parent or the Company:

            (i)    if the Merger shall not have been consummated on or before September 30, 2006; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose willful breach of a representation or warranty in this Agreement or whose other action or failure to act has been a principal cause of or resulted in the failure of the Merger to be consummated on or before such date;

            (ii)   if any Restraint having any of the effects set forth in Section 6.01(d) shall be in effect and shall have become final and nonappealable; or

            (iii)  if either of the Shareholder Approvals shall not have been obtained at the respective Shareholders' Meetings duly convened therefor or at any adjournment or postponement thereof;

          (c)   by Parent (i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) or 6.02(b) and (B) is not cured, or incapable of being cured, by the Company within 30 calendar days following receipt of written notice of such breach or failure to perform from Parent or (ii) if any Restraint having the effects referred to in clauses (i) through (v) of Section 6.02(c) shall be in effect and shall have become final and nonappealable;

          (d)   by the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) or 6.03(b) and (B) is not cured, or is incapable of being cured, by Parent within 30 calendar days following receipt of written notice of such breach or failure to perform from the Company;

          (e)   by Parent, in the event that prior to the obtaining of the Company Shareholder Approval (i) a Company Adverse Recommendation Change shall have occurred or (ii) the Board of Directors of the Company fails publicly to reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a written request by Parent to provide such reaffirmation following a Takeover Proposal; or

          (f)    by the Company, in accordance with the terms and subject to the conditions of Section 4.02(b).

        SECTION 7.02. Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company under this

Agreement, other than the provisions of Section 3.01(s) and 3.02(g), the second, third and fourth sentences of Section 5.02(a), Section 5.06, this Section 7.02 and Article VIII, which provisions shall survive such termination; provided, however, that no such termination shall relieve any party hereto from any liability or damages resulting from the willful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

        SECTION 7.03. Amendment. This Agreement may be amended by the parties hereto at any time before or after receipt of the Shareholder Approvals; provided, however, that after either such approval has been obtained, there shall be made no amendment that by applicable Law requires further approval by the shareholders of the Company or the stockholders of Parent, as applicable, without such approval having been obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

        SECTION 7.04. Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) to the extent permitted by applicable Law, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) subject to the proviso to the first sentence of Section 7.03 and to the extent permitted by applicable Law, waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

        SECTION 7.05. Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.01 or an amendment of this Agreement pursuant to Section 7.03 shall, in order to be effective, require, in the case of Parent or the Company, action by its Board of Directors or, with respect to any amendment of this Agreement pursuant to Section 7.03, the duly authorized committee of its Board of Directors to the extent permitted by applicable Law.

ARTICLE VIII

General Provisions

        SECTION 8.01. Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        SECTION 8.02. Notices. Except for notices that are specifically required by the terms of this Agreement to be delivered orally, all notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

  if to Parent or Sub, to:

    Boston Scientific Corporation
    One Boston Scientific Place
    Natick, Massachusetts 01760

    Telecopy No.: (508) 650-8960

    Attention: General Counsel

  with a copy to:

    Shearman & Sterling LLP
    599 Lexington Avenue
    New York, NY 10022

    Telecopy No.: (212) 848-7179

    Attention: Peter D. Lyons
                      Clare O'Brien

  if to the Company, to:

    Guidant Corporation
    111 Monument Circle, 29th Floor
    Indianapolis, IN 46204

    Telecopy No.: (317) 971-2119

    Attention: General Counsel

  with a copy to:

    Skadden, Arps, Slate, Meagher & Flom LLP
    333 West Wacker Drive
    Chicago, Illinois 60606

    Telecopy No.: (312) 407-0411

    Attention: Charles W. Mulaney, Jr.
                      Brian W. Duwe

        SECTION 8.03. Definitions. For purposes of this Agreement:

          (a)   an "Affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

          (b)   "Knowledge" means, when used in connection with the Company or any Subsidiary of the Company with respect to any matter in question, the actual knowledge of the Company's or any such Subsidiary's executive officers after making due inquiry of the current Tier I Employees and Tier II Employees having primary responsibility for such matter; and, when used in connection with Parent or any Subsidiary of Parent with respect to any matter in question, the actual knowledge of Parent's executive officers after making due inquiry of the current employees having primary responsibility for such matter.

          (c)   "Material Adverse Change" or "Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Material Adverse Change or Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which the Company or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact the Company or any of its Subsidiaries, or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement, (B) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect or a Material Adverse Change), or (C) any effect on the Company's business relating to or arising from any product recalls announced by the Company prior to the date of this Agreement, or any related pending or future litigation, investigations by Governmental Entities or other developments.

          (d)   "Parent Material Adverse Change" or "Parent Material Adverse Effect" means any change, effect, event, occurrence, state of facts or development which individually or in the aggregate would reasonably be expected to result in any change or effect, that is materially adverse to the business, financial condition or results of operations of Parent and its Subsidiaries, taken as a whole; provided that none of the following shall be deemed, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Change or Parent Material Adverse Effect: (A) any change, effect, event, occurrence, state of facts or development (1) in the financial or securities markets or the economy in general, (2) in the industries in which Parent or any of its Subsidiaries operates in general, to the extent that such change, effect, event, occurrence, state of facts or development does not disproportionately impact Parent or any of its Subsidiaries or (3) resulting from any Divestiture required to be effected pursuant to the terms of this Agreement or (B) any failure, in and of itself, by Parent to meet any internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts or occurrences giving rise or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Parent Material Adverse Effect or a Parent Material Adverse Change).

          (e)   "person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (f)    a "Subsidiary" of any person means another person, an amount of the voting securities, other voting rights or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

          (g)   "Transaction Agreement" means the Transaction Agreement, dated as of January 8, 2006, and as amended by Amendment No. 1 and Amendment No. 2, each dated as of January 16, 2006, between Parent and Abbott Laboratories, pursuant to which Parent has agreed, among other things, to sell certain assets of the Company to the purchaser thereunder.

        SECTION 8.04. Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to "this Agreement" shall include the Company Disclosure Schedule. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein or in any Contract or instrument that is referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns.

        SECTION 8.05. Consents and Approvals. For any matter under this Agreement requiring the consent or approval of any party to be valid and binding on the parties hereto, such consent or approval must be in writing.

        SECTION 8.06. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        SECTION 8.07. Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules) and the Confidentiality Agreement and any agreements entered into contemporaneously herewith (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and the Confidentiality Agreement and (b) except for the provisions of Article II and Section 5.05, are not intended to and do not confer upon any person other than the parties any legal or equitable rights or remedies.

        SECTION 8.08. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

        SECTION 8.09. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that Sub, upon prior written notice to the Company, may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned Subsidiary of Parent, but no such assignment shall relieve Parent or Sub of any of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        SECTION 8.10. Specific Enforcement; Consent to Jurisdiction. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the United States District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the United States District Court for the Southern District of New York.

        SECTION 8.11. Waiver of Jury Trial. Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.11.

        SECTION 8.12. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

        IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

BOSTON SCIENTIFIC CORPORATION,
by	/s/ JAMES R. TOBIN
	Name:	James R. Tobin
	Title:	Chief Executive Officer
GALAXY MERGER SUB, INC.
by	/s/ LAWRENCE J. KNOPF
	Name:	Lawrence J. Knopf
	Title:	President
GUIDANT CORPORATION
by	/s/ JAMES M. CORNELIUS
	Name:	James M. Cornelius
	Title:	Chairman & CEO

ANNEX I
TO THE AMENDED AND RESTATED MERGER AGREEMENT

Index of Defined Terms

Term

Acquisition Agreement	Section 4.02(b)
Actions	Section 4.01(d)
Adjusted Option	Section 5.04(a)
Affiliate	Section 8.03(a)
Agreement	Preamble
Amendment	Recitals
Antitrust Filings	Section 5.03
Articles of Merger	Section 1.03
Average Parent Stock Price	Section 5.04(h)
Cash Portion	Section 2.01(c)
Cash Portion Option Exchange Multiple	Section 5.04(g)
Certificate	Section 2.01(c)
Closing	Section 1.02
Closing Date	Section 1.02
Closing Price	Section 2.02(e)
Code	Section 2.02(j)
Commitment Letter	Section 3.02(o)
Commonly Controlled Entity	Section 3.01(l)
Company	Preamble
Company Adverse Recommendation Change	Section 4.02(b)
Company Articles	Section 1.05
Company Benefit Agreements	Section 3.01(g)
Company Benefit Plans	Section 3.01(l)
Company By-laws	Section 3.01(a)
Company Common Stock	Recitals
Company Disclosure Schedule	Section 3.01
Company Notes	Section 4.01(a)
Company Pension Plan	Section 3.01(l)
Company Preferred Stock	Section 3.01(c)
Company Restricted Stock	Section 3.01(c)
Company Rights	Section 3.01(v)
Company SEC Documents	Section 3.01(e)
Company Series A Preferred Stock	Section 3.01(c)
Company Shareholder Approval	Section 3.01(q)
Company Shareholders' Meeting	Section 5.01(a)
Company Stock-Based Awards	Section 3.01(c)
Company Stock Options	Section 3.01(c)
Company Stock Plans	Section 3.01(c)
Company Termination Fee	Section 5.06(c)
Company Welfare Plan	Section 3.01(l)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 5.11(a)
Contract	Section 3.01(d)
Divestiture	Section 5.03
EC Merger Regulation	Section 3.01(d)

Effective Time	Section 1.03
Environmental Laws	Section 3.01(j)
ERISA	Section 3.01(j)
ESPP	Section 3.01(c)
Excess Distribution	Section 4.01(d)
Exchange Act	Section 3.01(d)
Exchange Agent	Section 2.02(a)
Exchange Fund	Section 2.02(a)
Exchange Ratio	Section 2.01(c)
FDA	Section 3.01(u)
FDCA	Section 3.01(j)
Filed Company SEC Documents	Section 3.01
Filed Parent SEC Documents	Section 3.02
Financing	Section 3.02(o)
Form S-4	Section 5.01(a)
GAAP	Section 3.01(e)
Governmental Entity	Section 3.01(d)
Hazardous Materials	Section 3.01(j)
HSR Act	Section 3.01(d)
HSR Filing	Section 5.03
IBCL	Section 1.01
Intellectual Property Rights	Section 3.01(p)
Interest Portion	Section 2.01(c)
IRS	Section 3.01(l)
J&J	Recitals
J&J Agreement	Recitals
Key Personnel	Section 3.01(g)
Knowledge	Section 8.03(b)
Law	Section 3.01(d)
Legal Provisions	Section 3.01(j)
Lenders	Section 3.02(o)
Liens	Section 3.01(b)
Material Adverse Change	Section 8.03(c)
Material Adverse Effect	Section 8.03(c)
Medical Device	Section 3.01(u)
Merger	Recitals
Merger Consideration	Section 2.01(c)
New Rights Plan	Section 5.13
Non-U.S. Subsidiary	Section 4.01(d)
Notice of Superior Proposal	Section 4.02(b)
NYSE	2.02(e)
Order	3.01(d)
Paragraph 6	3.01(r)
Parent	Preamble
Parent Average Closing Stock Price	2.01(a)
Parent By-laws	3.02(a)
Parent Certificate	Recitals
Parent Common Stock	Recitals
Parent Disclosure Schedule	Section 3.02
Parent Intellectual Property Rights	Section 3.02(k)
Parent Material Adverse Change	Section 8.03(d)

Parent Material Adverse Effect	Section 8.03(d)
Parent Medical Device	Section 3.02(m)
Parent Preferred Stock	Section 3.02(h)
Parent Recommendation	Section 5.01(c)
Parent SEC Documents	Section 3.02(c)
Parent Stock Plans	Section 4.01(b)(iii)
Parent Stockholder Approval	Section 3.02(m)
Parent Stockholders' Meeting	Section 5.01(a)
Permits	Section 3.01(j)
Person	Section 8.03(e)
Primary Company Executives	Section 3.01(m)
Proxy Statement	Section 3.01(d)
Representatives	Section 4.02(a)
Release	Section 3.01(j)
Restraints	Section 6.01(d)
Rights Agreement	Section 3.01(v)
SEC	Section 3.01(d)
Securities Act	Section 3.01(e)
Shareholder Approvals	Section 3.02(m)
Shareholders' Meetings	Section 5.01(a)
Share Issuance	Recitals
Significant Subsidiary	Section 3.01(a)
Social Security Act	Section 3.01(u)
SOX	Section 3.01(e)
Stock Portion	Section 2.01(c)
Sub	Preamble
Sub Articles	Section 3.02(a)
Subsidiary	Section 8.03(g)
Superior Proposal	Section 4.02(a)
Surviving Corporation	Section 1.01
Takeover Proposal	Section 4.02(a)
Termination Fee	Section 5.06(b)
tax	Section 3.01(n)
taxing authority	Section 3.01(n)
tax return	Section 3.01(n)
Tier I Employee	Section 3.01(g)
Tier II Employee	Section 3.01(g)

EXHIBIT A
TO THE MERGER AGREEMENT

Restated Articles of Incorporation
of the Surviving Corporation

        FIRST:    The name of the corporation (hereinafter called the "Corporation") is Guidant Corporation.

        SECOND:    The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of Common Stock, without par value.

        THIRD:    The street address of the Corporation's initial registered office in Indiana is 307 East McCarty Street, Indianapolis 46285 and the name of its initial registered agent at that office is [Name of Agent].

        FOURTH:    The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of Indiana.

        FIFTH:    In furtherance and not in limitation of the powers conferred upon it by law, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws of the Corporation.

        SIXTH:    To the fullest extent permitted by the Business Corporation Law of the State of Indiana as it now exists and as it may hereafter be amended, no director or officer of the Corporation shall be personally liable to the Corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director or officer.

        SEVENTH:    The Corporation shall, to the fullest extent permitted by Section 23-1-37 of the Business Corporation Law of the State of Indiana, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said Section from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said Section. Such indemnification shall be mandatory and not discretionary. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person. Any repeal or modification of this Article SEVENTH shall not adversely affect any right to indemnification of any persons existing at the time of such repeal or modification with respect to any matter occurring prior to such repeal or modification.

        The Corporation shall to the fullest extent permitted by the Business Corporation Law of the State of Indiana advance all costs and expenses (including, without limitation, attorneys' fees and expenses) incurred by any director or officer within 15 days of the presentation of same to the Corporation, with respect to any one or more actions, suits or proceedings, whether civil, criminal, administrative or investigative, so long as the Corporation receives from the director or officer a written affirmation required by the Business Corporation Law of the State of Indiana of his or her good faith belief that he or she has met the applicable standard of conduct established by the Business Corporation Law of the State of Indiana, together with an unsecured undertaking to repay such expenses if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation under the Business Corporation Law of the State of Indiana. Such obligation to advance costs and expenses shall be mandatory, and not discretionary, and shall include, without limitation, costs and expenses incurred in asserting affirmative defenses, counterclaims and cross claims. Such undertaking to repay may, if first requested in writing by the applicable director or officer, be on behalf of (rather than by) such director or officer, provided that in such case the Corporation shall have the right to approve the party making such undertaking.

        EIGHTH:    Unless and except to the extent that the By-laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

EXHIBIT B
TO THE MERGER AGREEMENT

Form of Affiliate Letter

Dear Sirs:

        The undersigned, a holder of shares of common stock, without par value ("Company Common Stock"), of Guidant Corporation, an Indiana corporation (the "Company"), acknowledges that the undersigned may be deemed an "affiliate" of the Company within the meaning of Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), by the Securities and Exchange Commission (the "SEC"). Pursuant to the terms of the Agreement and Plan of Merger dated as of January 25, 2006 (the "Merger Agreement"), among Boston Scientific Corporation, a Delaware corporation ("Parent"), Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Merger Sub will be merged with and into the Company (the "Merger"), and in connection with the Merger, the undersigned is entitled to receive (i) that number of validly issued, fully paid and nonassessable shares shares of the common stock of Parent ("Parent Common Stock") equal to the quotient determined by dividing $38.00 by the Parent Average Closing Stock Price (as defined below) and rounding the result to the nearest 1/10,000 of a share; provided, however, that if such quotient is less than 13167, the Exchange Ratio will be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio will be 1.6799, (ii) $42.00 in cash, without interest, and (iii) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the closing. For the purposes of this letter, the term "Parent Average Closing Stock Price" means the average of the per share closing prices of Parent Common Stock on the NYSE during the 20 consecutive trading days ending on (and including) the date that is three trading days prior to the Closing.

        If in fact the undersigned were an affiliate under the Securities Act, the undersigned's ability to sell, assign or transfer the shares of Parent Common Stock received by the undersigned in exchange for any shares of Company Common Stock in connection with the Merger may be restricted unless such transaction is registered under the Securities Act or an exemption from such registration is available. The undersigned understands that such exemptions are limited and the undersigned has obtained or will obtain advice of counsel as to the nature and conditions of such exemptions, including information with respect to the applicability to the sale of such securities of Rules 144 and 145(d) promulgated under the Securities Act. The undersigned understands that Parent will not be required to maintain the effectiveness of any registration statement under the Securities Act for the purposes of resale of Parent Common Stock by the undersigned.

        The undersigned hereby represents to and covenants with Parent that the undersigned will not sell, assign or transfer any of the shares of Parent Common Stock received by the undersigned in exchange for shares of Company Common Stock in connection with the Merger except (i) pursuant to an effective registration statement under the Securities Act, (ii) in conformity with the volume and other limitations of Rule 145 or (iii) in a transaction which, in the opinion of counsel to the undersigned, such counsel to be reasonably satisfactory to Parent and such opinion to be in form and substance reasonably satisfactory to Parent, or as described in a "no-action" or interpretive letter from the Staff of the SEC specifically issued with respect to a transaction to be engaged in by the undersigned, is not required to be registered under the Securities Act.

        In the event of a sale or other disposition by the undersigned of the shares of Parent Common Stock pursuant to Rule 145, the undersigned will supply Parent with evidence of compliance with such Rule, in the form of a letter in the form of Annex I hereto or the opinion of counsel or no-action letter referred to above. The undersigned understands that Parent may instruct its transfer agent to withhold the transfer of any shares of Parent Common Stock disposed of by the undersigned, but that

(provided such transfer is not prohibited by any other provision of this letter agreement) upon receipt of such evidence of compliance, Parent shall cause the transfer agent to effectuate the transfer of the shares of Parent Common Stock sold as indicated in such letter.

        Parent covenants that it will take all such actions as may be reasonably available to it to permit the sale or other disposition of the shares of Parent Common Stock by the undersigned under Rule 145 in accordance with the terms thereof.

        The undersigned acknowledges and agrees that the legend set forth below will be placed on certificates representing the shares of Parent Common Stock received by the undersigned in connection with the Merger or held by a transferee thereof, which legend will be removed by delivery of substitute certificates (i) if the undersigned provides evidence of compliance with Rule 145 to Parent, in the form of a letter in the form of Annex I hereto, or (ii) upon receipt of an opinion in form and substance reasonably satisfactory to Parent from counsel reasonably satisfactory to Parent to the effect that such legend is no longer required for purposes of the Securities Act.

        There will be placed on the certificates for Parent Common Stock issued to the undersigned in connection with the Merger, or any substitutions therefor, a legend stating in substance:

        "The shares represented by this certificate were issued pursuant to a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have not been acquired by the holder with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933. The shares may not be sold, pledged or otherwise transferred except in accordance with Rule 145, pursuant to a Registration Statement under the Securities Act of 1933 or in accordance with an exemption from the registration requirements of the Securities Act of 1933."

        The undersigned acknowledges that (i) the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock and (ii) the receipt by Parent of this letter is an inducement to Parent's obligations to consummate the Merger.

        Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an "affiliate" of the Company as described in the first paragraph of this letter, or as a waiver of any rights the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

                      Very truly yours,

Dated:

ANNEX I
TO EXHIBIT B

[Name]

[Date]

        On                        , the undersigned sold the securities of Boston Scientific Corporation ("Parent") described below in the space provided for that purpose (the "Securities"). The Securities were received by the undersigned in connection with the merger of Galaxy Merger Sub, Inc., an Indiana corporation, with and into Guidant Corporation, an Indiana corporation.

        Based upon the most recent report or statement filed by Parent with the Securities and Exchange Commission, the Securities sold by the undersigned were within the prescribed limitations set forth in paragraph (e) of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act").

        The undersigned hereby represents that the Securities were sold in "brokers' transactions" within the meaning of Section 4(4) of the Securities Act or in transactions directly with a "market maker" as that term is defined in Section 3(a)(38) of the Securities Exchange Act of 1934, as amended. The undersigned further represents that the undersigned has not solicited or arranged for the solicitation of orders to buy the Securities, and that the undersigned has not made any payment in connection with the offer or sale of the Securities to any person other than to the broker who executed the order in respect of such sale.

                      Very truly yours,

Dated:

EXHIBIT C
TO THE MERGER AGREEMENT

[Form of Voting Agreement is attached as Annex B to this joint proxy statement/prospectus]

Annex B

[FORM OF VOTING AGREEMENT]

        VOTING AGREEMENT, dated as of January [    ], 2006 (this "Agreement"), between GUIDANT CORPORATION, an Indiana corporation (the "Company"), and [            ][, a [            limited partnership]] (the "Stockholder").

        WHEREAS, concurrently herewith, Boston Scientific Corporation, a Delaware corporation ("Parent"), Galaxy Merger Sub, Inc., an Indiana corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will merge with and into the Company (the "Merger"), and each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock"), other than shares of Company Common Stock directly owned by Parent, Merger Sub or the Company, will be converted into the right to receive (a) a number of validly issued, fully paid and nonassessable shares (the "Shares") of common stock, par value $0.01 per share, of Parent ("Parent Common Stock"), (b) $42.00 in cash, without interest, and (c) if the Closing shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing;

        WHEREAS, Stockholder beneficially owns [            ] Shares of Parent Common Stock (the "Owned Shares" and, together with any shares of Parent Common Stock of which Stockholder acquires beneficial ownership after the date hereof and prior to the termination hereof, whether by purchase or upon exercise of options, warrants, conversion of other convertible securities or otherwise, are collectively referred to herein as the "Covered Shares");

        WHEREAS, in connection with, and as a condition to, the Merger, the stockholders of Parent must (i) adopt an amendment to Parent's Second Restated Certificate of Incorporation, as amended, to increase the authorized number of shares of Parent Common Stock from 1,200,000,000 to 2,000,000,000 (the "Amendment"), and (ii) approve the issuance of the Shares to the shareholders of the Company pursuant to the terms of the Merger Agreement (the "Share Issuance"); and

        WHEREAS, the Stockholder acknowledges that the Company is entering into the Merger Agreement in reliance on the representations, warranties, covenants and other agreements of the Stockholder set forth in this Agreement and would not enter into the Merger Agreement if the Stockholder did not enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

        1.     Agreement to Vote.

        (a)   Prior to any termination of this Agreement, the Stockholder hereby agrees that it shall, and shall cause any other holder of record of any Covered Shares to, at any meeting of the stockholders of Parent (whether annual or special and whether or not an adjourned or postponed meeting), however called, (i) when a meeting is held, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for the purpose of establishing a quorum, and (ii) vote (or caused to be voted) in person or by proxy all Covered Shares (A) in favor of the Amendment and the Share Issuance and (B) against any proposal, action or transaction involving Parent or any of its Subsidiaries, which proposal, action or transaction would impede, frustrate, prevent or materially delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement or this Agreement or the approval of the Amendment or the Share Issuance.

        (b)   THE STOCKHOLDER HEREBY GRANTS TO, AND APPOINTS, THE COMPANY, THE CHIEF EXECUTIVE OFFICER OF THE COMPANY AND THE SECRETARY OF THE COMPANY, IN THEIR RESPECTIVE CAPACITIES AS OFFICERS OF THE COMPANY, AND ANY OTHER DESIGNEE OF THE COMPANY, EACH OF THEM INDIVIDUALLY, THE STOCKHOLDER'S IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) PROXY AND ATTORNEY-IN-FACT (WITH FULL POWER OF SUBSTITUTION) TO VOTE THE COVERED SHARES AS INDICATED IN CLAUSE (a) OF THIS SECTION 1. THE STOCKHOLDER INTENDS THIS PROXY TO BE IRREVOCABLE (UNTIL THE TERMINATION DATE, AS DEFINED BELOW) AND COUPLED WITH AN INTEREST AND WILL TAKE SUCH FURTHER ACTION OR EXECUTE SUCH OTHER INSTRUMENTS AS MAY BE NECESSARY TO EFFECTUATE THE INTENT OF THIS PROXY AND HEREBY REVOKES ANY PROXY PREVIOUSLY GRANTED BY THE STOCKHOLDER WITH RESPECT TO THE COVERED SHARES (THE STOCKHOLDER REPRESENTING TO THE COMPANY THAT ANY SUCH PROXY IS NOT IRREVOCABLE).

        (c)   Except as set forth in clause (a) of this Section 1, the Stockholder shall not be restricted from voting in favor of, against or abstaining with respect to any matter presented to the stockholders of Parent.

        (d)   If for any reason the proxy granted herein is not irrevocable, then, if instructed by the Company in writing, the Stockholder agrees to vote (or cause to be voted) the Covered Shares in a manner consistent with clause (a) of this Section 1.

        2.     Termination. This Agreement shall terminate upon the earliest of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms, and (c) written notice of termination of this Agreement by the Company to the Stockholder, such earliest date being referred to herein as the "Termination Date"; provided, however, that the provisions set forth in Section 10 to 17 shall survive the termination of this Agreement; provided, further, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement prior to termination.

        3.     Representations and Warranties.

        (a)   Representations and Warranties of the Company. The Company hereby represents and warrants to the Stockholder as follows:

          (i)    Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Indiana and has all necessary corporate power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms.

          (ii)   Consents; No Conflicts. Except for the applicable requirements of the Exchange Act, the execution, delivery and performance by the Company of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity, (B) violate, conflict with or result in the breach of any provision of the certificate of incorporation or bylaws (or similar organizational documents) of the Company, (C) conflict with or violate any Law or Order applicable to the Company or its assets, properties or businesses or (D) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Company is a party, except, in the case of clauses (C) and (D), as would not materially and adversely affect the ability of the Company to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement.

        (b)   Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to the Company as follows:

          (i)    Ownership of Securities. As of the date of this Agreement, [(A)] the Stockholder is the [record and] beneficial owner of, and has sole [or shared] voting power and sole [or shared] power of disposition with respect to, the Owned Shares, free and clear of Liens, proxies, powers of attorney, voting trusts or agreements (other than any Lien or proxy created by this Agreement or pursuant to any pledge in existence as of the date hereof, none of which would materially and adversely affect the ability of the Stockholder to carry out the Stockholder's obligations under, and to consummate the transactions contemplated by, this Agreement)[, and (B) the Stockholder beneficially owns [            ] Shares of Parent Common Stock issuable upon the exercise of currently exercisable stock options]. [As of the date of this Agreement, Schedule I is true and correct in all material respects with respect to those Persons listed under John E. Abele.] [As of the date of this Agreement, Schedule I is true and correct in all material respects with respect to those Persons listed under Pete Nicholas.] As used in this Agreement, the terms "beneficial owner", "beneficial ownership", "beneficially owns" or "owns beneficially", with respect to any securities, refer to the beneficial ownership of such securities as determined under Rule 13d-3(a) of the Exchange Act.

          (ii)   Organization and Authority. [The Stockholder is a [limited partnership] duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation and has all necessary power and authority to enter into, execute and deliver this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by the Stockholder, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Stockholder.] [The Stockholder has all necessary power and capacity to enter into, execute and deliver this Agreement, to carry out his obligations hereunder and to consummate the transactions contemplated hereby.] This Agreement has been duly executed and delivered by the Stockholder, and, assuming due authorization, execution and delivery by the other parties hereto, this Agreement is a legal, valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms. [If the Stockholder is married, and any of the Covered Shares constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, this Agreement has been duly authorized, executed and delivered by, and constitutes the legal, valid and binding obligation of, Stockholder's spouse, enforceable in accordance with its terms.]

          (iii)  Consents; No Conflicts. Except for the applicable requirements of the Exchange Act, the execution, delivery and performance by the Stockholder of this Agreement do not and will not (A) require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Entity [or violate, conflict with or result in the breach of any provision of the organizational documents of the Stockholder], (B) conflict with or violate any Law or Order applicable to the Stockholder or the Stockholder's assets, properties or businesses or (C) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Stockholder is a party, except, in the case of clauses (B) and (C), as would not materially and adversely affect the ability of the Stockholder to carry out the Stockholder's obligations under, and to consummate the transactions contemplated by, this Agreement.

        4.     Restriction on Transfer, Proxies. The Stockholder hereby agrees, while this Agreement is in effect, not to (a) except as set forth in Section 7 hereof or pursuant to pledges in existence as of the date hereof (none of which would materially and adversely affect the ability of the Stockholder to carry out the Stockholder's obligations under, and to consummate the transactions contemplated by, this Agreement), sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any Contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any of the Covered Shares, (b) grant any proxies or powers of attorney, deposit any Covered Shares into a voting trust or enter into a voting agreement with respect to any Covered Shares or (c) take any action that would make any representation or warranty of the Stockholder contained herein untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing its obligations under this Agreement.

        5.     Further Assurances. From time to time, at the another party's request and without further consideration, each party hereto shall take such reasonable further action as may reasonably be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

        6.     Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary: (a) the Stockholder makes no agreement or understanding herein in any capacity other than in his capacity as a record holder and beneficial owner of Covered Shares and (b) nothing herein shall be construed to limit or affect any action or inaction by the Stockholder acting in his capacity as a director or officer of Parent in a manner consistent with the Merger Agreement.

        7.     Permitted Transfers. Notwithstanding anything in this Agreement to the contrary, the Stockholder may transfer any or all of the Covered Shares, in accordance with provisions of applicable Law, to [his spouse, ancestors, descendants or] any trust controlled by the Stockholder for any of their benefit; provided, however, that, prior to and as a condition to the effectiveness of such transfer, each Person to which any of such Covered Shares or any interest in any of such Covered Shares is or may be transferred shall have executed and delivered to the Company a counterpart of this Agreement pursuant to which such Person shall be bound by all of the terms and provisions of this Agreement, and shall have agreed in writing with the Company to hold such Covered Shares or interest in such Covered Shares subject to all of the terms and provisions of this Agreement.

        8.     No Control. Nothing contained in this Agreement shall give the Company the right to control or direct Parent or Parent's operations.

        9.     Amendment. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

        10.   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10):

          (a)   if to the Company:

      Guidant Corporation
      111 Monument Circle, 29th Floor
      Indianapolis, IN 46204

      Telecopy No.: (317) 971-2119
      Attention: General Counsel

      with a copy to:

      Skadden, Arps, Slate, Meagher & Flom LLP
      333 West Wacker Drive
      Chicago, Illinois 60606
      Telecopy No.: (312) 407-0411
      Attention: Charles W. Mulaney, Jr.
                        Brian W. Duwe

          (b)   if to the Stockholder:

      [                    ]
      Telecopy No.:

        11.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

        12.   Entire Agreement; Assignment. This Agreement (together with the Merger Agreement to the extent referred to herein) (a) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof, and (b) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto.

        13.   Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties hereto shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

        14.   Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

        15.   Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A

TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 15.

        16.   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

        17.   Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same.

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

[STOCKHOLDER]
By:
Name:
[Title:]
GUIDANT CORPORATION
By:
Name:
[Title:]

Annex C

        [LETTERHEAD OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED]

January 15, 2006

Board of Directors
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

Members of the Board of Directors:

        Boston Scientific Corporation ("Boston Scientific" or the "Acquiror") intends to make a definitive offer to acquire Guidant Corporation (the "Company") pursuant to an Agreement and Plan of Merger (the "Agreement"), under which (1) Galaxy Merger Sub, Inc., a newly formed, wholly owned subsidiary of Boston Scientific (the "Acquisition Sub"), would be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, no par value (the "Company Shares"), other than Company Shares held in treasury or held by Boston Scientific or the Acquisition Sub, would be converted into the right to receive (i) that number of shares of Boston Scientific, par value $0.01 per share (the "Boston Scientific Shares"), equal to the quotient (the "Exchange Ratio") determined by dividing $38.00 by the average per share closing price for the Boston Scientific Shares on the New York Stock Exchange during the 20 consecutive trading day period ending three days prior to the closing of the Merger and rounding the result to the nearest 1/10,000 of a share; provided, however, that if such quotient is less than 1.3167, the Exchange Ratio would be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio would be 1.6799 (the "Stock Portion"), (ii) $42.00 in cash, without interest (the "Cash Portion") and (iii) if the closing of the Merger (the "Closing") shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing (the "Interest Portion"; the Interest Portion, if any, together with the Stock Portion and Cash Portion, being the "Consideration"), and (2) Boston Scientific would pay the Company $705 million in cash as reimbursement for the termination fee payable by the Company to Johnson & Johnson ("J&J") pursuant to Section 5.06(b) of the Agreement and Plan of Merger, dated as of December 15, 2004, amended and restated as of November 14, 2005 and further amended as of January 11, 2006 and January 13, 2006, by and among the Company, J&J and Shelby Merger Sub, Inc. In connection with the Merger, Boston Scientific and Abbott Laboratories ("Abbott") entered into a Transaction Agreement, dated as of January 8, 2006 (the "Transaction Agreement") and intend to enter into Amendment No. 1 and Amendment No. 2 thereto (such amendments, the "Draft Amendments"), pursuant to which, among other things, Abbott would, subject to Boston Scientific and the Company entering into the Merger Agreement and either the satisfaction or (to the extent permissible) waiver of the conditions precedent to the Merger, purchase (1) all of the assets of, and assume certain liabilities relating to, the Company's vascular intervention and endovascular solutions businesses and share rights to the Company's drug-eluting stent program for a purchase price equal to the sum of (i) $4.1 billion in cash and (ii) certain milestone payments payable upon the receipt of certain regulatory approvals, up to a maximum of $500 million in cash, as specified in the Transaction Agreement, and (2) $1.4 billion of Boston Scientific Shares (the "Abbott Transaction").

        You have asked us whether, in our opinion, the Consideration to be paid by Boston Scientific is fair from a financial point of view to Boston Scientific.

        In arriving at the opinion set forth below, we have, among other things:

  (1)
  Reviewed certain publicly available business and financial information relating to the Company and Boston Scientific that we deemed to be relevant;

  (2)
  Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company and Boston Scientific, furnished to us by the Company and Boston Scientific, as well as the amount and timing of the synergies and related expenses expected to result from the Merger (the "Expected Synergies") furnished to us by Boston Scientific;

  (3)
  Conducted discussions with members of senior management and representatives of the Company and Boston Scientific concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

  (4)
  Reviewed the market prices and valuation multiples for the Company Shares and the Boston Scientific Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (5)
  Reviewed the results of operations of the Company and Boston Scientific and compared them with those of certain publicly traded companies that we deemed to be relevant;

  (6)
  Reviewed the financial terms of certain other transactions that we deemed to be relevant;

  (7)
  Participated in discussions and negotiations among representatives of the Company and Boston Scientific and their financial and legal advisors;

  (8)
  Reviewed the potential pro forma impact of the Merger;

  (9)
  Reviewed a draft dated January 14, 2006 of the Agreement and certain exhibits and documents referenced therein;

  (10)
  Reviewed the Transaction Agreement and drafts dated January 14, 2006 of the Draft Amendments; and

  (11)
  Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or Boston Scientific or been furnished with any such evaluation or appraisal, nor have we evaluated the solvency or fair value of the Company or Boston Scientific under any state or federal laws relating to bankruptcy, insolvency or similar matters. In particular, we have not performed an independent analysis of the litigation related to the product recalls of the Company's implantable defibrillator and pacemaker systems, and our opinion makes no assumption concerning and does not take into account the financial consequences of the possible assertion of claims or outcomes or damages arising out of any such matters or product recalls, which claims, outcomes, damages or consequential effects could have a material impact on our opinion. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company or Boston Scientific, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's or Boston Scientific's management as to the expected future financial performance of the Company or Boston Scientific, as the case may be, and the Expected Synergies. We have assumed that the transactions described in each of the Agreement and the Transaction Agreement (as it would be amended by the Draft Amendments) will be consummated without waiver or modification of any of the material terms or conditions contained therein by any party thereto. We have assumed for the purposes of this opinion that the Interest Portion, if any, of the Consideration will not be material with respect to the aggregate

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Consideration or the outcomes of our analyses. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

        Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

        We are acting as financial advisor to Boston Scientific in connection with the Merger and will receive a fee from Boston Scientific for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Boston Scientific has agreed to indemnify us for certain liabilities arising out of our engagement. We are providing financing to Boston Scientific in connection with the Merger and are acting as financial advisor to Boston Scientific in connection with the Abbott Transaction. We are currently and have, in the past, provided financial advisory and financing services to Boston Scientific and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade the Company Shares and other securities of the Company, as well as the Boston Scientific Shares and other securities of Boston Scientific for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

        This opinion is for the use and benefit of the Board of Directors of Boston Scientific. Our opinion does not address the merits of the underlying decision by Boston Scientific to engage in the Merger and does not constitute a recommendation to any stockholder of Boston Scientific as to how such stockholder should vote on the proposed amendment to Boston Scientific's Second Restated Certificate of Incorporation, as amended, or the proposed issuance of Boston Scientific Shares in connection with the Merger or any matter related thereto. In addition, you have not asked us to address, and this opinion does not address, the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of Boston Scientific.

        We are not expressing any opinion herein as to the prices at which the Boston Scientific Shares will trade following the announcement of your offer or consummation of the Merger. We are not expressing any opinion herein as to the terms of the Transaction Agreement (including the Draft Amendments), including the purchase price to be paid thereunder.

        On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid by Boston Scientific is fair from a financial point of view to Boston Scientific.

Very truly yours,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

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Annex D

[LETTERHEAD OF BEAR, STEARNS & CO. INC.]

January 15, 2006

The Board of Directors
Boston Scientific Corporation
One Boston Scientific Place
Natick, MA 01760-1537

Ladies and Gentlemen:

        We understand that Boston Scientific Corporation ("Boston Scientific" or the "Acquiror") intends to make a definitive offer to acquire Guidant Corporation (the "Company") pursuant to an Agreement and Plan of Merger (the "Agreement"), under which (1) Galaxy Merger Sub, Inc., a newly formed, wholly owned subsidiary of Boston Scientific (the "Acquisition Sub"), would be merged with and into the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, no par value (the "Company Shares"), other than Company Shares held in treasury or held by Boston Scientific or the Acquisition Sub, would be converted into the right to receive (i) that number of shares of Boston Scientific, par value $0.01 per share (the "Boston Scientific Shares"), equal to the quotient (the "Exchange Ratio") determined by dividing $38.00 by the average per share closing price for the Boston Scientific Shares on the New York Stock Exchange during the 20 consecutive trading day period ending three days prior to the closing of the Merger and rounding the result to the nearest 1/10,000 of a share, provided, however, that if such quotient is less than 1.3167, the Exchange Ratio would be 1.3167 and if such quotient is greater than 1.6799, the Exchange Ratio would be 1.6799, (the "Stock Portion"), (ii) $42.00 in cash, without interest (the "Cash Portion") and (iii) if the closing of the Merger (the "Closing") shall not have occurred on or prior to March 31, 2006, an amount in cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of the Closing (the "Interest Portion"; the Interest Portion, if any, together with the Stock Portion and Cash Portion, being the "Consideration to be Paid"), and (2) Boston Scientific would pay the Company $705 million in cash as reimbursement for the termination fee payable by the Company to Johnson & Johnson ("J&J") pursuant to Section 5.06(b) of the Agreement and Plan of Merger, dated as of December 15, 2004, amended and restated as of November 14, 2005 and further amended as of January 11, 2006 and January 13, 2006, by and among the Company, J&J and Shelby Merger Sub, Inc. In connection with the Merger, Boston Scientific and Abbott Laboratories ("Abbott") entered into a Transaction Agreement, dated as of January 8, 2006 (the "Abbott Agreement") and intend to enter into Amendment No. 1 and Amendment No. 2 thereto (such amendments, the "Draft Amendments"), pursuant to which, among other things, Abbott would, subject to Boston Scientific and the Company entering into the Merger Agreement and either the satisfaction or (to the extent permissible) waiver of the conditions precedent to the Merger, purchase (1) all of the assets of, and assume certain liabilities relating to, the Company's vascular intervention and endovascular solutions businesses and share rights to the Company's drug-eluting stent program for a purchase price equal to the sum of (i) $4.1 billion in cash and (ii) certain milestone payments payable upon the receipt of certain regulatory approvals, up to a maximum of $500 million in cash, as specified in the Abbott Agreement, and (2) $1.4 billion of Boston Scientific Shares (the "Abbott Transaction").

        You have asked us to render our opinion as to whether the Consideration to be Paid by Boston Scientific is fair, from a financial point of view, to Boston Scientific.

        In the course of performing our review and analyses for rendering this opinion, we have:

  •
  reviewed a draft dated January 14, 2006 of the Agreement;

  •
  reviewed Abbott Agreement and drafts dated January 14, 2006 of the Draft Amendments;

  •
  reviewed Boston Scientific's and the Company's Annual Reports to Shareholders and Annual Reports on Form 10-K for the years ended December 31, 2002, 2003 and 2004, their Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, June 30, 2005 and September 30, 2005, their Current Reports on Form 8-K filed since December 31, 2004, J&J's Registration Statement on Form S-4 dated February 16, 2005 and all subsequent amendments thereto, and the Company's Definitive Proxy Statement on Schedule 14A dated December 23, 2005;

  •
  reviewed certain operating and financial information, including forecasts, relating to Boston Scientific's and the Company's businesses and prospects (the "Forecasts"), all as prepared and provided to us by Boston Scientific's management;

  •
  reviewed certain estimates of cost savings and other combination benefits (the "Assumed Synergies") expected to result from the Merger, all as prepared and provided to us by Boston Scientific's management;

  •
  met with certain members of Boston Scientific's and the Company's senior management to discuss Boston Scientific's and the Company's businesses, operations, historical and projected financial results and future prospects;

  •
  reviewed the historical prices and trading multiples of the Boston Scientific Shares and the Company Shares;

  •
  reviewed publicly available financial data, stock market performance data and trading multiples of companies which we deemed generally comparable to the Company;

  •
  reviewed the terms of recent mergers and acquisitions involving companies which we deemed similar to the Company;

  •
  performed discounted cash flow analyses based on the Forecasts and Assumed Synergies;

  •
  reviewed the pro forma financial results, financial condition and capitalization of Boston Scientific giving effect to the Merger; and

  •
  conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information provided to or discussed with us by Boston Scientific and the Company or obtained by us from public sources, including, without limitation, the Forecasts and Assumed Synergies referred to above. With respect to the Forecasts and Assumed Synergies, we have relied on representations that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the senior management of Boston Scientific as to the expected future performance of Boston Scientific and the Company. We have not assumed any responsibility for the independent verification of any such information, including, without limitation, the Forecasts and Assumed Synergies, and we have further relied upon the assurances of the senior management of each of Boston Scientific and the Company that they are unaware of any facts that would make the information, Forecasts and Assumed Synergies incomplete or misleading.

        In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (contingent or otherwise) of Boston Scientific and the Company, nor have we been furnished with any such appraisals. In particular, we have not performed an independent analysis of the litigation and product recalls related to the Company's implantable defibrillator and pacemaker systems, and our opinion makes no assumption concerning and does not take into account the potential consequences of any claims, damages or outcomes that may arise from such litigation and product recalls, which claims, damages, outcomes or consequences could have a material impact on our opinion. We have assumed that the Merger and the Abbott Transaction will each be consummated in a timely manner and in accordance with the terms of the Agreement and the Abbott Agreement (as it would be

D-2

amended by the Draft Amendments), respectively, without any limitations, restrictions, conditions, amendments or modifications, regulatory or otherwise, that collectively would have a material effect on Boston Scientific and the Company. We have assumed for the purposes of this opinion that the Interest Portion, if any, of the Consideration to be Paid will not be material with respect to the aggregate Consideration to be Paid or the outcomes of our analyses.

        We are not expressing any opinion herein as to the terms and conditions of the Abbott Agreement (including the Draft Amendments) and do not express any opinion as to the price or range of prices at which the Boston Scientific Shares may trade subsequent to the announcement or consummation of the Merger.

        We have acted as a financial advisor to Boston Scientific in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is contingent on successful consummation of the Merger. Bear Stearns has been previously engaged by Boston Scientific to provide certain investment banking and other services for which we received customary fees. We have committed to provide financing to Boston Scientific in connection with the Merger and will receive a customary fee for such services, a substantial portion of which is also contingent on successful consummation of the Merger. In the ordinary course of business, Bear Stearns and its affiliates may actively trade the equity and debt securities and/or bank debt of Boston Scientific and/or the Company and their respective affiliates for our own account and for the account of our customers and, accordingly, may at any time hold a long or short position in such securities or bank debt.

        It is understood that this letter is intended for the benefit and use of the Board of Directors of Boston Scientific and does not constitute a recommendation to any holders of the Boston Scientific Shares as to how to vote on the proposed amendment to Boston Scientific's Second Restated Certificate of Incorporation, as amended, or the proposed issuance of the Boston Scientific Shares in connection with the Merger or otherwise. This opinion does not address Boston Scientific's underlying business decision to pursue the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Boston Scientific, the financing of the Merger or the effects of any other transaction in which Boston Scientific might engage. This letter is not to be used for any other purpose, or be reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any joint proxy statement/prospectus to be distributed to the holders of the Boston Scientific Shares or the Company Shares in connection with the Merger. Our opinion is subject to the assumptions and conditions contained herein and is necessarily based on economic, market and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof.

        Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Paid by Boston Scientific is fair, from a financial point of view, to Boston Scientific.

Very truly yours,
BEAR, STEARNS & CO. INC.
By:	/s/ ROBERT J. BICKNESE Senior Managing Director

D-3

Annex E

[LETTERHEAD OF J.P. MORGAN SECURITIES INC.]

January 25, 2006

The Board of Directors
Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, Indiana 46204

Members of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to the holders of common stock, no par value per share (the "Company Common Stock"), of Guidant Corporation (the "Company") of the consideration to be received by such holders in the proposed merger (the "Merger") of the Company with a wholly-owned subsidiary of Boston Scientific Corporation ("Parent"). Pursuant to the Agreement and Plan of Merger, dated as of January 25, 2006 (the "Agreement"), among the Company, Parent and Galaxy Merger Sub, Inc. ("Merger Sub"), the Company will become a wholly-owned subsidiary of Parent, and each outstanding share of Company Common Stock, other than shares of Company Common Stock held in treasury or owned by Parent or Merger Sub, will be converted into the right to receive (i) $42.00 in cash, without interest (the "Cash Consideration") and (ii) that number of shares of Parent common stock, par value $0.01 per share (the "Parent Common Stock"), equal to the quotient (such quotient, the "Exchange Ratio") obtained by dividing (A) $38.00 by (B) the average of the per share closing prices of Parent Common Stock for the 20 trading days ending on (and including) the date that is three trading days prior to the effective time of the Merger (the "Average Parent Stock Price" and, the resulting number of shares of Parent Common Stock issuable in the Merger, together with the Cash Consideration, the "Consideration"); provided that (x) if the number determined by dividing $38.00 by the Average Parent Stock Price is less than 1.3167, the Exchange Ratio will be 1.3167 and (y) if the number determined by dividing $38.00 by the Average Parent Stock Price is greater than 1.6799, the Exchange Ratio will be 1.6799; provided further that if the effective time of the Merger shall not have occurred on or prior to March 31, 2006, the Cash Consideration shall increase by $0.0132 per day for each day beginning on April 1, 2006 through the effective time of the Merger.

        In arriving at our opinion, we have (i) reviewed the Agreement and the Transaction Agreement, dated as of January 8, 2006, between Parent and Abbott Laboratories ("Abbott") and amendments No. 1 and No. 2 thereto, each dated as of January 16, 2006 (collectively, the "Abbott Agreements"); (ii) reviewed certain publicly available business and financial information concerning the Company and Parent and the industries in which they operate; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company and Parent with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Company Common Stock and the Parent Common Stock and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the managements of the Company and Parent relating to their respective businesses; (vi) reviewed estimates prepared by the managements of the Company and Parent of the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Synergies"); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

        In addition, we have held discussions with certain members of the managements of the Company and Parent with respect to certain aspects of the Merger and the past and current business operations of the Company and Parent, the financial condition and future prospects and operations of the

Company and Parent, the effects of the Merger on the financial condition and future prospects of the Company and Parent, and certain other matters we believed necessary or appropriate to our inquiry.

        In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company and Parent or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts provided to us, including the Synergies, we have assumed, at your direction, that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company and Parent to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. We have also assumed that the Merger will have the tax consequences described in discussions with, and materials furnished to us by, representatives of the Company, that the other transactions contemplated by the Agreement will be consummated as described in the Agreement and that the transactions contemplated by the Abbott Agreements will be consummated as described in the Abbott Agreements. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any material adverse effect on the Company or Parent or on the contemplated benefits of the Merger.

        Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be received by the holders of the Company Common Stock in the proposed Merger, and we express no opinion as to the underlying decision by the Company to engage in the Merger. We are expressing no opinion herein as to the price at which the Parent Common Stock will trade at any future time.

        We note that we were not authorized to and did not solicit any expressions of interest from any other parties with respect to the sale of all or any part of the Company or any other alternative transaction. Consequently, we have assumed that such terms are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to such transactions, and no opinion is expressed whether any alternative transaction might produce consideration for the Company's shareholders in an amount in excess of the Consideration in the Merger.

        We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company if the proposed Merger is consummated. As we have previously advised you, we and our affiliates, in the ordinary course of our businesses, have from time to time provided, and in the future may continue to provide, for customary compensation, commercial and investment banking services to the Company, Parent, Abbott and their respective affiliates. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company, Parent or Abbott for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

        On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be received by the holders of the Company Common Stock in the proposed Merger is fair, from a financial point of view, to such holders.

        This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any

E-2

shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy statement/prospectus or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

E-3

Annex F

[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]

January 25, 2006

Board of Directors Guidant Corporation
111 Monument Circle, 29th Floor
Indianapolis, IN 46204-5129

Members of the Board:

        We understand that Guidant Corporation (the "Company"), Boston Scientific Corporation ("Buyer") and Galaxy Merger Sub, Inc., a wholly owned subsidiary of Buyer ("Acquisition Sub"), propose to enter into the Plan of Merger, substantially in the form of the draft dated January 17, 2006 (the "Merger Agreement"), which provides, among other things, for the merger of Acquisition Sub with and into the Company (the "Merger"). Pursuant to the Merger, the Company will become a wholly owned subsidiary of Buyer, and each issued and outstanding share of common stock, without par value, of the Company ("Company Common Stock"), other than shares of Company Common Stock directly owned by Buyer, Acquisition Sub, or the Company, will be converted into the right to receive (a) a certain number of shares of common stock, par value $0.01 per share, of Buyer ("Buyer Common Stock"), determined pursuant to a certain formula set forth in the Merger Agreement (b) $42.00 in cash, without interest and (c) if the Merger shall not have occurred on or prior to March 31, 2006, an amount of cash equal to $0.0132 per day for each day during the period commencing April 1, 2006 through the date of closing of the Merger (collectively, the "Consideration"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

        You have asked for our opinion as to whether the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

        For purposes of the opinion set forth herein, we have:

  i)
  reviewed certain publicly available financial statements and other information of the Company and Buyer;

  ii)
  reviewed certain internal financial statements and other financial and operating data concerning the Company and Buyer prepared by the management of the Company and Buyer, respectively;

  iii)
  reviewed certain financial projections for the Company and Buyer prepared by the management of the Company and Buyer, respectively;

  iv)
  discussed the past and current operations and financial condition and the prospects of the Company and Buyer, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company and Buyer, respectively;

  v)
  discussed the strategic rationale for the Merger with senior executives of the Company and Buyer;

  vi)
  reviewed the pro forma impact of the Merger on Buyer's earnings per share, consolidated capitalization and financial ratios;

  vii)
  reviewed the reported prices and trading activity for Company Common Stock and Buyer Common Stock;

  viii)
  compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other comparable publicly-traded companies and their securities;

  ix)
  compared the financial performance of Buyer and the prices and trading activity of Buyer Common Stock with that of certain other comparable publicly-traded companies and their securities;

  x)
  reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  xi)
  participated in discussions among representatives of the Company and Buyer and their financial and legal advisors;

  xii)
  reviewed the draft Merger Agreement, the transaction agreement dated as of January 8, 2006 between Buyer and Abbott Laboratories and amendments no. 1 and no. 2 thereto, each dated as of January 16, 2006 (collectively, the "Abbott Agreement"), and certain related documents; and

  xiii)
  performed such other analyses and considered such other factors as we have deemed appropriate.

        We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and Buyer. With respect to developments related to certain of the Company's products, we have relied without independent investigation on the assessment of the Company's senior management as to the effect of any such developments on the operations and financial condition and prospects of the Company. In addition, we have assumed that the final Merger Agreement will be substantially in the form of the draft dated January 17, 2006 that we have seen and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and that the transactions contemplated by the Abbott Agreement will be consummated in accordance with the terms set forth therein, each with no material modification, waiver or delay. Morgan Stanley has also assumed that in connection with the receipt of all the necessary regulatory approvals for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, regulatory or tax experts and have relied on the assessments provided by the Company's advisors with respect to such issues. We have relied, without independent verification, on the assessments by management of the Company and Buyer of the timing and risks associated with the integration of the Company and Buyer and the validity of, and risks associated with, the Company and Buyer's existing and future technologies, intellectual property, products, services and business models. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or Buyer, nor were we furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of the date hereof.

        In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition of the Company or any of its assets.

        We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. In the past, Morgan Stanley & Co. Incorporated ("Morgan Stanley") and its affiliates have provided financial advisory and financing services for the Company and have received fees for the rendering of these services. In addition, Morgan Stanley is a participant in a $500 million credit facility for Guidant that expires in 2009, and a $1.2 billion and $3 billion credit facility for Abbott Laboratories that expires in 2008 and 2010, respectively. Morgan Stanley may also seek to provide such services to Abbott Laboratories and may receive fees for the rendering of such

F-2

services. In addition, Morgan Stanley is a full service securities firm engaged in securities trading, investment management and brokerage services. In the ordinary course of its trading, brokerage, investment management and financing activities, Morgan Stanley or its affiliates may actively trade the debt and equity securities or senior loans of the Company, Buyer or Abbott Laboratories for its own accounts or for the accounts of its customers or its managed investment accounts and, accordingly, may at any time hold long or short positions in such securities or senior loans.

        It is understood that this letter is for the information of the Board of Directors of the Company and may not be disclosed or referred to publicly or used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any proxy statement/prospectus to be distributed to holders of Company Common Stock in connection with the Merger with the U.S. Securities and Exchange Commission. Our opinion is limited to the fairness from a financial point of view of the Consideration to be received by the holders of Company Common Stock in the Merger and we express no opinion as to the underlying decision by the Company to engage in the Merger or the strategic rationale for the Merger. We express no opinion as to the relative merits of the Merger as compared to any alternative transaction or whether such alternatives are achievable. In addition, this opinion does not in any manner address the prices at which Buyer Common Stock will trade following consummation of the Merger. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company should vote at the shareholders' meeting held in connection with the Merger.

        Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger Agreement is fair from a financial point of view to such holders.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
By:	/s/ PETER N. CRNKOVICH Peter N. Crnkovich Managing Director

F-3

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.					Please	☐
Mark Here
for Address
Change or
1.	To adopt an amendment to the Company’s Second Restated	For	Against	Abstain	Comments
	Certificate of Incorporation, as amended, to increase the	☐	☐	☐
	authorized number of shares of common stock of the Company				SEE REVERSE SIDE
from 1,200,000,000 to 2,000,000,000 shares.

2.	To approve of the issuance of shares of common stock of the	For	Against	Abstain
	Company to the shareholders of Guidant Corporation pursuant to	☐	☐	☐
the terms of the agreement and plan of merger, dated as of
January 25, 2006, among the Company, Galaxy Merger Sub, Inc.
and Guidant Corporation.

3.	To transact such other business as may properly come before the
	meeting or any adjournment or postponement thereof.			MARK HERE IF		☐
YOU PLAN TO
ATTEND THE
MEETING

Signature	Signature	Date

Sign exactly as your name appears on this Proxy. If the shares are registered in the names of two or more persons, each person should sign. Executors, administrators, trustees, partners, custodians, guardians, attorneys and corporate officers, please add your full title(s).

^ FOLD AND DETACH HERE ^

Electronic Proxy Materials

An electronic version of the Notice of Special Meeting and the joint proxy statement/prospectus with respect to the Boston Scientific Corporation Special Meeting of Stockholders to be held on March 31, 2006, is also available at www.bostonscientific.com by selecting Reports and Webcasts from the Investor Relations section of the website and at www.proxyvoting.com/bsx.

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:00 pm Eastern Standard Time, March 30, 2006

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/bsx		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.	OR	Use any touch-tone telephone to	OR	your proxy card and
Have your proxy card in hand when		vote your proxy. Have your proxy		return it in the
you access the web site.		card in hand when you call.		enclosed postage-paid
envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

If you vote by mail, your completed proxy card
must be received by March 30, 2006.

PROXY
BOSTON SCIENTIFIC CORPORATION
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints PETER M. NICHOLAS, PAUL W. SANDMAN, LAWRENCE J. KNOPF, and KRISTIN S. CAPLICE, each of them acting solely, proxies, with full power of substitution and with all powers the undersigned would possess if personally present, to represent and vote, as designated herein, all of the shares of common stock of Boston Scientific Corporation (the “Company”), par value $.01 per share, and if applicable, hereby directs the trustees and fiduciaries of the employee benefit plans shown on the reverse side hereof to vote all of the shares of common stock allocated to the account of the undersigned, which the undersigned is entitled to vote at the Special Meeting of Stockholders of the Company to be held at the Langham Hotel Boston, 250 Franklin Street, Boston, Massachusetts on March 31, 2006, at 10:00 a.m. (local time), and at any adjournment or postponement thereof.

THE UNDERSIGNED HEREBY REVOKES ANY PROXY PREVIOUSLY GIVEN AND ACKNOWLEDGES RECEIPT OF THE NOTICE OF THE SPECIAL MEETING AND ACCOMPANYING JOINT PROXY STATEMENT/PROSPECTUS.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” PROPOSALS 1 AND 2.

(Please sign and date on the reverse side and return promptly in the enclosed envelope)

Address Change/Comments (Mark the corresponding box on the reverse side)

^ FOLD AND DETACH HERE ^

QuickLinks

BOSTON SCIENTIFIC CORPORATION NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON MARCH 31, 2006
GUIDANT CORPORATION NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON MARCH 31, 2006
REFERENCES TO ADDITIONAL INFORMATION
TABLE OF CONTENTS
QUESTIONS AND ANSWERS ABOUT THE MERGER
SUMMARY
General
The Boston Scientific Special Meeting
The Guidant Special Meeting
The Merger Agreement
Market Prices and Dividend Information
Comparative Per Share Information
Selected Historical Consolidated Financial Data of Boston Scientific
Selected Historical Consolidated Financial Data of Guidant
Selected Unaudited Pro Forma Condensed Consolidated Financial Information
RISK FACTORS
Risks Related to the Merger
Risks Related to the Combined Company
THE BOSTON SCIENTIFIC SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Record Date; Shares Entitled to Vote; Quorum
Vote Required
Shares Owned by Boston Scientific Directors and Executive Officers
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
THE GUIDANT SPECIAL MEETING
Date, Time and Place
Purpose of the Special Meeting
Record Date; Shares Entitled to Vote; Quorum
Vote Required
Shares Owned by Guidant Directors and Executive Officers
Voting of Proxies
Revocability of Proxies
Solicitation of Proxies
THE COMPANIES Boston Scientific
Guidant
THE MERGER General
Background to the Merger
Boston Scientific's Reasons for the Merger and Recommendation of the Boston Scientific Board of Directors
Guidant's Reasons for the Merger and Recommendation of the Guidant Board of Directors
Opinions of Boston Scientific's Financial Advisors
Pro Forma Estimates Subsequent to January 15, 2006 Boston Scientific Board of Directors Meeting
Opinions of Guidant's Financial Advisors
Interests of Guidant Directors and Executive Officers in the Merger
Merger Consideration
Financing of the Merger
Ownership of Boston Scientific Following the Merger
Conversion of Shares; Procedures for Exchange of Certificates; Fractional Shares
Effective Time of the Merger
Stock Exchange Listing of Boston Scientific Common Stock
Delisting and Deregistration of Guidant Common Stock
Arrangements with Abbott
Material United States Federal Income Tax Consequences of the Merger
Regulatory Matters
Dissenters' Rights
Guidant's Rights Plan
Guidant Employee Benefits Matters
Effect on Awards Outstanding Under Guidant Stock Incentive Plans
Resale of Boston Scientific Common Stock
Notices to Guidant Shareholders Resident in Canada and Canadian Resale Restrictions
THE MERGER AGREEMENT
Conditions to the Completion of the Merger
No Solicitation
Termination of the Merger Agreement
Fees and Expenses
Conduct of Business Pending the Merger
Representations and Warranties
Additional Terms
Articles of Incorporation and By-laws of the Surviving Corporation
Amendment; Extension and Waiver
AGREEMENTS RELATED TO THE MERGER The Voting Agreements
The Abbott Transaction Agreement
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS For the Year Ended December 31, 2005
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS As of December 31, 2005
ACCOUNTING TREATMENT
COMPARATIVE STOCK PRICES AND DIVIDENDS
DESCRIPTION OF BOSTON SCIENTIFIC CAPITAL STOCK
COMPARISON OF RIGHTS OF COMMON STOCKHOLDERS OF BOSTON SCIENTIFIC AND GUIDANT
Summary of Material Differences Between the Rights of Boston Scientific Stockholders and Guidant Shareholders
LEGAL MATTERS
EXPERTS
OTHER MATTERS
FUTURE BOSTON SCIENTIFIC STOCKHOLDER PROPOSALS
FUTURE GUIDANT SHAREHOLDER PROPOSALS
WHERE YOU CAN FIND MORE INFORMATION
SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS
TABLE OF CONTENTS
ARTICLE I The Merger
ARTICLE II Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange of Certificates
ARTICLE III Representations and Warranties
ARTICLE IV Covenants Relating to Conduct of Business; No Solicitation
ARTICLE V Additional Agreements
ARTICLE VI Conditions Precedent
ARTICLE VII Termination, Amendment and Waiver
ARTICLE VIII General Provisions
ANNEX I TO THE AMENDED AND RESTATED MERGER AGREEMENT
Index of Defined Terms
EXHIBIT A TO THE MERGER AGREEMENT
Restated Articles of Incorporation of the Surviving Corporation
EXHIBIT B TO THE MERGER AGREEMENT
Form of Affiliate Letter
ANNEX I TO EXHIBIT B
EXHIBIT C TO THE MERGER AGREEMENT
[LETTERHEAD OF MORGAN STANLEY & CO. INCORPORATED]